As filed with the Securities and Exchange Commission on January 19, 2021
Registration No. 333-251157
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

(Exact Name of Registrant as Specified in Its Charter)
Delaware	6211	36-3145972
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1585 Broadway
New York, New York 10036
(212) 761-4000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Jonathan M. Pruzan
Executive Vice President and Chief Financial Officer
Morgan Stanley
1585 Broadway
New York, New York 10036
(212) 761-4000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Marc O. Williams, Esq. Brian Wolfe, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000	Frederick S. Marius Vice President, Secretary and Chief Legal Officer Eaton Vance Corp. Two International Place Boston, Massachusetts 02110 (617) 482-8260	Joseph B. Conahan, Esq. Eric P. Hanson, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective and upon completion of the merger of Mirror Merger Sub 1, Inc., a wholly owned subsidiary of Morgan Stanley, with and into Eaton Vance Corp. (“Eaton Vance”).
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Securities Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Securities Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The attached information statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.
PRELIMINARY—SUBJECT TO COMPLETION—DATED JANUARY 19, 2021

EATON VANCE CORP.
Two International Place
Boston, Massachusetts 02110
NOTICE OF ACTION BY WRITTEN CONSENT AND INFORMATION STATEMENT
Dear Stockholder of Eaton Vance Corp.:
This notice of action by written consent and the accompanying information statement/prospectus (the “Information Statement/Prospectus”) are being furnished to holders of non-voting common stock of Eaton Vance Corp., a Maryland corporation (“Eaton Vance”, the “Company”, “we”, “us” or “our”).
On October 7, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Morgan Stanley, a Delaware corporation (“Morgan Stanley”), Mirror Merger Sub 1, Inc., a Maryland corporation and wholly owned subsidiary of Morgan Stanley (“Merger Sub 1”), and Mirror Merger Sub 2, LLC, a Maryland limited liability company and a wholly owned subsidiary of Morgan Stanley (“Merger Sub 2”). Upon the terms and subject to the conditions of the Merger Agreement, (i) Merger Sub 1 will merge with and into the Company (the “First Merger”), with the Company surviving as a wholly owned subsidiary of Morgan Stanley, and (ii) immediately following the completion of the First Merger, the Company, as the surviving corporation from the First Merger, will merge with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 surviving the Second Merger and continuing as a wholly owned direct subsidiary of Morgan Stanley. A copy of the Merger Agreement is included as Annex A to the Information Statement/Prospectus.
Pursuant to the Merger Agreement, at the effective time of the First Merger (the “Effective Time”), each share of Company non-voting common stock (the “Eaton Vance Non-Voting Common Stock”) and each share of Company voting common stock (the “Eaton Vance Voting Common Stock” and together with the Eaton Vance Non-Voting Common Stock, the “Eaton Vance Common Stock”) issued and outstanding immediately before the Effective Time (other than shares owned by Morgan Stanley or a subsidiary of the Company) will convert into, at the election of the holder, the right to receive (the consideration such holder elects, the “Merger Consideration”): (i) (a) 0.5833 shares of common stock of Morgan Stanley (the “Morgan Stanley Common Stock”) and (b) $28.25 in cash (the “Mixed Consideration”); (ii) an amount of cash, without interest (the “Cash Consideration”), equal to the sum (rounded to two decimal places) of (a) $28.25 and (b) the product obtained by multiplying 0.5833 by the volume-weighted average price (rounded to four decimal places) of one share of Morgan Stanley Common Stock on the New York Stock Exchange for the period of ten consecutive trading days ending on the second full trading day prior to the Effective Time (the “Morgan Stanley Common Stock Reference Price”); or (iii) a number of shares of Morgan Stanley Common Stock (the “Stock Consideration”) equal to the sum of (a) 0.5833 and (b) the quotient (rounded to four decimal places) obtained by dividing $28.25 by the Morgan Stanley Common Stock Reference Price. The Merger Consideration to be paid to holders of Eaton Vance Common Stock who do not make an election will be the Mixed Consideration. The Merger Consideration to be paid to holders of Eaton Vance Common Stock electing to receive the Cash Consideration or the Stock Consideration in connection with the Mergers is subject, pursuant to the Merger Agreement, to automatic adjustment, as applicable, to ensure that the total amount of cash paid and the total number of shares of Morgan Stanley Common Stock issued in the Mergers (other than in respect of certain shares of Eaton Vance Common Stock held by Morgan Stanley or a subsidiary of the Company) is the same as what would be paid and issued if all holders of Eaton Vance Common Stock entitled to the Merger Consideration were to receive the Mixed Consideration at the Effective Time. No fractional shares of Morgan Stanley Common Stock will be issued in the Mergers, and holders of Eaton Vance Common Stock will receive cash in lieu of any fractional shares of Morgan Stanley Common Stock. Shares of Morgan Stanley Common Stock are traded on the New York Stock Exchange under the symbol “MS” and shares of Eaton Vance Non-Voting Common Stock are traded on the New York Stock Exchange under the symbol “EV”. The closing price per share of Eaton Vance Non-Voting Common Stock on October 7, 2020, the last trading day before the public announcement of the Mergers, was $40.94. Based on the three-day volume-weighted average price of a share of Morgan Stanley Common Stock prior to October 7, 2020, the Merger Consideration represented approximately $56.50 in implied value for each share of Eaton Vance Common Stock. The closing price per share of Eaton Vance Non-Voting Common Stock on January 15, 2021, the most recent practicable trading day prior to the date of this Information Statement/Prospectus for which this information was available, was $71.82. Based on the three-day volume-weighted average price of a share of Morgan Stanley Common Stock on January 15, 2021 of $75.64, the Merger Consideration represented approximately $72.37 in implied value for each share of Eaton Vance Common Stock.
The Merger Agreement contemplated that Eaton Vance would pay prior to the Effective Time a cash dividend equal to $4.25 per share of Eaton Vance Common Stock to holders of record of shares of Eaton Vance Common Stock as of the applicable record date (the “Special Dividend”). The Special Dividend was paid by Eaton Vance on December 18, 2020 to holders of record on December 4, 2020.
If the Mergers are completed, you will be entitled to receive, at your election, either the Mixed Consideration, the Cash Consideration or the Stock Consideration, for each share of Eaton Vance Common Stock owned by you, subject to automatic adjustment as set forth in the Merger Agreement and described in the Information Statement/Prospectus. If you do not make an election and the Mergers are completed, you will receive the Mixed Consideration.
The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement (the “Transactions”). The Board unanimously (i) determined that the Merger Agreement and the Mergers and the other Transactions are in the best interests of the Company and its stockholders, (ii) approved and declared advisable and in the best interests of the Company and its stockholders the Mergers and the other Transactions on the terms and subject to the conditions set forth in the Merger Agreement, (iii) directed the approval of the Mergers and the other Transactions on the terms and conditions set forth in the Merger Agreement be submitted to the Voting Trustees (the “Voting Trustees”) of the voting trust (the “Voting Trust”) created pursuant to that certain Voting Trust Agreement dated as of October 30, 1997, as amended (the “Voting Trust Agreement”), the holders of outstanding Voting Trust Receipts (the “Voting Trust Receipts”), and the Voting Trust, the sole holder of Eaton Vance Voting Common Stock, for consideration, and (iv) recommended the approval of the Merger Agreement, the Mergers and the other Transactions by the Voting Trustees (in their capacities as such), the holders of Voting Trust Receipts (in their capacities as such) and the Voting Trust.
Under Section 3-105 of the Maryland General Corporation Law (the “MGCL”) and the Company’s Articles of Incorporation, as amended, the approval of the Mergers by the Company’s stockholders required the affirmative vote of the holders of a majority of outstanding shares of Eaton Vance Voting Common Stock. As of October 7, 2020, the Voting Trust held all of the outstanding shares of Eaton Vance Voting Common Stock. Under the Voting Trust Agreement, which governs the Voting Trust, the approval of the Mergers by the Voting Trust required the vote or written consent of at least a majority of the Voting Trustees and the vote or written consent of the holders of at least a majority of the outstanding Voting Trust Receipts. On October 7, 2020, the Voting Trustees unanimously approved the Merger Agreement and the Mergers, the holders of outstanding Voting Trust Receipts delivered a unanimous written consent to the Voting Trust approving the Merger Agreement and the Mergers, and the Voting Trust subsequently delivered to the Company a written consent approving the Merger Agreement and the Mergers. Accordingly, the approval of the Mergers by the Company’s stockholders was effected in accordance with Section 3-105 of the MGCL. No further approval of the stockholders of the Company is required to adopt or approve the Merger Agreement, the Mergers or the other Transactions. As a result, the Company has not solicited and will not be soliciting your vote for approving the Mergers or the Merger Agreement and does not intend to call a meeting of stockholders for purposes of voting on the approval of the Merger Agreement or the Mergers.
This notice of action by written consent and the Information Statement/Prospectus shall constitute notice to you from the Company that the Mergers and the Merger Agreement have been approved by the holders of Eaton Vance Voting Common Stock by unanimous written consent in lieu of a meeting in accordance with Section 2-505 of the MGCL. No dissenters’ or appraisal rights will be available with respect to the Mergers and the other Transactions, including any remedy under Section 3-201 et seq. of the MGCL.
The Information Statement/Prospectus accompanying this letter provides you with more specific information concerning the Mergers, the Merger Agreement, and the other Transactions. We encourage you to carefully read the Information Statement/Prospectus, including “Risk Factors” beginning on page 30 of the Information Statement/Prospectus, and the copy of the Merger Agreement included as Annex A to the Information Statement/Prospectus. Please do not send in your Eaton Vance Common Stock at this time. If the Mergers are completed, you will receive instructions regarding the surrender of your Eaton Vance Common Stock and payment for your shares of Eaton Vance Common Stock.
By order of the Eaton Vance Board of Directors
Very truly yours,

Thomas E. Faust Jr.
Chairman, Chief Executive Officer and President
Eaton Vance Corp.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Mergers described in the attached information statement/prospectus or determined if the attached information statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
This document and the accompanying information statement/prospectus is dated [•], 2021 and is first being mailed on or about [•], 2021 to stockholders of record of Eaton Vance as of the close of business on [•], 2021.

ADDITIONAL INFORMATION
The accompanying document is an information statement of Eaton Vance and the prospectus of Morgan Stanley for the shares of Morgan Stanley common stock to be issued to Eaton Vance stockholders as consideration in the Mergers. The accompanying information statement/prospectus incorporates by reference important business and financial information about Eaton Vance and Morgan Stanley from documents that are not included in or delivered with the accompanying information statement/prospectus. You can obtain the documents incorporated by reference into the accompanying information statement/prospectus (other than certain exhibits or schedules to these documents), without charge, by requesting them in writing or by telephone from Eaton Vance or Morgan Stanley at the following addresses and telephone numbers, or through the Securities and Exchange Commission website at www.sec.gov:
Eaton Vance	Morgan Stanley
Two International Place	1585 Broadway
Boston, Massachusetts 02110	New York, NY 10036
Attention: Investor Relations	Attention: Investor Relations
617-672-6744	1-212-762-8131
esenay@eatonvance.com	investorrelations@morganstanley.com
In addition, if you have any questions about the Merger Agreement or Mergers or the other transactions contemplated by the Merger Agreement, or, for Eaton Vance stockholders, how to complete your form of election, or if you need additional copies of this information statement/prospectus or documents incorporated by reference herein, or the attached form of election, you should contact:
Eaton Vance	Morgan Stanley
Two International Place	1585 Broadway
Boston, Massachusetts 02110	New York, NY 10036
Attention: Investor Relations	Attention: Investor Relations
617-672-6744	1-212-762-8131
esenay@eatonvance.com	investorrelations@morganstanley.com
See “Where You Can Find More Information” beginning on page 154 of the accompanying information statement/prospectus for further information.

i

ii

iii

QUESTIONS AND ANSWERS
The following are some questions that you, as a stockholder of Eaton Vance Corp. (“Eaton Vance”) may have regarding the Mergers and brief answers to those questions. To better understand these matters, and for a description of the legal terms governing the Mergers, Eaton Vance and Morgan Stanley urge you to carefully read the remainder of this information statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Mergers. Additional important information is also contained in the annexes to this information statement/prospectus and the documents incorporated by reference in this information statement/prospectus. See “Where You Can Find More Information” beginning on page 154 of this information statement/prospectus.
Q:	Why am I receiving this document?
A:
Morgan Stanley, Mirror Merger Sub 1, Inc., a wholly owned subsidiary of Morgan Stanley (“Merger Sub 1”), Mirror Merger Sub 2, LLC., a wholly owned subsidiary of Morgan Stanley (“Merger Sub 2”), and Eaton Vance have entered into an Agreement and Plan of Merger, dated as of October 7, 2020 (as it may be amended from time to time, the “Merger Agreement”), providing for the merger of Merger Sub 1 with and into Eaton Vance (the “First Merger”), with Eaton Vance surviving the First Merger (Eaton Vance, as the surviving corporation in the First Merger, the “Surviving Corporation”) as a wholly owned subsidiary of Morgan Stanley. Immediately following the effective time of the First Merger (the “Effective Time”), the Surviving Corporation will merge with and into Merger Sub 2 (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of Morgan Stanley (Merger Sub 2, as the surviving company in the Second Merger, the “Surviving Company”). In order to complete the Mergers, a majority of the Voting Trustees (the “Voting Trustees”) of the Voting Trust (the “Voting Trust”) created pursuant to that certain Voting Trust Agreement dated as of October 30, 1997, as amended (the “Voting Trust Agreement”), the holders of a majority of the outstanding Voting Trust Receipts (the “Voting Trust Receipts”) and the Voting Trust, as the sole holder of the voting common stock of Eaton Vance (“Eaton Vance Voting Common Stock”), were required to approve the proposal by the Board of Directors of Eaton Vance to approve the Merger Agreement and the Mergers and the transactions contemplated by the Merger Agreement, and all other conditions to the Mergers must be satisfied or waived. On October 7, 2020, the Voting Trustees unanimously approved the Merger Agreement and the Mergers, the holders of outstanding Voting Trust Receipts delivered a unanimous written consent to the Voting Trust approving the Merger Agreement and the Mergers and other transactions contemplated by the Merger Agreement, and the Voting Trust subsequently delivered to Eaton Vance a written consent approving the Merger Agreement and the Mergers and the other transactions contemplated by the Merger Agreement (the “Eaton Vance Stockholder Approval”). Accordingly, the Merger Agreement and the Mergers and the other transactions have been approved by the stockholders of Eaton Vance.

This document is being delivered to you as both an information statement of Eaton Vance and a prospectus of Morgan Stanley in connection with the Mergers. It is the information statement by which Eaton Vance is notifying Eaton Vance stockholders of the Eaton Vance Stockholder Approval. In addition, this document is the prospectus by which Morgan Stanley will issue shares of Morgan Stanley common stock (“Morgan Stanley Common Stock”) to Eaton Vance stockholders (excluding the Voting Trust, the Voting Trustees and/or holders of Voting Trust Receipts) in the Mergers in accordance with the Merger Agreement.
Q:	What are Eaton Vance stockholders entitled to receive in the Mergers?
A:
If the Mergers are completed, each share of Eaton Vance Voting Common Stock and non-voting common stock of Eaton Vance (“Eaton Vance Non-Voting Common Stock, and together with Eaton Vance Voting Common Stock, “Eaton Vance Common Stock”) outstanding immediately prior to the Effective Time (other than shares held by Morgan Stanley, Merger Sub 1, Merger Sub 2 (other than any such shares that are fiduciary shares) or any subsidiary of Eaton Vance, collectively the “Excluded Shares”) will convert into, at the election of the holder of such share, subject to automatic adjustment as described under “The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations” on page 87 of this information statement/prospectus, either (i) “Mixed Consideration,” which consists of $28.25 in cash and 0.5833 of a share of Morgan Stanley Common Stock, (ii) “Cash Consideration,” which consists of an amount of cash equal to the sum, rounded to two decimal places, of (a) $28.25 plus (b) the product of 0.5833 multiplied by the volume-weighted average closing price, rounded to four decimal places, of one share of Morgan Stanley Common Stock on the New York Stock Exchange (the “NYSE”) for the ten consecutive trading day period ending on the second full trading day prior to the Effective Time (the “Morgan Stanley Common Stock Reference Price”) or (iii) “Stock Consideration,” which consists of a number of shares of Morgan Stanley Common Stock equal to the sum of (a) 0.5833 of a share of Morgan Stanley Common Stock and (b) the quotient (rounded to four decimal places) obtained by dividing $28.25 by the Morgan Stanley Common Stock Reference Price (such sum, the “Exchange Ratio”). Holders of Eaton Vance Common Stock who do not make an election will receive the Mixed Consideration. The shares of Morgan Stanley Common Stock to be issued and cash payable upon conversion of shares of Eaton Vance Common Stock (other than the Excluded Shares) in the Mergers, and cash paid in lieu of the issuance of fractional shares of Morgan Stanley Common Stock, are referred to collectively as the “Merger Consideration.” The closing price per share of Eaton Vance Non-Voting Common Stock on October 7, 2020, the last trading day before the public announcement of the Mergers, was $40.94. Based on the three-day volume-weighted average price of a share of Morgan Stanley Common Stock prior to October 7, 2020, the Merger Consideration represented approximately $56.50 in implied value for each share of Eaton Vance Common Stock. The closing price per share of Eaton Vance Non-Voting Common Stock on January 15, 2021, the most recent practicable trading day prior to the date of this information statement/prospectus for which this information was available, was $71.82. Based on the three-day volume-weighted average price of a share of Morgan Stanley Common Stock on January 15, 2021 of $75.64, the Merger Consideration represented approximately $72.37 in implied value for each share of Eaton Vance Common Stock.
The Merger Agreement contemplated that Eaton Vance would pay prior to the Effective Time a cash dividend equal to $4.25 per share of Eaton Vance Common Stock to holders of record of shares of Eaton Vance Common Stock as of the applicable record date (the “Special Dividend”). The Special Dividend was paid by Eaton Vance on December 18, 2020 to holders of record on December 4, 2020.
Q:	If I am an Eaton Vance stockholder, how do I make an election for the type of Merger Consideration that I prefer to receive?
A:
Each holder of record of Eaton Vance Common Stock as of the close of business on [•], 2021 will be mailed a form of election (“Form of Election”). These materials will be mailed at least twenty (20) business days in advance of the Effective Time. Each Eaton Vance stockholder should specify in the Form of Election (1) the number of shares of Eaton Vance Common Stock that such stockholder elects to have exchanged for the Mixed Consideration, (2) the number of shares of Eaton Vance Common Stock that such stockholder elects to have exchanged for the Cash Consideration and (3) the number of shares of Eaton Vance Common Stock that such stockholder elects to have exchanged for the Stock Consideration. Any Eaton Vance stockholder who does not make an election will be deemed to have made an election to receive the Mixed Consideration. The consideration to be paid to Eaton Vance stockholders electing to receive only Cash Consideration or Stock Consideration is subject, pursuant to the terms of the Merger Agreement, to automatic adjustment, as applicable, to ensure that the total amount of cash paid, and the total number of shares of Morgan Stanley Common Stock issued, in the Mergers (other than in respect of certain shares of Eaton Vance Common Stock held by Morgan Stanley or a subsidiary of the Company) is the same as what would be paid and issued if all Eaton Vance stockholders entitled to the Merger Consideration were to receive the Mixed Consideration. No fractional shares of Morgan Stanley Common Stock will be issued in the Mergers, and Eaton Vance stockholders will receive cash in lieu of any fractional shares of Morgan Stanley Common Stock. An election will have been properly made only if the designated exchange agent (the “Exchange Agent”) has received a properly completed Form of Election at its designated office by 5:00 p.m., New York City time, on the date that is three (3) business days preceding the closing date (the “Election Deadline”).

Q:	How will I receive the Merger Consideration to which I am entitled?
A:
The conversion of Eaton Vance Common Stock into the right to receive the Merger Consideration will occur automatically upon the completion of the Mergers. Promptly after the Effective Time and in any event within three (3) business days of the completion of the Mergers, the Exchange Agent will mail to each holder of record of Eaton Vance Common Stock (whose shares were converted into the right to receive the Merger Consideration pursuant to the Merger Agreement) a letter of transmittal and instructions for use in effecting the surrender of certificates representing shares of Eaton Vance Common Stock (“Certificates”) and book-entry shares representing shares of Eaton Vance Common Stock (“Uncertificated Shares”) in exchange for the applicable Merger Consideration and any dividends or other distributions to which such Certificates or Uncertificated Shares become entitled to pursuant to the Merger Agreement.

Upon receipt by the Exchange Agent of (i) either Certificates or Uncertificated Shares and (ii) a duly completed and validly executed letter of transmittal, and such other documents as may be required pursuant to the instructions in the letter of transmittal and otherwise by the Exchange Agent, the holder of such Certificates or Uncertificated Shares will be entitled to receive the applicable Merger Consideration in exchange therefor.
Q:	Will I receive the form of Merger Consideration that I request on the Form of Election?
A:
Not necessarily. The aggregate amount of cash and the aggregate number of shares of Morgan Stanley Common Stock to be paid and issued, respectively, to Eaton Vance stockholders pursuant to the Merger Agreement are fixed. Each share of Eaton Vance Common Stock with respect to which an Eaton Vance stockholder makes an election to receive the Mixed Consideration, and each share of Eaton Vance Common stock held by a Eaton Vance stockholder who fails to make any valid election with respect to such stockholder’s shares of Eaton Vance Common Stock, will receive $28.25 in cash and 0.5833 of a share of Morgan Stanley Common Stock, which amounts are not subject to automatic adjustment.

However, if there is an oversubscription of the aggregate amount of cash available to be paid by Morgan Stanley to Eaton Vance stockholders as Merger Consideration (including as a result of changes in the trading price of Morgan Stanley Common Stock and the corresponding impact on the Morgan Stanley Common Stock Reference Price) due to the elections of Eaton Vance stockholders (or failure to make an election), the aggregate amount of cash payable by Morgan Stanley in the Mergers will not be increased. Similarly, if there is an oversubscription of the aggregate number of shares of Morgan Stanley Common Stock to be issued by Morgan Stanley to Eaton Vance stockholders as Merger Consideration (including as a result of changes in the trading price of Morgan Stanley Common Stock and the corresponding impact on the Morgan Stanley Common Stock Reference Price) due to the elections of Eaton Vance stockholders (or failure to make an election), the aggregate number of shares of Morgan Stanley Common Stock to be issued by Morgan Stanley in the Mergers will not be increased. Rather, in either such case, the Exchange Agent will allocate between cash and shares of Morgan Stanley Common Stock in the manner described in “The Merger Agreement—Merger Consideration—Cash Consideration” and “The Merger Agreement—Merger Consideration—Stock Consideration” to ensure that the total amount of cash paid and the total number of shares of Morgan Stanley Common Stock issued in the Mergers (other than in respect of certain shares of Eaton Vance Common Stock held by Morgan Stanley or a subsidiary of the Company) is the same as what would be paid and issued if all Eaton Vance stockholders entitled to the Merger Consideration were to receive the Mixed Consideration.
Accordingly, there is no assurance that an Eaton Vance stockholder that has made a valid election to receive solely Cash Consideration or solely Stock Consideration will receive the form of consideration elected with respect to the shares of Eaton Vance Common Stock held by such stockholder.
For detailed illustrations of the potential automatic adjustment of the Merger Consideration for those stockholders electing to receive solely Cash Consideration or solely Stock Consideration for their shares of Eaton Vance Common Stock, see “The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations.”
Q:	What is the deadline for making an election?
A:
Your election, to be properly made, must be received by the Exchange Agent at its designated office by the Election Deadline, which is 5:00 p.m. New York City time on the date that is three (3) business days preceding the closing date of the Mergers. Morgan Stanley and Eaton Vance will publicly announce the anticipated election deadline at least five (5) business days before the anticipated Election Deadline.

Q:	What happens if I do not send a Form of Election or it is not received by the Election Deadline?
A:
If the Exchange Agent does not receive a properly completed Form of Election from you at or prior to the Election Deadline, then you will be deemed to have elected to receive Mixed Consideration with respect to your shares of Eaton Vance Common Stock. You bear the risk of delivery of the Form of Election to the Exchange Agent.

Q:	Can I change my election after the Form of Election has been submitted?
A:
Yes. You may revoke your election at or prior to the Election Deadline by submitting a written notice of revocation to the Exchange Agent. Revocations must specify the name in which your shares are registered on the share transfer books of Eaton Vance and any other information that the Exchange Agent may request. If you wish to submit a new election, you must do so in accordance with the election procedures described in this information statement/prospectus and the Form of Election. If you instructed a bank, broker, trust or other nominee holder to submit an election for your shares, you must follow directions from your bank, broker, trust or other nominee for changing those instructions. The notice of revocation must be received by the Exchange Agent at or prior to the Election Deadline in order for the revocation to be valid.
Q:	May I transfer shares of Eaton Vance Common Stock after making an election?
A:
Yes, but only if you revoke your election or the Merger Agreement is terminated. Once you properly make an election with respect to any shares of Eaton Vance Common Stock, you will be unable to sell or otherwise transfer those shares, unless you properly revoke your election or the Merger Agreement is terminated.

Q:	Who will own Morgan Stanley Common Stock immediately following the Mergers?
A:
Morgan Stanley and Eaton Vance estimate that, as of immediately following completion of the Mergers, holders of Morgan Stanley Common Stock as of immediately prior to the Mergers will hold approximately 96% and holders of Eaton Vance Common Stock as of immediately prior to the Mergers will hold approximately 4% of the outstanding shares of Morgan Stanley Common Stock (or, on a fully diluted basis, holders of Morgan Stanley Common Stock as of immediately prior to the Mergers will hold approximately 96% and holders of Eaton Vance Common Stock as of immediately prior to the Mergers will hold approximately 4% of the shares of Morgan Stanley Common Stock).

Q:	Will the Morgan Stanley Common Stock received at the time of completion of the Mergers be traded on an exchange?
A:
Yes. It is a condition to the consummation of the Mergers that the shares of Morgan Stanley Common Stock to be issued to Eaton Vance stockholders in connection with the Mergers be authorized for listing on the NYSE, subject to official notice of issuance.

Q:	How will Morgan Stanley stockholders be affected by the Mergers?
A:
Upon completion of the Mergers, each Morgan Stanley stockholder will hold the same number of shares of Morgan Stanley stock that such stockholder held immediately prior to completion of the Mergers. As a result of the Mergers, Morgan Stanley stockholders will own shares in a larger consolidated company with more assets. However, because in connection with the Mergers, Morgan Stanley will be issuing additional shares of Morgan Stanley Common Stock to Eaton Vance stockholders in exchange for their shares of Eaton Vance Common Stock, each outstanding share of Morgan Stanley Common Stock as of immediately prior to the Mergers will represent a smaller percentage of the aggregate number of shares of Morgan Stanley Common Stock outstanding after the Mergers.

Q:	What are the U.S. federal income tax consequences of the Mergers and Special Dividend to holders of Eaton Vance Common Stock?
A:
The Mergers. For U.S. federal income tax purposes, the Mergers, taken together, are intended to constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). It is a condition to the obligations of Morgan Stanley and Eaton Vance to complete the Mergers that each of Morgan Stanley and Eaton Vance receive an opinion from Davis Polk & Wardwell LLP (“Davis Polk”) and Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”), respectively (or, in each case, another third party nationally recognized law or accounting firm reasonably agreed to by the parties), dated the closing date of the Mergers, to the effect that the Mergers, taken together as an integrated transaction, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions of counsel will be based on assumptions, representations, warranties and covenants of Eaton Vance, Morgan Stanley, Merger Sub 1 and Merger Sub 2. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate, or is violated, the validity of the opinions may be affected and the U.S. federal income tax consequences of the Mergers could differ materially from those described in this information statement/prospectus. Neither Morgan Stanley nor Eaton Vance will request a ruling from the Internal Revenue Service (the “IRS”) with respect to the tax treatment of the Mergers.

The United States federal income tax consequences to a particular holder of Eaton Vance Common Stock of the Mergers will depend on whether such holder of Eaton Vance Common Stock receives solely Morgan Stanley Common Stock, a combination of cash and Morgan Stanley Common Stock, or solely cash in exchange for such holder's shares of Eaton Vance Common Stock. Assuming that the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (i) a holder of Eaton Vance Common Stock who receives solely shares of Morgan Stanley Common Stock in the Mergers generally will not recognize gain or loss for U.S. federal income tax purposes as a result of such exchange, except with respect to the receipt of cash in lieu of a fractional share of Morgan Stanley Common Stock and (ii) a holder of Eaton Vance Common Stock who receives a combination of Morgan Stanley Common Stock and cash in the Mergers generally will recognize gain (equal to the excess, if any, of the value of the Morgan Stanley Common Stock plus the amount of cash received over the holder’s adjusted tax basis in the Eaton Vance Common Stock exchanged therefor), but not loss, to the extent such gain does not exceed the amount of cash the holder receives in such exchange. A holder of Eaton Vance Common Stock who receives solely cash in the Mergers will recognize gain or loss in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares exchanged therefor.
The Special Dividend. For U.S. federal income tax purposes, the Special Dividend is intended to be treated, and will be reported by Eaton Vance to shareholders of record on December 4, 2020, as a distribution by Eaton Vance within the meaning of Section 301 of the Code. Under Section 301 of the Code, the Special Dividend will be treated as a dividend for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Eaton Vance. Any amount of the Special Dividend treated as a dividend for U.S. federal income tax purposes paid to a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations” beginning on page 113 of this information statement/prospectus) will generally be subject to withholding tax at a 30% rate (or such lower rate specified by an applicable income tax treaty).
You should read “Material U.S. Federal Income Tax Considerations” beginning on page 113 of this information statement/prospectus for a more complete discussion of the U.S. federal income tax considerations relating to the Mergers and Special Dividend. Tax matters can be complicated and the tax consequences of the Mergers and Special Dividend to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the Mergers and Special Dividend to you.
Q:	What vote is required to approve the Mergers?
A:
Under Section 3-105 of the MGCL and Eaton Vance’s Articles of Incorporation, as amended, the approval of the Mergers by Eaton Vance’s stockholders required the affirmative vote of the holders of a majority of outstanding shares of Eaton Vance Voting Common Stock. As of October 7, 2020, the Voting Trust held all of the outstanding shares of Eaton Vance Voting Common Stock. Under the Voting Trust Agreement, which governs the Voting Trust, the approval of the Mergers by the Voting Trust required the vote or written consent of at least a majority of the Voting Trustees and the vote or written consent of the holders of at least a majority of the outstanding Voting Trust Receipts. On October 7, 2020, the Voting Trustees unanimously approved the Merger Agreement and the Mergers, the holders of outstanding Voting Trust Receipts delivered a unanimous written consent to the Voting Trust approving the Merger Agreement and the Mergers, and the Voting Trust subsequently delivered to Eaton Vance a written consent approving the Merger Agreement and the Mergers. Accordingly, the approval of the Mergers by Eaton Vance’s stockholders was effected in accordance with Section 3-105 of the MGCL. No further approval of the stockholders of Eaton Vance is required to adopt or approve the Merger Agreement, the Mergers or the other Transactions. As a result, Eaton Vance has not solicited and will not be soliciting your vote for approving the Mergers or the Merger Agreement and does not intend to call a meeting of stockholders for purposes of voting on the approval of the Merger Agreement or the Mergers.

Q:	When do Morgan Stanley and Eaton Vance expect to complete the Mergers?
A:
Morgan Stanley and Eaton Vance currently expect to complete the Mergers in the second quarter of 2021. However, neither Morgan Stanley nor Eaton Vance can predict the actual date on which the Mergers will be completed, nor can the parties provide any assurance that the Mergers will be completed. See “Risk Factors,” “The Mergers—Regulatory Approvals Required for the Mergers” and “The Merger Agreement—Conditions to Completion of the Mergers” beginning on pages 30, 80 and 93, respectively, of this information statement/prospectus.

Q:	Is the completion of the Mergers subject to any conditions?
A:
Yes. Morgan Stanley and Eaton Vance are not required to complete the Mergers unless certain conditions are satisfied (or, to the extent permitted by applicable law, waived). These conditions include, among others, the Eaton Vance Stockholder Approval (which approval was obtained on October 7, 2020), the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act (in respect of which early termination was granted on November 10, 2020), the receipt by Eaton Vance of consent to the transaction from a certain proportion of its clients and receipt of certain other governmental approvals. For a more complete summary of the conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the Mergers, see “The Merger Agreement—Conditions to Completion of the Mergers” and “The Mergers—Regulatory Approvals Required for the Mergers” beginning on pages 93 and 80, respectively, of this information statement/prospectus.

Q:	What happens if the Mergers are not completed?
A:
In the event that the Mergers are not completed for any other reason, Eaton Vance’s stockholders will not receive any consideration for shares of Eaton Vance stock they own. Instead, Eaton Vance will remain an independent public company, Eaton Vance Non-Voting Common Stock will continue to be listed and traded on the NYSE and registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Eaton Vance will continue to file periodic reports with the Securities and Exchange Commission (the “SEC”) on account of Eaton Vance’s Non-Voting Common Stock.

Under specified circumstances, Eaton Vance may be required to pay a termination fee upon termination of the Merger Agreement, as described under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 109 of this information statement/prospectus.
Q:	What happens if I sell or otherwise transfer my shares of Eaton Vance Common Stock before the completion of the Mergers?
A:
Only holders of shares of Eaton Vance Common Stock at the Effective Time will become entitled to receive the Merger Consideration and only holders of shares of Eaton Vance Common Stock at the applicable record date were entitled to receive the Special Dividend. If you sell your shares of Eaton Vance Common Stock prior to the completion of the Mergers, you will not become entitled to receive the Merger Consideration by virtue of the Mergers and if you sold your shares of Eaton Vance Common Stock prior to the applicable record date for the Special Dividend, you were not entitled to receive the Special Dividend. The Special Dividend was paid by Eaton Vance on December 18, 2020 to holders of record on December 4, 2020.

Q:	Do any of the officers or directors of Eaton Vance have interests in the Mergers that may differ from or be in addition to my interests as an Eaton Vance stockholder?
A:
Certain of Eaton Vance’s non-employee directors and executive officers have interests in the Mergers that are different from, or in addition to, those of Eaton Vance’s stockholders generally. These interests include, among others, the accelerated vesting of outstanding equity awards pursuant to the Merger Agreement, potential severance benefits and other payments and rights to ongoing indemnification and insurance coverage. The members of the Eaton Vance board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Mergers. See “The Mergers—Background of the Mergers” and “The Mergers—Eaton Vance’s Reasons for the Mergers; Recommendation of the Eaton Vance Board of Directors” beginning on pages 43 and 54, respectively, of this information statement/prospectus.

For more information and quantification of these interests, see “Interests of Eaton Vance’s Directors and Executive Officers in the Mergers” beginning on page 119 of this information statement/prospectus.
Q:	If the Mergers are consummated, what will happen to the Eaton Vance Common Stock owned by the Voting Trust, the Voting Trustees and the owners of Voting Trust Receipts?
A:
Morgan Stanley will issue Morgan Stanley Common Stock directly to the owners of Eaton Vance Common Stock owned by the Voting Trust, the Voting Trustees and the owners of the Voting Trust Receipts. Within one business day following the consummation of the Mergers, Morgan Stanley will file a registration statement with the SEC permitting the public resale of the Morgan Stanley Common Stock that was issued directly to the Voting

Trust, the Voting Trustees and the owners of the Voting Trust Receipts. If that registration statement is not automatically effective, then Morgan Stanley must use its reasonable best efforts to have the registration statement declared effective by the SEC as soon as practicable following the filing thereof.
Q:	Do Eaton Vance stockholders have dissenters’ or appraisal rights?
A:
Eaton Vance stockholders are not entitled to dissenters’ or appraisal rights in connection with the Mergers. See “The Mergers—No Dissenters’ or Appraisal Rights” beginning on page 82 of this information statement/prospectus.

Q:	How can I find more information about Morgan Stanley and Eaton Vance?
A:
You can find more information about Morgan Stanley and Eaton Vance from various sources described in “Where You Can Find More Information” beginning on page 154 of this information statement/prospectus.

Q:	Who can answer any questions I may have about the Mergers or the transactions contemplated by the Merger Agreement?
A:
If you have any questions about the Mergers or the other transactions contemplated by the Merger Agreement or, if an Eaton Vance stockholder, how to submit your Form of Election, or if you need additional copies of this information statement/prospectus or documents incorporated by reference herein, or the attached Form of Election, you should contact Morgan Stanley or Eaton Vance.

Morgan Stanley
1585 Broadway
New York, NY 10036
Attention: Investor Relations
1-212-762-8131
investorrelations@morganstanley.com

or

Eaton Vance
Two International Place
Boston, Massachusetts 02110
Attention: Investor Relations
617-672-6744
esenay@eatonvance.com

SUMMARY
This summary highlights selected information from this information statement/prospectus. It may not contain all of the information that is important to you. You are urged to read carefully the entire information statement/prospectus and the other documents referred to or incorporated by reference into this information statement/prospectus in order to fully understand the Merger Agreement and the Mergers. See “Where You Can Find More Information” beginning on page 154 of this information statement/prospectus. Each item in this summary refers to the page of this information statement/prospectus on which that subject is discussed in more detail.
The Companies (See Page 39)
 Morgan Stanley
Morgan Stanley is a global financial services firm that maintains significant market positions in each of its business segments-Institutional Securities, Wealth Management and Investment Management. Morgan Stanley, through its subsidiaries and affiliates, provides a wide variety of products and services to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals. Unless the context otherwise requires, the terms “Morgan Stanley” or the “Firm” mean Morgan Stanley together with its consolidated subsidiaries.
A description of the clients and principal products and services of each of Morgan Stanley’s business segments is as follows:
•
Institutional Securities provides investment banking, sales and trading, lending and other services to corporations, governments, financial institutions and high to ultra-high net worth clients. Investment banking services consist of capital raising and financial advisory services, including services relating to the underwriting of debt, equity and other securities, as well as advice on mergers and acquisitions, restructurings, real estate and project finance. Sales and trading services include sales, financing, prime brokerage and market making activities in the equity and fixed income businesses. Lending activities include originating corporate loans and commercial real estate loans, providing secured lending facilities, and extending financing to sales and trading customers. Other activities include Asia wealth management services, investments and research.

•
Wealth Management provides a comprehensive array of financial services and solutions to individual investors and small to medium sized businesses and institutions covering: financial advisor-led brokerage and investment advisory services; self-directed brokerage services; financial and wealth planning services; stock plan administration services; annuity and insurance products; securities based lending, residential real estate loans and other lending products; banking; and retirement plan services.

•
Investment Management provides investment strategies and products that span geographies, asset classes, and public and private markets to a diverse group of clients across institutional and intermediary channels. Strategies and products, which are offered through a variety of investment vehicles, include equity, fixed income, liquidity and alternative/other products. Institutional clients include defined benefit/defined contribution plans, foundations, endowments, government entities, sovereign wealth funds, insurance companies, third-party fund sponsors and corporations. Individual clients are generally served through intermediaries, including affiliated and non-affiliated distributors.

Morgan Stanley’s significant regulated U.S. and international subsidiaries include:
•	Morgan Stanley & Co. LLC, registered broker-dealer;
•	Morgan Stanley Smith Barney LLC, registered broker-dealer and investment adviser;
•	Morgan Stanley Investment Management, Inc., registered investment adviser;
•	Morgan Stanley Bank, N.A. and Morgan Stanley Private Bank, National Association, principal U.S. banking entities;
•	Morgan Stanley & Co. International plc, principal U.K. broker-dealer;
•
Morgan Stanley MUFG Securities Co., Ltd., a joint venture company in Japan formed by Morgan Stanley and Mitsubishi UFJ Financial Group, Inc. (“MUFG”), in which Morgan Stanley owns a 40% economic interest and MUFG owns the other 60% economic interest; and

•	Morgan Stanley Europe SE, a German broker-dealer.

Morgan Stanley was originally incorporated under the laws of the State of Delaware on October 1, 1981, and its predecessor companies date back to 1924. Morgan Stanley Common Stock is traded on the NYSE under the symbol “MS.”
The principal executive offices of Morgan Stanley are located at 1585 Broadway, New York, New York 10036; its telephone number is (212) 761-4000; and its website is www.morganstanley.com.
Based on share ownership of Morgan Stanley that MUFG has disclosed in its filings with the SEC, as of December 11, 2020, MUFG beneficially owned approximately 20.9% of the outstanding shares of common stock of Morgan Stanley.
This information statement/prospectus incorporates important business and financial information about Morgan Stanley from other documents that are not included in or delivered with this information statement/prospectus. For a list of the documents that are incorporated by reference in this information statement/prospectus, see “Where You Can Find More Information” beginning on page 154 of this information statement/prospectus.
 Eaton Vance Corp.
Eaton Vance provides advanced investment strategies and wealth management solutions to forward-thinking investors around the world. Through principal investment affiliates Eaton Vance Management, Parametric Portfolio Associates LLC (“Parametric”), Atlanta Capital Management Company, LLC (“Atlanta Capital”), Calvert Research and Management (“Calvert”) and Hexavest Inc. (“Hexavest”), Eaton Vance offers a diversity of investment approaches, encompassing bottom-up and top-down fundamental active management, responsible investing, systematic investing and customized implementation of client-specified portfolio exposures. As of July 31, 2020, Eaton Vance had consolidated assets under management of $507.4 billion. Exemplary service, timely innovation and attractive returns across market cycles have been hallmarks of Eaton Vance since 1924.
Eaton Vance Non-Voting Common Stock is traded on the NYSE under the symbol “EV.” Following the Mergers, Eaton Vance Non-Voting Common Stock will be delisted from the NYSE.
The principal executive office of Eaton Vance is located at Two International Place, Boston, Massachusetts 02110.
Additional information about Eaton Vance is included in documents incorporated by reference into this information statement/prospectus. For a list of documents that are incorporated by reference into this information statement/prospectus, see “Where You Can Find More Information” beginning on page 154 of this information statement/prospectus.
 Mirror Merger Sub 1, Inc.
Merger Sub 1 is a wholly owned subsidiary of Morgan Stanley. Merger Sub 1 was formed solely for the purpose of completing the Mergers. Merger Sub 1 has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Mergers.
Merger Sub 1 was incorporated in the State of Maryland on October 5, 2020. The principal executive offices of Merger Sub 1 are located at 1585 Broadway, New York, New York 10036, and its telephone number is (212) 761-4000.
 Mirror Merger Sub 2, LLC
Merger Sub 2 is a wholly owned subsidiary of Morgan Stanley. Merger Sub 2 was formed solely for the purpose of completing the Mergers. Merger Sub 2 has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Mergers.
Merger Sub 2 was formed in the State of Maryland on October 5, 2020. The principal executive offices of Merger Sub 2 are located at 1585 Broadway, New York, New York 10036, and its telephone number is (212) 761-4000.
The Mergers (See Page 41)
Morgan Stanley, Merger Sub 1, Merger Sub 2 and Eaton Vance have entered into the Merger Agreement. Subject to the terms and conditions of the Merger Agreement and in accordance with applicable law, in the Mergers, Merger Sub 1 will merge with and into Eaton Vance, with Eaton Vance continuing as the Surviving Corporation and a wholly owned subsidiary of Morgan Stanley, and immediately following such First Merger the Surviving Corporation will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the Surviving Company and a wholly owned subsidiary of Morgan Stanley. In connection with the Mergers, Eaton Vance Non-Voting Common Stock will be delisted from the NYSE and deregistered under the Exchange Act.
A copy of the Merger Agreement is attached as Annex A to this information statement/prospectus. You should read the Merger Agreement carefully because it is the legal document that governs the Mergers.
What Eaton Vance Stockholders Will Receive in the Mergers (See Page 87)
If the Mergers are completed, the Merger Agreement provides that at the Effective Time, each share of Eaton Vance Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) will be converted into the right to receive, at the election of the holder of such shares of Eaton Vance Common Stock, either the Mixed Consideration, Cash Consideration or Stock Consideration, in each case as described below under “The Merger Agreement—Merger Consideration—Mixed Consideration” beginning on page 86 of this information statement/prospectus, “The Merger Agreement—Merger Consideration—Cash Consideration” beginning on page 86 of this information statement/prospectus, “The Merger Agreement—Merger Consideration—Stock Consideration” beginning on page 86 of this information statement/prospectus and “The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations” beginning on page 87 of this information statement/prospectus.
The consideration to be paid to Eaton Vance stockholders electing to receive only Cash Consideration or Stock Consideration is subject, pursuant to the terms of the Merger Agreement, to automatic adjustment, as described under “The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations” beginning on page 87 of this information statement/prospectus, to ensure that the total amount of cash paid, and the total number of shares of Morgan Stanley Common Stock issued, in the Mergers (other than in respect of certain shares of Eaton Vance Common Stock held by Morgan Stanley or a subsidiary of the Company) is the same as what would be paid and issued if all Eaton Vance stockholders entitled to the Merger Consideration were to receive the Mixed Consideration. Accordingly, the total number of shares of Morgan Stanley Common Stock constituting the Stock Consideration and the total amount of Cash Consideration will not change from what was agreed to in the Merger Agreement (other than for adjustment as described under “The Merger Agreement—Adjustments” beginning on page 92 of this information statement/prospectus). However, since the market price of Morgan Stanley Common Stock will fluctuate, the total value of the Merger Consideration may increase or decrease between the date of the Merger Agreement and the Effective Time. Accordingly, the value of the actual per share consideration to be paid to Eaton Vance stockholders cannot be determined until the Effective Time. No fractional shares of Morgan Stanley Common Stock will be issued in the Mergers, and Eaton Vance stockholders will receive cash in lieu of any fractional shares of Morgan Stanley Common Stock, as described under “The Merger Agreement—Fractional Shares” on page 91 of this information statement/prospectus.
 Mixed Consideration
The Merger Agreement provides that each share of Eaton Vance Common Stock with respect to which an Eaton Vance stockholder makes an election to receive a fixed combination of cash and shares of Morgan Stanley Common Stock, and each share for which an Eaton Vance stockholder fails to make any election with respect to such stockholder’s shares of Eaton Vance Common Stock, will be converted into the right to receive the combination of (i) $28.25 in cash and (ii) 0.5833 of a share of Morgan Stanley Common Stock.
 Cash Consideration
The Merger Agreement provides that each share of Eaton Vance Common Stock with respect to which an Eaton Vance stockholder makes a valid election to receive cash will be converted into the right to receive an amount of cash (rounded to two decimal places), without interest, equal to $28.25 plus the product of (i) 0.5833 multiplied by (ii) the Morgan Stanley Common Stock Reference Price, subject to the automatic adjustment procedures described under “The Merger Agreement—Merger Consideration—Cash Consideration” and “The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations” beginning on pages 86 and 87 of this information statement/prospectus, respectively.
 Stock Consideration
The Merger Agreement provides that each share of Eaton Vance Common Stock with respect to which an Eaton Vance stockholder makes a valid election to receive stock will convert into the right to receive a number of shares of Morgan Stanley Common Stock equal to the sum of (x) 0.5833 of a share of Morgan Stanley Common Stock plus (y) the quotient (rounded to four decimal places) obtained by dividing $28.25 by the Morgan Stanley Common Stock Reference Price, subject to the automatic adjustment procedures described under “The Merger Agreement—Merger Consideration—Stock Consideration” and “The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations” beginning on pages 86 and 87 of this information statement/prospectus, respectively.
No Dissenters’ or Appraisal Rights (See Page 82)
Eaton Vance stockholders are not entitled to dissenters’ or appraisal rights in connection with the Mergers.
Special Dividend (See Page 91)
The Merger Agreement contemplated that Eaton Vance would pay prior to the Effective Time a cash dividend equal to $4.25 per share of Eaton Vance Common Stock to holders of record of shares of Eaton Vance Common Stock as of the applicable record date. The Special Dividend was paid by Eaton Vance on December 18, 2020 to holders of record on December 4, 2020.
Treatment of Eaton Vance Equity Awards (See Page 92)
Upon obtaining the Eaton Vance Stockholder Approval, (i) each share of Eaton Vance restricted stock (“Restricted Stock”) that was then outstanding and unvested vested in full as of such time and (ii) each Eaton Vance restricted stock unit award (each, a “RSU”) that was then outstanding and unvested vested and settled in full as of such time in shares of Eaton Vance Non-Voting Common Stock. The Merger Agreement contemplated that Eaton Vance would make a bonus payment equal to the amount of the Special Dividend to all holders of Eaton Vance Non-Voting Common Stock obtained pursuant to the vesting and settlement of Eaton Vance Restricted Stock and Eaton Vance RSUs with respect to each share of Eaton Vance Non-Voting Common Stock withheld in connection with the acceleration and/or settlement of the Eaton Vance restricted stock or Eaton Vance restricted stock units held by such holder. This bonus payment was made by Eaton Vance in December 2020.
Upon the completion of the Mergers, each outstanding and unexercised option to purchase Eaton Vance Non-Voting Common Stock (each, an “Eaton Vance Stock Option”), whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash equal to (i) the positive difference, if any, between the Cash Consideration and the applicable option exercise price, multiplied by (ii) the number of shares of Eaton Vance Non-Voting Common Stock subject to such Stock Option, in accordance with the terms of the Merger Agreement. Any holder of an Eaton Vance Stock Option who is, as of the Effective Time, in the service of Eaton Vance or its subsidiaries, will also receive an amount, in cash, equal to the positive difference, if any, between the amount of the payment described in the previous sentence and the Black-Scholes value of the applicable Eaton Vance Stock Option. Additionally, the Merger Agreement contemplated that Eaton Vance would make a bonus payment equal to the amount of the Special Dividend to all holders of Eaton Vance Stock Options with respect to each share of Eaton Vance Non-Voting Common Stock subject to such option held by such holder. This bonus payment was made by Eaton Vance in December 2020.
At the Effective Time, each outstanding deferred stock unit award (each, a “DSU”) will be deemed to have vested and converted into the right to receive Cash Consideration, giving effect to the value of the Special Dividend.
Equity awards issued under the 2018 Parametric Phantom Incentive Plan, the 2016 Parametric Phantom Incentive Plan, and the 2017 Atlanta Capital Phantom Incentive Plan (each, a “Subsidiary Employee Equity Award”) that were outstanding and unvested as of November 2, 2020 were accelerated and settled in shares of Eaton Vance Non-Voting Common Stock. Eaton Vance obtained the consent of each holder of an outstanding profits interest granted under the Atlanta Capital, L.P. Long-Term Incentive Plan (the “Atlanta Capital Profits Interests”) to vest and settle such equity interest in full as of December 3, 2020.
Additionally, each Eaton Vance equity award that would have been granted by Eaton Vance following the Eaton Vance Stockholder Approval but before the Effective Time will be granted in the form of Eaton Vance RSUs (“Post-Signing RSUs”). Each such Eaton Vance Post-Signing RSU that is outstanding as of immediately prior to the Effective Time will be assumed by Morgan Stanley and become a restricted stock unit award with respect to shares of Morgan Stanley Common Stock, in accordance with the terms of the Merger Agreement and giving effect to the value of the Special Dividend.

Recommendation of the Eaton Vance’s Board of Directors (See Page 54)
The Eaton Vance board of directors unanimously recommended that the Voting Trustees, holders of the Voting Trust Receipts and the Voting Trust approve the Merger Agreement and the transactions set forth therein.
In the course of reaching its decision for Eaton Vance to enter into the Merger Agreement and effect the Mergers, the Eaton Vance board of directors considered a number of factors in its deliberations. For a more complete discussion of these factors, see “The Mergers—Eaton Vance’s Reasons for the Mergers; Recommendations of the Eaton Vance Board of Directors” beginning on page 54 of this information statement/prospectus.
Opinions of Eaton Vance’s Financial Advisors (See Page 64)
 Opinion of Centerview Partners LLC
Eaton Vance retained Centerview Partners LLC, which is referred to in this information statement/prospectus as “Centerview,” as financial advisor to the Eaton Vance board of directors in connection with the proposed Mergers and the other transactions contemplated by the Merger Agreement. In connection with this engagement, the Eaton Vance board of directors requested that Centerview evaluate the fairness, from a financial point of view, to the holders of the Eaton Vance Non-Voting Common Stock (other than (i) shares held by Morgan Stanley, Merger Sub 1, Merger Sub 2 or by Eaton Vance as treasury stock (other than shares held by Morgan Stanley that are Fiduciary Shares (as defined in the Merger Agreement)), (ii) shares held by any subsidiary of Eaton Vance and (iii) shares for which dissenters’ or appraisal rights are sought (the shares referred to in clauses (i), (ii) and (iii), together with any other shares held by affiliates of Eaton Vance or Morgan Stanley, are collectively referred to as “Excluded Shares” throughout this section and the summary of Centerview’s opinion below under the caption “Opinion of Centerview Partners LLC”) of the Merger Consideration proposed to be paid to such holders pursuant to the Merger Agreement. On October 7, 2020, Centerview rendered to the Eaton Vance board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 7, 2020 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration proposed to be paid to the holders of the Eaton Vance Non-Voting Common Stock (other than Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of Centerview’s written opinion, dated October 7, 2020, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the members of the Eaton Vance board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of the board’s consideration of the proposed Mergers and the other transactions contemplated by the Merger Agreement and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of Eaton Vance Non-Voting Common Stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement or the proposed Mergers and the other transactions contemplated by the Merger Agreement and does not constitute a recommendation to any stockholder of Eaton Vance or any other person as to how such stockholder or other person should vote with respect to the Mergers or otherwise act with respect to the proposed Mergers and the other transactions contemplated by the Merger Agreement or any other matter.
The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.
 Opinion of Houlihan Lokey Capital, Inc.
Eaton Vance retained Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), to render an opinion to the Eaton Vance board of directors in connection with the proposed Mergers. On October 7, 2020, Houlihan Lokey verbally rendered its opinion to the Eaton Vance board of directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Eaton Vance board of directors dated October 7, 2020), to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in its written opinion, and taking into account the Special Dividend, the Merger Consideration (which for purposes of Houlihan Lokey’s opinion means the cash and shares of Morgan Stanley Common Stock to be received in the Mixed Consideration, the Cash Consideration and the Stock Consideration, taken in the aggregate) to be received by the holders of Eaton Vance Non-Voting Common Stock (other than Morgan Stanley and affiliates of Eaton Vance) in the First Merger pursuant to the Merger Agreement was fair to such holders from a financial point of view.
Houlihan Lokey’s opinion was directed to the Eaton Vance board of directors (in its capacity as such) and only addressed the fairness, from a financial point of view, taking into account the Special Dividend, of the Merger Consideration to be received by the holders of Eaton Vance Non-Voting Common Stock (other than Morgan Stanley and affiliates of Eaton Vance) in the First Merger pursuant to the Merger Agreement, and did not address any other aspect or implication of the Mergers or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this information statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex C to this information statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this information statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Eaton Vance board of directors, any security holder of Eaton Vance or any other person as to how to act, vote or make any election with respect to any matter relating to the Mergers, the Special Dividend or otherwise, including without limitation, whether the holders of the Eaton Vance Non-Voting Common Stock should elect to receive the Mixed Consideration, the Cash Consideration, or the Stock Consideration.
For more information, see “The Mergers – Opinions of Eaton Vance’s Financial Advisors - Opinion of Houlihan Lokey Capital, Inc.” beginning on page 71 of this information statement/prospectus and Annex C to the information statement/prospectus.
Ownership of Shares of Morgan Stanley Common Stock After the Mergers
Based on the number of shares of Eaton Vance Common Stock and the Eaton Vance equity awards outstanding as of December 31, 2020, Morgan Stanley estimates that it will issue approximately 70 million shares of Morgan Stanley Common Stock pursuant to the Merger Agreement. The actual number of shares of Morgan Stanley Common Stock to be issued and reserved for issuance in connection with the Mergers will be determined at completion of the Mergers based on the terms of the Merger Agreement and the number of shares of Eaton Vance Common Stock and the Eaton Vance equity awards outstanding at that time. Based upon the estimated number of shares of common stock as well as the outstanding equity awards of the parties that are expected to be outstanding immediately prior to the consummation of the Mergers, we estimate that, as of immediately following completion of the Mergers, holders of Morgan Stanley Common Stock as of immediately prior to the Mergers will hold approximately 96% and holders of Eaton Vance Common Stock as of immediately prior to the Mergers will hold approximately 4% of the outstanding shares of Morgan Stanley Common Stock (or, on a fully diluted basis, holders of Morgan Stanley Common Stock as of immediately prior to the Mergers will hold approximately 96% and holders of Eaton Vance Common Stock as of immediately prior to the Mergers will hold approximately 4% of the shares of Morgan Stanley Common Stock).
Interests of Eaton Vance’s Directors and Executive Officers in the Mergers (See Page 119)
Non-employee directors and executive officers of Eaton Vance have certain interests in the Mergers that may be different from or in addition to the interests of Eaton Vance stockholders generally. These interests include, among others, the accelerated vesting of outstanding equity awards pursuant to the Merger Agreement, potential severance benefits and other payments and rights to ongoing indemnification and insurance coverage. The Eaton Vance board of directors was aware of and considered those interests, among other matters, when by unanimous vote at a meeting held on October 7, 2020, it unanimously (i) determined that the Merger Agreement and the Mergers are in the best interests of Eaton Vance and Eaton Vance’s stockholders, (ii) approved and declared advisable and in the best interests of Eaton Vance and its stockholders the Mergers and the other transactions set forth in the Merger Agreement on the terms and conditions of the Merger Agreement, (iii) directed that the approval of the Mergers and the other transactions on the terms and conditions of the Merger Agreement be submitted to the Voting Trustees, the holders of the Voting Trust Receipts, and the Voting Trust, the sole holder of Eaton Vance Voting Common Stock, for consideration, and (iv) recommended the approval of the Merger Agreement and the transactions set forth therein by the Voting Trustees (in their capacities as such), the holders of the Voting Trust Receipts (in their capacities as such)

and the Voting Trust. See “Interests of Eaton Vance’s Directors and Executive Officers in the Mergers” beginning on page 119 of this information statement/prospectus for a more detailed description of these interests.
Listing of Shares of Morgan Stanley Common Stock and Delisting and Deregistration of Eaton Vance Common Stock (See Page 83)
Application will be made to have the shares of Morgan Stanley Common Stock to be issued in the Mergers approved for listing on the NYSE, where shares of Morgan Stanley Common Stock are currently traded. If the Mergers are completed, shares of Eaton Vance Non-Voting Common Stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.
Completion of the Mergers is Subject to Certain Conditions (See Page 85)
As more fully described in this information statement/prospectus and in the Merger Agreement, the obligation of each of Morgan Stanley, Eaton Vance, Merger Sub 1 and Merger Sub 2 to complete the Mergers is subject to the satisfaction (or, to the extent permitted by applicable law, waiver of a number of conditions, including the following:
•	the Eaton Vance Stockholder Approval, which approval was obtained on October 7, 2020;
•
absence of (x) any applicable law or order preventing or making illegal the consummation of the Mergers or any of the other transactions contemplated by the Merger Agreement and (y) any litigation or similar legal action by any governmental authority (in any jurisdiction in which Morgan Stanley, Eaton Vance or any of their respective subsidiaries conducts material operations) seeking to prohibit or restrain the Mergers;

•
effectiveness of the registration statement for the shares of Morgan Stanley Common Stock being issued in the Mergers (of which this information statement/prospectus forms a part) and the absence of any stop order suspending that effectiveness or any pending proceedings for that purpose;

•	approval for the listing on the NYSE of the shares of Morgan Stanley Common Stock to be issued in the Mergers, subject to official notice of issuance;
•
accuracy of the representations and warranties made in the Merger Agreement by, in the case of Morgan Stanley, Merger Sub 1’s and Merger Sub 2’s obligations to complete the Mergers, Eaton Vance and, in the case of Eaton Vance’s obligation to complete the Mergers, Morgan Stanley, in each case, as of the date of the Merger Agreement and as of the date of completion of the Mergers, subject to certain materiality thresholds;

•
performance in all material respects by, in the case of Morgan Stanley, Merger Sub 1’s and Merger Sub 2’s obligations to complete the Mergers, Eaton Vance and, in the case of Eaton Vance’s obligation to complete the Mergers, Morgan Stanley, Merger Sub 1 and Merger Sub 2, of the obligations required to be performed by it at or prior to the Effective Time;

•
the absence since the date of the Merger Agreement of a Material Adverse Effect on, in the case of Morgan Stanley, Merger Sub 1’s and Merger Sub 2’s obligations to complete the Mergers, Eaton Vance and, in the case of Eaton Vance’s obligation to complete the Mergers, Morgan Stanley (see “The Merger Agreement—Definition of ‘Material Adverse Effect”’ beginning on page 98 of this information statement/prospectus for the definition of Material Adverse Effect);

•
receipt of a certificate signed by an executive officer of, in the case of Morgan Stanley, Merger Sub 1’s and Merger Sub 2’s obligations to complete the Mergers, Eaton Vance, as to the satisfaction of the conditions described in the preceding three bullets and the bullet immediately below, and in the case of Eaton Vance’s obligation to complete the Mergers, Morgan Stanley, as to the satisfaction of the conditions described in the preceding three bullets;

•
the Client Consent Percentage will be at least 80% (see The Merger Agreement—Advisory Agreement Consents and Client Consent Percentage” beginning on page 95 of this information statement/prospectus for the definition of Client Consent Percentage);

•
(i)(x) the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act (in respect of which early termination was granted on November 10, 2020) and (y) certain governmental filings and/or approvals (as described under “The Mergers—Regulatory Approvals Required for the Mergers” beginning on page 80 of this information statement/prospectus) having been made, obtained or received (or the waiting periods with respect thereto having expired or been terminated), as applicable (in the case of Morgan Stanley and Merger Sub’s obligations to complete the Mergers, without the imposition of a requirement that Morgan Stanley or any of its subsidiaries (including Eaton Vance or its subsidiaries) take any action or comply with any restriction that Morgan Stanley would not be required to take or comply with under the applicable provisions of the Merger Agreement (see “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page 105 of this information statement/prospectus)) and (ii) there being no pending litigation or similar legal action by any governmental authority in each case that seeks to impose a requirement that Morgan Stanley or any of its subsidiaries (including Eaton Vance or its subsidiaries) take any action or comply with any restriction that Morgan Stanley would not be required to take or comply with under the applicable provisions of the Merger Agreement (see “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page 105 of this information statement/prospectus);
•
receipt by Morgan Stanley of an opinion of Davis Polk & Wardwell LLP (“Davis Polk”), counsel to Morgan Stanley, to the effect that the Mergers, taken together as an integrated transaction, will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), which opinion shall be dated the closing date; provided that if Davis Polk does not render such opinion for any reason, this condition will nonetheless be satisfied if a third party nationally recognized law or accounting firm as reasonably agreed by Morgan Stanley and Eaton Vance renders such opinion to Morgan Stanley; and

•
receipt by Eaton Vance of an opinion of Wilmer Cutler Picking Hale and Dorr LLP (“WilmerHale”), counsel to Eaton Vance, to the effect that the Mergers, taken together as an integrated transaction, will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion shall be dated the closing date; provided that if WilmerHale does not render such opinion for any reason, this condition will nonetheless be satisfied if a third party nationally recognized law or accounting firm as reasonably agreed by Morgan Stanley and Eaton Vance renders such opinion to Eaton Vance.

Morgan Stanley and Eaton Vance cannot be certain when, or if, the conditions to the Mergers will be satisfied (or, to the extent permitted by law, waived), or that the Mergers will be completed.
The Mergers May Not Be Completed Without All Required Regulatory Approvals (See Page 80)
Completion of the Mergers is conditioned upon the receipt of certain governmental clearances or approvals, including, but not limited to, the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act and certain other governmental consents and approvals.
The process for obtaining the requisite regulatory approvals for the Mergers is ongoing.
Under the HSR Act, certain transactions, including the Mergers, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification (the “HSR notifications”) with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”). A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-day waiting period following the parties’ filings of their respective HSR notifications or the termination of that waiting period. The parties’ HSR notifications were filed with the FTC and the DOJ on October 28, 2020, and early termination of the waiting period under the HSR Act was granted on November 10, 2020.
Completion of the Mergers is further conditioned on, among other things, (i) receipt of required approvals or non-objection, as applicable, by the Central Bank of Ireland, the UK Financial Conduct Authority, the Monetary Authority of Singapore and any applicable Canadian securities regulatory authority and/or self-regulatory organizations, (ii) submission by Eaton Vance Distributors, Inc. (“Eaton Vance Distributors”) of an application pursuant to Financial Industry Regulatory Authority (“FINRA”) Rule 1017 seeking FINRA’s approval of the change of ownership or control of Eaton Vance Distributors and FINRA’s approval thereof (Eaton Vance Distributors submitted such application to FINRA on December 15, 2020), (iii) submission by Eaton Vance Distributors and any other Eaton Vance subsidiary that is a participant in the National Securities Clearing Corporation (“NSCC”) or any other clearing agency subsidiary of the Depository Trust & Clearing Corporation (“DTCC”) to DTCC, on behalf of such clearing agency subsidiary, written notification regarding the change of ownership and control of Eaton Vance

Distributors and such other applicable Eaton Vance entities contemplated by the Merger Agreement and the transactions thereunder consistent with the requirements of the rules of the NSCC, or such other clearing agency, if applicable (Eaton Vance submitted such notifications to DTCC on December 10, 2020), (iv) at least 30 days prior to the completion of the Mergers, submission by Eaton Vance Distributors, Parametric and Eaton Vance Management of written notification regarding the change of ownership and control of each such entity to any self-regulatory organization of which it is a member and to each state or other U.S. jurisdiction in which it is registered to act as a broker-dealer and (v) receipt of any necessary approvals pursuant to Title 9-B of the Maine Revised Statutes from the Maine Bureau of Financial Institutions.
In furtherance of the foregoing, the Merger Agreement also requires Morgan Stanley to use reasonable best efforts to resolve, avoid or eliminate impediments or objections, if any, that may be asserted by any governmental authority with respect to the transactions contemplated by the Merger Agreement so as to enable the Mergers to occur prior to October 7, 2021 (the “End Date”). Eaton Vance may not take any action in connection with the foregoing without Morgan Stanley's prior written consent, provided that, at the written request of Morgan Stanley, Eaton Vance must agree to take any action in connection with the foregoing so long as such action is conditioned upon the occurrence of the closing.
In addition, Morgan Stanley’s obligation to use reasonable best efforts includes an obligation to use reasonable best efforts to defend against litigation commenced by any governmental authority challenging the transactions contemplated by the Merger Agreement, but does not require Morgan Stanley to commence any litigation against any governmental authority.
These requirements are described in more detail under “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page 105 of this information statement/prospectus.
The regulatory approvals required for completion of the Mergers are further described under “The Mergers—Regulatory Approvals Required for the Mergers” beginning on page 80 of this information statement/prospectus.
Termination of the Merger Agreement and Termination Fees (See Page 109)
The Merger Agreement may be terminated at any time before the completion of the Mergers, whether before or after the Eaton Vance Stockholder Approval, in any of the following ways:
•	by mutual written agreement of Morgan Stanley and Eaton Vance;
•	by either Morgan Stanley or Eaton Vance, if:
○
the Mergers have not been completed on or before the End Date; however, the right to terminate the Merger Agreement at the End Date will not be available to any party to the Merger Agreement whose breach of any provision of the Merger Agreement results in the failure of the Mergers to be completed by such time;

○
there is in effect any applicable law, order or injunction that permanently enjoins, prevents or prohibits the completion of the Mergers and, if such applicable law is an order or injunction, such applicable order or injunction has become final and non-appealable; however, the right to terminate the Merger Agreement as described in this bullet will not be available to any party to the Merger Agreement which has not complied with its obligations under the Merger Agreement in respect of any such applicable law;

○	the Eaton Vance Stockholder Approval, which was obtained on October 7, 2020, had not been obtained by 5:00 p.m. on October 8, 2020;
○
there has been a breach by the other party of any representation or warranty or failure to perform any covenant or agreement that would result in the failure of the other party to satisfy an applicable condition to the completion of the Mergers related to the accuracy of representations and warranties or performance of covenants, and such breach has not been cured within 45 days of notice thereof or is incapable of being cured, but only so long as the party seeking to terminate the Merger Agreement pursuant to this bullet is not then in breach of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would cause the applicable condition to the completion of the Mergers not to be satisfied; or

○
any required regulatory consent (including with respect to the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act (in respect of which early termination was granted on November 10, 2020)) is denied and such denial becomes final and non-appealable; however, the right to terminate the Merger Agreement as described in this bullet will not be available to any party to the Merger Agreement whose breach of any provision of the Merger Agreement results in the denial of such consent; or

•	by Morgan Stanley, if:
○
prior to the Eaton Vance Stockholder Approval, which was obtained on October 7, 2020, (i) the Eaton Vance board of directors made a Company Adverse Recommendation Change or (ii) there has been a willful and material breach by Eaton Vance of its obligations described under “The Merger Agreement—No Solicitation” beginning on page 102 of this information statement/prospectus, other than in the case where (w) such breach is a result of an isolated action by a representative of Eaton Vance (other than one of its directors or officers), (x) such breach was not caused by, or within the knowledge of, Eaton Vance, (y) Eaton Vance takes appropriate actions to remedy such breach promptly upon discovery thereof and (z) Morgan Stanley is not harmed as a result thereof; or

•	by Eaton Vance:
○
prior to the Eaton Vance Stockholder Approval, which was obtained on October 7, 2020, in order to enter into an alternative acquisition agreement with respect to a Company Superior Proposal, as described under “The Merger Agreement—No Solicitation” beginning on page 102 of this information statement/prospectus, provided that prior to or concurrently with such termination, Eaton Vance pays, or causes to be paid, to Morgan Stanley, in immediately available funds a termination fee, as described below.

If the Merger Agreement is validly terminated, the Merger Agreement will become void and of no effect without liability of any party to the Merger Agreement (or any stockholder, director, officer, employee, agent, consultant or representative of any party to the Merger Agreement) to the other parties, except that certain specified provisions will survive termination. However, neither Morgan Stanley nor Eaton Vance will be relieved or released from any liabilities or damages arising out of any (i) fraud by such party, (ii) willful breach by such party of any representation or warranty on the part of such party set forth in the Merger Agreement or (iii) the willful breach by such party of any covenant or agreement binding on such party set forth in the Merger Agreement.
Eaton Vance would be required to pay to Morgan Stanley a termination fee of $206 million if the Merger Agreement is terminated (x) by Morgan Stanley prior to receipt of the Eaton Vance Stockholder Approval (which was obtained on October 7, 2020) as a result of a Company Adverse Recommendation Change, (y) by Morgan Stanley due to Eaton Vance’s willful breach in any material respect of the provisions of the Merger Agreement relating to non-solicitation of alternative transactions as described above or (z) by Morgan Stanley pursuant to any other termination right of Morgan Stanley described above at a time when the Merger Agreement was otherwise terminable under clause (x) or (y) above. In addition, Eaton Vance would be required to pay to Morgan Stanley a termination fee of $206 million if (x) (i) Morgan Stanley or Eaton Vance terminates the Merger Agreement on the basis that the Mergers have not been completed on or prior to the End Date (without the Eaton Vance Stockholder Approval, which was obtained on October 7, 2020, having been obtained at the time of termination), (ii) Morgan Stanley or Eaton Vance terminates the Merger Agreement because the Eaton Vance Stockholder Approval, which was obtained on October 7, 2020, had not been obtained or (iii) Morgan Stanley terminates the Merger Agreement on the basis of an uncured or incurable breach of representation or warranty, or failure to perform a required covenant, by Eaton Vance (if the Eaton Vance Stockholder Approval has been obtained at the time of the termination, only as a result of a willful breach by Eaton Vance), (y) at or prior to the time of termination, a Company Acquisition Proposal was publicly proposed or announced (in each case, and not publicly withdrawn) or made known to management or the board of directors of Eaton Vance by a third party (in each case, and not publicly withdrawn), or any third party had publicly announced (in each case, and not publicly withdrawn) an intention to make a Company Acquisition Proposal, and (z) within twelve months after such termination, Eaton Vance enters into a definitive agreement providing for, or completes, a Company Acquisition Proposal. Furthermore, Eaton Vance would have been required to pay to Morgan Stanley a termination fee of $206 million if the Merger Agreement had been terminated by Eaton Vance prior to the Eaton Vance Stockholder Approval, which was obtained on October 7, 2020, in order to enter into an alternative acquisition agreement with respect to a Company Superior Proposal as described under “The Merger Agreement—No Solicitation” beginning on page 102 of this information statement/prospectus.
Specific Performance; Remedies (See Page 111)
Under the Merger Agreement, each of Morgan Stanley and Eaton Vance is entitled to an injunction to prevent breaches of the Merger Agreement or to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other remedy to which that party may be entitled at law or in equity.
Material U.S. Federal Income Tax Considerations (See Page 82)
The Mergers. For U.S. federal income tax purposes, the Mergers, taken together, are intended to constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligations of Morgan Stanley and Eaton Vance to complete the Mergers that each of Morgan Stanley and Eaton Vance receive an opinion from Davis Polk and WilmerHale, respectively (or, in each case, another third party nationally recognized law or accounting firm reasonably agreed to by the parties), dated the closing date of the Mergers, to the effect that the Mergers, taken together as an integrated transaction, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions of counsel will be based on assumptions, representations, warranties and covenants of Eaton Vance, Morgan Stanley, Merger Sub 1 and Merger Sub 2. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate, or is violated, the validity of the opinions may be affected and the U.S. federal income tax consequences of the Mergers could differ materially from those described in this information statement/prospectus. Neither Morgan Stanley nor Eaton Vance will request a ruling from the Internal Revenue Service (the “IRS”) with respect to the tax treatment of the Mergers.
The United States federal income tax consequences to a particular holder of Eaton Vance Common Stock of the Mergers will depend on whether such holder of Eaton Vance Common Stock receives solely Morgan Stanley Common Stock, a combination of cash and Morgan Stanley Common Stock, or solely cash in exchange for such holder's shares of Eaton Vance Common Stock. Assuming that the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (i) a holder of Eaton Vance Common Stock who receives solely shares of Morgan Stanley Common Stock in the Mergers generally will not recognize gain or loss for U.S. federal income tax purposes as a result of such exchange, except with respect to the receipt of cash in lieu of a fractional share of Morgan Stanley Common Stock and (ii) a holder of Eaton Vance Common Stock who receives a combination of Morgan Stanley Common Stock and cash in the Mergers generally will recognize gain (equal to the excess, if any, of the value of the Morgan Stanley Common Stock plus the amount of cash received over the holder’s adjusted tax basis in the Eaton Vance Common Stock exchanged therefor), but not loss, to the extent such gain does not exceed the amount of cash the holder receives in such exchange. A holder of Eaton Vance Common Stock who receives solely cash in the Mergers will recognize gain or loss in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares exchanged therefor.
The Special Dividend. For U.S. federal income tax purposes, the Special Dividend is intended to be treated, and will be reported by Eaton Vance to shareholders of record on December 4, 2020, as a distribution by Eaton Vance within the meaning of Section 301 of the Code. Under Section 301 of the Code, the Special Dividend will be treated as a dividend for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Eaton Vance. Any amount of the Special Dividend treated as a dividend for U.S. federal income tax purposes paid to a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations” beginning on page 113 of this information statement/prospectus) will generally be subject to withholding tax at a 30% rate (or such lower rate specified by an applicable income tax treaty).
You should read “Material U.S. Federal Income Tax Considerations” beginning on page 113 of this information statement/prospectus for a more complete discussion of the U.S. federal income tax considerations relating to the Mergers and Special Dividend. Tax matters can be complicated and the tax consequences of the Mergers and Special Dividend to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the Mergers and Special Dividend to you.
Accounting Treatment (See Page 83)
Morgan Stanley prepares its financial statements in accordance with accounting principles generally accepted in the United States of America. The Mergers will be accounted for using the acquisition method of accounting. Morgan Stanley will be treated as the acquirer for accounting purposes.

Rights of Eaton Vance Stockholders Will Change as a Result of the Mergers (See Page 132)
Eaton Vance stockholders, whose rights are currently governed by Eaton Vance’s amended and restated articles of incorporation (as amended, the “Eaton Vance Charter”), Eaton Vance’s amended and restated bylaws (the “Eaton Vance Bylaws”), and Maryland law, will upon completion of the Mergers become stockholders of Morgan Stanley and their rights will be governed by Morgan Stanley’s amended and restated certificate of incorporation (the “Morgan Stanley Certificate of Incorporation”), Morgan Stanley’s amended and restated bylaws (the “Morgan Stanley Bylaws”) and Delaware law. As a result, Eaton Vance stockholders will have different rights once they become Morgan Stanley stockholders due to differences between the governing documents of Eaton Vance and Morgan Stanley and differences between Maryland and Delaware law. These differences are described in detail in “Comparison of Stockholder Rights” beginning on page 132 of this information statement/prospectus.
Risk Factors (See Page 30)
You should also carefully consider the risks that are described in “Risk Factors” beginning on page 30 of this information statement/prospectus.

SELECTED HISTORICAL FINANCIAL DATA OF MORGAN STANLEY
The following table presents selected historical consolidated financial data of Morgan Stanley. The selected historical consolidated financial data of Morgan Stanley is derived from the financial information of Morgan Stanley as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 and as of December 31, 2019, 2018, 2017, 2016 and 2015 and for each of the fiscal years in the five-year period ended December 31, 2019.
The information set forth below is only a summary and should be read in conjunction with Morgan Stanley’s historical consolidated financial statements, related notes, and management’s discussion and analysis of financial condition and results of operations contained in Morgan Stanley’s respective Annual Reports on Form 10-K, as well as other information that has been filed with the SEC. The unaudited consolidated income statements for the nine months ended September 30, 2020 and September 30, 2019 and consolidated balance sheet as of September 30, 2020 are derived from Morgan Stanley’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which is incorporated by reference into this information statement/prospectus. The audited consolidated income statements for the years ended December 31, 2019, 2018 and 2017 and the consolidated balance sheets as of December 31, 2019 and 2018 are derived from Morgan Stanley’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this information statement/prospectus. The audited consolidated income statements for the years ended December 31, 2016 and 2015 and the consolidated balance sheets as of December 31, 2017, 2016 and 2015 are derived from Morgan Stanley’s audited consolidated financial statements for such years, which have not been incorporated by reference into this information statement/prospectus. For information on where you can obtain copies of this information, see “Where You Can Find More Information” beginning on page 154 of this information statement/prospectus.

Morgan Stanley Selected Financial and Operating Data
(Dollars in millions except per share amounts, shares in millions)
Income Statement Data
	Nine Months ended September 30,		Fiscal Year ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Revenues
Total non-interest revenues(1)	$30,116	$27,301	$36,725	$36,301	$34,645	$30,933	$32,062
Interest income	7,917	13,146	17,098	13,892	8,997	7,016	5,835
Interest expense	3,475	9,885	12,404	10,086	5,697	3,318	2,742
Net interest	4,442	3,261	4,694	3,806	3,300	3,698	3,093
Net revenues	34,558	30,562	41,419	40,107	37,945	34,631	35,155
Non-interest expenses
Compensation and benefits	15,404	13,609	18,837	17,632	17,166	15,878	16,016
Non-compensation expenses(1)	9,166	8,385	11,281	11,238	10,376	9,905	10,644
Total non-interest expenses	24,570	21,994	30,118	28,870	27,542	25,783	26,660
Income from continuing operations before income taxes	9,988	8,568	11,301	11,237	10,403	8,848	8,495
Provision for (benefit from) income taxes	2,221	1,636	2,064	2,350	4,168	2,726	2,200
Income from continuing operations	7,767	6,932	9,237	8,887	6,235	6,122	6,295
Income (loss) from discontinued operations, net of income taxes	—	—	—	(4)	(19)	1	(16)
Net income	$7,767	$6,932	$9,237	$8,883	$6,216	$6,123	$6,279
Net income applicable to noncontrolling interests	156	129	195	135	105	144	152
Net income applicable to Morgan Stanley	$7,611	$6,803	$9,042	$8,748	$6,111	$5,979	$6,127
Preferred stock dividends and other	377	376	530	526	523	471	456
Earnings applicable to Morgan Stanley common shareholders	$7,234	$6,427	$8,512	$8,222	$5,588	$5,508	$5,671
Amounts Applicable to Morgan Stanley
Income from continuing operations	$7,611	$6,803	$9,042	$8,752	$6,130	$5,978	$6,143
Income (loss) from discontinued operations	—	—	—	(4)	(19)	1	(16)
Net income applicable to Morgan Stanley	$7,611	$6,803	$9,042	$8,748	$6,111	$5,979	$6,127
Effective income tax rate from continuing operations	22.2%	19.1%	18.3%	20.9%	40.1%	30.8%	25.9%
Financial Measures
	Nine Months Ended September 30,		Fiscal Year ended December 31,
	2020	2019	2019	2018	2017	2016	2015
ROE(2)	12.6%	11.8%	11.7%	11.8%	8.0%	8.0%	8.5%
ROTCE(2),(3)	14.3%	13.5%	13.4%	13.5%	9.2%	9.3%	9.9%

Common Share-Related Data
	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Per common share
Earnings (basic)(4)	$4.68	$3.94	$5.26	$4.81	$3.14	$2.98	$2.97
Earnings (diluted)(4)	4.62	3.89	5.19	4.73	3.07	2.92	2.90
Book value(5)	50.67	45.49	45.82	42.20	38.52	36.99	35.24
Tangible book value(3),(5)	44.81	39.73	40.01	36.99	33.46	31.98	30.26
Dividends declared	1.05	0.95	1.30	1.10	0.90	0.70	0.55
Common shares outstanding
At September 30	1,576	1,624	n/a	n/a	n/a	n/a	n/a
Nine month average:			n/a	n/a	n/a	n/a	n/a
Basic	1,546	1,632	n/a	n/a	n/a	n/a	n/a
Diluted	1,565	1,653	n/a	n/a	n/a	n/a	n/a
At December 31	n/a	n/a	1,594	1,700	1,788	1,852	1,920
Annual average:
Basic	n/a	n/a	1,617	1,708	1,780	1,849	1,909
Diluted	n/a	n/a	1,640	1,738	1,821	1,887	1,953
Balance Sheet Data
	As of September 30,	As of December 31,
	2020	2019	2018	2017	2016	2015
Liquidity Resources(6)	$267,292	$215,868	n/a	n/a	n/a	n/a
GLR(6)	n/a	$217,457	$249,735	$192,660	$202,297	$203,264
Loans(7)	146,237	130,637	115,579	104,126	94,248	85,759
Total assets	955,940	895,429	853,531	851,733	814,949	787,465
Deposits	239,253	190,356	187,820	159,436	155,863	156,034
Borrowings	203,444	192,627	189,662	192,582	165,716	155,941
Morgan Stanley shareholders’ equity	88,394	81,549	80,246	77,391	76,050	75,182
Common shareholders’ equity	79,874	73,029	71,726	68,871	68,530	67,662
Tangible common shareholders’ equity(3)	70,646	63,780	62,879	59,829	59,234	58,098
(1)
Effective January 1, 2018, Morgan Stanley adopted new accounting guidance related to Revenue from Contracts with Customers, which, among other things, requires a gross presentation of certain costs that were previously netted against net revenues. Prior period results have not been restated pursuant to this guidance. Additionally, effective January 1, 2020, Morgan Stanley adopted new accounting guidance related to Financial Instruments - Credit Losses, which among other things, impacted the impairment model for certain financial assets measured at amortized cost by requiring a current expected credit loss methodology to estimate expected credit losses over the entire life of the financial asset, recorded at inception or purchase. Prior period results have not been restated pursuant to this guidance.

(2)	ROE and ROTCE represent earnings applicable to Morgan Stanley common shareholders as a percentage of average common equity and average tangible common equity, respectively.
(3)
Represents a non-GAAP measure. See “Executive Summary—Selected Non-GAAP Financial Information” in Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2019 and Morgan Stanley’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which are incorporated by reference into this information statement/prospectus.

(4)
For further information on basic and diluted earnings (loss) per common share, see Note 16 to the financial statements in Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this information statement/prospectus

(5)	Book value per common share and tangible book value per common share equal common shareholders’ equity and tangible common shareholders’ equity, respectively, divided by common shares outstanding.
(6)
In the first quarter of 2020, Morgan Stanley changed its internal measure of liquidity from the Global Liquidity Reserve to Liquidity Resources. Prior periods (except fiscal year ended December 31, 2019, which has been recast as shown above) have not been recast. For a discussion of Liquidity Resources, see “Liquidity and Capital Resources—Liquidity Risk Management Framework—Liquidity Resources” in Morgan Stanley’s Quarterly Report on Form 10-Q for the period ended March 31, 2020, which is incorporated by reference into this proxy statement/prospectus. For a discussion of the GLR, see “Liquidity and Capital Resources—Liquidity Risk Management Framework—Global Liquidity Reserve” in Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this information statement/prospectus.

(7)
Amounts include loans held for investment (net of allowance) and loans held for sale but exclude loans at fair value, which are included in Trading assets in the balance sheets (see Note 8 to the financial statements in Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this information statement/prospectus). Additionally, effective January 1, 2020, Morgan Stanley adopted new accounting guidance related to Financial Instruments - Credit Losses, which among other things, impacted the impairment model for certain financial assets measured at amortized cost by requiring a current expected credit loss methodology to estimate expected credit losses over the entire life of the financial asset, recorded at inception or purchase. Prior period results have not been restated pursuant to this guidance.

SELECTED HISTORICAL FINANCIAL DATA OF EATON VANCE CORP.
The following tables present selected historical consolidated financial data of Eaton Vance. The selected historical consolidated financial data of Eaton Vance is derived from the financial statements of Eaton Vance and related notes as of October 31, 2020, 2019, 2018, 2017 and 2016 for each of the fiscal years in the five-year period ended October 31, 2020.
The information set forth below is only a summary and should be read in conjunction with Eaton Vance’s historical consolidated financial statements, related notes, and management’s discussion and analysis of financial condition and results of operations contained in Eaton Vance’s respective Annual Reports on Form 10-K, as well as other information that has been filed with the SEC. The selected historical consolidated financial data of Eaton Vance presented below for the years ended October 31, 2020, 2019 and 2018 and as of October 31, 2020 and 2019 are derived from Eaton Vance’s audited consolidated statements of income for the years ended October 31, 2020, 2019 and 2018 and audited consolidated balance sheets as of October 31, 2020 and 2019, and accompanying notes thereto, contained in Eaton Vance’s Annual Report on Form 10-K for the year ended October 31, 2020, which is incorporated by reference into this information statement/prospectus. The selected historical consolidated financial data of Eaton Vance presented below for the years ended October 31, 2017 and 2016 and as of October 31, 2018, 2017 and 2016 are derived from Eaton Vance’s consolidated statements of income for the years ended October 31, 2017 and 2016 and consolidated balance sheets as of October 31, 2018, 2017 and 2016, and accompanying notes thereto, which have not been incorporated by reference into this information statement/prospectus. For information on where you can obtain copies of this information, see “Where You Can Find More Information” beginning on page 154 of this information statement/prospectus.
The historical results included below and elsewhere in this information statement/prospectus or incorporated by reference herein are not necessarily indicative of the future performance of Eaton Vance or the combined company after the completion of the Mergers.
The selected historical consolidated financial information in the tables below does not include, on any basis, the results or financial condition of Morgan Stanley for any period or as of any date.

Eaton Vance Financial Highlights
(in thousands, except per share data)	For the Years Ended October 31,
	2020	2019	2018	2017	2016
Income Statement Data:
Total revenue(1)	$1,730,365	$1,683,252	$1,692,422	$1,532,111	$1,337,067
Operating Income	374,240	520,871	555,202	482,758	414,268
Adjusted operating income(2)	538,879	531,767	559,967	488,352	418,032
Net income	133,334	432,876	397,905	306,373	264,757
Net (income) loss attributable to non-controlling and other beneficial interests(3)	5,182	(32,841)	(15,967)	(24,242)	(23,450)
Net income attributable to Eaton Vance Corp. shareholders	138,516	400,035	381,938	282,131	241,307
Adjusted net income attributable to Eaton Vance Corp. shareholders(2)	380,904	379,845	391,372	284,018	240,021

Balance Sheet Data:
Total assets(4)(5)	$4,949,298	$4,253,629	$3,599,328	$2,330,901	$1,730,382
Debt(5)(6)	621,348	620,513	619,678	618,843	571,773
Redeemable non-controlling interests (temporary equity)	222,854	285,915	335,097	250,823	109,028
Total Eaton Vance Corp. shareholders' equity	1,323,685	1,184,119	1,107,431	1,011,396	703,789
Non-redeemable non-controlling interests	—	—	1,000	864	786
Total permanent equity	1,323,685	1,184,119	1,108,431	1,012,260	704,575

Per Share Data:
Earnings per share:
Basic	$1.26	$3.63	$3.33	$2.54	$2.20
Diluted	1.20	3.50	3.11	2.42	2.12
Adjusted diluted(2)	3.29	3.32	3.18	2.44	2.11
Cash dividends declared	1.500	1.425	1.280	1.150	1.075

(1)	Fiscal year 2016, 2017 and 2018 revenue amounts have been restated to reflect Eaton Vance’s full retrospective adoption of Accounting Standard Update (ASU) 2014-09 on November 1, 2018.
(2)
Although Eaton Vance reports its financial results in accordance with U.S. generally accepted accounting principles (U.S. GAAP), its management believes that certain non-U.S. GAAP financial measures, specifically, adjusted operating income, adjusted net income attributable to Eaton Vance Corp. shareholders and adjusted earnings per diluted share, while not a substitute for U.S. GAAP financial measures, may be effective indicators of Eaton Vance’s performance over time. Non-U.S. GAAP financial measures should not be construed to be superior to U.S. GAAP measures. In calculating these non-U.S. GAAP financial measures, operating income, net income attributable to Eaton Vance Corp. shareholders and earnings per diluted share are adjusted to exclude items Eaton Vance’s management deems non-operating or non-recurring in nature, or otherwise outside the ordinary course of business. These adjustments may include, when applicable, the add back of closed-end fund structuring fees, costs associated with debt repayments and tax settlements, the tax impact of stock-based compensation shortfalls or windfalls, impairment charges, costs in connection with the proposed acquisition of Eaton Vance by Morgan Stanley and other acquisition-related items, and non-recurring charges for the effect of tax law changes. Adjustments to operating income also include the add-back of Eaton Vance’s management fee revenue received from consolidated sponsored funds and consolidated collateralized loan obligation (CLO) entities (collectively, consolidated investment entities) that are eliminated in consolidation and the non-management expenses of consolidated sponsored funds recognized in consolidation. Adjustments to net income attributable to Eaton Vance Corp. shareholders include the after-tax impact of these adjustments to operating income and the elimination of gains (losses) and other investment income (expense) of consolidated investment entities and other seed capital investments included in non-operating income (expense), as determined net of tax and non-controlling and other beneficial interests. Eaton Vance’s management and Board of Directors, as well as certain of Eaton Vance’s outside investors, consider these adjusted numbers a measure of Eaton Vance’s underlying operating performance. Eaton Vance’s management believes adjusted operating income, adjusted net income attributable to Eaton Vance Corp. shareholders and adjusted earnings per diluted share are important indicators of Eaton Vance’s operations because they exclude items that may not be indicative of, or are unrelated to, Eaton Vance’s core operating results, and may provide a useful baseline for analyzing trends in Eaton Vance’s underlying business. Eaton Vance’s use of these adjusted numbers, including reconciliations of operating income to adjusted operating income, net income attributable to Eaton Vance Corp. shareholders to adjusted net income attributable to Eaton Vance Corp. shareholders and earnings per diluted share to adjusted earnings per diluted share, is discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Item 7 of Eaton Vance’ s Annual Report on Form 10-K for the fiscal year ended October 31, 2020, which includes reconciliations for the years ended October 31, 2020, 2019 and 2018.

(3)
Net (income) loss of non-controlling and other beneficial interests reflects an increase of $0.5 million and $0.2 million in the estimated redemption value of non-controlling interests in Eaton Vance’s affiliates redeemable at other than fair value in fiscal 2017 and 2016, respectively. There were no holders of non-controlling interests in Eaton Vance’s affiliates redeemable at other than fair value in fiscal 2020, 2019 or 2018. Net income attributable to non-controlling and other beneficial interests also includes net income of $9.8 million in fiscal 2016 attributable to other beneficial interest holders of consolidated CLO entities. The net income of consolidated CLO entities in fiscal 2020, 2019, 2018 and 2017 was entirely attributable to Eaton Vance as a result of Eaton Vance’s application of the measurement alternative to Accounting Standard Codification (ASC) 820 for collateralized financing entities.

(4)
Total assets on October 31, 2020, 2019, 2018 and 2017 include $2.2 billion, $1.8 billion, $1.1 billion and $31.3 million of assets held by consolidated CLO entities, respectively. Eaton Vance did not consolidate any CLO entities as of October 31, 2016.

(5)
In fiscal 2017, Eaton Vance adopted ASU 2015-03, which requires certain debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability. Total assets and debt were each reduced by $2.2 million as of October 31, 2016 to reflect the reclassification of debt issuance costs from other assets to debt.

(6)
In fiscal 2017, Eaton Vance issued $300 million of 3.5 percent senior notes due April 2027 and used the net proceeds from the issuance in part to retire the remaining $250 million aggregate principal amount of its 6.5 percent senior notes due October 2017. Eaton Vance recognized a loss on extinguishment of debt totaling $5.4 million in conjunction with the retirement in fiscal 2017.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
The following tables set forth certain per share information for (a) Morgan Stanley on a historical basis for the fiscal year ended December 31, 2019 and the nine months ended September 30, 2020; (b) Morgan Stanley on a pro forma combined basis, assuming that the Mergers occurred on the dates indicated; (c) Eaton Vance on a historical basis for the twelve months ended October 31, 2019 and the nine months ended July 31, 2020; and (d) Eaton Vance on a pro forma equivalent basis, which was calculated by multiplying the corresponding pro forma combined data by the exchange ratio of 0.5833 contemplated by the Merger Agreement. The unaudited pro forma combined per share information was computed by combining the historical financial information of Morgan Stanley and Eaton Vance for the years ended December 31, 2019 and October 31, 2019, respectively, and for the nine months ended September 30, 2020 and July 31, 2020, respectively, assuming that the pro forma events occurred on January 1, 2019 and January 1, 2020, respectively, for earnings per share purposes and on December 31, 2019 and September 30, 2020, respectively, for book value per share purposes and reflects the effects of the acquisition method of accounting for business combinations. Although helpful in illustrating the financial characteristics of the combined company, this information does not reflect the anticipated benefits of expected cost and funding synergies, opportunities to earn additional revenue, the impact of any future restructuring costs or other factors.
The historical per share information of Morgan Stanley is derived from the audited consolidated financial statements of Morgan Stanley as of and for the year ended December 31, 2019 and unaudited consolidated financial statements of Morgan Stanley as of and for the nine months ended September 30, 2020, and the historical per share information of Eaton Vance is derived from the audited consolidated financial statements of Eaton Vance as of and for the year ended October 31, 2019 and the unaudited consolidated financial statements of Eaton Vance as of and for the nine months ended July 31, 2020.
The unaudited pro forma combined per share information has been presented for illustrative purposes only and is based on assumptions and estimates considered appropriate by Morgan Stanley’s management. The pro forma data presented does not represent what the actual results of operations and financial position would have been had the companies actually been combined as of the dates indicated. This information was prepared using estimated fair values and is subject to adjustment as additional information becomes available and as additional analysis is performed, and is not necessarily indicative of the future consolidated results of operations or financial position of the combined company. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma combined per share financial information.
Morgan Stanley and Eaton Vance declared and paid dividends during the periods presented. For more information on dividends of Morgan Stanley and Eaton Vance, see “Comparative Per Share Market Price and Dividend Information” beginning on page 28 of this information statement/prospectus.
You should read this information in conjunction with (i) the selected historical consolidated financial information and the related notes included elsewhere in this information statement/prospectus, (ii) the unaudited consolidated financial statements of Eaton Vance and related notes contained in Eaton Vance’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2020, which are not incorporated by reference into this information statement/prospectus, and (iii) the audited consolidated financial statements of Eaton Vance and related notes contained in Eaton Vance’s Annual Reports on Form 10-K for the years ended October 31, 2019 and October 31, 2020, (iv) the audited consolidated financial statements of Morgan Stanley and related notes contained in Morgan Stanley’s Form 10-K for the year ended December 31, 2019 and the unaudited consolidated financial statements of Morgan Stanley and related notes contained in Morgan Stanley’s Form 10-Q for the quarter ended September 30, 2020, which are incorporated by reference into this information statement/prospectus. For information on where you can obtain copies of this information, see “Where You Can Find More Information” beginning on page 154 of this information statement/prospectus.
	Morgan Stanley Twelve Months Ended 12/31/2019		Eaton Vance Twelve Months Ended 10/31/2019
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent(1)
Earnings-basic(2)	$5.26	$5.16	$3.63	$3.01
Earnings-diluted(2)	5.19	5.08	3.50	2.96
Cash dividends declared(3)	$1.30	N/A	1.425	N/A
Book value(4)	45.82	47.07	10.43	27.46

	Morgan Stanley Nine Months Ended 9/30/2020		Eaton Vance Nine Months Ended 7/31/2020
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent(1)
Earnings-basic(2)	$4.68	$4.54	$1.60	$2.65
Earnings-diluted(2)	4.62	4.48	1.55	2.61
Cash dividends declared(3)	1.05	N/A	1.125	N/A
Book value(4)	50.67	51.74	11.12	30.18
(1)
Amounts are calculated by multiplying unaudited pro forma combined per Morgan Stanley common share data amounts by the number of shares of Morgan Stanley Common Stock to be exchanged for each share of Eaton Vance Common Stock as part of the Mixed Consideration (0.5833 of a share of Morgan Stanley Common Stock for each share of Eaton Vance Common Stock).

(2)
Pro forma combined amounts are calculated by dividing the unaudited pro forma combined net income applicable to holders of common shares by the pro forma average number of shares of common stock outstanding for the applicable period.

(3)
Pro forma combined dividends per share data and corresponding per share pro forma equivalent data are not provided because the dividend policy for the combined company will be determined by the Morgan Stanley board of directors following completion of the Mergers.

(4)
Historical amounts are calculated by dividing the applicable total stockholders’ equity by the applicable total number of shares of common stock outstanding at the end of the applicable period. The pro forma combined amount is calculated by dividing the pro forma total stockholders’ equity by the pro forma number of shares of common stock outstanding at the end of the applicable period.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
Market Prices
The following table sets forth the closing price per share of Morgan Stanley Common Stock and per share of Eaton Vance Non-Voting Common Stock as reported on the NYSE on October 7, 2020, the last trading day prior to public announcement of the Mergers by Morgan Stanley and Eaton Vance on October 8, 2020, and on January 15, 2021, the most recent practicable trading day prior to the date of this information statement/prospectus for which this information was available. The table also shows the implied value of the Merger Consideration for each share of Eaton Vance Non-Voting Common Stock as of the same dates. This implied value was calculated by multiplying the three-day average volume-weighted average price of a share of Morgan Stanley Common Stock on the relevant date by the number of shares of Morgan Stanley Common Stock to be exchanged for each share of Eaton Vance Common Stock as part of the Mixed Consideration (0.5833 of a share of Morgan Stanley Common Stock for each share of Eaton Vance Common Stock) and then adding the amount of cash to be exchanged for each share of Eaton Vance Common Stock as part of the Mixed Consideration ($28.25).
	Morgan Stanley Common Stock	Eaton Vance Non- Voting Common Stock	Implied Per Share Value of Merger Consideration
October 7, 2020	$48.71	$40.94	$56.50
January 15, 2021	$75.24	$71.82	$72.37
The market prices of shares of Morgan Stanley Common Stock and Eaton Vance Non-Voting Common stock have fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this information statement/prospectus to the date the Mergers are completed. No assurance can be given concerning the market prices of shares of Morgan Stanley Common Stock and shares of Eaton Vance Non-Voting Common stock before completion of the Mergers or shares of Morgan Stanley Common Stock after completion of the Mergers. The aggregate proportion of the Merger Consideration payable in Morgan Stanley Common Stock is fixed and will not be adjusted for changes in the stock prices of either company before the Mergers are completed, and even if an Eaton Vance stockholder elects to receive all cash in the Mergers, the amount of cash to which such stockholder is entitled will depend on the price of Morgan Stanley Common Stock and the terms of the Merger Agreement described under “The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations” beginning on page 87 of this information statement/prospectus. As a result, any changes in the market price of Morgan Stanley Common Stock will have a corresponding effect on the market value of the Merger Consideration.
Dividends
Morgan Stanley currently pays a quarterly dividend on shares of Morgan Stanley Common Stock and last paid a quarterly dividend on November 13, 2020 of $0.35 per share. Under the terms of the Merger Agreement, during the period before completion of the Mergers, Morgan Stanley is not permitted to declare, set aside or pay or make any dividend or any other distribution in respect of Morgan Stanley Common Stock other than regular cash dividends in the ordinary course of business consistent with past practice or stock dividends subject to certain adjustments to the Merger Consideration. Morgan Stanley also currently pays dividends that are required to be paid pursuant to the terms of Morgan Stanley preferred stock outstanding and is permitted to continue to pay such dividends prior to the completion of the Mergers.
Eaton Vance currently pays a quarterly dividend on shares of Eaton Vance Common Stock and last paid a quarterly dividend on November 13, 2020 of $0.375 per share. Under the terms of the Merger Agreement, during the period before completion of the Mergers, Eaton Vance is not permitted to declare, set aside or pay any dividend or other distribution (other than the Special Dividend) in respect of Eaton Vance Common Stock other than regular cash dividends in the ordinary course of business consistent with past practice in an amount not to exceed $0.375 per share of Eaton Vance Common Stock per quarter (as such amount may be adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to Eaton Vance Common Stock). The Merger Agreement contemplated that Eaton Vance would pay prior to the Effective Time a cash dividend equal to $4.25 per share of Eaton Vance Common Stock to holders of record of shares of Eaton Vance Common Stock as of the applicable record date. The Special Dividend was paid by Eaton Vance on December 18, 2020 to holders of record on December 4, 2020.

In addition, the Merger Agreement provides that Morgan Stanley and Eaton Vance will coordinate the declaration of, record dates for and payment of dividends (other than the Special Dividend) in respect of their respective shares in order that holders of shares of Morgan Stanley Common Stock and Eaton Vance Common Stock do not receive two dividends or fail to receive one dividend for any quarter in respect of shares of Eaton Vance Common Stock, on the one hand, and shares of Morgan Stanley Common Stock issuable in the First Merger, on the other hand.
After completion of the Mergers, any former Eaton Vance stockholder who holds Morgan Stanley Common Stock into which shares of Eaton Vance Common Stock have been converted in connection with the Mergers will receive whatever dividends are declared and paid on Morgan Stanley Common Stock. However, no dividend or other distribution having a record date after completion of the Mergers will actually be paid with respect to any shares of Morgan Stanley Common Stock into which shares of Eaton Vance Common Stock have been converted in connection with the Mergers until the certificates formerly representing shares of Eaton Vance Common Stock have been surrendered (or the book-entry shares formerly representing shares of Eaton Vance Common Stock have been transferred), at which time any accrued dividends and other distributions on those shares of Morgan Stanley Common Stock with a payment date prior to such date will be paid without interest. Subject to the limitations set forth in the Merger Agreement, any future dividends by Morgan Stanley will be made at the discretion of the Morgan Stanley board of directors. Subject to the limitations set forth in the Merger Agreement, any future dividends by Eaton Vance after the execution of the Merger Agreement but prior to the completion of the Mergers will be made at the discretion of the Eaton Vance board of directors. There can be no assurance that any future dividends will be declared or paid by Morgan Stanley or Eaton Vance or as to the amount or timing of those dividends, if any.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this information statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 38 of this information statement/prospectus, the following risk factors should be considered carefully. You should also read and consider the risk factors associated with each of the businesses of Morgan Stanley and Eaton Vance because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found under Part I, Item 1A, “Risk Factors” in each of Morgan Stanley’s and Eaton Vance’s Annual Reports on Form 10-K for the year ended December 31, 2019 and the fiscal year ended October 31, 2019, respectively, filed with the SEC on February 27, 2020 and December 20, 2019, respectively, and in Morgan Stanley’s and Eaton Vance’s subsequent filings with the SEC, in each case, which are incorporated by reference into this information statement/prospectus. For information on where you can obtain copies of this information, see “Where You Can Find More Information” beginning on page 154 of this information statement/prospectus.
The price of Morgan Stanley Common Stock might decline prior to the completion of the Mergers, which would reduce the value of the Merger Consideration to be received by Eaton Vance stockholders pursuant to the Merger Agreement.
The market price of Morgan Stanley Common Stock at the time the Mergers are completed may vary significantly from the price on the date of the Merger Agreement.
Upon completion of the Mergers, Eaton Vance stockholders will be entitled to receive for each share of Eaton Vance Common Stock that they own, at the election of each stockholder, subject to automatic adjustment, consideration in the form of a combination of Morgan Stanley Common Stock and cash, only cash or only Morgan Stanley Common Stock. The aggregate amount of Merger Consideration payable in cash is fixed at $28.25 per share of Eaton Vance Common Stock and the aggregate amount of Merger Consideration payable in Morgan Stanley Common Stock is fixed at 0.5833 shares of Morgan Stanley Common Stock per share of Eaton Vance Common Stock. The aggregate amount of Merger Consideration will not be adjusted for changes in the stock prices of either company before the Mergers are completed. Even if an Eaton Vance stockholder elects to receive all cash in the Mergers, the amount of cash to which such stockholder is entitled will depend on the price of Morgan Stanley Common Stock and the terms of the Merger Agreement described under “The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations” beginning on page 87 of this information statement/prospectus. As a result, any changes in the market price of Morgan Stanley Common Stock before the Mergers are completed will have a corresponding effect on the market value of the Merger Consideration received. Neither party has a right to terminate the Merger Agreement based solely (and in and of itself) upon changes in the market price of Morgan Stanley Common Stock or Eaton Vance Non-Voting Common Stock.
The market price of Morgan Stanley Common Stock after the Mergers will be affected by factors different from those affecting the market price of Eaton Vance Common Stock, and may decline.
Upon completion of the Mergers, holders of shares of Eaton Vance Common Stock will become holders of shares of Morgan Stanley Common Stock. The businesses of Morgan Stanley differ from those of Eaton Vance in important respects; accordingly, the results of operations of Morgan Stanley after the Mergers, as well as the market price of Morgan Stanley Common Stock, will be affected by factors different from those affecting the results of operations of Eaton Vance. For further information on the respective businesses of Morgan Stanley and Eaton Vance and certain factors to consider in connection with those businesses, see the documents incorporated by reference into this information statement/prospectus and referred to in “Where You Can Find More Information” beginning on page 154 of this information statement/prospectus.
Additionally, the market price of Morgan Stanley Common Stock may fluctuate significantly following completion of the Mergers, and holders of Eaton Vance Common Stock could lose the value of their investment in Morgan Stanley Common Stock. The issuance of shares of Morgan Stanley Common Stock in the Mergers could on its own have the effect of depressing the market price for Morgan Stanley Common Stock. In addition, many Eaton Vance stockholders may decide not to hold the shares of Morgan Stanley Common Stock they receive as a result of the Mergers. Other Eaton Vance stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of Morgan Stanley Common Stock they receive as a result of the Mergers. Any such sales of Morgan Stanley Common Stock could have the effect of depressing the market price for Morgan Stanley Common Stock.

Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, the Morgan Stanley Common Stock, regardless of Morgan Stanley’s actual operating performance.
After completion of the Mergers, Morgan Stanley may fail to realize the anticipated benefits and cost savings of the Mergers, which could adversely affect the value of Morgan Stanley Common Stock.
The success of the Mergers will depend, in significant part, on Morgan Stanley’s ability to realize the anticipated benefits and cost savings from combining the businesses of Morgan Stanley and Eaton Vance. The ability of Morgan Stanley to realize these anticipated benefits and cost savings is subject to certain risks including:
•	Morgan Stanley’s ability to successfully combine the businesses of Morgan Stanley and Eaton Vance;
•	whether the combined business will perform as expected;
•	the possibility that Morgan Stanley paid more for Eaton Vance than the value Morgan Stanley will derive from the acquisition; and
•	the assumption of known and unknown liabilities of Eaton Vance.
If Morgan Stanley is not able to successfully combine the businesses of Morgan Stanley and Eaton Vance within the anticipated time frame, or at all, the anticipated cost savings and other benefits of the Mergers may not be realized fully, or at all, or may take longer to realize than expected, the combined business may not perform as expected and the value of the Morgan Stanley Common Stock (including the Merger Consideration) may be adversely affected.
Morgan Stanley and Eaton Vance have operated and, until completion of the Mergers, will continue to operate, independently, and there can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Morgan Stanley or Eaton Vance employees, the loss of clients, the disruption of either company’s or both companies’ ongoing businesses or in unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of Morgan Stanley and Eaton Vance in order to realize the anticipated benefits of the Mergers so the combined business performs as expected:
•	combining certain of the companies’ operations, financial, reporting and corporate functions;
•	integrating the companies’ technologies;
•	integrating and unifying the product offerings and services available to clients;
•	identifying and eliminating redundant and underperforming functions and assets;
•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;
•	maintaining existing agreements with commercial counterparties and avoiding delays in entering into new agreements with prospective commercial counterparties;
•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;
•	consolidating the companies’ administrative and information technology infrastructure;
•	coordinating sales, distribution and marketing efforts;
•	managing the movement of certain businesses and positions to different locations;
•	coordinating geographically dispersed organizations;
•	consolidating offices of Morgan Stanley and Eaton Vance that are currently in or near the same location; and
•	effecting potential actions that may be required in connection with obtaining regulatory approvals.
In addition, at times, the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the Mergers and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and the business of the combined company.

Morgan Stanley and Eaton Vance may have difficulty attracting, motivating and retaining executives and other employees in light of the Mergers.
Uncertainty about the effect of the Mergers on Morgan Stanley and Eaton Vance employees may impair Morgan Stanley’s and Eaton Vance’s ability to attract, retain and motivate personnel. Employee retention may be particularly challenging during the pendency of the Mergers, as employees of Morgan Stanley and Eaton Vance may experience uncertainty about their future roles with the combined business. In addition, pursuant to the terms of the Merger Agreement, upon obtaining the Eaton Vance Stockholder Approval, each share of Eaton Vance’s restricted stock and each restricted stock unit award that was then outstanding vested in full and was settled in unrestricted shares of Eaton Vance’s Non-Voting Common Stock. The accelerated vesting of restricted stock awards and restricted stock unit awards could result in key employee departures. If employees of Morgan Stanley or Eaton Vance depart, the integration of the companies may be more difficult and the combined business following the Mergers may be harmed. Furthermore, Morgan Stanley may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the businesses of Morgan Stanley or Eaton Vance, and Morgan Stanley’s ability to realize the anticipated benefits of the Mergers may be adversely affected. In addition, there could otherwise be disruptions to or distractions for the workforce and management associated with integrating employees into Morgan Stanley.
Completion of the Mergers is subject to many conditions; if these conditions are not satisfied or waived, the Mergers will not be completed.
The obligation of each of Morgan Stanley, Eaton Vance, Merger Sub 1 and Merger Sub 2 to complete the Mergers is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of a number of conditions, including, among others: (i) the Eaton Vance Stockholder Approval (which approval was obtained on October 7, 2020), (ii) (A) the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act (in respect of which early termination was granted on November 10, 2020) and (B) certain governmental filings and/or approvals (as described under “The Merger—Regulatory Approvals Required for the Merger” beginning on page 80 of this information statement/prospectus) having been made, obtained or received (or the waiting periods with respect thereto having expired or been terminated), as applicable (in the case of Morgan Stanley, Merger Sub 1’s and Merger Sub 2’s obligations to complete the Mergers, without the imposition of a requirement that Morgan Stanley or any of its subsidiaries (including Eaton Vance or its subsidiaries) take any action or comply with any restriction that Morgan Stanley would not be required to take or comply with under the applicable provisions of the Merger Agreement (see “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page 105 of this information statement/prospectus) and there being no pending litigation or similar legal action by any governmental authority in each case that seeks to impose a requirement that Morgan Stanley or any of its subsidiaries (including Eaton Vance or its subsidiaries) take any action or comply with any restriction that Morgan Stanley would not be required to take or comply with under the applicable provisions of the Merger Agreement (see “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page 105 of this information statement/prospectus), (iii) absence of (x) any applicable law or order preventing or making illegal the consummation of the Mergers or any of the other transactions contemplated by the Merger Agreement and (y) any litigation or similar legal action by any governmental authority (in any jurisdiction in which Morgan Stanley, Eaton Vance or any of their respective subsidiaries conducts material operations) seeking to prohibit or restrain the Mergers, (iv) approval for the listing on the NYSE of the shares of Morgan Stanley Common Stock to be issued in the Mergers, subject to official notice of issuance, (v)  in the case of Morgan Stanley, Merger Sub 1’s and Merger Sub 2’s obligations to complete the Mergers, the accuracy of the representations and warranties made in the Merger Agreement by Eaton Vance and, in the case of Eaton Vance’s obligation to complete the Merger, the accuracy of the representations and warranties made in the Merger Agreement by Morgan Stanley, in each case, as of the date of the Merger Agreement and as of the date of completion of the Mergers, subject to certain materiality thresholds, (vi)  in the case of Morgan Stanley, Merger Sub 1’s and Merger Sub 2’s obligations to complete the Mergers, performance in all material respects by Eaton Vance of the obligations required to be performed by Eaton Vance at or prior to the Effective Time, and, in the case of Eaton Vance’s obligation to complete the Mergers, performance in all material respects by Morgan Stanley, Merger Sub 1 and Merger Sub 2 of the obligations required to be performed by it at or prior to the Effective Time, (vii) in the case of Morgan Stanley, Merger Sub 1’s and Merger Sub 2’s obligations to complete the Mergers, the absence since the date of the Merger Agreement of a material adverse effect on Eaton Vance and, in the case of Eaton Vance’s obligation to complete the Mergers, the absence since the date of the Merger Agreement of a material adverse effect on Morgan Stanley (see “The Merger Agreement—Definition of ‘Material Adverse Effect’” beginning on page 98 of this information statement/prospectus for the definition of material adverse effect), (viii) the receipt by Morgan

Stanley of an opinion of Davis Polk, counsel to Morgan Stanley, to the effect that the Mergers, taken together as an integrated transaction, will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion shall be dated the closing date; provided that if Davis Polk does not render such opinion for any reason, this condition will nonetheless be satisfied if a third party nationally recognized law or accounting firm as reasonably agreed by Morgan Stanley and Eaton Vance renders such opinion to Morgan Stanley, (ix) the receipt by Eaton Vance of an opinion of WilmerHale, counsel to Eaton Vance, to the effect that the Mergers, taken together as an integrated transaction, will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion shall be dated the closing date; provided that if WilmerHale does not render such opinion for any reason, this condition will nonetheless be satisfied if a third party nationally recognized law or accounting firm as reasonably agreed by Morgan Stanley and Eaton Vance renders such opinion to Eaton Vance and (x) the Client Consent Percentage being at least 80% (see The Merger Agreement—Advisory Agreement Consents and Client Consent Percentage” beginning on page 95 of this information statement/prospectus for the definition of Client Consent Percentage).
For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Mergers, see “The Merger Agreement—Conditions to Completion of the Mergers” beginning on page 93 of this information statement/prospectus.
There can be no assurance that the conditions to the closing of the Mergers will be satisfied or waived or that the Mergers will be completed. See “Risk Factors—Failure to complete the Mergers could negatively impact the stock price and the future business and financial results of Morgan Stanley and Eaton Vance” beginning on page 34 of this information statement/prospectus.
In order to complete the Mergers, Morgan Stanley and Eaton Vance must make certain governmental filings and obtain certain governmental authorizations, and if such filings and authorizations are not made or granted or are granted with conditions to the parties, the closing of the Mergers may be jeopardized or the anticipated benefits of the Mergers could be reduced.
The closing of the Mergers is conditioned upon the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act (in respect of which early termination was granted on November 10, 2020) and other required governmental authorizations. Although Morgan Stanley and Eaton Vance have agreed in the Merger Agreement to use their reasonable best efforts, subject to certain limitations, to make certain governmental filings or obtain the required governmental authorizations, as the case may be, there can be no assurance that the relevant waiting periods will expire or that the relevant authorizations will be obtained. In addition, the governmental authorities with or from which these authorizations are required have broad discretion in administering the governing regulations. Adverse developments in Morgan Stanley’s or Eaton Vance’s regulatory standing or any other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally could affect whether and when required governmental authorizations are granted. As a condition to authorization of the Mergers, governmental authorities may impose requirements, limitations or costs or place restrictions on the conduct of Morgan Stanley’s business after completion of the Mergers. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying the closing of the Mergers or imposing additional material costs on or materially limiting the revenues of the combined company following the Mergers, or otherwise adversely affecting Morgan Stanley’s businesses and results of operations after completion of the Mergers. In addition, there can be no assurance that these terms, obligations or restrictions will not result in the delay or abandonment of the Mergers. See “The Merger Agreement—Conditions to Completion of the Mergers” and “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on pages 93 and 105, respectively, of this information statement/prospectus.
Morgan Stanley’s and Eaton Vance’s business relationships may be subject to disruption due to uncertainty associated with the Mergers.
Parties with which Morgan Stanley or Eaton Vance does business may experience uncertainty associated with the Mergers, including with respect to current or future business relationships with Morgan Stanley, Eaton Vance or the combined business. Morgan Stanley’s and Eaton Vance’s business relationships may be subject to disruption as parties with which Morgan Stanley or Eaton Vance does business may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Morgan Stanley, Eaton Vance or the combined business. These disruptions could have an adverse effect on the parties’ ability to complete the Mergers and the businesses, financial condition, results of operations or prospects of the combined business following the Mergers, including an adverse effect on Morgan Stanley’s ability to realize the anticipated benefits of the Mergers. The risk, and adverse effect, of such disruptions could be exacerbated by a delay in completion of the Mergers or termination of the Merger Agreement.
Certain of Eaton Vance’s executive officers and directors have interests in the Mergers that may be different from your interests as a stockholder of Eaton Vance or as a stockholder of Morgan Stanley.
In considering the recommendation of the Eaton Vance board of directors to vote for the approval of the Merger Agreement and the Mergers, Eaton Vance stockholders should be aware that the directors and executive officers of Eaton Vance may have interests in the Mergers that are different from, or in addition to, the interests of Eaton Vance stockholders generally, including potential accelerated vesting of equity awards and severance payments and certain arrangements and agreements with Morgan Stanley. The Eaton Vance board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and approving the Mergers, and in making its recommendation that the Voting Trust vote to approve the Merger Agreement and the Mergers and the other transactions contemplated by the Merger Agreement.
For more information, see “Interests of Eaton Vance’s Directors and Executive Officers in the Mergers” beginning on page 119 of this information statement/prospectus.
Failure to complete the Mergers could adversely affect the stock price and the future business and financial results of Morgan Stanley and Eaton Vance.
If the Mergers are not completed for any reason, the expected merger benefits will not be realized and Morgan Stanley’s and Eaton Vance’s ongoing businesses may be adversely affected. Failure to complete the Mergers would subject Morgan Stanley and Eaton Vance to a number of risks, including the following:
•	Morgan Stanley and Eaton Vance may experience adverse reactions from the financial markets, including negative effects on their respective stock prices;
•	Morgan Stanley and Eaton Vance may experience adverse reactions from their respective clients, regulators and employees;
•	Morgan Stanley and Eaton Vance will be required to pay certain costs relating to the Mergers, whether or not the Mergers are completed;
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the Merger Agreement places certain restrictions on the conduct of Morgan Stanley’s and Eaton Vance’s businesses prior to completion of the Mergers, and such restrictions, the waiver of which are subject to the written consent of the other party (in certain cases, not to be unreasonably withheld, conditioned or delayed), and subject to certain exceptions and qualifications, may prevent Eaton Vance and Morgan Stanley from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the Mergers that Morgan Stanley or Eaton Vance would have made, taken or pursued if these restrictions were not in place (see “The Merger Agreement—Conduct of Business Pending the Mergers” beginning on page 99 of this information statement/prospectus for a description of the restrictive covenants applicable to Eaton Vance and Morgan Stanley); and

•
matters relating to the Mergers (including integration planning) will require substantial commitments of time and resources by Morgan Stanley and Eaton Vance management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to either Morgan Stanley or Eaton Vance as an independent company.

In the event of a termination of the Merger Agreement under certain circumstances specified in the Merger Agreement, Eaton Vance may be required to pay a termination fee of $206 million to Morgan Stanley. To the extent that a termination fee is not promptly paid by Eaton Vance when due, Eaton Vance will also be required to pay any reasonable and documented costs and expenses (including reasonable legal fees and expenses) incurred by Morgan Stanley in connection with legal action taken to enforce the Merger Agreement that results in a judgment for such amount against Eaton Vance for failing to promptly pay such amount, together with interest on the unpaid fee.
There can be no assurance that the risks described above will not materialize. If any of those risks materialize, they may materially and adversely affect Morgan Stanley’s and/or Eaton Vance’s businesses, financial condition, financial results, ratings, stock prices and/or bond prices.

In addition, Morgan Stanley and Eaton Vance could be subject to litigation related to any failure to complete the Mergers or related to any legal proceeding commenced against Morgan Stanley or Eaton Vance to perform their respective obligations under the Merger Agreement. If the Mergers are not completed, these risks may materialize and may adversely affect Morgan Stanley’s and/or Eaton Vance’s businesses, financial condition, financial results, debt ratings, stock prices and/or market trading prices of Morgan Stanley’s and/or Eaton Vance’s bond prices.
The shares of Morgan Stanley Common Stock to be received by Eaton Vance stockholders upon completion of the Mergers will have different rights from shares of Eaton Vance Common Stock.
Upon completion of the Mergers, Eaton Vance stockholders will no longer be stockholders of Eaton Vance but will instead become stockholders of Morgan Stanley. Eaton Vance stockholders’ rights as stockholders will, after completion of the Mergers, be governed by Delaware law (rather than Maryland law) and the terms of the Morgan Stanley Certificate of Incorporation and the Morgan Stanley Bylaws are in some respects materially different than the terms of the Eaton Vance Charter and the Eaton Vance Bylaws, which currently govern the rights of Eaton Vance stockholders. See “Comparison of Stockholder Rights” beginning on page 132 of this information statement/prospectus for a discussion of the different rights associated with Morgan Stanley Common Stock.
After the Mergers, Eaton Vance stockholders will have a significantly lower ownership interest in Morgan Stanley than they currently have in Eaton Vance and may exercise less influence over management.
Based on the number of shares of Eaton Vance Common Stock and the Eaton Vance equity awards outstanding as of December 31, 2020, Morgan Stanley estimates that it will issue approximately 70 million shares of Morgan Stanley Common Stock pursuant to the Mergers. The actual number of shares of Morgan Stanley Common Stock to be issued and reserved for issuance in connection with the Mergers will be determined at completion of the Mergers based on the terms of the Merger Agreement and the number of shares of Eaton Vance Common Stock and the Eaton Vance equity awards outstanding at that time. Based on the number of shares of Eaton Vance Common Stock outstanding as of December 31, 2020, and the number of shares of Morgan Stanley Common Stock outstanding as of December 31, 2020, Morgan Stanley and Eaton Vance estimate that, as of immediately following completion of the Mergers, holders of Morgan Stanley Common Stock as of immediately prior to the Mergers will hold approximately 96% and holders of Eaton Vance Common Stock immediately prior to the Mergers will hold approximately 4%, of the outstanding shares of Morgan Stanley Common Stock (or, on a fully diluted basis, holders of Morgan Stanley Common Stock as of immediately prior to the Mergers will hold approximately 96% and holders of Eaton Vance Common Stock as of immediately prior to the Mergers will hold approximately 4% of the shares of Morgan Stanley Common Stock). Consequently, former Eaton Vance stockholders will have less influence over the management and policies of Morgan Stanley than they currently have over the management and policies of Eaton Vance.
Eaton Vance stockholders may receive a form or combination of consideration different from what they elect.
While each holder of Eaton Vance Common Stock entitled to the Merger Consideration may elect to receive, in connection with the Mergers, the Mixed Consideration, Cash Consideration or Stock Consideration, the total amount of cash and the total number of shares of Morgan Stanley Common Stock available for all Eaton Vance stockholders will be fixed. Accordingly, depending on the elections made by other Eaton Vance stockholders, a holder of Eaton Vance Common Stock that elects to receive all cash in connection with the Mergers may receive a portion of the Merger Consideration in Morgan Stanley Common Stock and a holder of Eaton Vance Common Stock that elects to receive all Morgan Stanley Common Stock in connection with the Mergers may receive a portion of the Merger Consideration in cash. See “The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations” beginning on page 87 of this information statement/prospectus for more information. If a holder of Eaton Vance Common Stock does not submit a properly completed and signed Form of Election to the Exchange Agent by the Election Deadline, then such stockholder will have no control over the type of Merger Consideration such stockholder may receive and will receive Mixed Consideration consisting of both cash and shares of Morgan Stanley Common Stock. No fractional shares of Morgan Stanley Common Stock will be issued in the Mergers, and Eaton Vance stockholders will receive cash in lieu of any fractional shares of Morgan Stanley Common Stock.
If you deliver shares of Eaton Vance Common Stock to make an election, you will not be able to sell those shares unless you revoke your election prior to the Election Deadline.
If you are a holder of Eaton Vance Common Stock and want to elect to receive the Cash Consideration or Stock Consideration in exchange for your shares, you must deliver to the Exchange Agent by the Election Deadline a properly completed Form of Election. Following the delivery of a completed Form of Election, you will not be able to transfer such shares of Eaton Vance Common Stock unless you revoke your election before the Election Deadline by providing written notice to the Exchange Agent. If you do not revoke your election before the Election Deadline, you will not be able to liquidate your investment in Eaton Vance Common Stock for any reason until you receive the Merger Consideration.
Eaton Vance stockholders are not entitled to appraisal rights in connection with the Mergers.
Appraisal rights are statutory rights of stockholders who have not voted in favor of the transaction and have complied with other requirements of Section 3-202 of the Maryland General Corporation Law (the “MGCL”) to demand and receive payment of the fair value of their shares in certain circumstances as determined in accordance with the MGCL instead of receiving the consideration offered to stockholders in connection with the transaction. Under the MGCL, the holders of shares of Eaton Vance Voting Common Stock and holders of shares of Eaton Vance Non-Voting Common Stock will not have rights to appraisal of the fair value of their shares in connection with the Mergers. See “The Mergers—No Dissenters’ or Appraisal Rights” beginning on page 82 of this information statement/prospectus.
Lawsuits may be filed against Eaton Vance and Morgan Stanley challenging the Mergers. An adverse ruling in any such lawsuit may prevent the Mergers from being completed.
One of the conditions to completion of the Mergers is the absence of any applicable law (including any order) being in effect that prohibits completion of the Mergers. Accordingly, if litigation is filed challenging the Mergers and a plaintiff is successful in obtaining an order enjoining completion of the Mergers, then such order may prevent the Mergers from being completed, or from being completed within the expected time frame.
Morgan Stanley and Eaton Vance will incur significant transaction and Mergers-related costs in connection with the Mergers.
Morgan Stanley and Eaton Vance expect to incur a number of non-recurring costs associated with the Mergers and combining the operations of the two companies. The significant, non-recurring costs associated with the Mergers include, among others, fees and expenses of financial advisors (which are described in “The Mergers—Opinions of Eaton Vance’s Financial Advisors” beginning on page 64 of this information statement/prospectus) and other advisors and representatives, certain employment-related costs relating to employees of Eaton Vance (which are described in “Interests of Eaton Vance’s Directors and Executive Officers in the Mergers” beginning on page 34 of this information statement/prospectus), filing fees due in connection with filings required under the HSR Act and filing fees and printing and mailing costs for this information statement/prospectus. Some of these costs have already been incurred or may be incurred regardless of whether the Mergers are completed, including a portion of the fees and expenses of financial advisors and other advisors and representatives and filing fees for this information statement/prospectus. Morgan Stanley also will incur transaction fees and costs related to formulating and implementing integration plans with respect to the two companies, including facilities and systems consolidation costs. Morgan Stanley continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Mergers and the integration of the two companies’ businesses. Although Morgan Stanley expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Morgan Stanley to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.
The Mergers may not be accretive, and may be dilutive, to Morgan Stanley’s earnings per share, which may negatively affect the market price of Morgan Stanley Common Stock following completion of the Mergers.
In connection with the completion of the Mergers, Morgan Stanley expects to issue approximately 70 million Morgan Stanley common shares and certain Eaton Vance equity awards are required to be converted into equity awards of Morgan Stanley pursuant to the Merger Agreement. The issuance of new Morgan Stanley common shares could have the effect of depressing the market price of Morgan Stanley Common Stock.
Morgan Stanley currently projects that the Mergers will result in a number of benefits, including enhanced competitive positioning and a platform from which to accelerate growth, and that it will ultimately be accretive to earnings per share. This projection is based on preliminary estimates that may materially change. However, future events and conditions could reduce or delay the accretion that is currently projected or result in the Mergers being dilutive to Morgan Stanley’s earnings per share, including adverse changes in market conditions, additional transaction and integration related costs and other factors such as the failure to realize some or all of the benefits anticipated in the Mergers. Any dilution of, reduction in or delay of any accretion to, Morgan Stanley’s earnings per share could cause the price of shares of Morgan Stanley Common Stock to decline or grow at a reduced rate.
The future results of the combined company may be adversely impacted if the combined company does not effectively manage its expanded operations following completion of the Mergers.
Following completion of the Mergers, the size of the combined company’s business will be significantly larger than the current size of either Morgan Stanley’s or Eaton Vance’s respective businesses. The combined company’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to implement an effective integration of the two companies and its ability to manage a combined business with significantly larger size and scope with the associated increased costs and complexity. There can be no assurances that the management of the combined company will be successful or that the combined company will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the Mergers.
Risks relating to Morgan Stanley and Eaton Vance.
Morgan Stanley and Eaton Vance are, and following completion of the Mergers, Morgan Stanley will continue to be, subject to the risks described in (i) Part I, Item 1A, “Risk Factors” in Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 27, 2020 (the “Morgan Stanley 2019 10-K”), Item 8.01, “Other Matters” in Morgan Stanley’s Current Report on Form 8-K filed with the SEC on April 16, 2020 and Item 8.01, “Other Matters” in Morgan Stanley’s Current Report on Form 8-K filed with the SEC on October 2, 2020, (ii) Part I, Item 1A, “Risk Factors” in Eaton Vance’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019 filed with the SEC on December 20, 2019 (the “Eaton Vance 2019 10-K”), and (iii) Morgan Stanley’s and Eaton Vance’s subsequent filings with the SEC, in each case, which are incorporated by reference into this information statement/prospectus. See “Where You Can Find More Information” beginning on page 154 of this information statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This information statement/prospectus, including the information included or incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Exchange Act. In addition, the management of Morgan Stanley or Eaton Vance may make forward-looking statements to analysts, investors, representatives of the media and others. Forward-looking statements include statements that refer to expectations, projections, or other characterizations of future events or circumstances and are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “assume,” “intend,” “plan,” “forecast,” “explore,” “predict,” “project,” “view,” “will,” “may,” “might,” “aim,” “target,” “intend,” “can,” “could,” “should,” “continue,” “build,” “improve,” “growth,” “increase,” “probably,” “potential,” “strategy,” “seek,” “objective” or the negatives thereof and other similar expressions. These forward-looking statements include, but are not limited to, statements about the anticipated benefits of the Mergers, including future financial and operating results and performance, statements about Morgan Stanley’s and Eaton Vance’s and the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services, financial projections and expected timing of completion of the Mergers.
These forward-looking statements, which reflect Morgan Stanley’s and Eaton Vance’s management’s beliefs, objectives and expectations as of the date of this information statement/prospectus, or in the case of any information included or incorporated by reference, as of the date of those documents, are necessarily estimates. Achievement of the expressed beliefs, objectives and expectations is subject to risks and uncertainties that could cause actual results to differ materially.
Factors that may cause actual results to differ include, but are not limited to: (i) the completion of the Mergers on anticipated terms and timing, including obtaining required regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the combined company’s operations and other conditions to the completion of the Mergers, including the possibility that any of the anticipated benefits of the Mergers will not be realized or will not be realized within the expected time period, (ii) the ability of Morgan Stanley and Eaton Vance to integrate the business successfully and to achieve anticipated synergies, risks and costs, (iii) potential litigation relating to the Mergers that could be instituted against Morgan Stanley, Eaton Vance or their respective directors, (iv) the risk that disruptions from the Mergers will harm Morgan Stanley’s and Eaton Vance’s business, including current plans and operations, (v) the ability of Morgan Stanley or Eaton Vance to retain and hire key personnel, (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Mergers, (vii) continued availability of capital and financing and rating agency actions, (viii) legislative, regulatory and economic developments, (ix) potential business uncertainty, including changes to existing business relationships, during the pendency of the Mergers that could affect Morgan Stanley’s and/or Eaton Vance’s financial performance, (x) certain restrictions during the pendency of the Mergers that may impact Morgan Stanley’s or Eaton Vance’s ability to pursue certain business opportunities or strategic transactions, (xi) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as Morgan Stanley’s or Eaton Vance’s management’s response to any of the aforementioned factors, (xii) dilution caused by Morgan Stanley’s issuance of additional shares of its common stock in connection with the Mergers and (xiii) the possibility that the Mergers may be more expensive to complete than anticipated, including as a result of unexpected factors or events.
Additional factors that could cause Morgan Stanley’s and Eaton Vance’s results to differ materially from those described in the forward-looking statements can be found in Morgan Stanley’s and Eaton Vance’s filings with the SEC, including the Morgan Stanley 2019 10-K and the Eaton Vance 2019 10-K.
You are cautioned not to place undue reliance on Morgan Stanley’s and Eaton Vance’s forward-looking statements, which speak only as of the date of this information statement/prospectus or the date of any information included or incorporated by reference in this information statement/prospectus. All subsequent written and oral forward-looking statements concerning the Mergers or other matters addressed in this information statement/prospectus and attributable to Morgan Stanley or Eaton Vance or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Morgan Stanley and Eaton Vance undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this information statement/prospectus or to reflect the occurrence of unanticipated events.

THE COMPANIES
Morgan Stanley
Morgan Stanley is a global financial services firm that maintains significant market positions in each of its business segments-Institutional Securities, Wealth Management and Investment Management. Morgan Stanley, through its subsidiaries and affiliates, provides a wide variety of products and services to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals. Unless the context otherwise requires, the terms “Morgan Stanley” or the “Firm” mean Morgan Stanley together with its consolidated subsidiaries.
A description of the clients and principal products and services of each of Morgan Stanley’s business segments is as follows:
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Institutional Securities provides investment banking, sales and trading, lending and other services to corporations, governments, financial institutions and high to ultra-high net worth clients. Investment banking services consist of capital raising and financial advisory services, including services relating to the underwriting of debt, equity and other securities, as well as advice on mergers and acquisitions, restructurings, real estate and project finance. Sales and trading services include sales, financing, prime brokerage and market making activities in the equity and fixed income businesses. Lending activities include originating corporate loans and commercial real estate loans, providing secured lending facilities, and extending financing to sales and trading customers. Other activities include Asia wealth management services, investments and research.

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Wealth Management provides a comprehensive array of financial services and solutions to individual investors and small to medium sized businesses and institutions covering: financial advisor-led brokerage and investment advisory services; self-directed brokerage services; financial and wealth planning services; stock plan administration services; annuity and insurance products; securities based lending, residential real estate loans and other lending products; banking; and retirement plan services.

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Investment Management provides investment strategies and products that span geographies, asset classes, and public and private markets to a diverse group of clients across institutional and intermediary channels. Strategies and products, which are offered through a variety of investment vehicles, include equity, fixed income, liquidity and alternative/other products. Institutional clients include defined benefit/defined contribution plans, foundations, endowments, government entities, sovereign wealth funds, insurance companies, third-party fund sponsors and corporations. Individual clients are generally served through intermediaries, including affiliated and non-affiliated distributors.

Morgan Stanley’s significant regulated U.S. and international subsidiaries include:
•	Morgan Stanley & Co. LLC, registered broker-dealer;
•	Morgan Stanley Smith Barney LLC, registered broker-dealer and investment adviser;
•	Morgan Stanley Investment Management, Inc., registered investment adviser;
•	Morgan Stanley Bank, N.A. and Morgan Stanley Private Bank, National Association, principal U.S. banking entities;
•	Morgan Stanley & Co. International plc, principal U.K. broker-dealer;
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Morgan Stanley MUFG Securities Co., Ltd., a joint venture company in Japan formed by Morgan Stanley and MUFG, in which Morgan Stanley owns a 40% economic interest and MUFG owns the other 60% economic interest; and

•	Morgan Stanley Europe SE, a German broker-dealer.
Morgan Stanley was originally incorporated under the laws of the State of Delaware on October 1, 1981, and its predecessor companies date back to 1924. Morgan Stanley Common Stock is traded on the NYSE under the symbol “MS.”
The principal executive offices of Morgan Stanley are located at 1585 Broadway, New York, New York 10036; its telephone number is (212) 761-4000; and its website is www.morganstanley.com.

Based on share ownership of Morgan Stanley that MUFG has disclosed in its filings with the SEC, as of December 11, 2020, MUFG beneficially owned approximately 20.9% of the outstanding shares of common stock of Morgan Stanley.
This information statement/prospectus incorporates important business and financial information about Morgan Stanley from other documents that are not included in or delivered with this information statement/prospectus. For a list of the documents that are incorporated by reference in this information statement/prospectus, see “Where You Can Find More Information” beginning on page 154 of this information statement/prospectus.
Eaton Vance Corp.
Eaton Vance provides advanced investment strategies and wealth management solutions to forward-thinking investors around the world. Through principal investment affiliates Eaton Vance Management, Parametric, Atlanta Capital, Calvert and Hexavest, Eaton Vance offers a diversity of investment approaches, encompassing bottom-up and top-down fundamental active management, responsible investing, systematic investing and customized implementation of client-specified portfolio exposures. As of July 31, 2020, Eaton Vance had consolidated assets under management of $507.4 billion. Exemplary service, timely innovation and attractive returns across market cycles have been hallmarks of Eaton Vance since 1924.
Eaton Vance Non-Voting Common Stock is traded on the New York Stock Exchange under the symbol “EV.” Following the Mergers, Eaton Vance Non-Voting Common Stock will be delisted from the New York Stock Exchange.
The principal executive office of Eaton Vance is located at Two International Place, Boston, Massachusetts 02110.
Additional information about Eaton Vance are included in documents incorporated by reference into this information statement/prospectus. For a list of documents that are incorporated by reference into this information statement/prospectus, see “Where You Can Find More Information” beginning on page 154 of this information statement/prospectus.
Mirror Merger Sub 1, Inc.
Merger Sub 1 is a wholly owned subsidiary of Morgan Stanley. Merger Sub 1 was formed solely for the purpose of completing the Mergers. Merger Sub 1 has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Mergers.
Merger Sub 1 was incorporated in the State of Maryland on October 5, 2020. The principal executive offices of Merger Sub 1 are located at 1585 Broadway, New York, New York 10036, and its telephone number is (212) 761-4000.
Mirror Merger Sub 2, LLC
Merger Sub 2 is a wholly owned subsidiary of Morgan Stanley. Merger Sub 2 was formed solely for the purpose of completing the Mergers. Merger Sub 2 has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Mergers.
Merger Sub 2 was formed in the State of Maryland on October 5, 2020. The principal executive offices of Merger Sub 2 are located at 1585 Broadway, New York, New York 10036, and its telephone number is (212) 761-4000.

THE MERGERS
General
This information statement/prospectus is being provided to holders of Eaton Vance Common Stock in connection with the Merger Agreement attached as Annex A to this information statement/prospectus and the transactions contemplated under such agreement.
The Merger Agreement provides for, among other things, the merger of Merger Sub 1 with and into Eaton Vance, with Eaton Vance continuing as the Surviving Corporation and a wholly owned subsidiary of Morgan Stanley, immediately followed by the Surviving Corporation merging with and into Merger Sub 2, with Merger Sub 2 continuing as the Surviving Company and a wholly owned subsidiary of Morgan Stanley. You are urged to read the Merger Agreement in its entirety because it is the legal document that governs the Mergers. For additional information about the Mergers, see “The Merger Agreement—Structure of the Mergers” and “The Merger Agreement—Merger Consideration” beginning on pages 84 and 85, respectively, of this information statement/prospectus.
If the Mergers are completed, each outstanding share of Eaton Vance Common Stock (with certain exceptions described in this information statement/prospectus) will be converted into the right to receive, at the election of the holders of such shares of Eaton Vance Common Stock, either (i) a combination of shares of Morgan Stanley Common Stock and cash, (ii) an amount of all cash or (iii) an amount of all shares of Morgan Stanley Common Stock, in each of cases (ii) and (iii), subject to the automatic adjustment procedures described below under “The Merger Agreement – Merger Consideration” beginning on page 85 of this information statement/prospectus. The closing price per share of Eaton Vance Non-Voting Common Stock on October 7, 2020, the last trading day before the public announcement of the Mergers, was $40.94. Based on the 3-day volume-weighted average price of a share of Morgan Stanley Common Stock prior to October 7, 2020, the Merger Consideration represented approximately $56.50 in implied value for each share of Eaton Vance Common Stock. The closing price per share of Eaton Vance Non-Voting Common Stock on January 15, 2021, the most recent practicable trading day prior to the date of this information statement/prospectus for which this information was available, was $71.82. Based on the three-day volume-weighted average price of a share of Morgan Stanley Common Stock on January 15, 2021 of $75.64, the Merger Consideration represented approximately $72.37 in implied value for each share of Eaton Vance Common Stock. The market price of Morgan Stanley Common Stock when Eaton Vance stockholders receive those shares after the Mergers are completed could be greater than, less than or the same as the market price of shares of Morgan Stanley Common Stock on the date of this information statement/prospectus.
The Parties
 Morgan Stanley
Morgan Stanley is a global financial services firm that maintains significant market positions in each of its business segments-Institutional Securities, Wealth Management and Investment Management. Morgan Stanley, through its subsidiaries and affiliates, provides a wide variety of products and services to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals. Unless the context otherwise requires, the terms “Morgan Stanley” or the “Firm” mean Morgan Stanley together with its consolidated subsidiaries.
A description of the clients and principal products and services of each of Morgan Stanley’s business segments is as follows:
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Institutional Securities provides investment banking, sales and trading, lending and other services to corporations, governments, financial institutions and high to ultra-high net worth clients. Investment banking services consist of capital raising and financial advisory services, including services relating to the underwriting of debt, equity and other securities, as well as advice on mergers and acquisitions, restructurings, real estate and project finance. Sales and trading services include sales, financing, prime brokerage and market making activities in the equity and fixed income businesses. Lending activities include originating corporate loans and commercial real estate loans, providing secured lending facilities, and extending financing to sales and trading customers. Other activities include Asia wealth management services, investments and research.

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Wealth Management provides a comprehensive array of financial services and solutions to individual investors and small to medium sized businesses and institutions covering: financial advisor-led brokerage and investment advisory services; self-directed brokerage services; financial and wealth planning services; stock plan administration services; annuity and insurance products; securities based lending, residential real estate loans and other lending products; banking; and retirement plan services.
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Investment Management provides investment strategies and products that span geographies, asset classes, and public and private markets to a diverse group of clients across institutional and intermediary channels. Strategies and products, which are offered through a variety of investment vehicles, include equity, fixed income, liquidity and alternative/other products. Institutional clients include defined benefit/defined contribution plans, foundations, endowments, government entities, sovereign wealth funds, insurance companies, third-party fund sponsors and corporations. Individual clients are generally served through intermediaries, including affiliated and non-affiliated distributors.

Morgan Stanley’s significant regulated U.S. and international subsidiaries include:
•	Morgan Stanley & Co. LLC, registered broker-dealer;
•	Morgan Stanley Smith Barney LLC, registered broker-dealer and investment adviser;
•	Morgan Stanley Investment Management, Inc., registered investment adviser;
•	Morgan Stanley Bank, N.A. and Morgan Stanley Private Bank, National Association, principal U.S. banking entities;
•	Morgan Stanley & Co. International plc, principal U.K. broker-dealer;
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Morgan Stanley MUFG Securities Co., Ltd., a joint venture company in Japan formed by Morgan Stanley and MUFG, in which Morgan Stanley owns a 40% economic interest and MUFG owns the other 60% economic interest; and

•	Morgan Stanley Europe SE, a German broker-dealer.
Morgan Stanley was originally incorporated under the laws of the State of Delaware on October 1, 1981, and its predecessor companies date back to 1924. Morgan Stanley Common Stock is traded on the NYSE under the symbol “MS.”
The principal executive offices of Morgan Stanley are located at 1585 Broadway, New York, New York 10036; its telephone number is (212) 761-4000; and its website is www.morganstanley.com.
Based on share ownership of Morgan Stanley that MUFG has disclosed in its filings with the SEC, as of December 11, 2020, MUFG beneficially owned approximately 20.9% of the outstanding shares of Common Stock of Morgan Stanley.
This information statement/prospectus incorporates important business and financial information about Morgan Stanley from other documents that are not included in or delivered with this information statement/prospectus. For a list of the documents that are incorporated by reference in this information statement/prospectus, see “Where You Can Find More Information” beginning on page 154 of this information statement/prospectus.
 Eaton Vance
Eaton Vance provides advanced investment strategies and wealth management solutions to forward-thinking investors around the world. Through principal investment affiliates Eaton Vance Management, Parametric, Atlanta Capital, Calvert and Hexavest, Eaton Vance offers a diversity of investment approaches, encompassing bottom-up and top-down fundamental active management, responsible investing, systematic investing and customized implementation of client-specified portfolio exposures. As of July 31, 2020, Eaton Vance had consolidated assets under management of $507.4 billion. Exemplary service, timely innovation and attractive returns across market cycles have been hallmarks of Eaton Vance since 1924.
Eaton Vance Non-Voting Common Stock is traded on the New York Stock Exchange under the symbol “EV.” Following the Mergers, Eaton Vance Non-Voting Common Stock will be delisted from the New York Stock Exchange.

The principal executive office of Eaton Vance is located at Two International Place, Boston, Massachusetts 02110.
Additional information about Eaton Vance are included in documents incorporated by reference into this information statement/prospectus. For a list of documents that are incorporated by reference into this information statement/prospectus, see “Where You Can Find More Information” beginning on page 154 of this information statement/prospectus.
 Mirror Merger Sub 1, Inc.
Merger Sub 1 is a wholly owned subsidiary of Morgan Stanley. Merger Sub 1 was formed solely for the purpose of completing the Mergers. Merger Sub 1 has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Mergers.
Merger Sub 1 was incorporated in the State of Maryland on October 5, 2020. The principal executive offices of Merger Sub 1 are located at 1585 Broadway, New York, New York 10036, and its telephone number is (212) 761-4000.
 Mirror Merger Sub 2, LLC
Merger Sub 2 is a wholly owned subsidiary of Morgan Stanley. Merger Sub 2 was formed solely for the purpose of completing the Mergers. Merger Sub 2 has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Mergers.
Merger Sub 2 was formed in the State of Maryland on October 5, 2020. The principal executive offices of Merger Sub 2 are located at 1585 Broadway, New York, New York 10036, and its telephone number is (212) 761-4000.
Background of the Mergers
As part of its ongoing oversight of Eaton Vance’s business, the Eaton Vance board of directors, together with Eaton Vance senior management, regularly reviews Eaton Vance’s operations and strategy, competitive position, prospects and opportunities to increase stockholder value.
Similarly, the Morgan Stanley board of directors, together with Morgan Stanley senior management, regularly reviews Morgan Stanley’s operations and strategy, competitive position, prospects and opportunities to increase stockholder value.
On April 2, 2020, a representative of a company referred to herein as Party A contacted Thomas E. Faust Jr., Eaton Vance’s Chairman, Chief Executive Officer and President to inquire whether Eaton Vance might be interested in pursuing a business combination with Party A.
On April 3, 2020, the Eaton Vance board of directors held a videoconference to discuss Eaton Vance’s response to the COVID-19 pandemic and related matters. Participating in the videoconference were Laurie Hylton, Eaton Vance’s Vice President and Chief Financial Officer, and Frederick S. Marius, Eaton Vance’s Vice President, Secretary and Chief Legal Officer. During the videoconference, Mr. Faust informed the Eaton Vance board of directors of the inquiry he received from the Party A representative the previous day. The Eaton Vance board of directors responded by advising Mr. Faust to pursue additional discussions with Party A.
On April 15, 2020, the Eaton Vance board of directors held a regularly scheduled meeting by videoconference, which was attended by Ms. Hylton and Mr. Marius. At the meeting, Mr. Faust reported to the Eaton Vance board of directors on further discussions with representatives of Party A.
On May 7, 2020, Eaton Vance and Party A entered into the mutual nondisclosure agreement, which included, among other provisions, a one-year standstill provision that would cease to apply by its terms upon Eaton Vance’s entry into a definitive agreement to be acquired by another party.
On May 11, 2020, Mr. Faust and Brian D. Langstraat, Chief Executive Officer of Parametric and a member of the Eaton Vance board of directors, participated in a videoconference with representatives of Party A to discuss certain due diligence matters.
On May 18, 2020, the audit committee of the Eaton Vance board of directors held a regularly scheduled telephonic meeting, which was attended by the full Eaton Vance board of directors, Ms. Hylton and Mr. Marius. In executive session with the full Eaton Vance board of directors, Mr. Faust reported on the communications between representatives of Eaton Vance and representatives of Party A since the meeting of the Eaton Vance board of directors held on April 15, 2020. Mr. Faust also informed the Eaton Vance board of directors about his discussions with representatives of Centerview, an investment banking firm that had previously done work for Eaton Vance, to engage Centerview as financial advisor to advise the Eaton Vance board of directors in connection with a potential strategic transaction involving Eaton Vance.
On May 21, 2020, the Eaton Vance board of directors held a special meeting by teleconference, which was attended by Ms. Hylton, Mr. Marius and representatives of WilmerHale, Eaton Vance’s corporate counsel. During the meeting, the representatives of WilmerHale reviewed the duties of the members of the Eaton Vance board of directors under Maryland law in connection with the Eaton Vance board of directors’ evaluation of a potential strategic transaction involving Eaton Vance and related considerations. Based on, among other factors, Centerview’s qualifications, professional reputation and industry expertise, the Eaton Vance board of directors approved the engagement of Centerview to serve as financial advisor to Eaton Vance in connection with a potential strategic transaction. The engagement was memorialized in an engagement letter between Eaton Vance and Centerview entered into on May 28, 2020.
On June 10, 2020, the Eaton Vance board of directors held a special meeting by videoconference, which was attended by Ms. Hylton, Mr. Marius, representatives of Centerview and a representative of WilmerHale. During the meeting, Mr. Faust, Mr. Langstraat and Ms. Hylton reviewed the financial forecasts prepared by Eaton Vance management in response to Party A’s due diligence request (the “Eaton Vance Forecasts”), including the material assumptions reflected in the Eaton Vance Forecasts. After consideration, the Eaton Vance board of directors approved the Eaton Vance Forecasts for use in connection with a potential strategic transaction involving Eaton Vance and authorized providing the Eaton Vance Forecasts to Party A. The Eaton Vance Forecasts are summarized below in “The Mergers—Certain Eaton Vance Forecasts” beginning on page 61 of this information statement/prospectus.
On June 11, 2020, at the direction of the Eaton Vance board of directors, representatives of Centerview made the Eaton Vance Forecasts available to representatives of Party A.
During the period between the middle of June and late August 2020, representatives of Party A had a series of videoconference and telephonic meetings with representatives of Eaton Vance and representatives of Centerview in connection with Party A’s due diligence investigation of Eaton Vance and in connection with Eaton Vance’s reverse due diligence investigation of Party A.
On July 8, 2020, representatives of Party A submitted to Mr. Faust by electronic mail a non-binding written proposal (the “Party A Initial Proposal”) for Party A to acquire Eaton Vance in an all-stock transaction in which each share of Eaton Vance Common Stock would be converted into the right to receive at closing a specified number of shares of Party A common stock. Based on the closing market price per share of Party A’s common stock on July 8, 2020, the Party A Initial Proposal implicitly valued Eaton Vance Common Stock at $48.52 per share on that date. The Party A Initial Proposal was subject to, among other conditions, Party A’s completion of its due diligence investigation of Eaton Vance, the negotiation of a definitive agreement and arrangements with holders of Eaton Vance Voting Common Stock providing for approval of the proposed transaction, and final approval of the boards of directors of Party A and Eaton Vance.
On July 9, 2020, the Eaton Vance board of directors held a special meeting by videoconference, which was attended by Ms. Hylton, Mr. Marius, representatives of Centerview and a representative of WilmerHale, to discuss the Party A Initial Proposal. During the meeting, the representative of WilmerHale reviewed the duties of the members of the Eaton Vance board of directors under Maryland law in connection with the Eaton Vance board of directors’ evaluation of the Party A Initial Proposal and any potential alternatives. The Eaton Vance board of directors then reviewed Centerview’s relationship disclosure with respect to Party A and concluded that the relationships between Centerview and Party A disclosed therein did not present a material conflict of interest. The representatives of Centerview reviewed the terms of the Party A Initial Proposal and discussed strategic perspectives on Party A and its recent stock price and financial performance compared to its peers, as well as an overview of its business. The representatives of Centerview also reviewed potential process and strategic alternatives, including whether Eaton Vance should proceed with a single bidder process, whether Eaton Vance should conduct a market check with a select group of other potential bidders or engage in a broader outreach process, whether Eaton Vance should reject the Party A Initial Proposal to focus on its stand-alone business plan and whether Eaton Vance should consider transactions other than a sale of Eaton Vance. Following discussions, the Eaton Vance board of directors authorized and directed management and Centerview to contact Morgan Stanley and the companies referred to herein as Party B and Party C as part of a market check to gauge their interest in pursuing a potential strategic transaction with Eaton Vance and, subject to entering into a nondisclosure agreement, to provide each such party with confidential information regarding Eaton Vance. It was the consensus of the Eaton Vance board of directors that Morgan Stanley, Party B and Party C were the parties, in addition to Party A, to be most likely to have an interest in pursuing a strategic transaction with Eaton Vance and to have the financial and other resources necessary to complete a transaction on terms that the Eaton Vance board of directors would find acceptable. The Eaton Vance board of directors discussed whether other parties should be contacted as part of the market check and, taking into account the recommendations of management and the discussions with Centerview, concluded that the potential benefit of contacting parties beyond Party A, Morgan Stanley, Party B and Party C at that time was outweighed by the risk that contacting additional parties would adversely affect Eaton Vance’s business and operations, including by distracting management and/or resulting in leaks or market rumors that could harm Eaton Vance, and that, therefore, additional parties should not be contacted at that time.
On July 10, 2020, at the direction of the Eaton Vance board of directors, representatives of Centerview separately contacted representatives of each of Morgan Stanley, Party B and Party C by telephone to inquire as to their interest in pursuing a potential strategic transaction involving Eaton Vance and provided to each party by electronic mail a proposed form of nondisclosure agreement to facilitate further discussions regarding a potential strategic transaction.
On July 13, 2020, Eaton Vance and Party B entered into a nondisclosure agreement, which included, among other provisions, a one-year standstill provision that would cease to apply by its terms upon Eaton Vance’s entry into a definitive agreement to be acquired by another party.
On July 14, 2020, Eaton Vance and Morgan Stanley entered into a nondisclosure agreement, which included, among other provisions, a one-year standstill provision that would cease to apply by its terms upon Eaton Vance’s entry into a definitive agreement to be acquired by another party.
On July 14, 2020, at the direction of the Eaton Vance board of directors, representatives of Centerview then separately provided to representatives of Morgan Stanley and representatives of Party B by electronic mail a copy of a confidential management presentation regarding Eaton Vance’s business (the “Management Presentation”). Also on July 14, 2020, a representative of Party C informed representatives of Centerview that Party C had decided not to pursue a strategic transaction with Eaton Vance.
On July 15, 2020, the Eaton Vance board of directors held a regularly scheduled meeting by videoconference, which was attended by Ms. Hylton, Mr. Marius, representatives of Centerview and a representative of WilmerHale. During the meeting, the Eaton Vance board of directors discussed with management and the Centerview representatives the Party A Initial Proposal and the status of discussions between Eaton Vance and each of Morgan Stanley, Party B and Party C (including that Party C had decided not to pursue a strategic transaction with Eaton Vance). At the meeting, representatives of Centerview provided their preliminary valuation perspectives on the Party A Initial Proposal, including by reviewing (i) the Eaton Vance Forecasts and the material assumptions reflected therein, (ii) a summary of the preliminary financial analyses performed by Centerview (including by summarizing the various judgments and assumptions reflected in such financial analyses and the rationale therefor) and (iii) Centerview’s preliminary valuation perspectives on Party A. Following discussion, the Eaton Vance board of directors directed management to indicate to Party A that the valuation reflected in the Party A Initial Proposal was inadequate, but that Eaton Vance would be willing to continue due diligence activities with Party A to facilitate a revised proposal at a higher valuation. The Eaton Vance board of directors then discussed whether Eaton Vance should invite other parties to participate in Eaton Vance’s market check at that time, taking into account the potential advantage that contacting additional parties could increase competition and lead to a higher valuation and the disadvantage that contacting additional parties could adversely affect Eaton Vance’s business and operations, including by distracting management and/or resulting in leaks or market rumors that could harm Eaton Vance. Following the discussion, it was the consensus of the Eaton Vance board of directors, consistent with the recommendation of management and taking into account discussions with Centerview, that management should invite the company referred to as Party D to participate in Eaton Vance’s market check.
On July 16, 2020, Mr. Faust met by videoconference with a representative of Party A to convey that the Eaton Vance board of directors considered the valuation reflected in the Party A Initial Proposal to be inadequate, but that Eaton Vance would be willing to continue due diligence activities with Party A to facilitate Party A submitting a revised proposal at a higher valuation.

On July 16, 2020 and July 17, 2020, at the direction of the Eaton Vance board of directors, representatives of Centerview contacted representatives of Party D by telephone to inquire as to Party D’s interest in pursuing a potential strategic transaction involving Eaton Vance and provided to representatives of Party D by electronic mail a proposed form of nondisclosure agreement to facilitate further discussions regarding a potential strategic transaction with Eaton Vance.
Also on July 17, 2020, Eaton Vance provided certain representatives of Morgan Stanley with access to a virtual data room that contained materials and information applicable to Morgan Stanley’s due diligence investigation of Eaton Vance and the potential transaction, including the Eaton Vance Forecasts.
During the period between the middle of July and early September 2020, representatives of Morgan Stanley had a series of videoconference and telephonic meetings with representatives of Eaton Vance and representatives of Centerview in connection with Morgan Stanley’s due diligence investigation of Eaton Vance and in connection with Eaton Vance’s reverse due diligence investigation of Morgan Stanley.
On July 21, 2020, Mr. Faust, Mr. Langstraat, Ms. Hylton and representatives of Centerview met with representatives of Party B by videoconference to provide an overview of Eaton Vance’s business and other information applicable to Party B’s evaluation of a potential strategic transaction with Eaton Vance.
On July 22, 2020, Mr. Faust and representatives of Centerview met with representatives of Party D by videoconference, during which Mr. Faust provided an overview of Eaton Vance’s business.
On July 25, 2020, a representative of Party D informed representatives of Centerview that Party D had decided not to pursue a strategic transaction with Eaton Vance.
On July 28, 2020, representatives of Eaton Vance and Centerview held a videoconference meeting with representatives of Party B in connection with Party B’s due diligence investigation of Eaton Vance.
On July 29, 2020, a representative of Party B informed representatives of Centerview that Party B had decided not to pursue a strategic transaction with Eaton Vance.
On August 4, 2020, representatives of the Eaton Vance board of directors and management, led by Mr. Faust and Ms. Hylton, and representatives of Centerview met by videoconference with Party A’s Chief Financial Officer and other representatives of Party A as part of Eaton Vance’s and Centerview’s evaluation of Party A’s business outlook and the prospects for Party A common stock over the period until the closing of a potential transaction between Eaton Vance and Party A, and thereafter.
Also on August 4, 2020, a representative of WilmerHale sent to Party A’s legal counsel a proposed form of merger agreement, which contemplated an acquisition of Eaton Vance by Party A in an all-stock transaction at an unspecified value and exchange ratio, contemplated that Party A would not require any employees of Eaton Vance to enter into employment arrangements with Party A as a precondition to execution of the merger agreement, contemplated that the Eaton Vance board of directors would have the right to terminate the merger agreement to accept a superior proposal or to change its recommendation in response to an intervening event prior to receipt of the Eaton Vance Stockholder Approval, required Party A to pay Eaton Vance an unspecified termination fee if requisite regulatory and antitrust approvals were not obtained, obligated Eaton Vance to use reasonable best efforts to obtain the Eaton Vance Stockholder Approval within 15 business days after the registration statement contemplated by the merger agreement was declared effective, gave each party the right to terminate the merger agreement if the Eaton Vance Stockholder Approval were not obtained by such date and required as a closing condition that Eaton Vance obtain consent from clients representing at least 70% of Eaton Vance’s management fee revenue run-rate calculated as of specified measurement date. During the period between August 4, 2020 and August 28, 2020, representatives of WilmerHale and representatives of Party A’s legal counsel exchanged drafts of the proposed merger agreement, culminating in the delivery by Party A’s legal counsel to representatives of WilmerHale on August 28, 2020 of a revised form of merger agreement, which indicated that, as a condition to Party’s A willingness to enter into the merger agreement with Eaton Vance, Party A required that certain employees of Eaton Vance enter into employee offer letters and restrictive covenant agreements with Party A, eliminated the right of the Eaton Vance board of directors to terminate the merger agreement to accept a superior proposal or to change its recommendation in response to an intervening event prior to receipt of the Eaton Vance Stockholder Approval, eliminated Party A’s obligations to pay Eaton Vance a termination fee if requisite regulatory and antitrust approvals were not obtained, gave Party A (but not Eaton Vance) the right to terminate the merger agreement if the Eaton Vance Stockholder

Approval were not obtained within 24 hours after the execution of the merger agreement and required as a closing condition that Eaton Vance obtain consent from clients representing at least 75% of Eaton Vance’s management fee revenue run-rate calculated as of specified measurement date.
Also on August 4, 2020, Mr. Faust and James Gorman, Chairman and Chief Executive Officer of Morgan Stanley, met by videoconference. During the meeting, Mr. Faust and Mr. Gorman discussed the potential acquisition of Eaton Vance by Morgan Stanley and the form and amount of consideration that Morgan Stanley might be willing to offer Eaton Vance stockholders. Mr. Gorman informed Mr. Faust that Morgan Stanley would not commence a transaction with Eaton Vance until after the closing of Morgan Stanley’s then-pending acquisition of E*TRADE Financial Corporation (“E*TRADE”), which he told Mr. Faust he believed would likely occur before October 15, 2020.
On August 5, 2020, representatives of Morgan Stanley and Mr. Faust participated in a teleconference during which the potential valuation of Eaton Vance in a transaction with Morgan Stanley was discussed. Later on August 5, 2020, representatives of Morgan Stanley sent to Eaton Vance a letter describing Morgan Stanley’s views of the rationale and benefits of a potential transaction.
On August 6, 2020, the Eaton Vance board of directors held a special meeting by videoconference, which was attended by Ms. Hylton, Mr. Marius, representatives of Centerview and a representative of WilmerHale, to discuss the communications with Morgan Stanley, Party A, Party B and Party D since the meeting of the Eaton Vance board of directors held on July 15, 2020. The representatives of Centerview reported that each of Party B and Party D had decided not to pursue a strategic transaction with Eaton Vance and that Eaton Vance remained in discussions with each of Morgan Stanley and Party A regarding a potential strategic transaction. The Eaton Vance board of directors then discussed potential communications with each of Morgan Stanley and Party A. After the discussion, the Eaton Vance board of directors directed management to communicate to Morgan Stanley that, while the Eaton Vance board of directors was unwilling to delay its process in light of Morgan Stanley’s timing constraints, the Eaton Vance board of directors would give due consideration to a strategic transaction proposal received from Morgan Stanley. The Eaton Vance board of directors also directed management to communicate to Party A a counterproposal to increase the exchange ratio in a proposed strategic transaction with Party A to a number of shares of Party A common stock per share of Eaton Vance Common Stock that implicitly valued Eaton Vance Common Stock at $55.91 per share based on the closing market price per share of Party A common stock on August 6, 2020 (the “Party A Counterproposal”). As part of the Party A Counterproposal, the Eaton Vance board of directors authorized and directed management to inform Party A that one or more other parties had expressed interest in a strategic transaction with Eaton Vance, but that Eaton Vance would be willing to negotiate exclusively with Party A if Party A were to respond quickly to accept the Party A Counterproposal.
During the period between August 7, 2020 and August 11, 2020, Mr. Gorman and Mr. Faust had multiple videoconference meetings to further discuss the consideration that Morgan Stanley might be willing to offer Eaton Vance stockholders in connection with the potential acquisition of Eaton Vance by Morgan Stanley, the mix of such consideration between cash and Morgan Stanley Common Stock, and the timing of executing a potential definitive merger agreement.
On August 10, 2020, Mr. Faust met by videoconference with a representative of Party A to convey the Party A Counterproposal. Mr. Faust informed the Party A representative that one or more other parties had expressed interest in a strategic transaction with Eaton Vance, but that Eaton Vance would be willing to negotiate exclusively with Party A if Party A were to respond quickly to accept the Party A Counterproposal.
On August 12, 2020, Eaton Vance received from Morgan Stanley a non-binding written proposal (the “Morgan Stanley Initial Proposal”) for the acquisition of Eaton Vance by Morgan Stanley at a value of $55.00 per share of Eaton Vance Common Stock, financed with 50% cash and 50% Morgan Stanley Common Stock, with the consideration including a fixed cash component and a fixed exchange ratio to be set at a later date prior to execution of a definitive merger agreement based on agreed-upon terms. The Morgan Stanley Initial Proposal stated Morgan Stanley’s expectation that the E*TRADE transaction would close on or around October 1, 2020, and represented that Morgan Stanley would move expeditiously to execute a definitive merger agreement with Eaton Vance within seven days after the closing of the E*TRADE transaction, subject to completion of confirmatory due diligence.

Also on August 12, 2020, a representative of Party A informed Mr. Faust by telephone that Party A was not prepared to submit a revised proposal at that time. On the same date, a representative of Party A sent to representatives of WilmerHale a proposed exclusivity agreement, which contemplated that Eaton Vance would negotiate exclusively with Party A through September 8, 2020.
Later on August 12, 2020, the Eaton Vance board of directors held a special meeting by videoconference, which was attended by Ms. Hylton, Mr. Marius, representatives of Centerview and a representative of WilmerHale. At the meeting, Mr. Faust reported on his communications with Morgan Stanley and Party A since the meeting of the Eaton Vance board of directors held on August 6, 2020. The Eaton Vance board of directors discussed the Morgan Stanley Initial Proposal and the status of negotiations with Party A. Mr. Gorman then joined a portion of the meeting to review the Morgan Stanley Initial Proposal and to provide an overview of Morgan Stanley’s business and strategic rationale for the proposed acquisition of Eaton Vance. After Mr. Gorman departed the meeting, the Eaton Vance board of directors discussed potential responses to each of Morgan Stanley and Party A. After the discussion, the Eaton Vance board of directors directed management to continue discussions with Morgan Stanley regarding a potential strategic transaction, including by facilitating Morgan Stanley’s due diligence investigation of Eaton Vance and providing to Morgan Stanley a proposed form of merger agreement. The Eaton Vance board of directors also directed management to inform representatives of Party A that Eaton Vance would not agree to an exclusivity arrangement or permit Party A to meet with Eaton Vance’s senior management team, as had been requested by Party A, unless and until the parties reached agreement on the stock exchange ratio for a potential strategic transaction, but that representatives of Eaton Vance and its advisors would continue to work with Party A toward a potential strategic transaction. Mr. Faust conveyed this message to a representative of Party A during a telephone call on August 13, 2020.
Also on August 13, 2020, at the direction of the Eaton Vance board of directors, representatives of Centerview sent representatives of Morgan Stanley a draft merger agreement for the acquisition of Eaton Vance by Morgan Stanley, which was consistent in all material respects with the form of merger agreement that had been provided by a representative of WilmerHale to representatives of Party A’s legal counsel on August 4, 2020.
On August 18, 2020, Mr. Faust met by videoconference with a representative of Party A, who informed Mr. Faust that Party A intended to increase the value of Party A’s transaction proposal, but would need some additional time to submit a revised proposal.
During the period between August 25, 2020 and August 27, 2020, representatives of Eaton Vance and WilmerHale had a series of telephonic meetings with representatives of Morgan Stanley and Davis Polk, Morgan Stanley’s legal advisor, in connection with Morgan Stanley’s due diligence investigation of Eaton Vance, including on the topics of business and finance matters, legal matters, intellectual property and information technology matters, regulatory and compliance matters, and tax matters.
On August 26, 2020, the Voting Trustees held a meeting by videoconference, which was attended by representatives of Centerview. During the meeting, Mr. Faust and the representatives of Centerview discussed with the Voting Trustees Eaton Vance’s current industry position, the range of strategic alternatives available to Eaton Vance and the status of Eaton Vance’s discussions with Party A and Morgan Stanley.
On August 27, 2020, Mr. Faust met by videoconference with representatives of Party A, who informed Mr. Faust that Party A would be submitting a revised non-binding written proposal (the “Party A Second Proposal”) to acquire Eaton Vance in an all-stock transaction at an increased exchange ratio compared to the Party A Initial Proposal, but at a lower exchange ratio than the Party A Counterproposal. Based on the closing market price per share of Party A’s common stock on August 27, 2020, the Party A Second Proposal implicitly valued Eaton Vance Common Stock at $55.27 per share on that date. During the discussion, the Party A representatives noted that, while their due diligence had confirmed the strategic fit, Party A had a less favorable overall view of Eaton Vance’s business than when it made the Party A Initial Proposal. Following Mr. Faust’s meeting with representatives of Party A, he received from representatives of Party A a letter memorializing the Party A Second Proposal and requesting Eaton Vance’s commitment to negotiate exclusively with Party A through September 15, 2020. The Party A Second Proposal was conditioned on entering into the requested exclusivity agreement by 9:00 a.m., Eastern time, on August 31, 2020, and subject to completion of due diligence, negotiation of a definitive agreement and final approval of the boards of directors of Party A and Eaton Vance.

On August 28, 2020, Mr. Faust met by videoconference with a representative of Party A. Mr. Faust told the Party A representative that the previous day’s discussion led Mr. Faust to believe that Party A was not likely to materially increase its bid beyond the Party A Second Proposal. The Party A representative confirmed to Mr. Faust that Mr. Faust’s assessment of Party A’s position was correct.
Later on August 28, 2020, the Eaton Vance board of directors held a special meeting by videoconference, which was attended by Ms. Hylton, Mr. Marius, representatives of Centerview and a representative of WilmerHale, to further discuss the Morgan Stanley Initial Proposal and to consider the Party A Second Proposal. The Eaton Vance board of directors then reviewed Centerview’s relationship disclosure with respect to Morgan Stanley and concluded that the relationships between Centerview and Morgan Stanley disclosed therein did not present a material conflict of interest. Mr. Faust then reported to the Eaton Vance board of directors on his recent conversations with representatives of Morgan Stanley and Party A. Mr. Faust stated to the Eaton Vance board of directors his belief, based on his most recent conversations with representatives of Party A, that Party A was not likely to materially increase its bid beyond the Party A Second Proposal. The Eaton Vance board of directors discussed, among other things, the material issues presented by the Party A Second Proposal and Party A’s most recent draft merger agreement, the potential advantages and disadvantages of the Party A Second Proposal versus the Morgan Stanley Initial Proposal in light of the potential timeline for entering into a definitive agreement with each party, and the potential strategies for engaging with each party, all with a view to pursuing the best reasonably available alternative for Eaton Vance and its stockholders. Upon the conclusion of the discussion, the Eaton Vance board of directors directed management to convey to representatives of Morgan Stanley that Eaton Vance would commit not to pursue competing transactions for the period of time for execution of a definitive merger agreement described in the Morgan Stanley Initial Proposal if Morgan Stanley were to increase the value of its proposal to $60.00 per share of Eaton Vance Common Stock. Following the meeting of the Eaton Vance board of directors, Mr. Faust informed Mr. Gorman by telephone that Eaton Vance would be willing to commit not to pursue competing transactions for the period of time for execution of a definitive merger agreement described in the Morgan Stanley Initial Proposal if Morgan Stanley were to increase the value of its proposal to $60.00 per share of Eaton Vance Common Stock.
Following further discussions between Mr. Faust and Mr. Gorman, on August 30, 2020, Eaton Vance received from Morgan Stanley a revised non-binding written proposal (the “Morgan Stanley Second Proposal”) for the acquisition of Eaton Vance by Morgan Stanley in a merger transaction at a value of $57.50 per share of Eaton Vance Common Stock, financed with 50% cash and 50% stock, plus a $2.50 per share one-time cash dividend payable to Eaton Vance stockholders prior to the closing of the proposed transaction. The Morgan Stanley Second Proposal indicated that the consideration would consist of a fixed cash component and a fixed exchange ratio to be set at a later date prior to execution of the definitive merger agreement based on agreed-upon terms. The Morgan Stanley Second Proposal also restated Morgan Stanley’s expectation that the E*TRADE transaction would close on or around October 1, 2020 and its commitment to move expeditiously to execute a definitive merger agreement with Eaton Vance within seven days after the close of the E*TRADE transaction. The Morgan Stanley Second Proposal assumed that Eaton Vance would neither increase the amount of its regular quarterly dividends nor restart its common share repurchase program.
Later on August 30, 2020, the Eaton Vance board of directors held a special meeting by videoconference, which was attended by Ms. Hylton, Mr. Marius, representatives of Centerview and a representative of WilmerHale, to consider the Morgan Stanley Second Proposal. Mr. Faust reported to the Eaton Vance board of directors on his recent conversations with representatives of Morgan Stanley and restated his belief that Party A was not likely to materially increase its bid beyond the Party A Second Proposal. The Eaton Vance board of directors discussed, among other things, the potential advantages and disadvantages associated with terminating discussions with Party A and committing to a period with Morgan Stanley during which Eaton Vance would not pursue competing transactions, including the possibility of successfully concluding negotiations with Morgan Stanley during such period and the possibility that, due to intervening events, neither Morgan Stanley nor Party A might be willing and able to proceed with a transaction if delayed until after the conclusion of such period. Following the discussion, and taking into account the relevant facts and circumstances, including the relative implied values of the competing proposals, the Eaton Vance board of directors directed management to inform Morgan Stanley that, in consideration of the Morgan Stanley Second Proposal, Eaton Vance would terminate discussions with the other interested party and refrain from pursuing competing transactions until after the period for executing a definitive agreement described in the Morgan Stanley Second Proposal. Following the meeting of the Eaton Vance board of directors, Mr. Faust informed Mr. Gorman by telephone that, in consideration of the Morgan Stanley Second Proposal, Eaton Vance would terminate discussions with the other interested party and not pursue competing transactions until after the period for executing a definitive agreement described in the Morgan Stanley Second Proposal. Mr. Faust then met by videoconference with representatives of Party A to inform them that Eaton Vance was terminating discussions with Party A at that time because it had committed to another party not to pursue competing transactions for the time being.
On August 31, 2020, representatives of Party A sent to Mr. Faust by electronic mail an unsolicited non-binding written proposal (the “Party A Third Proposal”) to acquire Eaton Vance in a transaction in which each share of Eaton Vance Common Stock would be converted into the right to receive at closing a fixed number of shares of Party A common stock and a fixed amount of cash. Based on the closing market price per share of Party A’s common stock on August 31, 2020, the Party A Third Proposal implicitly valued Eaton Vance Common Stock at $62.06 per share on that date. The Party A Third Proposal was conditioned on Eaton Vance committing to negotiate exclusively with Party A through September 30, 2020 and subject to completion of due diligence, negotiation of a definitive agreement and final approval of the boards of directors of Party A and Eaton Vance.
Later on August 31, 2020, the Eaton Vance board of directors held a special meeting by videoconference, which was attended by Ms. Hylton, Mr. Marius, representatives of Centerview and representatives of WilmerHale, to discuss the Party A Third Proposal. During the meeting, the representatives of WilmerHale reviewed the duties of the members of the Eaton Vance board of directors under Maryland law in connection with the Eaton Vance board of directors’ evaluation of the proposals from Party A and Morgan Stanley. The Eaton Vance board of directors discussed the advantages and disadvantages of engaging in discussions with Party A, notwithstanding Eaton Vance’s oral agreement with Morgan Stanley not to pursue competing transactions, and the advantages and disadvantages of refraining from engaging in discussions with Party A. Following the discussion, the Eaton Vance board of directors directed management to inform representatives of Morgan Stanley that Eaton Vance had received an unsolicited competing acquisition proposal but intended to honor its commitment Morgan Stanley relating to competing transactions. The Eaton Vance board of directors also directed representatives of Centerview to inform representatives of Party A that Eaton Vance would not discuss or negotiate the Party A Third Proposal because it had committed to another party not to pursue competing transactions for a period expected to extend no later than October 8, 2020. Following the meeting of the Eaton Vance board of directors, Mr. Faust informed Mr. Gorman by telephone that Eaton Vance had received an unsolicited competing acquisition proposal but intended to honor its commitment to Morgan Stanley relating to competing transactions.
On September 1, 2020, at the direction of the Eaton Vance board of directors, representatives of Centerview conveyed to representatives of Party A that Eaton Vance would not discuss or negotiate a possible transaction with Party A or other potential bidders because it had committed to another party not to pursue competing transactions for a period expected to continue no later than October 8, 2020.
On September 9, 2020, to facilitate a discussion between Eaton Vance and Morgan Stanley regarding Morgan Stanley’s businesses, Eaton Vance and Morgan Stanley entered into a nondisclosure agreement with respect to information shared by Morgan Stanley in connection with a potential transaction.
Later on September 9, 2020, the Eaton Vance board of directors held a special meeting by videoconference, which was attended by Ms. Hylton, Mr. Marius, representatives of Centerview, representatives of WilmerHale and representatives of DLA Piper LLP, special Maryland counsel to Eaton Vance (“DLA Piper”). During the meeting, the representatives of DLA Piper and WilmerHale reviewed the duties of the members of the Eaton Vance board of directors under Maryland law in connection with the Eaton Vance board of directors’ evaluation of the proposals received from Morgan Stanley and Party A and the role of the Voting Trustees in connection with a transaction with Morgan Stanley or Party A.
During the period between September 11, 2020 and September 29, 2020, representatives of Morgan Stanley and Davis Polk had a series of videoconference and telephonic meetings with representatives of Eaton Vance and WilmerHale in connection with Morgan Stanley’s due diligence investigation of Eaton Vance and in connection with Eaton Vance’s reverse due diligence investigation of Morgan Stanley, including on the topics of business, financial and strategic matters, legal matters and personnel matters.
On September 17, 2020, representatives of WilmerHale sent to representatives of Davis Polk a revised draft of a merger agreement for a strategic transaction between Eaton Vance and Morgan Stanley. The revised draft contemplated that the consideration for the transaction would consist of, at the election of each holder of Eaton Vance Common Stock, either cash, Morgan Stanley Common Stock or a combination of both, subject to proration such that the aggregate consideration payable to all holders of Eaton Vance Common Stock would consist of 50% cash and 50% Morgan Stanley Common Stock.

On September 21, 2020, representatives of the Eaton Vance board of directors and management, led by Mr. Faust and Ms. Hylton, and representatives of Centerview met by videoconference with Jonathan Pruzan, Chief Financial Officer of Morgan Stanley, and other representatives of Morgan Stanley as part of Eaton Vance’s and Centerview’s evaluation of Morgan Stanley’s business outlook and the prospects for Morgan Stanley Common Stock over the period until the closing of a potential transaction between Eaton Vance and Morgan Stanley, and thereafter.
On September 22, 2020, the Voting Trustees held a videoconference meeting, which was attended by representatives of Gordon Feinblatt LLC, counsel to the Voting Trustees (“Gordon Feinblatt”). During the meeting, representatives of Gordon Feinblatt reviewed the role of the Voting Trustees in connection with a potential transaction with Morgan Stanley or Party A.
On September 28, 2020, Mr. Gorman conveyed during a telephonic meeting with Mr. Faust that Morgan Stanley’s view on the likely timing of the closing of the E*TRADE transaction and the anticipated timeframe for entering into a definitive merger agreement with Eaton Vance was unchanged from that described in the Morgan Stanley Second Proposal.
Later on September 28, 2020, the Eaton Vance board of directors held a special meeting by videoconference, which was attended by Ms. Hylton, Mr. Marius, representatives of Centerview, representatives of WilmerHale and representatives of DLA Piper. During the meeting, Mr. Faust reported on his conversation with Mr. Gorman earlier that day and representatives of Centerview reviewed with the Eaton Vance board of directors Eaton Vance’s recent stock price performance, indicative valuations of the Morgan Stanley Second Proposal based on different methods of establishing the exchange ratio for the stock component of the consideration offered and the impact thereof on the implied premium of the proposal, premiums paid in recent acquisitions of other asset/wealth managers, a comparison of various financial metrics for each of Morgan Stanley and Party A, a comparison of the mix of businesses of each of Morgan Stanley and Party A, the stock price performance of each of Morgan Stanley and Party A, and a summary of the trading multiples of selected peer companies. The representatives of DLA Piper then reviewed the duties of the members of the Eaton Vance board of directors under Maryland law in connection with the Eaton Vance board of directors’ evaluation of the non-binding proposals received to date from Morgan Stanley and Party A. Thereafter, the Eaton Vance board of directors discussed the engagement of Houlihan Lokey to render a second fairness opinion in connection with a potential transaction that Eaton Vance might pursue with Morgan Stanley or Party A, reviewed Houlihan Lokey’s relationship disclosure with respect to each of Morgan Stanley and Party A, concluded that the relationships disclosed therein did not present a material conflict of interest and approved the engagement of Houlihan Lokey for such purpose based on, among other factors, Houlihan Lokey’s qualifications, professional reputation and industry expertise, which engagement was memorialized in an engagement letter between Eaton Vance and Houlihan Lokey entered into on September 29, 2020.
On October 1, 2020, representatives of WilmerHale received from representatives of Davis Polk a revised draft of the merger agreement.
On October 2, 2020, Morgan Stanley completed its acquisition of E*TRADE.
During the period between October 1, 2020 and October 7, 2020, representatives of Morgan Stanley and Davis Polk and representatives of Eaton Vance and WilmerHale negotiated the terms, and exchanged drafts, of the merger agreement, with particular focus on the circumstances under which the Eaton Vance board of directors would have the right to change its recommendation in response to a superior proposal or an intervening event or to terminate the merger agreement to accept a superior proposal, Morgan Stanley’s obligations to seek requisite regulatory and antitrust approvals and Eaton Vance’s remedies if any such approval were not obtained, the deadline by which Eaton Vance would be obligated to deliver the Eaton Vance Stockholder Approval, the circumstances under which each party would have the right to terminate the merger agreement if the Eaton Vance Stockholder Approval were not obtained by the agreed-upon deadline, and the revenue run-rate threshold for the client consent closing condition.
On October 4, 2020, the Eaton Vance board of directors held a special meeting by videoconference, which was attended by Ms. Hylton, Mr. Marius, representatives of Centerview, representatives of WilmerHale and representatives of DLA Piper. During the meeting, Mr. Faust noted that Morgan Stanley had completed its acquisition of E*TRADE on October 2, 2020 and reported on the discussions and communications between representatives of Eaton Vance and representatives of Morgan Stanley, noting that Morgan Stanley had requested to meet with the Voting Trustees on October 5, 2020 to discuss Morgan Stanley’s business and organizational plans for the combined company in anticipation of executing a merger agreement with Eaton Vance on or prior to October 8, 2020. Mr. Marius then reviewed the status of the negotiations of the terms of the proposed definitive merger agreement and

Morgan Stanley’s due diligence investigation of Eaton Vance. Mr. Faust reported that there had been no discussions between representatives of Eaton Vance and representatives of Party A since September 1, 2020 regarding a potential transaction with Eaton Vance. Thereafter, the representatives of Centerview reviewed with the Eaton Vance board of directors the price performance of Eaton Vance’s Non-Voting Common Stock compared to Morgan Stanley’s and Party A’s common stock, the process undertaken to date by the Eaton Vance board of directors in connection with a potential sale of Eaton Vance, a comparison of the non-binding proposals submitted by each of Morgan Stanley and Party A to date, the implied value of each proposal over time, the premiums paid in asset/wealth management acquisitions with an aggregate value of at least $1 billion since 2007, a comparison of certain financial metrics of each of Morgan Stanley and Party A, a comparison of the business mix of each of Morgan Stanley and Party A, the stock price performance of Morgan Stanley, Party A and Eaton Vance over the past five years compared to the S&P 500 Index and a comparison of trading multiples of selected peer companies. Following the discussion that ensued, and after taking into account the various risks, uncertainties and other factors deemed relevant by the Eaton Vance board of directors, the Eaton Vance board of directors directed management to propose to Morgan Stanley that it agree to pay a $2.00 per share of Eaton Vance Common Stock increase in the value of the transaction proceeds to Eaton Vance stockholders in exchange for Eaton Vance’s commitment, subject to the Eaton Vance directors’ duties under Maryland law, to proceed toward execution of a definitive merger agreement with Morgan Stanley on or before October 8, 2020. The Eaton Vance board of directors also discussed what would be an acceptable response from Morgan Stanley.
Later on October 4, 2020, Mr. Faust conveyed to Mr. Gorman by telephone the Eaton Vance board of directors’ request for a $2.00 per share of Eaton Vance Common Stock price increase in the value of the transaction proceeds to Eaton Vance stockholders versus the Morgan Stanley Second Proposal.
On October 5, 2020, Mr. Gorman conveyed to Mr. Faust by telephone Morgan Stanley’s revised proposal (the “Morgan Stanley Third Proposal”) to acquire Eaton Vance in a merger transaction at a value of $56.50 per share of Eaton Vance Common Stock, financed with 50% cash and 50% stock, plus a $4.25 per share one-time cash dividend payable to Eaton Vance stockholders prior to the closing. Mr. Faust responded by indicating that the Morgan Stanley Third Proposal would be acceptable to the Eaton Vance board of directors, authorizing Morgan Stanley representatives to meet with the Voting Trustees and confirming that Eaton Vance would work expeditiously with Morgan Stanley to finalize and announce a definitive merger agreement on or before October 8, 2020. Representatives of Morgan Stanley led by Mr. Gorman met by videoconference with the Voting Trustees later that day to review for the Voting Trustees Morgan Stanley’s business and organizational plans for the combined company.
On October 6, 2020, the Eaton Vance board of directors held a special meeting by videoconference, which was attended by Ms. Hylton, Mr. Marius, representatives of Centerview, representatives of Houlihan Lokey, representatives of WilmerHale and representatives of DLA Piper. During the meeting, Mr. Faust reported to the Eaton Vance board of directors on the discussions with representatives of Morgan Stanley since the meeting of the Eaton Vance board of directors held on October 4, 2020. The Eaton Vance board of directors then discussed with management and representatives of Centerview the relative values per share of Eaton Vance Common Stock implied by the Morgan Stanley Third Proposal and the Party A Third Proposal, considering both the historical returns and the anticipated future returns of Morgan Stanley Common Stock and Party A common stock over the period until the closing of a potential transaction between Eaton Vance and the respective parties, and thereafter. The Centerview representatives provided the Eaton Vance board of directors with an analysis showing that the value per share of the Morgan Stanley Third Proposal exceeded that of the Party A Third Proposal on approximately 70% of trading days over the prior three months, based on each day’s closing market prices. Mr. Faust and other parties to the discussion expressed their belief that announcement of a transaction between Eaton Vance and Morgan Stanley would likely have a more favorable effect on the performance of Morgan Stanley Common Stock than announcement of a transaction with Party A would have on the performance of Party A common stock, and that the overall prospects for Morgan Stanley Common Stock were likely more favorable than the prospects for Party A common stock over the time periods relevant to the Eaton Vance board of directors’ decision. Thereafter, the representatives of Centerview reviewed their financial analysis of the Morgan Stanley Third Proposal and of the Party A Third Proposal. The representatives of Centerview were then excused from the meeting and the representatives of Houlihan Lokey joined the meeting to review their financial analysis of the Morgan Stanley Third Proposal. The representatives of Houlihan Lokey were then excused from the meeting and the representatives of Centerview rejoined the meeting. A representative of WilmerHale then reviewed the terms of the proposed definitive merger agreement that had been negotiated with Morgan Stanley, noting the repeated representations of representatives of Davis Polk that Morgan Stanley would not be willing to proceed with the execution of a definitive merger agreement unless the merger agreement required Eaton Vance to deliver the written consent of the Voting Trust, as sole stockholder of Eaton Vance

Voting Common Stock, by 5:00 p.m., Eastern time, on the first business day after the execution of the merger agreement. Representatives of WilmerHale and DLA Piper then reviewed with the Eaton Vance board of directors legal considerations, including the duties of the members of the Eaton Vance board of directors under Maryland law, in connection with the Eaton Vance board of directors’ evaluation of the Morgan Stanley Third Proposal and the Party A Third Proposal, which had an implied value of $61.41 per share of Eaton Vance Common Stock based on the closing market price per share of Party A’s common stock on October 6, 2020. After discussion, the Eaton Vance board of directors concluded that a transaction with Morgan Stanley on the terms set forth in the proposed merger agreement was the best reasonably available alternative for Eaton Vance and its stockholders and directed management to continue efforts to execute a definitive merger agreement with Morgan Stanley on or prior to October 8, 2020.
Later on October 6, 2020, the Voting Trustees held a meeting by videoconference, which was attended by representatives of Centerview, representatives of Houlihan Lokey, representatives of WilmerHale and representatives of Gordon Feinblatt. During the meeting, Mr. Faust reviewed the background of the discussions between Eaton Vance and Morgan Stanley regarding a potential strategic transaction between the parties and the terms of the Morgan Stanley Third Proposal, representatives of Centerview and Houlihan Lokey separately (and outside of the presence of the other’s representatives) reviewed their respective financial analyses of such proposal and representatives of WilmerHale reviewed the terms of the proposed definitive merger agreement that had been negotiated with Morgan Stanley.
On October 7, 2020, representatives of Eaton Vance and its advisors and representatives of Morgan Stanley and its advisors finalized the terms of the proposed definitive merger agreement, including by fixing, in accordance with the parties’ previous agreement, the exchange ratio for the stock portion of the merger consideration equal to 0.5833 shares of Morgan Stanley Common Stock for each share of Eaton Vance Common Stock, and related transaction documents.
Later on October 7, 2020, the Eaton Vance board of directors held a special meeting by videoconference, which was attended by Ms. Hylton, Mr. Marius, representatives of Centerview, representatives of Houlihan Lokey, representatives of WilmerHale and representatives of DLA Piper. During the meeting, the representatives of Centerview reviewed the economic terms of the proposed transaction with Morgan Stanley, including the exchange ratio for the stock portion of the merger consideration equal to 0.5833 shares of Morgan Stanley Common Stock for each share of Eaton Vance Common Stock, resulting in holders of Eaton Vance Common Stock receiving, subject to the terms and conditions of the proposed merger agreement (including the election and proration provisions in the merger agreement), per share consideration equal to (x) $28.25 in cash, (y) 0.5833 shares of Morgan Stanley Common Stock ((x) and (y) taken together, the “Merger Consideration”) and (z) $4.25 in the form of a one-time special cash dividend (the “Special Dividend”) to be paid by Eaton Vance at or prior to the closing of the proposed transaction. Representatives of Centerview then reviewed with the Eaton Vance board of directors Centerview’s financial analysis of the Merger Consideration and the Special Dividend, which are described in more detail in “The Mergers—Opinions of Eaton Vance’s Financial Advisors—Opinion of Centerview Partners LLC” beginning on page 64 of this information statement/prospectus, and rendered to the Eaton Vance board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 7, 2020, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the Merger Consideration and the Special Dividend, taken together (and not separately), to be paid to the holders of Eaton Vance Non-Voting Common Stock (other than as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For a summary of Centerview’s opinion, see “The Mergers—Opinions of Eaton Vance’s Financial Advisors—Opinion of Centerview Partners LLC” beginning on page 64 of this information statement/prospectus. Thereafter, the representatives of Centerview left the meeting and the representatives of Houlihan Lokey joined the meeting. At the request of the Eaton Vance board of directors, Houlihan Lokey then reviewed and discussed its financial analyses. Thereafter, at the request of the Eaton Vance board of directors, Houlihan Lokey orally rendered its opinion to the Eaton Vance board of directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Eaton Vance board of directors dated October 7, 2020) to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in its written opinion, and taking into account the Special Dividend, the Merger Consideration (which for purposes of Houlihan Lokey’s opinion means the cash and shares of Morgan Stanley Common Stock to be received in the Mixed Consideration, the Cash Consideration and the Stock Consideration, taken in the aggregate) to be received by the holders of Eaton Vance Non-Voting Common Stock

(other than Morgan Stanley and affiliates of Eaton Vance) in the First Merger pursuant to the Merger Agreement was fair to such holders from a financial point of view. For a summary of Houlihan Lokey’s opinion, see “The Mergers—Opinions of Eaton Vance’s Financial Advisors—Opinion of Houlihan Lokey Capital, Inc.” beginning on page 71 of this information statement/prospectus. Thereafter, the representatives of Houlihan Lokey left the meeting and the representatives of Centerview rejoined the meeting, at which point a representative of WilmerHale reviewed with the Eaton Vance board of directors proposed resolutions to be considered in connection with the proposed transaction. The Eaton Vance board of directors then discussed various factors weighing in favor of approving the proposed transaction with Morgan Stanley, as well as various other factors and countervailing risks and uncertainties, as summarized below in “The Mergers—Eaton Vance’s Reasons for the Mergers; Recommendation of the Eaton Vance Board of Directors” beginning on page 54 of this information statement/prospectus. Thereafter, the Eaton Vance board of directors unanimously: (i) determined that the Merger Agreement and the Mergers and the other Transactions are in the best interests of Eaton Vance and its stockholders, (ii) approved and declared advisable the Mergers and the other Transactions on the terms and subject to the conditions set forth in the Merger Agreement, (iii) directed the approval of the Mergers and the other Transactions on the terms and conditions set forth in the Merger Agreement be submitted to the Voting Trustees, the holders of Voting Trust Receipts and the Voting Trust, the sole holder of Eaton Vance Voting Common Stock, for consideration, and (iv) recommended the approval of the Merger Agreement, the Mergers and the other Transactions by the Voting Trustees (in their capacities as such), the holders of Voting Trust Receipts (in their capacities as such) and the Voting Trust.
Later on October 7, 2020, the Voting Trustees held a meeting, which was attended by representatives of Centerview, representatives of Houlihan Lokey, representatives of WilmerHale and representatives of Gordon Feinblatt. During the meeting, Mr. Faust reported that the Eaton Vance board of directors had unanimously approved the Merger Agreement and the Mergers, and recommended that the Voting Trustees and holders of Voting Trust Receipts approve the Merger Agreement and the Mergers. Representatives of each of Centerview and Houlihan Lokey separately (and outside of the presence of the other’s representatives) summarized their respective opinions that had been delivered orally to the Eaton Vance board of directors earlier that evening. Thereafter, the Voting Trustees and the holders of Voting Trust Receipts unanimously approved the Merger Agreement and the Mergers.
Following approval of the Voting Trustees and the holders of Voting Trust Receipts, on October 7, 2020, the Merger Agreement was executed and delivered. Thereafter, the Voting Trust, as the sole holder of Eaton Vance Voting Common Stock, approved the Merger Agreement and the Mergers by written consent.
On October 8, 2020, prior to the open of trading on the NYSE, the parties issued a joint press release announcing the execution of the Merger Agreement.
Certain Relationships between Morgan Stanley and Eaton Vance
Morgan Stanley, Eaton Vance and their respective affiliates engage in transactions and enter into agreements with each other in the ordinary course of business. No such transaction occurring in the calendar year ended December 31, 2019, or the two prior calendar years, had a value in excess of 1% of either party’s consolidated revenues for the calendar year in which such transaction occurred, nor did all such transactions in the aggregate have a cumulative value in excess of 1% of Morgan Stanley’s consolidated revenues, or 3% of Eaton Vance’s consolidated revenues, for the calendar year in which such transactions occurred. Except as described in this information statement/prospectus, there are and have been no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions during the current fiscal years of Morgan Stanley and Eaton Vance or the five immediately preceding fiscal years of Morgan Stanley and Eaton Vance, between Morgan Stanley or its affiliates, on the one hand, and Eaton Vance or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of securities, the election of directors, or the sale or other transfer of a material amount of assets.
Eaton Vance’s Reasons for the Mergers; Recommendation of the Eaton Vance Board of Directors
By unanimous vote at a meeting held on October 7, 2020, the Eaton Vance board of directors (i) determined that the Merger Agreement and the Mergers are in the best interests of Eaton Vance and Eaton Vance’s stockholders, (ii) approved and declared advisable the Mergers and the other transactions set forth in the Merger Agreement on the terms and conditions of the Merger Agreement, (iii) directed that the approval of the Mergers and the other transactions on the terms and conditions of the Merger Agreement be submitted to the Voting Trustees, the holders of the Voting Trust Receipts and the Voting Trust, the sole holder of Eaton Vance Voting Common Stock, for consideration, and (iv) recommended the approval of the Merger Agreement and the transactions set forth therein by the Voting Trustees (in their capacities as such), the holders of the Voting Trust Receipts (in their capacities as such) and the Voting Trust.
In evaluating the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, the Eaton Vance board of directors consulted with Eaton Vance’s senior management, outside legal counsel and financial advisors. In recommending that the Voting Trustees, the holders of the Voting Trust Receipts and the Voting Trust vote in favor of approval of the Merger Agreement, the Eaton Vance board of directors considered a number of factors, including the following (not necessarily in order of relative importance):
•
Compelling Value. The Eaton Vance board of directors’ belief that the Cash Consideration of $28.25 per share plus Stock Consideration of 0.5833 shares of Morgan Stanley Common Stock for each share of Eaton Vance Common Stock, which, together with payment of the Special Dividend of $4.25 per share of Eaton Vance Common Stock, implied a value of $60.91 per share of Eaton Vance Common Stock based on the closing price of Morgan Stanley Common Stock on the NYSE on October 7, 2020, the last trading day prior to the announcement of the Mergers, offered compelling value for shares of Eaton Vance Common Stock, based on consideration of factors including:

○
Eaton Vance’s business and operations, historical results of operations, financial and market position, strategic business plans and prospects of Eaton Vance on a standalone basis, opportunities and risks and uncertainties in executing Eaton Vance’s strategic plans, and current and historical trading prices of Eaton Vance Non-Voting Common Stock;

○
the financial multiples and premiums represented by the implied value of the Cash Consideration, Stock Consideration calculated as of October 7, 2020 and Special Dividend, taken together on a combined basis:

•	16.7x multiple based on Eaton Vance management’s estimate of Eaton Vance’s fiscal 2020 adjusted earnings per diluted share;
•	15.6x multiple based on Eaton Vance management’s estimate of Eaton Vance’s fiscal 2021 adjusted earnings per diluted share;
•	13.7x multiple based on Eaton Vance management’s estimate of Eaton Vance’s fiscal 2022 adjusted earnings per diluted share;
•	13.2x multiple based on Eaton Vance management’s estimate of Eaton Vance’s last twelve months (LTM) Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA);
•	13.4x multiple based on Eaton Vance management’s estimate of Eaton Vance’s fiscal 2020 Adjusted EBITDA;
•	12.2x multiple based on Eaton Vance management’s estimate of Eaton Vance’s fiscal 2021 Adjusted EBITDA;
•	implied premium of 48.8% over Eaton Vance Non-Voting Common Stock’s closing price of $40.94 on the NYSE on October 7, 2020;
•	implied premium of 55.1% over Eaton Vance Non-Voting Common Stock’s volume weighted average price of $39.28 on the NYSE for the 30-day period ended October 7, 2020;
•	implied premium of 58.1% over Eaton Vance Non-Voting Common Stock’s volume weighted average price of $38.52 on the NYSE for the 60-day period ended October 7, 2020; and
•	implied premium of 56.9% over Eaton Vance Non-Voting Common Stock’s volume weighted average price of $38.81 on the NYSE for the 90-day period ended October 7, 2020.
•
Compelling Premium Compared to Comparable Transactions. The Eaton Vance board of directors’ belief that the Merger Consideration offered by Morgan Stanley in the Mergers and the Special Dividend, taken together, represented a compelling premium to the market trading price of Eaton Vance Non-Voting Common Stock compared to comparable transactions, as more fully described below under “The

Mergers—Opinions of Eaton Vance’s Financial Advisors” beginning on page 64 of this information statement/prospectus.
•
Compelling Strategic Logic. The Eaton Vance board of directors’ belief that the proposed transaction with Morgan Stanley is strategically compelling and that Eaton Vance’s stockholders would, to the extent they receive Morgan Stanley Common Stock that is retained post-closing, benefit from being stockholders in a significantly more risk-diversified business than Eaton Vance currently maintains. The Eaton Vance board of directors also believed that Eaton Vance’s stockholders would, to the extent they retain Morgan Stanley Common Stock received as Merger Consideration, benefit from the complementary strengths of Eaton Vance and Morgan Stanley and the unique and compelling potential strategic benefits to be realized from the Mergers, such as the combined company’s ability to broaden distribution access, fill product and services gaps through highly complementary offerings, increase the scale and breadth of Morgan Stanley’s investment management and wealth management franchises, and improve operating efficiency of the combined company’s investment management and wealth management businesses, which are expected to position the combined company to be an industry leader in investment management and wealth management across customer segments and geographic regions, thereby increasing the contribution of investment management and wealth management businesses to the overall earnings of Morgan Stanley and potentially causing Morgan Stanley Common Stock to be afforded a higher valuation in the market, which higher valuation would benefit Eaton Vance stockholders who become Morgan Stanley stockholders in the Mergers. To the extent that the above-described or other factors cause the price of Morgan Stanley Common Stock to appreciate over the period until the transaction closes, the value of the Merger Consideration – whether paid in shares of Morgan Stanley Common Stock, cash or a combination of both – would increase fractionally in equal proportion to the benefit of all Eaton Vance stockholders.

•
Best Reasonably Available Alternative for Maximizing Stockholder Value. The Eaton Vance board of directors’ determination, after consultation with senior management and its financial and legal advisors, that entering into the Merger Agreement with Morgan Stanley was more favorable to Eaton Vance stockholders than other alternatives reasonably available to Eaton Vance, including continued operation of Eaton Vance on a standalone basis or the pursuit of a potential alternative transaction with Party A or any other party. In making its determination, the Eaton Vance board of directors took into account a number of factors, including:

○
the Eaton Vance board of directors’ assessment of Eaton Vance’s business and operations, historical results of operations, financial prospects and conditions, and the determination that continued operation of Eaton Vance on a standalone basis was not likely to produce, on a risk-adjusted basis, more value for Eaton Vance stockholders than the Merger Consideration offered by Morgan Stanley taken together with the Special Dividend;

○
the Eaton Vance board of directors’ belief as to the attractive potential to create meaningful business opportunities and favorable market valuation effects for Morgan Stanley as a result of combining with Eaton Vance, from which Eaton Vance stockholders will have the opportunity to benefit (fractionally in equal proportion for all Eaton Vance stockholders to the extent reflected in the price performance of Morgan Stanley Common Stock prior to the closing, and thereafter fully reflected in the value of the Merger Consideration received in the form of Morgan Stanley Common Stock that is retained by Eaton Vance stockholders post-closing);

○
that, according to a backward-looking comparison (the “October 4 Comparison”) prepared by Centerview and presented to the Eaton Vance board of directors at the meeting of the Eaton Vance board of directors held on October 4, 2020, the value per share of Eaton Vance Common Stock implied by the Morgan Stanley Second Proposal exceeded that of the Party A Third Proposal on approximately 50% of the trading days over the three months preceding such meeting. The October 4 Comparison assumed, for the stock portion of the transaction consideration, an exchange ratio of 0.5998 shares of Morgan Stanley Common Stock for each share of Eaton Vance Common Stock and was prepared by calculating, for each trading day and each proposal, the value per share of Eaton Vance Common Stock of the stock consideration proposed to be paid by each bidder based on the closing price of the bidder’s common stock that day and adding to the result the cash amount per share of Eaton Vance Common Stock proposed to be received by Eaton Vance stockholders in each bidder’s proposal (including, as applicable, through payment of a special dividend);

○
that according to a backward-looking comparison (the “October 6 Comparison”) prepared by Centerview and presented to the Eaton Vance board of directors at the meeting of the Eaton Vance board of directors held on October 6, 2020, the value per share of Eaton Vance Common Stock implied by the Morgan Stanley Third Proposal exceeded that of the Party A Third Proposal on approximately 70% of the trading days over the three months preceding such meeting. The October 6 Comparison assumed, for the stock portion of the transaction consideration, an exchange ratio of 0.5813 shares of Morgan Stanley Common Stock for each share of Eaton Vance Common Stock and otherwise was prepared on the same basis as the October 4 Comparison;

○
the fact that the merger consideration proposed by each of Morgan Stanley and Party A included a fixed-share component, the value of which would be subject to market fluctuations from the announcement of any transaction until the closing of such transaction;

○
the belief of members of the Eaton Vance board of directors that announcement of a transaction between Eaton Vance and Morgan Stanley would likely have a more favorable effect on the performance of Morgan Stanley Common Stock than announcement of a transaction with Party A would have on the performance of Party A common stock, and that the overall prospects for Morgan Stanley Common Stock were likely more favorable than the prospects for Party A common stock over the period until the closing of a potential transaction with each party and in the post-closing period;

○
the Eaton Vance board of directors’ assessment at the time of such determination of the relative certainty of being able to expeditiously execute a definitive merger agreement with Morgan Stanley and the relative uncertainty of being able to execute a definitive merger agreement with Party A on a similar timeline or at all;

○
the risks of delaying the execution of a definitive merger agreement, including that potential market volatility associated with the U.S. elections to be held on November 3, 2020 might affect the market price of the common stock of Morgan Stanley, Party A or Eaton Vance such that either or both of Morgan Stanley or Party A might withdraw or substantially reduce their proposals to acquire Eaton Vance;

○
the possibility that a delay in executing a definitive merger agreement might lead to an increased risk of leaks and market rumors prior to execution, which might harm Eaton Vance in the event that an agreement was not reached;

○	the possibility that Party A was no longer interested in pursuing an acquisition of Eaton Vance on the terms described in the Party A Third Proposal or at all; and
○
Mr. Faust’s opinion conveyed to the Eaton Vance board of directors that the Voting Trustees (whose approval would be required for the Voting Trust, as the sole holder of the Eaton Vance Voting Common Stock, to approve any merger transaction) would likely approve either proposal if recommended by the Eaton Vance board of directors.

•
Appropriateness of Process. The Eaton Vance board of directors’ determination that negotiating a potential transaction with Morgan Stanley was most likely to result in the best transaction reasonably available for Eaton Vance stockholders based on the Eaton Vance board of directors’ belief that (i) Eaton Vance’s process of reviewing strategic alternatives, including contacting multiple other potential bidders as part of its market check, was appropriate and fulsome, (ii) among the prospective bidders, Morgan Stanley was best positioned to provide the highest value of consideration to Eaton Vance stockholders in light of Morgan Stanley’s strategic interest and priorities and the expected business opportunities and favorable market valuation effects for Morgan Stanley arising from the Mergers (benefitting all Eaton Vance stockholders to the extent reflected in the price performance of Morgan Stanley Common Stock prior to the closing of the transaction and thereafter benefitting those Eaton Vance stockholders who receive all or a portion of the Merger Consideration in Morgan Stanley Common Stock that they continue to hold post-closing), and (iii) the course of discussions and negotiations between Eaton Vance and Morgan Stanley resulted in improvement in the value of the consideration to be received by Eaton Vance stockholders and the terms of the Merger Agreement, as compared with the initial proposal made by either Morgan Stanley or Party A.

•
Appropriate Time to Pursue a Strategic Transaction. While Eaton Vance’s business continues to present opportunities for growth, it has also become subject to increasing competitive pressures in the investment management and wealth management industries due to, among other factors, a changing competitive landscape, including the need for greater scale driven by clients and distribution partners seeking to reduce the number of investment management and wealth management provider relationships they maintain and to extract greater value from those provider relationships. As such, there are increasing challenges to maintaining Eaton Vance’s historical growth rate, profitability and valuation as a standalone company. In evaluating the Mergers, the Eaton Vance board of directors considered that there were significant risks to executing on Eaton Vance’s standalone plan.
•
Market, Industry, Political, Economic and Regulatory Conditions. In evaluating the Mergers, the Eaton Vance board of directors considered the current market, industry, political, economic and regulatory conditions. In particular, the Eaton Vance board of directors noted the significant disruption in business activity and the performance of global financial markets caused by the COVID-19 pandemic, the uncertain outlook for the U.S. and global capital markets, the uncertainty related to the November 2020 U.S. elections, the potential for adverse legal, regulatory and tax law changes as a result of legislative and regulatory initiatives that may increase costs and limit Eaton Vance’s ability to pursue business opportunities, the potential for reduced access to markets outside the U.S. due to restrictions on global trade or other factors, and the potential for meaningful declines in market prices of common stocks and other risk assets, which would adversely affect the revenue and profitability of Eaton Vance’s investment management and wealth management businesses.

•
Ability of Stockholders to Elect the Form of Merger Consideration and Participate in the Combined Company. In evaluating the Mergers, the Eaton Vance board of directors also considered that the Merger Agreement allows Eaton Vance stockholders to elect to receive Stock Consideration or Mixed Consideration through which they could participate post-closing in the value created by the combination of Eaton Vance and Morgan Stanley and the future growth of Morgan Stanley through ownership of Morgan Stanley Common Stock, while also permitting Eaton Vance stockholders to elect, subject to a proration and adjustment mechanism, to receive Cash Consideration upon completion of the Mergers. The structure of the Merger Agreement provides for all Eaton Vance stockholders, whether they elect to receive Stock Consideration, Mixed Consideration or Cash Consideration, to participate fractionally in equal proportion in the appreciation (or depreciation) of Morgan Stanley Common Stock over the period until the transaction closes.

•
Tax Status of the Transaction. The Eaton Vance board of directors considered the expected tax treatment of the Mergers for U.S. federal income tax purposes, including that it is anticipated that the transaction will not be taxable to Eaton Vance stockholders to the extent that they receive Morgan Stanley Common Stock as consideration, as more fully described below under the section entitled “The Mergers—U.S. Federal Income Tax Considerations of the Mergers” beginning on page 82 of this information statement/prospectus.

•
High Likelihood of Completion. The Eaton Vance board of directors’ view that the likelihood of completion of the Mergers is high, particularly in light of the terms of the Merger Agreement and the conditions to closing the Mergers, including an achievable threshold of client consents required to be obtained and the obligation of Morgan Stanley to use reasonable best efforts to obtain regulatory approvals required to complete the Mergers and to use reasonable best efforts to resolve impediments or objections, if any, asserted by any governmental authority with respect to the Mergers in connection with obtaining all consents required to be obtained from any governmental authority, in each case subject to the limitations described under “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page 105 of this information statement statement/prospectus.

•
Favorable Terms in the Merger Agreement. The Eaton Vance board of directors’ view that the Merger Agreement was the product of arm’s length negotiations and contained customary terms and conditions for similar transactions, and its consideration of a number of other factors pertaining to the Merger Agreement, including:

○	the right of the Eaton Vance board of directors to terminate the agreement if the requisite stockholder vote had not been obtained by 5:00 p.m. eastern time on October 8, 2020;
○	the limited closing conditions, including an achievable threshold of client consents required to be obtained;

○
the termination provisions in the Merger Agreement, including that the end date under the Merger Agreement upon which either party, subject to specified exceptions, can terminate the Merger Agreement should provide sufficient time to consummate the Mergers;

○
Eaton Vance’s ability to specifically enforce, or seek damages upon, any breach of Morgan Stanley’s obligations under the Merger Agreement, including Morgan Stanley’s obligation to consummate the Mergers;

○	Eaton Vance’s right to declare and pay all or a portion of the Special Dividend at any time prior to the closing of the transaction;
○	that the Mergers are intended to qualify as a reorganization for U.S. federal income tax purposes;
○
that the Merger Agreement provides Eaton Vance with sufficient operating flexibility between the signing of the Merger Agreement and the completion of the Mergers to conduct its business in the ordinary course consistent with past practice; and

○
the unanimous approval of the Merger Agreement by the Eaton Vance board of directors, which consists of a majority of independent directors who are not affiliated with Morgan Stanley and are not employees of Eaton Vance or any of its subsidiaries, and which retained and received advice from Eaton Vance’s outside financial and legal advisors in evaluating, negotiating and recommending the terms of the Merger Agreement.

•	Financial Analysis of Financial Advisors and Receipt of Fairness Opinions.
○
The opinion of Centerview rendered orally to the Eaton Vance board of directors on October 7, 2020 (which was subsequently confirmed in writing by delivery of Centerview’s written opinion addressed to the Eaton Vance board of directors dated such date) that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration and the Special Dividend, taken together (and not separately), to be paid to the holders of Eaton Vance Non-Voting Common Stock (other than as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as well as its related analyses, as more fully described below under “The Mergers—Opinions of Eaton Vance’s Financial Advisors—Centerview Partners LLC” beginning on page 64 of this information statement/prospectus.

○
The financial analysis reviewed by Houlihan Lokey with the Eaton Vance board of directors as well as the oral opinion of Houlihan Lokey rendered to the Eaton Vance board of directors on October 7, 2020 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Eaton Vance board of directors dated such date) to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in its written opinion, and taking into account the Special Dividend, the Merger Consideration (which for purposes of Houlihan Lokey’s opinion means the cash and shares of Morgan Stanley Common Stock to be received in the Mixed Consideration, the Cash Consideration and the Stock Consideration, taken in the aggregate) to be received by the holders of Eaton Vance Non-Voting Common Stock (other than Morgan Stanley and affiliates of Eaton Vance) in the First Merger pursuant to the Merger Agreement was fair to such holders from a financial point of view. For more information, see “The Mergers—Opinions of Eaton Vance’s Financial Advisors—Opinion of Houlihan Lokey Capital, Inc.” beginning on page 71 of this information statement/prospectus and Annex C to this information statement/prospectus.

The Eaton Vance board of directors also considered a number of uncertainties and risks in its deliberations concerning the Mergers and the other transactions contemplated by the Merger Agreement, including the following (not necessarily in order of relative importance):
•
That Eaton Vance was required to use its reasonable best efforts to cause delivery of the Eaton Vance Stockholder Approval by 5:00 p.m. eastern time on October 8, 2020 and that, under the terms of the Merger Agreement, following receipt of the Eaton Vance Stockholder Approval, the Eaton Vance board of directors would be unable to change its recommendation in response to a superior proposal or an intervening event or to terminate the Merger Agreement to accept a superior proposal.

•
That, because the Merger Consideration in part consists of a fixed exchange ratio of shares of Morgan Stanley Common Stock per share of Eaton Vance Common Stock and because the value of the stock portion of the Merger Consideration at the closing cannot be predicted, holders of Eaton Vance Common Stock could be adversely affected to an unpredictable extent by a decrease in the trading price of Morgan Stanley Common Stock prior to the closing, as the Merger Agreement does not provide for either any adjustment of such exchange ratio if the trading price of Morgan Stanley Common Stock decreases or a value-based termination right to Eaton Vance.

•
The significant costs involved in connection with entering into the Merger Agreement and the transactions contemplated thereby, and the substantial time and effort of management required to complete the transactions contemplated by the Merger Agreement, which may disrupt Eaton Vance’s business operations if continued or repeated.

•
That the consummation of the Mergers requires receipt of regulatory approvals and the risk that, notwithstanding Morgan Stanley’s obligations with respect to obtaining regulatory approvals as set forth in the Merger Agreement, governmental entities may delay or fail to grant the required regulatory approvals or impose unfavorable terms or conditions on such approvals.

•
The restrictions on the conduct of Eaton Vance’s business prior to the consummation of the Mergers, including the requirement that Eaton Vance conduct business in the ordinary course, subject to specific limitations, which may delay or prevent Eaton Vance from undertaking business opportunities that may arise before the completion of the Mergers and that, absent the Merger Agreement, Eaton Vance might have pursued.

•
That Eaton Vance’s directors and executive officers may have interests in the Mergers that may be different from, or in addition to, those of Eaton Vance’s stockholders generally. For more information about such interests, see below under “Interests of Eaton Vance’s Directors and Executive Officers in the Mergers” beginning on page 119 of this information statement/prospectus.

•	That, under specified circumstances, Eaton Vance may be required to pay fees and expenses in the event the Merger Agreement is terminated and the effect this could have on Eaton Vance, including:
○
the possibility that Eaton Vance would be obligated to pay Morgan Stanley a termination fee of $206 million, or approximately 3% of transaction value, if the Merger Agreement were terminated under certain circumstances, although the Eaton Vance board of directors believed that the termination fee was reasonable in amount; and

○	if the Mergers are not consummated, Eaton Vance may be required to pay its own expenses associated with the Merger Agreement and the transactions contemplated thereby.
•	The possibility that the requisite amount of client consents may not be obtained, in which case Morgan Stanley would not be obligated to complete the Mergers;
•
The possibility that the Mergers otherwise might not be consummated, and the possible adverse effect of termination of the Merger Agreement on Eaton Vance’s business or the trading price of Eaton Vance Non-Voting Common Stock and related risks that, even though the Eaton Vance Stockholder Approval has been obtained, there can be no assurance that all other conditions to the parties’ obligations to complete the Mergers will be satisfied.

•
The effect of the public announcement of the Merger Agreement, including Eaton Vance’s ability to attract and retain key personnel and to maintain client and distribution partner relations during the pendency of the transactions contemplated by the Merger Agreement, as well as the potential for litigation in connection with the Mergers and the associated costs, burden and inconvenience involved in defending those proceedings.

•
The risk that Eaton Vance may lose members of management and other key personnel following announcement of the transaction and may not be able to effectively replace such persons, which could adversely affect Eaton Vance’s business during the period prior to consummation of the Mergers or, if the Mergers are not consummated, during the period prior to and after the termination of the Merger Agreement, as Eaton Vance’s operations are largely dependent on the skill and experience of its management and key personnel.

•
The risk to the value of the Merger Consideration (whether paid in cash, Morgan Stanley Common Stock or a combination thereof) if Morgan Stanley Common Stock declines in price prior to the closing of the transaction.

•
For the portion of the Merger Consideration paid in Morgan Stanley Common Stock and retained by Eaton Vance stockholders following the closing of the transaction, the risk that Morgan Stanley does not benefit from the combination with Eaton Vance or otherwise fails to provide holders of Morgan Stanley Common Stock with acceptable returns.

•
The possibility that a combination with Morgan Stanley during a period of less market, industry, political, economic or regulatory uncertainty may have provided greater value to Eaton Vance stockholders than the Mergers.

•	The possibility that a combination with Party A or another party may have provided greater value to Eaton Vance stockholders than the Mergers.
•
The possibility that execution of Eaton Vance’s standalone business plan or other strategic alternatives available to Eaton Vance may have provided greater value to Eaton Vance stockholders than the Mergers.

•
Risks of the type and nature described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 30 and 38, respectively, of this information statement/prospectus.

The Eaton Vance board of directors considered all of these factors as a whole and believed that, overall, the potential benefits of the Mergers to Eaton Vance’s stockholders outweighed the uncertainties and risks of the Mergers.
The foregoing discussion of factors considered by the Eaton Vance board of directors is not intended to be exhaustive but includes the material factors considered by the Eaton Vance board of directors. In light of the variety of factors considered in connection with its evaluation of the Mergers and the complexity of these matters, the Eaton Vance board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Eaton Vance board of directors applied his or her own personal business judgment to the process and may have viewed factors differently or given different weight or merit to different factors. The Eaton Vance board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Eaton Vance board of directors based its recommendation on the totality of the information presented. The Eaton Vance board of directors evaluated the factors described above, among others, and (i) determined that the Merger Agreement and the Mergers are in the best interests of Eaton Vance and Eaton Vance’s stockholders, (ii) approved and declared advisable the Mergers and the other transactions set forth in the Merger Agreement on the terms and conditions of the Merger Agreement, (iii) directed that the approval of the Mergers and the other transactions on the terms and conditions of the Merger Agreement be submitted to the Voting Trustees, the holders of the Voting Trust Receipts and the Voting Trust, the sole holder of Eaton Vance Voting Common Stock, for consideration, and (iv) recommended the approval of the Merger Agreement and the transactions set forth therein by the Voting Trustees (in their capacities as such), the holders of the Voting Trust Receipts (in their capacities as such) and the Voting Trust.
Certain Eaton Vance Forecasts
 Eaton Vance Management Forecasts of Eaton Vance Financial Information
Eaton Vance does not normally publicly disclose long-term projections other than through public guidance of limited metrics concerning its expected financial performance in its regular earnings releases and other investor materials due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with its strategic review, in June 2020, Eaton Vance management prepared the Eaton Vance Forecasts, which were presented to the Eaton Vance board of directors, and provided to Centerview for purposes of assessing possible strategic alternatives, and subsequently to Houlihan Lokey for purposes of its financial analyses, and not for public disclosure. In July 2020, following the execution of a confidentiality agreement, Eaton Vance provided the Eaton Vance Forecasts (excluding projections of Unlevered Free Cash Flow) to Morgan Stanley in connection with its due diligence review of Eaton Vance.
At the direction of the Eaton Vance board of directors, Centerview and Houlihan Lokey used the Eaton Vance Forecasts, consisting of unaudited financial projections prepared by Eaton Vance management for fiscal years ended

October 31, 2020 through October 31, 2025 in performing financial analyses in connection with rendering their respective opinions described and summarized in “The Mergers—Opinions of Eaton Vance’s Financial Advisors” beginning on page 64 of this information statement/prospectus. The Eaton Vance Forecasts were the only internal financial forecasts with respect to Eaton Vance used by Centerview and Houlihan Lokey in performing financial analyses in connection with rendering their respective opinions described and summarized in “The Mergers—Opinions of Eaton Vance’s Financial Advisors” beginning on page 64 of this information statement/prospectus. A summary of the Eaton Vance Forecasts is set forth below in Table 1:
Table 1: Eaton Vance Forecasts
	Forecasts(1)
$mm (except for Adjusted Earnings Per Share)	2020E	2021E	2022E	2023E	2024E	2025E
Adjusted Total Revenue(2)	$1,727	$1,866	$2,055	$2,264	$2,494	$2,747
Adjusted Operating Income(3)	$522	$568	$641	$724	$815	$915
Adjusted EBITDA(4)	$544	$589	$663	$747	$839	$940
Adjusted Net Income Attributable to Eaton Vance Corp. Shareholders(5)	$380	$403	$456	$516	$583	$656
Adjusted Earnings Per Diluted Share(6)	$3.35	$3.56	$4.03	$4.57	$5.16	$5.80
Unlevered Free Cash Flow(7)	$91(8)	$413	$466	$527	$593	$666
(1)	Selected measures from the Eaton Vance Forecasts.
(2)
Adjusted Total Revenue is a non-GAAP measure defined as total revenue adjusted to add back management fees eliminated upon the consolidation of sponsored funds and collateralized lending obligation (“CLO”) entities.

(3)
Adjusted Operating Income is a non-GAAP measure defined as operating income adjusted to 1) add back management fees eliminated upon the consolidation of sponsored funds and CLO entities and 2) subtract non-management expenses of consolidated sponsored funds recognized upon consolidation.

(4)	Adjusted EBITDA is a non-GAAP measure defined as Adjusted Operating Income plus depreciation and amortization.
(5)
Adjusted Net Income Attributable to Eaton Vance Corp. Shareholders is a non-GAAP measure defined as net income attributable to Eaton Vance Corp. Shareholders adjusted to 1) add back management fees eliminated upon the consolidation of sponsored funds and CLO entities, net of tax; 2) subtract non-management expenses of consolidated sponsored funds recognized upon consolidation, net of tax; 3) eliminate the impact of net gains (losses) and other investment income related to consolidated sponsored funds and other seed capital investments, net of tax; 4) eliminate other income (expense) of consolidated CLO entities, net of tax, and 5) subtract the net excess tax benefit from stock-based compensation plans.

(6)	Adjusted Earnings Per Diluted Share is a non-GAAP measure defined as earnings per diluted share adjusted for the per share impact of the items identified in (5) above.
(7)
Unlevered Free Cash Flow is defined as Adjusted Operating Income adjusted to 1) subtract tax expenses; 2) add back depreciation and amortization; 3) subtract net deferred sales commissions and 5) subtract capital expenditures. Unlevered Free Cash Flow was calculated by Centerview and Houlihan Lokey solely for purposes of their respective discounted cash flow analyses in connection with their respective opinions, and none of Eaton Vance or Morgan Stanley assumes any responsibility for any use of such calculation, or reliance on such calculation, for any other purpose.

(8)
Reflects estimated Unlevered Free Cash Flow calculated by Centerview for August through October 2020. Houlihan Lokey calculated estimated Unlevered Free Cash Flow of $23.9 for the 0.8 month period through October 31, 2020.

 Important Information about the Eaton Vance Forecasts
The inclusion of the Eaton Vance Forecasts summarized above in “The Mergers—Certain Eaton Vance Forecasts” beginning on page 61 of this information statement/prospectus should not be regarded as an indication that any of Eaton Vance, Morgan Stanley, Centerview, Houlihan Lokey, their respective advisors, or any of their respective affiliates, officers, directors, partners, advisors or other representatives or any other person considered, or now considers, those projections to be predictive of actual future performance or events, or that it should be construed as financial guidance, and the summary of the Eaton Vance Forecasts set forth above should not be relied on as such.
While presented with numeric specificity, the Eaton Vance Forecasts summarized above are subjective in many respects and reflect numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Eaton Vance’s business that are inherently subject to significant uncertainties and contingencies, including risks and uncertainties described or incorporated by reference under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 30 and 38, respectively, of this information statement/prospectus, all of which are difficult to predict and many of which are beyond the control of Eaton Vance and will be beyond the control of the combined company. The Eaton Vance Forecasts reflect both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. There can be no assurance that the Eaton Vance Forecasts and the underlying estimates and assumptions will be realized and actual results will likely differ, and may differ materially, from those reflected in the Eaton Vance Forecasts, whether or not the Mergers are completed.
The Eaton Vance Forecasts constitute forward-looking statements. In addition, because the Eaton Vance Forecasts cover multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth above, and important factors that may affect actual results and cause the Eaton Vance Forecasts to be inaccurate include, but are not limited to, risks and uncertainties relating to Eaton Vance’s businesses, industry performance, the regulatory environment, general business and economic conditions and other matters described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 30 and 38, respectively, of this information statement/prospectus. As a result, the Eaton Vance Forecasts cannot be considered predictive of actual future operating results, and this information should not be relied on as such. Eaton Vance and Morgan Stanley stockholders are urged to review the SEC filings of Eaton Vance and Morgan Stanley for a description of risk factors with respect to the businesses of Eaton Vance and Morgan Stanley, as well as the risks and other factors described or incorporated by reference under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 30 and 38, respectively, of this information statement/prospectus. See also “Where You Can Find More Information” beginning on page 154 of this information statement/prospectus. The Eaton Vance Forecasts include certain non-GAAP financial measures.
The Eaton Vance Forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. No independent registered public accounting firm has audited, reviewed, compiled, examined, applied or performed any procedures with respect to the Eaton Vance Forecasts contained herein, nor have they expressed nor do they express any opinion or any other form of assurance on such information or its achievability. The report of the respective independent registered public accounting firms of Eaton Vance and Morgan Stanley contained in their respective Annual Reports on Form 10-K for the years ended October 31, 2019 and December 31, 2019, respectively, which have been filed with the SEC and are incorporated by reference into this information statement/prospectus, relate to historical financial information of Eaton Vance and Morgan Stanley, respectively, and such reports do not extend to the projections summarized above and should not be read to do so. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Eaton Vance and Morgan Stanley may not be comparable to similarly titled amounts used by other companies.
Furthermore, the Eaton Vance Forecasts do not take into account any circumstances or events occurring after the dates they were prepared. There can be no assurance that, had the Eaton Vance Forecasts been prepared either as of the date of the Merger Agreement or as of the date of this information statement/prospectus, similar estimates and assumptions would be used. The Eaton Vance Forecasts do not take into account all the possible financial and other effects on Eaton Vance of the Mergers, the effect on Eaton Vance of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement, or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Mergers. Further, the Eaton Vance Forecasts do not take into account the effect on Eaton Vance of any possible failure of the Mergers to occur. None of Eaton Vance, Morgan Stanley or any of their respective affiliates, officers, directors, partners, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Eaton Vance or Morgan Stanley stockholder or other person regarding Eaton Vance’s ultimate performance compared to the information contained in the Eaton Vance Forecasts or that the forecasted results will be achieved. The inclusion of the Eaton Vance Forecasts herein should not be deemed an admission or representation by Eaton Vance, Morgan Stanley, their respective advisors or any other person that it is viewed as material information of Eaton Vance, particularly in light of the inherent risks and uncertainties associated with such information. There can be no assurance that the projected results will be realized or that actual results will not be materially lower or higher than estimated, whether or not the Mergers are completed. The summary of the Eaton Vance Forecasts included above is being provided solely because it was made available to the Eaton Vance board of directors, Eaton Vance, Morgan Stanley and Eaton Vance’s financial advisors, as applicable, in connection with the Mergers.

READERS OF THIS INFORMATION STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE EATON VANCE FORECASTS. EATON VANCE AND MORGAN STANLEY DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THE EATON VANCE FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE EATON VANCE FORECASTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.
Opinions of Eaton Vance’s Financial Advisors
 Opinion of Centerview Partners LLC
On October 7, 2020, Centerview rendered to the Eaton Vance board of directors its oral opinion, subsequently confirmed in a written opinion dated such date, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration to be paid to the holders of Eaton Vance Non-Voting Common Stock (other than Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of Centerview’s written opinion, dated October 7, 2020, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety by the full text of Centerview’s written opinion attached as Annex B. Centerview’s financial advisory services and opinion were provided for the information and assistance of the members of the Eaton Vance board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of the board’s consideration of the proposed Mergers and the other transactions contemplated by the Merger Agreement and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of Eaton Vance Non-Voting Common Stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement or the proposed Mergers and the other transactions contemplated by the Merger Agreement and does not constitute a recommendation to any stockholder of Eaton Vance or any other person as to how such stockholder or other person should vote with respect to the Mergers or otherwise act with respect to the proposed Mergers and the other transactions contemplated by the Merger Agreement or any other matter.
The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.
In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:
•	a draft of the Merger Agreement dated October 7, 2020, referred to in this summary of Centerview’s opinion as the “Draft Merger Agreement”;
•	Annual Reports on Form 10-K of Eaton Vance for the years ended October 31, 2019, October 31, 2018 and October 31, 2017;
•	Annual Reports on Form 10-K of Morgan Stanley for the years ended December 31, 2019, December 31, 2018 and December 31, 2017;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Eaton Vance and Morgan Stanley;
•	certain publicly available research analyst reports for Eaton Vance and Morgan Stanley;
•	certain other communications from Eaton Vance and Morgan Stanley to their respective stockholders; and
•
certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Eaton Vance, including certain financial forecasts, analyses and projections relating to Eaton

Vance prepared by management of Eaton Vance and furnished to Centerview by Eaton Vance for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “Forecasts,” and which are collectively referred to in this summary of Centerview’s opinion as the “Internal Data.”
Centerview also participated in discussions with members of the senior management and representatives of Eaton Vance regarding their assessment of the Internal Data and the strategic rationale for the proposed Mergers and the other transactions contemplated by the Merger Agreement. Centerview also engaged in discussions with senior management and representatives of Morgan Stanley regarding the business, operations, and financial condition of Morgan Stanley. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for Eaton Vance and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the proposed Mergers and the other transactions contemplated by the Merger Agreement with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.
Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with Eaton Vance’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at Eaton Vance’s direction, that the Internal Data (including, without limitation, the Forecasts) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Eaton Vance as to the matters covered thereby, and Centerview relied, at Eaton Vance’s direction, on the Internal Data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the Internal Data or the assumptions on which it was based. In addition, at Eaton Vance’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Eaton Vance or Morgan Stanley, nor was Centerview furnished with any such evaluation or appraisal, and Centerview was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Eaton Vance or Morgan Stanley. Centerview assumed, at Eaton Vance’s direction, that the final executed Merger Agreement would not differ in any respect material to Centerview’s analysis or opinion from the Draft Merger Agreement reviewed by Centerview. Centerview also assumed, at Eaton Vance’s direction, that the proposed Mergers and the other transactions contemplated by the Merger Agreement will be consummated on the terms set forth in the Merger Agreement (including that Eaton Vance will pay the Special Dividend in accordance with the Merger Agreement) and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the proposed Mergers and the other transactions contemplated by the Merger Agreement, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview further assumed, at Eaton Vance’s direction, that the Mergers will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of Eaton Vance or Morgan Stanley, or the ability of Eaton Vance or Morgan Stanley to pay their respective obligations when they come due, or as to the impact of the proposed Mergers and the other transactions contemplated by the Merger Agreement on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.
Centerview expressed no view as to, and Centerview’s opinion did not address, Eaton Vance’s underlying business decision to proceed with or effect the proposed Mergers and the other transactions contemplated by the Merger Agreement, or the relative merits of the proposed Mergers and the other transactions contemplated by the Merger Agreement as compared to any alternative business strategies or transactions that might be available to Eaton Vance or in which Eaton Vance might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of the Eaton Vance Non-Voting Common Stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the proposed Mergers and the other transactions contemplated by the Merger Agreement, including, without limitation, the structure or form of the proposed Mergers and the other transactions contemplated by the Merger Agreement, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the proposed Mergers and the other transactions contemplated by the Merger Agreement, including, without limitation, (i) the fairness of the proposed Mergers and the other transactions contemplated by the Merger Agreement or any other term or aspect of the proposed Mergers and the other transactions contemplated by the Merger Agreement to, or any consideration to be received in connection therewith by, or the impact of the proposed Mergers and the other transactions contemplated by the Merger Agreement on, the holders of any other class of securities (including, without limitation, holders of Eaton Vance Voting Common Stock), creditors or other constituencies of Eaton Vance or any other party. In addition, Centerview expressed no view or opinion as to (i) the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Eaton Vance or any party, or class of such persons in connection with the proposed Mergers and the other transactions contemplated by the Merger Agreement, whether relative to the Merger Consideration to be paid to the holders of the Eaton Vance Voting Common Stock pursuant to the Merger Agreement or otherwise, (ii) the allocation of the Merger Consideration as among holders of Eaton Vance Non-Voting Common Stock who receive the Mixed Consideration, the Per Share Cash Election Consideration or the Per Share Stock Election Consideration or (iii) the relative fairness of the Mixed Consideration, the Per Share Cash Election Consideration and the Per Share Stock Election Consideration. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion. Centerview expressed no view or opinion as to what the value of Morgan Stanley Common Stock actually will be when issued pursuant to the proposed Mergers and the other transactions contemplated by the Merger Agreement or the prices at which the Eaton Vance Non-Voting Common Stock or Morgan Stanley Common Stock will trade or otherwise be transferable at any time, including following the announcement or consummation of the proposed Mergers and the other transactions contemplated by the Merger Agreement. Centerview’s opinion does not constitute a recommendation to any stockholder of Eaton Vance or any other person as to how such stockholder or other person should act with respect to the proposed Mergers and the other transactions contemplated by the Merger Agreement or any other matter, without limitation, whether such stockholder should elect to receive the Mixed Consideration, the Per Share Mixed Election Consideration or the Per Share Stock Election Consideration, or make no election, in the proposed Mergers and the other transactions contemplated by the Merger Agreement. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the members of the Eaton Vance board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of the board’s consideration of the proposed Mergers and the other transactions contemplated by the Merger Agreement. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
 Summary of Centerview Financial Analysis
The following is a summary of the material financial analyses prepared and reviewed with the Eaton Vance board of directors in connection with Centerview’s opinion, dated October 7, 2020. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of Eaton Vance. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Eaton Vance or any other parties to the proposed Mergers and the other transactions contemplated by the Merger

Agreement. None of Eaton Vance, Morgan Stanley, Merger Sub 1, Merger Sub 2 or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Eaton Vance do not purport to be appraisals or reflect the prices at which Eaton Vance may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 7, 2020 (the last trading day before the public announcement of the proposed Mergers and the other transactions contemplated by the Merger Agreement) and is not necessarily indicative of current market conditions.
 Selected Public Company Analysis
Centerview reviewed and compared certain financial information, ratios and multiples for Eaton Vance to corresponding financial information, ratios and multiples for publicly traded companies that Centerview deemed comparable, based on its experience and professional judgment, to Eaton Vance, which selected publicly traded companies we refer to in this summary of Centerview’s opinion as the “selected companies”. The selected companies consisted of:
•	Affiliated Managers Group, Inc.
•	AllianceBernstein Holding LP
•	Artisan Partners Asset Management, Inc.
•	BlackRock, Inc.
•	Cohen & Steers, Inc.
•	Federated Hermes, Inc.
•	Franklin Resources, Inc.
•	Invesco Ltd.
•	Janus Henderson Group PLC
•	T. Rowe Price Group, Inc.
Although none of the selected companies is directly comparable to Eaton Vance, these companies were selected, among other reasons, because they are publicly traded companies with certain operational and financial characteristics, which, for purposes of its analyses, Centerview considered to be similar to those of Eaton Vance. However, because none of the selected companies is exactly the same as Eaton Vance, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, financial and operating characteristics and prospects of Eaton Vance and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.
Using publicly available information obtained from SEC filings and other data sources and closing stock prices as of October 7, 2020 (but in the case of Janus Henderson Group PLC and Invesco Ltd., as of October 1, 2020, the last trading day prior to the disclosure of Trian Partners’ stake in each of these companies with a view of a potential business combination and, in the case of Franklin Resources, Inc., based on selected research analysts who have disclosed pro forma metrics following the closing of Franklin Resources, Inc.’s acquisition of Legg Mason, Inc.), Centerview calculated, for each selected company the following ratios and multiples: (i) such company’s enterprise value (calculated as the equity value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units and other convertible securities) plus the face value of debt and certain liabilities less cash and cash equivalents and certain other investments) as a multiple of Wall Street research analyst consensus estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar year 2021 and (ii) the ratio of such company’s stock price to Wall Street research analyst consensus estimated earnings per share, or EPS (a ratio commonly referred to as a price to earnings ratio, or P/E), for calendar year 2021. These analyses resulted in a median multiple of enterprise value to 2021 calendar year estimated EBITDA of 7.5x and a median ratio of closing stock price to 2021 calendar year estimated EPS of 9.0x, in each case, for such selected companies.
Based on its experience and professional judgment, for purposes of its analysis, Centerview selected reference ranges of multiples of enterprise value to 2021 calendar year estimated EBITDA of 7.0x to 9.5x and ratios of closing stock price to 2021 calendar year estimated EPS of 9.0x to 14.0x. In selecting these reference ranges, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of Eaton Vance and the selected companies that could affect their public trading values in order to provide a context in which to consider the results of the quantitative analysis. Centerview applied the EBITDA multiple reference range to Eaton Vance’s calendar year 2021 estimated adjusted EBITDA as set forth in the Internal Data to derive a range of implied enterprise values for Eaton Vance. Centerview subtracted from this range of implied enterprise values the face value of Eaton Vance’s net debt as of July 31, 2020 as set forth in the Internal Data to derive a range of implied equity values for Eaton Vance. Centerview then divided these implied equity values by the number of fully-diluted outstanding shares of Eaton Vance Common Stock as of October 7, 2020 as set forth in the Internal Data to derive a range of implied per share equity values for each share of Eaton Vance Non-Voting Common Stock. Centerview also applied the EPS multiple reference range to Eaton Vance’s calendar year 2021 estimated adjusted EPS of $3.64 per share of Eaton Vance Non-Voting Common Stock as set forth in the Internal Data to derive a range of implied per share equity values for each share of Eaton Vance Non-Voting Common Stock. The results of this analyses are summarized as follows: based on Eaton Vance’s 2021 calendar year estimated operating EBITDA, as set forth in the Internal Data, Centerview calculated an implied per share equity value range for each share of Eaton Vance Non-Voting Common Stock of approximately $37.21 to $48.98, and based on Eaton Vance’s 2021 calendar year estimated operating EPS, as set forth in the Internal Data, Centerview calculated an implied per share equity value range for each share of Eaton Vance Non-Voting Common Stock of approximately $32.76 to $50.97. Centerview then compared these ranges to the implied value of the Merger Consideration of $60.91 per share of Eaton Vance Non-Voting Common Stock based on a cash consideration of $28.25 per share, a Special Dividend of $4.25 per share, and $28.41 stock consideration per share (based upon an exchange ratio of 0.5833 and the closing price of Morgan Stanley Common Stock as of October 7, 2020), to be paid to the holders of Eaton Vance Non-Voting Common Stock (other than Excluded Shares) pursuant to the Merger Agreement.
 Selected Transaction Analysis
Centerview reviewed and compared certain information relating to the following selected transactions involving publicly traded asset management companies (which are referred to as the “selected transactions” in this Summary of Centerview Financial Analysis) that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to Eaton Vance and the proposed Mergers and the other transactions contemplated by the Merger Agreement.
Date Announced	Target	Acquiror
February 2020	Legg Mason, Inc.	Franklin Resources, Inc.
October 2018	OppenheimerFunds Inc.	Invesco Ltd.
March 2017	Aberdeen Asset Management PLC	Standard Life plc
December 2016	Pioneer Investments	Amundi SA
October 2016	Janus Capital Group Inc.	Henderson Group plc
October 2015	Russell Investments	TA Associates
April 2014	Nuveen	TIAA-CREF
Although none of the selected transactions is directly comparable to the proposed Mergers and the other transactions contemplated by the Merger Agreement, the transactions listed above were chosen by Centerview because, among other reasons, their participants, size or other factors, for purposes of Centerview’s analysis, may be considered similar to the proposed Mergers and the other transactions contemplated by the Merger Agreement. Centerview used its experience, expertise and knowledge of these industries to select transactions that involved companies with certain operational, business or financial characteristics that, for purposes of this analysis, may be considered similar to those of Eaton Vance. However, because none of the selected transactions used in this analysis is identical or directly comparable to the proposed Mergers and the other transactions contemplated by the Merger

Agreement, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected precedent transaction analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business or financial characteristics of Eaton Vance and each target company as well as the proposed Mergers and the other transactions contemplated by the Merger Agreement and the selected transactions that could affect the transaction values of each in order to provide a context in which to consider the results of the quantitative analysis.
Using publicly available information obtained from SEC filings and other data sources, Centerview calculated, for each selected transaction, among other things, the enterprise value implied for the applicable target company based on the consideration payable in the applicable selected transactions, as a multiple of the target company’s EBITDA for the most recently ended twelve months prior to the announcement of such selected transaction, or LTM EBITDA. This analysis resulted in a median multiple of enterprise value to LTM EBITDA of 9.8x for such selected transactions.
Based on its analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference range of multiples of enterprise value to LTM EBITDA of 8.0x to 11.0x. In selecting this range, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of Eaton Vance and the companies included in the selected transactions as well as the proposed Mergers and the other transactions contemplated by the Merger Agreement and the selected transactions and other factors that could affect each transaction or the public trading, acquisition or other values of such companies or Eaton Vance in order to provide a context in which to consider the results of the quantitative analysis.
Centerview applied this reference range to Eaton Vance’s LTM EBITDA, as set forth in the Internal Data, to derive a range of implied enterprise values for Eaton Vance. Centerview subtracted from this range of implied enterprise values the face value of Eaton Vance’s net debt as of July 31, 2020 as set forth in the Internal Data to derive a range of implied equity values for Eaton Vance. Centerview then divided these implied equity values by the number of fully-diluted outstanding shares of Eaton Vance Common Stock as of October 7, 2020 as set forth in the Internal Data to derive a range of implied per share equity value for each share of Eaton Vance Non-Voting Common Stock of approximately $39.17 to $52.10. Centerview then compared this range to the implied value of the Merger Consideration of $60.91 per share of Eaton Vance Non-Voting Common Stock based on a cash consideration of $28.25 per share, a Special Dividend of $4.25 per share, and $28.41 stock consideration per share (based upon an exchange ratio of 0.5833 and the closing price of Morgan Stanley Common Stock as of October 7, 2020) to be paid to the holders of Eaton Vance Non-Voting Common Stock (other than Excluded Shares) pursuant to the Merger Agreement.
 Discounted Cash Flow Analysis
Centerview performed a discounted cash flow analysis of Eaton Vance based on the Forecasts, which is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
In performing this analysis, Centerview calculated a range of illustrative equity values for Eaton Vance by applying a discount rate range of 10.0% to 11.0% (reflecting Centerview’s analysis of Eaton Vance’s weighted average cost of capital) and the mid-year convention to (a) Eaton Vance’s management plan forecast as of June 11, 2020 of after-tax unlevered free cash flows of Eaton Vance for the fiscal quarter ending October 31, 2020 and for the fiscal years 2021 through 2025 utilizing the Forecasts at the direction of Eaton Vance and assumptions discussed with Eaton Vance management and (b) a range of illustrative terminal values for Eaton Vance, calculated by Centerview applying perpetuity growth rates ranging from 1.0% to 2.0%, which Centerview selected based on its professional judgment, to Eaton Vance’s after-tax unlevered free cash flows for the terminal year. Centerview then divided these implied equity values by the number of fully-diluted outstanding share of Eaton Vance Common Stock as of October 7, 2020 as set forth in the Internal Data to derive a range of implied per share equity value for each share of Eaton Vance Non-Voting Common Stock of approximately $49.94 to $60.04. Centerview then compared this range to the implied value of the Merger Consideration of $60.91 per share of Eaton Vance Non-Voting Common Stock based on a cash consideration of $28.25 per share, a Special Dividend of $4.25 per share, and $28.41 stock consideration per share (based upon an exchange ratio of 0.5833 and the closing price of Morgan Stanley Common Stock as of October 7, 2020) to be paid to the holders of Eaton Vance Non-Voting Common Stock (other than Excluded Shares) pursuant to the Merger Agreement.
 Other Factors
Centerview noted for the Eaton Vance board of directors certain additional factors solely for informational purposes, including, among other things, the following:
•
Historical Stock Price Trading Analysis. Centerview reviewed the historical closing trading prices of the Eaton Vance Non-Voting Common Stock for the 52-week period prior to October 7, 2020, which reflected low and high closing trading prices during such 52-week period of $23.76 to $51.68 per share of Eaton Vance Non-Voting Common Stock.

•
Analyst Price Target Analysis. Centerview reviewed stock price targets for the Eaton Vance Non-Voting Common Stock reflected in publicly available Wall Street research analyst reports as of October 7, 2020, which indicated low and high analyst stock price targets ranging from $35.00 to $50.00 per share of Eaton Vance Non-Voting Common Stock.

 General
The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.
Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Eaton Vance board of directors in its evaluation of the proposed Mergers and the other transactions contemplated by the Merger Agreement. Consequently, the analyses described above should not be viewed as determinative of the views of the Eaton Vance board of directors or management of Eaton Vance with respect to the Merger Consideration or as to whether the Eaton Vance board of directors would have been willing to determine that a different consideration was fair. The consideration for the proposed Mergers and the other transactions contemplated by the Merger Agreement was determined through arm’s-length negotiations between Eaton Vance and Morgan Stanley and was approved by the Eaton Vance board of directors. Centerview provided advice to Eaton Vance during these negotiations. Centerview did not, however recommend any specific amount of consideration to Eaton Vance or the Eaton Vance board of directors or that any specific amount of consideration constituted the only appropriate consideration for the proposed Mergers and the other transactions contemplated by the Merger Agreement.
Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, Centerview has been engaged to provide financial advisory services to Eaton Vance, including in connection with various strategic matters, and Centerview received approximately $250,000 in compensation from Eaton Vance for such services. In the two years prior to the date of its written opinion, Centerview has not been engaged to provide financial advisory or other services to Morgan Stanley, and Centerview has not received any compensation from Morgan Stanley during such period. Centerview may provide financial advisory and other services to or with respect to Eaton Vance or Morgan Stanley or their respective affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Eaton Vance, Morgan Stanley or any of their respective affiliates, or any other party that may be involved in the proposed Mergers and the other transactions contemplated by the Merger Agreement.
The Eaton Vance board of directors selected Centerview as its financial advisor in connection with the proposed Mergers and the other transactions contemplated by the Merger Agreement based on Centerview’s qualifications, professional reputation and industry expertise. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed Mergers and the other transactions contemplated by the Merger Agreement.
In connection with Centerview’s services as the financial advisor to the Eaton Vance board of directors, Eaton Vance has agreed to pay Centerview an aggregate fee that is estimated, based on the information available as of the date of announcement of the Mergers, to be approximately $50 million, $2.5 million of which was payable upon the rendering of Centerview’s opinion and the remainder of which is payable contingent upon consummation of the proposed Mergers and the other transactions contemplated by the Merger Agreement. In addition, Eaton Vance has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.
 Opinion of Houlihan Lokey Capital, Inc.
On October 7, 2020, Houlihan Lokey verbally rendered its opinion to the Eaton Vance board of directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Eaton Vance board of directors dated October 7, 2020), as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in its written opinion, and taking into account the Special Dividend, the Merger Consideration (which for purposes of Houlihan Lokey’s opinion means the cash and shares of Morgan Stanley Common Stock to be received in the Mixed Consideration, the Cash Consideration and the Stock Consideration, taken in the aggregate) to be received by the holders of Eaton Vance Non-Voting Common Stock (other than Morgan Stanley and affiliates of Eaton Vance) in the First Merger pursuant to the Merger Agreement was fair to such holders from a financial point of view.
Houlihan Lokey’s opinion was directed to the Eaton Vance board of directors (in its capacity as such) and only addressed the fairness, from a financial point of view, taking into account the Special Dividend, of the Merger Consideration to be received by the holders of Eaton Vance Non-Voting Common Stock (other than Morgan Stanley and affiliates of Eaton Vance) in the First Merger pursuant to the Merger Agreement, and did not address any other aspect or implication of the Mergers or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this information statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex C to this information statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this information statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Eaton Vance board of directors, any security holder of Eaton Vance or any other person as to how to act, vote or make any election with respect to any matter relating to the Mergers, the Special Dividend or otherwise, including, without limitation, whether the holders of the Eaton Vance Non-Voting Common Stock should elect to receive the Mixed Consideration, the Cash Consideration or the Stock Consideration.
In arriving at its opinion, Houlihan Lokey, among other things:
•	reviewed a draft dated October 7, 2020 of the Merger Agreement;
•
reviewed certain publicly available business and financial information relating to Eaton Vance and Morgan Stanley that Houlihan Lokey deemed to be relevant, including certain publicly available research analyst estimates with respect to the future financial performance of Eaton Vance and Morgan Stanley;

•
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Eaton Vance made available to Houlihan Lokey by Eaton Vance and approved for Houlihan Lokey’s use by Eaton Vance and the Eaton Vance board of directors, including financial projections (and adjustments thereto) prepared by the management of Eaton Vance relating to Eaton Vance for the fiscal years ending 2020 through 2025;

•
spoke with certain members of the management of Eaton Vance and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of Eaton Vance and Morgan Stanley, the Mergers, the Special Dividend and related matters;

•	compared the financial and operating performance of Eaton Vance and Morgan Stanley with that of other public companies that Houlihan Lokey deemed to be relevant;

•	considered publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;
•
reviewed the current and historical market prices and trading volume for certain of Eaton Vance’s and Morgan Stanley’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.
Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of Eaton Vance advised Houlihan Lokey, and Houlihan Lokey assumed, that the Eaton Vance Forecasts reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of Eaton Vance and the other matters covered thereby, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. As the Eaton Vance board of directors was aware, Houlihan Lokey was not provided with access to the management of, or advisors to, Morgan Stanley, and did not have access to financial forecasts relating to Morgan Stanley prepared by the management of Morgan Stanley. Houlihan Lokey assumed that, were Houlihan Lokey to have had access to Morgan Stanley and its advisors, any information received from such parties would not have materially affected or changed Houlihan Lokey’s opinion. With respect to the publicly available research analyst estimates for Morgan Stanley referred to above, Houlihan Lokey reviewed and discussed such estimates with the management of Eaton Vance, and Houlihan Lokey assumed that such estimates were a reasonable basis upon which to evaluate the future financial performance of Morgan Stanley. Houlihan Lokey expressed no opinion with respect to such estimates or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there was no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of Eaton Vance or Morgan Stanley since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.
Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that were referred to therein are true and correct, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Mergers would be satisfied without waiver thereof, and (d) the Mergers would be consummated in a timely manner and the Special Dividend would be declared and paid, in each case in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. At the Eaton Vance board of directors’ direction, Houlihan Lokey assumed for purposes of its opinion that the Eaton Vance Voting Common Stock and the Eaton Vance Non-Voting Common Stock have equivalent economic value, notwithstanding the different voting rights and other non-financial terms of such shares that could impact their respective values, and disregarded the individual circumstances of specific security holders with respect to control, voting or other rights, aspects or relationships which may distinguish such holders. Houlihan Lokey also assumed, with the consent of Eaton Vance, that the Mergers, taken together as an integrated transaction, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Mergers would be consummated and the Special Dividend would be declared and paid, in each case, in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Mergers and the declaration and payment of the Special Dividend would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Eaton Vance or Morgan Stanley, or otherwise have an effect on the Mergers, the Special Dividend, Eaton Vance or Morgan Stanley or any expected benefits of the Mergers that would be material to Houlihan Lokey’s analyses or its opinion. Houlihan Lokey also relied upon and assumed, without independent verification, at the direction of Eaton Vance, that any adjustments to the Merger Consideration pursuant to the Merger Agreement would not be material to Houlihan Lokey’s analyses or its opinion, and Houlihan Lokey expressed no opinion with respect to such adjustments. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ in any respect from the draft of the Merger Agreement identified above.
Furthermore, in connection with Houlihan Lokey’s opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Eaton Vance, Morgan Stanley or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Eaton Vance or Morgan Stanley was or may be a party or was or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Eaton Vance or Morgan Stanley was or may be a party or was or may be subject.
Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Mergers, the securities, assets, businesses or operations of Eaton Vance or any other party, or any alternatives to the Mergers or the Special Dividend, (b) negotiate the terms of the Mergers or the Special Dividend, or (c) advise the Eaton Vance board of directors or any other party with respect to alternatives to the Mergers or the Special Dividend. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after the date thereof. Houlihan Lokey did not express any opinion as to what the value of the Morgan Stanley Common Stock actually would be when issued pursuant to the First Merger or the price or range of prices at which the shares of the Eaton Vance Non-Voting Common Stock or the Morgan Stanley Common Stock may be purchased or sold, or otherwise be transferable, at any time. Houlihan Lokey assumed that the shares of the Morgan Stanley Common Stock to be issued in the First Merger to the stockholders of Eaton Vance would be listed on the NYSE.
Houlihan Lokey’s opinion was furnished for the use of the Eaton Vance board of directors (solely in its capacity as such) in connection with its evaluation of the Mergers and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and did not constitute, a recommendation to the Eaton Vance board of directors, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Mergers, the Special Dividend or otherwise, including, without limitation, whether the holders of the Eaton Vance Non-Voting Common Stock should elect to receive the Mixed Consideration, the Cash Consideration, or the Stock Consideration.
Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Eaton Vance board of directors, Eaton Vance, its security holders or any other party to proceed with or effect the Mergers or to declare and pay the Special Dividend, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Mergers, the Special Dividend or otherwise (other than the Merger Consideration to the extent expressly specified in its opinion), including, without limitation, the fairness of the Merger Consideration to be received by the holders of the Eaton Vance Voting Common Stock, the fairness of the aggregate Merger Consideration to be received by the holders of the Eaton Vance Voting Common Stock and the holders of the Eaton Vance Non-Voting Common Stock, or the fairness of the Merger Consideration to be received by any individual holder of the Eaton Vance Non-Voting Common Stock as a result of any election made or deemed to have been made by such holder or as a result of the proration procedures set forth in the Merger Agreement, (iii) the fairness of any portion or aspect of the Mergers to the holders of any class of securities, creditors or other constituencies of Eaton Vance, or to any other party, except if and only to the extent expressly set forth in the last sentence of its opinion, (iv) the relative merits of the Mergers and the Special Dividend as compared to any alternative business strategies or transactions that might be available for Eaton Vance, Morgan Stanley or any other party, (v) the fairness of any portion or aspect of the Mergers to any one class or group of Eaton Vance’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Eaton Vance’s or such other party’s security holders or other constituents (including, without limitation, the fairness of the Merger Consideration to be received by the holders of the Eaton Vance Non-Voting Common Stock relative to the Merger Consideration to be received by the holders of the Eaton Vance Voting Common Stock, or vice versa, the fairness to the holders of the Eaton Vance Non-Voting Common Stock of the Merger Consideration to be received by the holders of the Eaton Vance Voting Common Stock, or vice versa, the fairness of the allocation of the Merger Consideration between the holders of the Eaton Vance Voting Common Stock and the holders of the Eaton Vance Non-Voting Common Stock, or the fairness of the consideration to be received in the Mixed Consideration, the Cash Consideration or the Stock Consideration relative to the consideration to be received in any other election), (vi) whether or not Eaton Vance, Morgan Stanley, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Mergers, (vii) the solvency, creditworthiness or fair value of Eaton Vance, Morgan Stanley or any other participant in the Mergers, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters as a result of the Mergers, the Special Dividend or otherwise, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Mergers, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations were or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Eaton Vance board of directors, on the assessments by the Eaton Vance board of directors, Eaton Vance and its advisors, as to all legal, regulatory, accounting, tax and other similar matters with respect to Eaton Vance, the Mergers and the Special Dividend or otherwise.
In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Eaton Vance, Morgan Stanley or the proposed Mergers and an evaluation of the results of those analyses is not entirely mathematical. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and in selecting the ranges of multiples to be applied were considered in conjunction with experience and the exercise of judgment. The estimates contained in the financial forecasts prepared by the management of Eaton Vance and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Eaton Vance. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.
Houlihan Lokey’s opinion was only one of many factors considered by the Eaton Vance board of directors in evaluating the proposed Mergers. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Merger Consideration or of the views of the Eaton Vance board of directors or management with respect to the Mergers or the Merger Consideration. Under the terms of its engagement by Eaton Vance, neither Houlihan Lokey’s opinion nor any other advice or services rendered by it in connection with the proposed Mergers or otherwise, should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to, or agency relationships with, the Eaton Vance board of directors, Eaton Vance, Morgan Stanley, any security holder or creditor of Eaton Vance or Morgan Stanley or any other person, regardless of any prior or ongoing advice or relationships. The type and amount of consideration payable in the First Merger was determined through negotiation between Eaton Vance and Morgan Stanley, and the decision to enter into the Merger Agreement was solely that of the Eaton Vance board of directors.
 Financial Analyses
In preparing its opinion to the Eaton Vance board of directors, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.
Houlihan Lokey’s analyses were necessarily based on business, financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of Houlihan Lokey’s opinion. There is significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal and monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”), and the Pandemic Effects could have a material impact on Houlihan Lokey’s analyses.
The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Eaton Vance board of directors on October 7, 2020. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.
For purposes of its analyses, Houlihan Lokey reviewed a number of financial and operating metrics, including:
•
Enterprise Value — generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents and investments on its balance sheet).

•
Equity Market Value — generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company).

•	Adjusted EBITDA — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period, adjusted for certain non-recurring items.
•	Adjusted Net Income — generally, is calculated as net income available to common shareholders, adjusted for certain non-recurring items.
Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of Eaton Vance Common Stock and the common stock of the selected companies listed below as of October 6, 2020, and transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the announced transaction equity price and other public information available at the time of the announcement. The estimates of the future financial and operating performance of Eaton Vance relied upon for the financial analyses described below were based on the Eaton Vance Forecasts. The estimates of the future financial and operating performance of Morgan Stanley and the selected companies listed below were based on certain publicly available research analyst estimates for those companies, which may not reflect the potential impact of future developments regarding the Pandemic Effects.
 Implied Value of Merger Consideration
Houlihan Lokey calculated the implied value, as of October 7, 2020, of the Merger Consideration (which for purposes of Houlihan Lokey’s opinion means the cash and shares of Morgan Stanley Common Stock to be received in the Mixed Consideration, the Cash Consideration and the Stock Consideration, taken in the aggregate), taking into account the Special Dividend, by taking the sum of (i) the Cash Consideration of $28.25 per share, (ii) the Mixed Election Stock Exchange Ratio of 0.5833 multiplied by the three-day volume weighted average price of Morgan Stanley Common Stock ending on October 7, 2020, and (iii) the Special Dividend of $4.25 per share, which resulted in an implied value per share of $60.75.

 Eaton Vance
Selected Companies Analysis. Houlihan Lokey reviewed certain data for selected companies in the asset management industry, with publicly traded equity securities, that, based on its professional judgment and experience, Houlihan Lokey deemed relevant with respect to its analysis of Eaton Vance.
The financial data reviewed included:
•	Enterprise value as a multiple of estimated fiscal year 2020 Adjusted EBITDA;
•	Enterprise value as a multiple of estimated fiscal year 2021 Adjusted EBITDA; and
•	Enterprise value as a multiple of estimated fiscal year 2022 Adjusted EBITDA.
The selected companies reviewed included the following:
•	Affiliated Managers Group, Inc.
•	AllianceBernstein Holding L.P.
•	Artisan Partners Asset Management Inc.
•	BrightSphere Investment Group Inc.
•	Federated Hermes, Inc.
•	Franklin Resources, Inc.
•	Invesco Ltd.
•	Janus Henderson Group plc
•	T. Rowe Price Group, Inc.
•	Victory Capital Holdings, Inc.
•	Virtus Investment Partners, Inc.
The resulting data were as follows:
Enterprise Value Multiples
Financial Metric	Low	High	Median	Mean
FY 2020E Adjusted EBITDA	5.4x	9.8x	6.2x	6.9x
FY 2021E Adjusted EBITDA	4.0x	9.2x	6.4x	6.7x
FY 2022E Adjusted EBITDA	3.7x	8.5x	6.0x	6.1x
Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges set forth in the table below to corresponding financial data for Eaton Vance, based on the Eaton Vance Forecasts, to calculate an implied enterprise value reference range. Houlihan Lokey then subtracted total debt and non-controlling interests as of July 31, 2020, and added pro forma excess cash and cash equivalents (taking into account the payout of the Special Dividend), equity method investments, net interest in consolidated sponsored funds and CLO entities and other investments, each as of July 31, 2020, to derive an implied equity value reference range. The figures in the implied equity value reference range were then divided by the number of fully diluted shares outstanding to calculate a reference range of implied values per share of Eaton Vance Non-Voting Common Stock. Houlihan Lokey then added the amount of the $4.25 per share Special Dividend to the reference range of implied values per share of Eaton Vance Non-Voting Common Stock to derive a reference range of implied values per share, taking into account the Special Dividend. The selected companies analysis indicated the implied per share equity value reference ranges set forth in the table below, as compared to the implied value of the Merger Consideration, taking into account the Special Dividend, of $60.75 per share.
Financial Metric	Selected Multiples Range	Implied Per Share Equity Value Reference Range
FY 2020E Adjusted EBITDA	7.5x - 9.5x	$38.95 - $47.66
FY 2021E Adjusted EBITDA	7.0x - 9.0x	$39.34 - $48.75
FY 2022E Adjusted EBITDA	6.0x - 8.0x	$38.11- $48.76

Selected Transactions Analysis. Houlihan Lokey considered certain financial terms of certain transactions involving target companies in the asset management industry that, based on its professional judgment and experience, Houlihan Lokey deemed relevant.
The financial data reviewed included:
•	Transaction value as a multiple of latest 12 months, or LTM, Adjusted EBITDA
The selected transactions reviewed included the following:
Date Announced	Target	Acquiror
7/26/2020	Barrow, Hanley, Mewhinney & Strauss, LLC	Perpetual Limited
2/18/2020	Legg Mason, Inc.	Franklin Resources, Inc.
3/13/2019	Oaktree Capital Group, LLC	Brookfield Asset Management Inc.
11/6/2018	USAA Asset Management Co. / USAA Transfer Agency Co.	Victory Capital Holdings, Inc.
10/17/2018	OppenheimerFunds, Inc.	Invesco Ltd.
4/13/2018	Hermes Fund Managers Limited	Federated Investors, Inc.
12/19/2017	Single Strategy AM Business of Old Mutual Wealth Management Ltd.	TA Associates Management, L.P.
10/17/2017	NewStar Financial, Inc.	First Eagle Holdings, Inc.
9/28/2017	ETF Business of Guggenheim Capital LLC	Invesco Ltd.
3/6/2017	Aberdeen Asset Management PLC	Standard Life plc (nka: Standard Life Aberdeen plc)
12/16/2016	Ridgeworth Capital Management LLC (nka: Virtus Fund Advisers, LLC)	Virtus Investment Partners, Inc.
12/12/2016	Pioneer Global Asset Management S.p.A.	Amundi Asset Management
10/3/2016	Janus Capital Group Inc.	Henderson Group plc
5/23/2016	Resource America, Inc.	C-III Capital Partners LLC
2/29/2016	Apex Capital Management Inc.	Fiera US Holding Inc.
The resulting data were as follows:
Transaction Value Multiples
Financial Metric	Low	High	Median	Mean
Transaction Value to LTM Adjusted EBITDA	6.9x	12.9x	10.0x	10.2x
Taking into account the results of the selected transactions analysis, Houlihan Lokey applied selected multiple ranges of 9.0x to 11.0x to Eaton Vance’s LTM Adjusted EBITDA as of July 31, 2020, to calculate an implied enterprise value reference range. Houlihan Lokey then subtracted total debt and non-controlling interests as of July 31, 2020, and added pro forma excess cash and cash equivalents (taking into account the payout of the Special Dividend), equity method investments, net interest in consolidated sponsored funds and CLO entities and other investments, each as of July 31, 2020, to derive an implied equity value reference range. The figures in the implied equity value reference range were then divided by the number of fully diluted shares outstanding to calculate a reference range of implied values per share of Eaton Vance Non-Voting Common Stock. Houlihan Lokey then added the amount of the $4.25 per share Special Dividend to the reference range of implied values per share of Eaton Vance Non-Voting Common Stock to derive a reference range of implied values per share, taking into account the Special Dividend. The selected transactions analysis indicated an implied per share equity value reference range set forth in the table below, as compared to the implied value of the Merger Consideration, taking into account the Special Dividend, of $60.75 per share.
Financial Metric	Selected Multiples Range	Implied Per Share Equity Value Reference Range
Transaction Value to LTM Adjusted EBITDA	9.0x - 11.0x	$46.41 - $54.97
Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of Eaton Vance by calculating the estimated net present value of the projected unlevered, after-tax free cash flows of Eaton Vance and the estimated net present value of the terminal value of Eaton Vance, based on the Eaton Vance Forecasts. Taking into account the results of the selected companies analysis summarized above, Houlihan Lokey calculated terminal values for Eaton Vance by applying a range of terminal value Adjusted EBITDA multiples of 7.0x to 9.0x to Eaton Vance’s estimated fiscal year 2025 Adjusted EBITDA. The net present values of Eaton Vance’s projected future cash flows and terminal values were then calculated using discount rates ranging from 9.5% to 10.5%, which were based on an estimate of Eaton Vance’s weighted average cost of capital, to determine an implied enterprise value reference range. Houlihan Lokey then subtracted total debt and non-controlling interests as of July 31, 2020, and added pro forma excess cash and cash equivalents (taking into account the payout of the Special Dividend), equity method investments, net interest in consolidated sponsored funds and CLO entities and other investments, each as of July 31, 2020, to derive an implied equity value reference range. The figures in the implied equity value reference range were then divided by the number of fully diluted shares outstanding to calculate a reference range of implied values per share of Eaton Vance Non-Voting Common Stock. Houlihan Lokey then added the amount of the $4.25 per share Special Dividend to the reference range of implied values per share of Eaton Vance Non-Voting Common Stock to derive a reference range of implied values per share, taking into account the Special Dividend. The discounted cash flow analysis indicated an implied per share equity value reference range set forth in the table below, as compared to the implied value of the Merger Consideration, taking into account the Special Dividend, of $60.75 per share.
Discounted Cash Flow Analysis
Selected Terminal Value Multiples Range	Selected Discount Rate Range	Implied Per Share Equity Value Reference Range
7.0x - 9.0x	9.5% - 10.5%	$54.27 - $64.90
 Morgan Stanley
Illustrative Selected Companies Information. Houlihan Lokey reviewed and compared the market price and implied trading multiples of the Morgan Stanley Common Stock with the market prices and implied trading multiples of the public traded securities of certain public companies in the financial services sector, in each case based on publicly available research analyst estimates for Morgan Stanley and such companies.
The financial data reviewed included:
•	Equity market value as a multiple of estimated fiscal year 2020 Adjusted Net Income;
•	Equity market value as a multiple of estimated fiscal year 2021 Adjusted Net Income; and
•	Equity market value as a multiple of estimated fiscal year 2022 Adjusted Net Income.
The selected companies reviewed included the following:
U.S. Banks
•	Bank of America Corporation
•	Citigroup, Inc.
•	The Goldman Sachs Group, Inc.
•	JPMorgan Chase & Co.
European Banks
•	Barclays plc
•	BNP Paribas SA
•	Credit Suisse Group AG
•	Deutsche Bank AG
•	Societe Generale SA
•	UBS Group AG

The resulting data were as follows:
Equity Market Value Multiples
Financial Metric	Low	High	Median	Mean	Morgan Stanley
FY 2020E Adjusted Net Income(1)	7.4x	15.7x	11.7x	11.3x	9.2x
FY 2021E Adjusted Net Income(2)	7.2x	12.0x	8.7x	8.9x	9.3x
FY 2022E Adjusted Net Income	4.7x	9.9x	7.0x	7.3x	8.6x
(1)
The multiples for Barclays plc, Deutsche Bank AG and Societe Generale SA were excluded from the low, high, median and mean data for FY 2020E Adjusted Net Income because the figures for such multiples were deemed not meaningful.

(2)	The multiple for Deutsche Bank AG was excluded from the low, high, median and mean data for FY 2021E Adjusted Net Income because the figure for such multiple was deemed not meaningful.
 Miscellaneous
Houlihan Lokey was engaged by the Eaton Vance board of directors to provide an opinion to the Eaton Vance board of directors as to the fairness, from a financial point of view, taking into account the Special Dividend, of the Merger Consideration to be received by the holders of the Eaton Vance Non-Voting Common Stock (other than Morgan Stanley and affiliates of Eaton Vance) in the First Merger pursuant to the Merger Agreement. The Eaton Vance board of directors engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, and for other purposes. Pursuant to its engagement by the Eaton Vance board of directors, Houlihan Lokey is entitled to an aggregate fee of $2.5 million for its services, which became payable upon the delivery of Houlihan Lokey’s opinion. No portion of Houlihan Lokey’s fee is contingent upon the successful completion of the Mergers. Eaton Vance has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.
In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Eaton Vance, Morgan Stanley, or any other party that may be involved in the Mergers and their respective affiliates or security holders or any currency or commodity that may be involved in the Mergers.
Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Eaton Vance, or one or more security holders or affiliates of, and/or investment funds affiliated or associated with, Eaton Vance (collectively, with Eaton Vance, the “Eaton Vance Group”) and Morgan Stanley, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Morgan Stanley (collectively, with Morgan Stanley, “Morgan Stanley Group”), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (i) having acted as financial advisor to lender groups, of which one or more affiliates of the Eaton Vance Group were members, in relation to their interests as lenders to Sheridan Holding Company I, LLC and Sheridan Holding Company II, LLC in connection with their respective chapter 11 bankruptcy proceedings, which concluded in March 2020 and January 2020, respectively, for which services Houlihan Lokey and its affiliates have, during the two years prior to the date of Houlihan Lokey’s opinion, received aggregate fees of between approximately $8 million and $9 million, and (ii) having provided and currently providing valuation advisory services for tax and financial reporting and other purposes to one or more members of Morgan Stanley Group, for which services Houlihan Lokey and its affiliates have, during the two years prior to the date of Houlihan Lokey’s opinion, received aggregate fees of less than approximately $3 million. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to Eaton Vance, members of the Eaton Vance Group, Morgan Stanley, members of Morgan Stanley Group, other participants in the Mergers or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of Houlihan Lokey’s and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Eaton Vance, Morgan Stanley, other participants in the Mergers or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the Eaton Vance Group, members of Morgan Stanley Group, other participants in the Mergers or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Eaton Vance, members of the Eaton Vance Group, Morgan Stanley, members of Morgan Stanley Group, other participants in the Mergers or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Regulatory Approvals Required for the Mergers
Completion of the Mergers is conditioned upon the receipt of certain governmental clearances or approvals, including the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act (in respect of which early termination was granted on November 10, 2020) and receipt of certain other governmental consents and approvals, including approvals required by the Central Bank of Ireland, the UK Financial Conduct Authority, the Monetary Authority of Singapore and any applicable Canadian securities regulatory authority and/or self-regulatory organizations. The process for obtaining the requisite regulatory approvals for the Mergers is ongoing.
Although Morgan Stanley and Eaton Vance currently believe they should be able to obtain all required regulatory approvals in a timely manner, the parties cannot be certain when or if they will obtain them or, if obtained, whether the approvals will contain terms, conditions or restrictions not currently contemplated that will be detrimental to Morgan Stanley after the completion of the Mergers.
The approval of an application for regulatory approval means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving regulatory authority has determined that the consideration to be received by holders of Eaton Vance stock and/or the Mergers are fair to Eaton Vance stockholders. Regulatory approval does not constitute an endorsement or recommendation of the Mergers by any regulatory authority.
 U.S. Antitrust Filing
Under the HSR Act, certain transactions, including the Mergers, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file their respective HSR notifications with the FTC and the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration or termination of a 30-day waiting period following the parties’ filings of their respective HSR notifications or the termination of that waiting period.
The parties’ HSR notifications were filed with the FTC and the DOJ on October 28, 2020, and early termination of the waiting period under the HSR Act was granted on November 10, 2020.
At any time before or after the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act, or before or after the Mergers are completed, the DOJ or the FTC may take action under the antitrust laws in opposition to the Mergers, including seeking to enjoin completion of the Mergers, to rescind the Mergers or to conditionally permit completion of the Mergers subject to regulatory concessions or conditions. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Mergers or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances.
Although neither Morgan Stanley nor Eaton Vance believes that the Mergers will violate the antitrust laws, there can be no assurance that a challenge to the Mergers on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.
 SEC Clearance of Registration Statement
The completion of the Mergers is conditioned on the registration statement of which this information statement/prospectus is a part being declared effective and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for such purpose pending before the SEC.

 NYSE Listing
Pursuant to the Merger Agreement, the shares of Morgan Stanley Common Stock to be issued in the share issuance must have been approved for listing on the NYSE, subject to official notice of issuance prior to the completion of the Mergers.
 FINRA Approval
Under the terms of the Merger Agreement, Eaton Vance is obligated to cause Eaton Vance Distributors to prepare and submit an application pursuant to FINRA Rule 1017 seeking FINRA’s approval of the change of ownership or control of Eaton Vance Distributors. Prior approval from FINRA of such application is a condition to the completion of the Mergers. Eaton Vance Distributors submitted the required application on December 15, 2020. FINRA may request further information and documentation as part of its review of the application.
 DTCC Notifications
Eaton Vance is required to cause Eaton Vance Distributors and each other subsidiary of Eaton Vance that is a participant in the NSCC or any other clearing agency subsidiary of DTCC to submit to DTCC, on behalf of such clearing agency subsidiary, written notification regarding the change of ownership and control of Eaton Vance Distributors and any such other subsidiary of Eaton Vance contemplated by the Merger Agreement and the transactions thereunder consistent with the requirements of the rules of each of NSCC or such other clearing agency, if applicable. Eaton Vance must have submitted such notifications to DTCC at least 90 days prior to the completion of the Mergers, or DTCC shall have confirmed to Eaton Vance in writing that the transactions contemplated by the Merger Agreement may be effected notwithstanding DTCC having less than 90 days’ prior notice. Eaton Vance submitted such notifications to DTCC on December 10, 2020. DTCC may request further information and documentation as part of its review of the notice application.
 Other Regulatory Notifications
At least 30 days prior to the completion of the Mergers, Eaton Vance must cause Eaton Vance Distributors, Parametric and Eaton Vance Management to submit written notification regarding the change of ownership and control of each entity to any self-regulatory organization, including any “self-regulatory organization” as such term is defined in Section 3(a)(26) of the Exchange Act, any “self-regulatory organization” as such term is defined in U.S. Commodity Futures Trading Commission Rule 1.3, and any other U.S. or non-U.S. securities exchange, futures exchange, futures association, commodities exchange, clearinghouse or clearing organization, of which it is a member and to each state or other U.S. jurisdiction in which it is registered to act as a broker-dealer.
 Maine Bureau of Financial Institutions Approval
To acquire control of Eaton Vance Trust Company, the Maine-licensed non-depository trust company subsidiary of Eaton Vance, Morgan Stanley must submit an application seeking the prior approval of the Superintendent of the Maine Bureau of Financial Institutions. Morgan Stanley submitted such application on November 6, 2020. The Maine Bureau of Financial Institutions may request further information and documentation as part of its review of the application.
 Other Governmental Approvals
Morgan Stanley and Eaton Vance are not aware of any material governmental approvals or actions that are required for completion of the Mergers other than those described in “The Mergers—Regulatory Approvals Required for the Mergers” beginning on page 80 of this information statement/prospectus. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
 Efforts to Obtain Regulatory Approvals
Morgan Stanley and Eaton Vance have agreed in the Merger Agreement to use their respective reasonable best efforts, subject to certain limitations, to make the required governmental filings or obtain the required governmental authorizations, as the case may be. In furtherance of the foregoing, the Merger Agreement also requires Morgan Stanley to use reasonable best efforts to resolve, avoid or eliminate impediments or objections, if any, that may be asserted by any governmental authority with respect to the transactions contemplated by the Merger Agreement so as to enable the Mergers to occur prior to the End Date. Eaton Vance may not take any action in connection with the foregoing without Morgan Stanley's prior written consent, provided that, at the written request of Morgan Stanley, Eaton Vance must agree to take any action in connection with the foregoing so long as such action is conditioned upon the occurrence of the closing.
In addition, Morgan Stanley’s obligation to use reasonable best efforts includes an obligation to use reasonable best efforts to defend against litigation commenced by any governmental authority challenging the transactions contemplated by the Merger Agreement, but does not require Morgan Stanley to commence any litigation against any governmental authority.
These requirements are described in more detail under “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page 105 of this information statement/prospectus.
 No Assurances of Obtaining Approvals
There can be no assurances that any of the regulatory approvals described in “The Mergers—Regulatory Approvals Required for the Mergers” beginning on page 80 of this information statement/prospectus will be obtained and, if obtained, there can be no assurance as to the timing of such approvals, the ability to obtain such approvals on satisfactory terms or the absence of any litigation challenging such approvals.
 Timing
Subject to certain conditions, if the Mergers are not completed on or before the End Date, including as a result of failure to obtain certain regulatory approvals, either Morgan Stanley or Eaton Vance may terminate the Merger Agreement. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 109 of this information statement/prospectus.
No Dissenters’ or Appraisal Rights
Eaton Vance stockholders are not entitled to appraisal rights (sometimes called dissenting stockholders’ or objecting stockholders’ rights) in connection with the Mergers.
Appraisal rights are statutory rights of stockholders who have not voted in favor of the transaction and have complied with the other requirements of Section 3-202 of the MGCL to demand and receive payment of the fair value of their shares in certain circumstances as determined in accordance with the MGCL instead of receiving the consideration offered to stockholders in connection with the transaction.
Subject to the limited circumstances set forth in Section 3-202(d) of the MGCL (which are not applicable to the Mergers), the MGCL does not provide for appraisal rights or other similar rights to stockholders of a Maryland corporation in connection with a merger of a corporation if the shares of the corporation are listed on a national securities exchange, such as the NYSE, on the record date for determining stockholders entitled to vote on the transaction. The shares of Eaton Vance Non-Voting Common Stock are listed on the NYSE. In addition, holders of shares of Eaton Vance Non-Voting Common Stock may not exercise appraisal rights under the MGCL in connection with the Mergers because shares of Eaton Vance Non-Voting Common Stock were not entitled to vote on the Mergers. In addition, because the Voting Trust, as the sole equityholder of Eaton Vance Voting Common Stock, has voted in favor of the Mergers, it is not entitled to exercise appraisal rights in respect of the Mergers.
Material U.S. Federal Income Tax Considerations
The Mergers. For U.S. federal income tax purposes, the Mergers, taken together, are intended to constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligations of Morgan Stanley and Eaton Vance to complete the Mergers that each of Morgan Stanley and Eaton Vance receive an opinion from Davis Polk and WilmerHale, respectively (or, in each case, another third party nationally recognized law or accounting firm reasonably agreed to by the parties), dated the closing date of the Mergers, to the effect that the Mergers, taken together as an integrated transaction, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions of counsel will be based on assumptions, representations, warranties and covenants of Eaton Vance, Morgan Stanley, Merger Sub 1 and Merger Sub 2. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate, or is violated, the validity of the opinions may be affected and the U.S. federal income tax consequences of the Mergers could differ materially from those described in this information statement/prospectus. Neither Morgan Stanley nor

Eaton Vance will request a ruling from the Internal Revenue Service (the “IRS”) with respect to the tax treatment of the Mergers.
The United States federal income tax consequences to a particular holder of Eaton Vance Common Stock of the Mergers will depend on whether such holder of Eaton Vance Common Stock receives solely Morgan Stanley Common Stock, a combination of cash and Morgan Stanley Common Stock, or solely cash in exchange for such holder's shares of Eaton Vance Common Stock. Assuming that the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (i) a holder of Eaton Vance Common Stock who receives solely shares of Morgan Stanley Common Stock in the Mergers generally will not recognize gain or loss for U.S. federal income tax purposes as a result of such exchange, except with respect to the receipt of cash in lieu of a fractional share of Morgan Stanley Common Stock and (ii) a holder of Eaton Vance Common Stock who receives a combination of Morgan Stanley Common Stock and cash in the Mergers generally will recognize gain (equal to the excess, if any, of the value of the Morgan Stanley Common Stock plus the amount of cash received over the holder’s adjusted tax basis in the Eaton Vance Common Stock exchanged therefor), but not loss, to the extent such gain does not exceed the amount of cash the holder receives in such exchange. A holder of Eaton Vance Common Stock who receives solely cash in the Mergers will recognize gain or loss in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares exchanged therefor.
The Special Dividend. For U.S. federal income tax purposes, the Special Dividend is intended to be treated, and will be reported by Eaton Vance to shareholders of record on December 4, 2020, as a distribution by Eaton Vance within the meaning of Section 301 of the Code. Under Section 301 of the Code, the Special Dividend will be treated as a dividend for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Eaton Vance. Any amount of the Special Dividend treated as a dividend for U.S. federal income tax purposes paid to a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations” beginning on page 113 of this information statement/prospectus) will generally be subject to withholding tax at a 30% rate (or such lower rate specified by an applicable income tax treaty).
You should read “Material U.S. Federal Income Tax Considerations” beginning on page 113 of this information statement/prospectus for a more complete discussion of the U.S. federal income tax considerations relating to the Mergers and Special Dividend. Tax matters can be complicated and the tax consequences of the Mergers and Special Dividend to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the Mergers and Special Dividend to you.
Accounting Treatment
In accordance with current accounting guidance, the Mergers will be accounted for using the acquisition method. As a result, the recorded assets and liabilities of Morgan Stanley will be carried forward at their carrying values and the historical operating results for Morgan Stanley will be unchanged for prior periods. The assets and liabilities of Eaton Vance will be adjusted to their respective fair values at the closing date of the Mergers, including any identifiable intangible assets acquired. In addition, any excess of the purchase price over the fair value of the net assets acquired will be recorded as goodwill. The purchase price will be comprised of the closing date fair value of Morgan Stanley’s Common Stock to be issued to Eaton Vance stockholders and cash consideration payable in connection with the Mergers. In accordance with current accounting guidance, goodwill and any indefinite-lived intangible assets will not be amortized but will be evaluated for impairment annually and under certain circumstances. Identified finite-lived intangible assets will be amortized over their estimated lives and tested for impairment when indicators of impairment exist. Further, the acquisition method of accounting will result in the operating results of Eaton Vance being included in the operating results of Morgan Stanley beginning from the date of completion of the Mergers.
Listing of Shares of Morgan Stanley Common Stock and Delisting and Deregistration of Shares of Eaton Vance Stock
Application will be made to have the shares of Morgan Stanley Common Stock to be issued in the Mergers approved for listing on the NYSE, where shares of Morgan Stanley Common Stock are currently traded. If the Mergers are completed, shares of Eaton Vance Non-Voting Common Stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT
The following is a summary of the material terms and conditions of the Merger Agreement. This summary may not contain all the information about the Merger Agreement that is important to you. This summary is qualified in its entirety by reference to the Merger Agreement attached as Annex A to, and incorporated by reference into, this information statement/prospectus. You are encouraged to read the Merger Agreement in its entirety because it is the legal document that governs the Mergers.
Explanatory Note
The Merger Agreement and the summary of its terms and conditions in this information statement/prospectus have been included to provide information about the terms and conditions of the Merger Agreement. The Merger Agreement and the summary of its terms and conditions are not intended to provide any other factual information about Morgan Stanley, Merger Sub 1, Merger Sub 2, Eaton Vance or any of their respective subsidiaries or affiliates. The representations, warranties, covenants and agreements contained in the Merger Agreement: were made by Morgan Stanley, Merger Sub 1, Merger Sub 2 and Eaton Vance only for purposes of the Merger Agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures; may not have been intended to be statements of fact, but rather, as a method of allocating contractual risk and governing the contractual rights and relationships between the parties to the Merger Agreement; and may be subject to standards of materiality applicable to contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Morgan Stanley, Merger Sub 1, Merger Sub 2, Eaton Vance or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, covenants and agreements may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Morgan Stanley’s or Eaton Vance’s public disclosures.
For the foregoing reasons, the representations, warranties, covenants and agreements in the Merger Agreement and any description of those provisions in this information statement/prospectus should be read only in conjunction with the other information provided elsewhere in this information statement/prospectus or incorporated by reference into this information statement/prospectus.
Structure of the Mergers
The Merger Agreement provides for a transaction in which Merger Sub 1 will merge with and into Eaton Vance, upon the terms and subject to the conditions set forth in the Merger Agreement. Eaton Vance will be the surviving corporation in the First Merger and will, following completion of the First Merger, be a wholly owned subsidiary of Morgan Stanley.
Immediately following the First Merger, and as part of an integrated transaction with the First Merger, the Surviving Corporation will merge with and into Merger Sub 2, with Merger Sub 2 being the surviving entity of the Second Merger. Merger Sub 2 will, following completion of the Second Merger, be a wholly owned subsidiary of Morgan Stanley.
After completion of the First Merger, the charter set forth as Exhibit A to the Merger Agreement and the bylaws of Merger Sub 1 in effect immediately prior to the Effective Time will be the charter and bylaws, respectively, of the Surviving Corporation, in each case, until amended in accordance with applicable law and the charter and bylaws, as applicable. After completion of the First Merger, the directors and officers of Merger Sub 1 immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, in each case, until their successors are duly elected or appointed and qualified in accordance with applicable law.
After completion of the Second Merger, the articles of organization and limited liability company agreement of Merger Sub 2 in effect immediately prior to the effective time of the Second Merger will be the articles of organization and limited liability company agreement, respectively, of the Surviving Company, in each case, until amended in accordance with applicable law and the articles of organization and limited liability company agreement, as applicable. After completion of the Second Merger, the managers and officers of Merger Sub 2 immediately prior to the effective time of the Second Merger will be the managers and officers, respectively, of the Surviving Company, in each case, until their successors are duly elected or appointed and qualified in accordance with applicable law.

Completion and Effectiveness of the Mergers
The First Merger will be completed and become effective at such time as the articles of merger with respect to the First Merger (the “First Articles of Merger”) are accepted for record by the State Department of Assessments and Taxation of the State of Maryland (“SDAT”) (or at such later time (promptly but not to exceed 30 days from the date the First Articles of Merger are accepted for record by SDAT) as agreed to by Morgan Stanley and Eaton Vance and specified in the First Articles of Merger). The Second Merger will be completed and become effective at such time as the articles of merger with respect to the Second Merger (the “Second Articles of Merger”) are accepted by the SDAT (or at such later time (promptly but not to exceed 30 days from the date the Second Articles of Merger are accepted for record by SDAT) as agreed to by Morgan Stanley and Eaton Vance and specified in the Second Articles of Merger). Unless another date and time are agreed to by Morgan Stanley and Eaton Vance, completion of the Mergers will occur on the third business day following satisfaction or, to the extent permitted by applicable law, waiver of the conditions to completion of the Mergers (other than those conditions that by their nature are to be satisfied at completion of the Mergers, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the time of completion of the Mergers) described under “The Merger Agreement—Conditions to Completion of the Mergers” beginning on page 93 of this information statement/prospectus.
As of the date of this information statement/prospectus, Morgan Stanley and Eaton Vance expect that the Mergers will be completed in the second quarter of 2021. However, completion of the Mergers is subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to completion of the Mergers, which are summarized below. There can be no assurances as to when, or if, the Mergers will occur. If the Mergers are not completed on or before the End Date, either Morgan Stanley or Eaton Vance may terminate the Merger Agreement. The right to terminate the Merger Agreement after the End Date will not be available to Morgan Stanley or Eaton Vance, as applicable, if that party’s breach of any provision of the Merger Agreement resulted in the failure of the Mergers to be completed by the End Date. See “The Merger Agreement—Conditions to Completion of the Mergers” and “The Merger Agreement—Termination of the Merger Agreement” beginning on pages 93 and 109, respectively, of this information statement/prospectus.
Merger Consideration
 Conversion of Shares
The Merger Agreement provides that at the Effective Time, each share of Eaton Vance Common Stock outstanding immediately prior to the Effective Time (other than the Excluded Shares) will be converted into the right to receive, at the election of the holders of such shares of Eaton Vance Common Stock, either (i) a combination of shares of Morgan Stanley Common Stock and cash, (ii) an amount of all cash or (iii) an amount of all shares of Morgan Stanley Common Stock, in each case as further described below and, in each of cases (ii) and (iii), subject to the automatic adjustment procedures described below under “The Merger Agreement—Merger Consideration—Cash Consideration,” “The Merger Agreement—Merger Consideration—Stock Consideration,” and “The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations.”
The consideration to be paid to Eaton Vance stockholders electing to receive only Cash Consideration or Stock Consideration is subject, pursuant to the terms of the Merger Agreement, to automatic adjustment, as applicable, to ensure that the total amount of cash paid and the total number of shares of Morgan Stanley Common Stock issued in the Mergers (other than in respect of certain shares of Eaton Vance Common Stock held by Morgan Stanley or a subsidiary of the Company) is the same as what would be paid and issued if all Eaton Vance stockholders entitled to the Merger Consideration were to receive the Mixed Consideration. Accordingly, the total number of shares of Morgan Stanley Common Stock to be issued and the total amount of cash to be paid by Morgan Stanley as part of the Merger Consideration will not change from what was agreed to in the Merger Agreement (other than for adjustment as described below under “The Merger Agreement—Adjustments”). However, since the market price of Morgan Stanley Common Stock will fluctuate, the total value of the Mixed Consideration and the value of the Stock Consideration may increase or decrease between the date of the Merger Agreement and the Effective Time. Accordingly, the value of the actual per share consideration to be paid to Eaton Vance stockholders cannot be determined until after the determination of the Morgan Stanley Common Stock Reference Price. No fractional shares of Morgan Stanley Common Stock will be issued in the Mergers, and Eaton Vance stockholders will receive cash in lieu of any fractional shares of Morgan Stanley Common Stock, as described below under “The Merger Agreement—Fractional Shares”.

 Mixed Consideration
The Merger Agreement provides that each share of Eaton Vance Common Stock with respect to which an Eaton Vance stockholder makes an election to receive a fixed combination of cash and Morgan Stanley Common Stock (each, a “Mixed Consideration Electing Share”), and each share for which an Eaton Vance stockholder fails to make any election with respect to such stockholder’s shares of Eaton Vance Common Stock prior to the Election Deadline (each, a “Non-Electing Share”), will be converted into the right to receive the Mixed Consideration.
 Cash Consideration
The Merger Agreement provides that each share of Eaton Vance Common Stock with respect to which an Eaton Vance stockholder makes a valid election to receive cash (each, a “Cash Electing Share”) will be converted into the right to receive the Cash Consideration provided that the Available Cash Election Amount (as defined below) equals or exceeds the Cash Election Amount (as defined below). The amount of Cash Consideration that each Cash Electing Share is entitled to receive is referred to as the “Per Share Cash Election Consideration.”
Notwithstanding anything contained in the first sentence of the immediately preceding paragraph to the contrary, if:
•	the product of (i) the number of Cash Electing Shares and (ii) the Per Share Cash Election Consideration (the “Cash Election Amount”) exceeds
•
the difference between (i) the product of (a) $28.25 and (b) the total number of shares of Eaton Vance Common Stock (other than shares held by Morgan Stanley, Merger Sub 1, Merger Sub 2 or any subsidiary of Eaton Vance) issued and outstanding immediately prior to the Effective Time minus (ii) the product of (a) the number of Mixed Consideration Electing Shares (including any Non-Electing Shares) and (b) $28.25 (such difference, the “Available Cash Election Amount”), then each Cash Electing Share will be converted into the right to receive:
•
an amount of cash, without interest, equal to the product (rounded to two decimal places) of (i) the Per Share Cash Election Consideration and (ii) a fraction, the numerator of which will be the Available Cash Election Amount and the denominator of which will be the Cash Election Amount (the “Cash Fraction”) and

•	a number of shares of Morgan Stanley Common Stock equal to the product of:
○
the sum of (i) 0.5833 of a share of Morgan Stanley Common Stock (the “Mixed Election Stock Exchange Ratio”), plus (ii) the quotient (rounded to four decimal places) of $28.25 divided by the Morgan Stanley Common Stock Reference Price, multiplied by

○	one minus the Cash Fraction.
 Stock Consideration
The Merger Agreement provides that each share of Eaton Vance Common Stock with respect to which an Eaton Vance stockholder makes a valid election to receive stock (a “Stock Electing Share”) will convert into a number of shares of Morgan Stanley Common Stock equal to the Exchange Ratio, provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount. The number of shares that each Stock Electing Share is entitled to receive is referred to as the “Per Share Stock Election Consideration.”
Notwithstanding anything contained in the first sentence of the immediately preceding paragraph to the contrary, if the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Electing Share will be converted into the right to receive:
•	an amount of cash, without interest, equal to the amount (rounded to two decimal places) of such excess divided by the number of Stock Electing Shares (such fraction, the “Excess Cash Amount”) and
•
a number of shares of Morgan Stanley Common Stock equal to the product (rounded to four decimal places) of (x) the Exchange Ratio and (y) a fraction, the numerator of which will be the Per Share Cash Election Consideration minus the Excess Cash Amount and the denominator of which will be the Per Share Cash Election Consideration (such fraction, the “Stock Fraction”).

Allocation of Merger Consideration and Illustrative Elections and Calculations
The aggregate amount of cash and the aggregate number of shares of Morgan Stanley Common Stock to be paid and issued, respectively, to Eaton Vance stockholders pursuant to the Mergers are fixed (other than for adjustment as described below under “The Merger Agreement—Adjustments”). If the elections of all of the Eaton Vance stockholders result in an oversubscription or undersubscription of the Available Cash Election Amount (including as a result of changes in the trading price of Morgan Stanley Common Stock and the corresponding impact on the Morgan Stanley Common Stock Reference Price), the aggregate amount of cash or Morgan Stanley Common Stock, as applicable, will not be automatically adjusted. Rather, the Exchange Agent will allocate between cash and shares of Morgan Stanley Common Stock in the manner described above under “The Merger Agreement—Merger Consideration—Cash Consideration” and “The Merger Agreement—Merger Consideration—Stock Consideration”, and as illustrated below to ensure that the total amount of cash paid and the total number of shares of Morgan Stanley Common Stock issued by Morgan Stanley in the Mergers (other than in respect of certain shares of Eaton Vance Common Stock held by Morgan Stanley or a subsidiary of the Company) each represents approximately 50% of the aggregate Merger Consideration, based on the 3-day volume-weighted average price of a share of Morgan Stanley Common Stock prior to October 7, 2020. Accordingly, there is no assurance that an Eaton Vance stockholder that has made a valid election to receive the Cash Consideration or the Stock Consideration will receive the form or combination of consideration elected with respect to the shares of Eaton Vance Common Stock held by such stockholder. See “Risk Factors—Eaton Vance Stockholders may receive a form or combination of consideration different from what they elect.”
Set forth below are illustrations of both an oversubscription of cash and an undersubscription of cash and the resulting automatic adjustment of those stockholders electing to receive the Cash Consideration or the Stock Consideration, as applicable.
 General Assumptions for All Illustrations
Number of shares of Eaton Vance Common Stock outstanding as of closing	114,637,999(1)
Per share cash amount	$28.25
Mixed Election Stock Exchange Ratio	0.5833
Exchange Ratio	1.1633(2)
Morgan Stanley Common Stock Reference Price	$48.71(3)
(1)	Based on information in Eaton Vance’s latest 10-Q filed on September 4, 2020.
(2)
Determined by adding the Mixed Election Stock Exchange Ratio (0.5833) and the quotient (rounded to four decimal places) of (x) the per share cash amount ($28.25) divided by (y) the assumed Morgan Stanley Common Stock Reference Price ($48.71).

(3)
The closing price of Morgan Stanley Common Stock reported on the NYSE on October 7, 2020, the last full trading day prior to media publications regarding the proposed Mergers, which for purposes of this calculation was assumed to be the volume-weighted average price of Morgan Stanley Common Stock for the period of ten consecutive trading days ending on the second full trading day prior to the Effective Time.

 Illustration #1: Oversubscription of Cash Consideration/Undersubscription of Stock Consideration
Additional Assumptions for Illustration #1
Number of Cash Electing Shares	85,978,499
Number of Mixed Consideration Electing Shares	11,463,800
Number of Stock Electing Shares	17,195,700
Determination of the Cash Election Amount and the Available Cash Election Amount
Cash Election Amount
Number of Cash Electing Shares	85,978,499
Per Share Cash Election Consideration	$56.66(1)
Cash Election Amount	$4,871,878,378 (2)

(1)
Determined by adding the per share cash amount of $28.25 and the product (rounded to two decimal places) of (x) the Mixed Election Stock Exchange Ratio (0.5833) multiplied by (y) the assumed Morgan Stanley Common Stock Reference Price ($48.71).

(2)	Determined by multiplying the number of Cash Electing Shares by the unrounded Per Share Cash Election Consideration.
Available Cash Election Amount
Number of shares of Eaton Vance Common Stock outstanding as of closing	114,637,999(1)
Per share cash amount	$28.25
Number of Mixed Consideration Electing Shares	11,463,800
Available Cash Election Amount	$2,914,671,122(2)
(1)	Based on information in Eaton Vance’s latest 10-Q filed on September 4, 2020.
(2)
Determined by calculating the difference between (i) the product of (x) the per share cash amount ($28.25) and (y) the total number of shares of Eaton Vance Common Stock issued and outstanding immediately prior to the Effective Time (114,637,999) minus (ii) the product of (x) the number of Mixed Consideration Electing Shares (11,463,800) and (y) the per share cash amount ($28.25).

Given that the Cash Election Amount exceeds the Available Cash Election Amount, the Merger Consideration to be paid to Mixed Consideration Electing Shares, Cash Electing Shares and Stock Electing Shares would be determined as follows:
Each Mixed Consideration Electing Share of Eaton Vance Common Stock would receive:
•	$28.25 in cash and
•	0.5833 of a share of Morgan Stanley Common Stock.
Each Cash Electing Share of Eaton Vance Common Stock would receive (as illustrated below):
•	$33.90 in cash, and
•	0.4673 shares of Morgan Stanley Common Stock.
Each Stock Electing Share of Eaton Vance Common Stock would receive 1.1633 shares of Morgan Stanley Common Stock.
Determination of Automatic Adjustment to Merger Consideration for Cash Electing Shares
Cash Portion of Consideration
Per Share Cash Election Consideration	$56.66(1)
Cash Fraction	0.5983(2)
Cash portion of consideration	$33.90(3)
(1)
Represents the amount of cash (rounded to two decimal places) determined by adding the per share cash amount of $28.25 and the product of (x) the Mixed Election Stock Exchange Ratio (0.5833) multiplied by the assumed closing Morgan Stanley Common Stock Reference Price ($48.71).

(2)	Represents the Available Cash Election Amount ($2,914,671,122) divided by the Cash Election Amount ($4,871,878,378).
(3)	Determined by multiplying the Per Share Cash Election Consideration by the Cash Fraction.
Stock Portion of Consideration
Exchange Ratio	1.1633
One minus the Cash Fraction	0.4017
Stock portion of consideration	0.4673(1)
(1)	Determined by multiplying (x) the Exchange Ratio (1.1633) by (y) one minus the Cash Fraction (0.4017).

 Illustration #2: Undersubscription of Cash Consideration/Oversubscription of Stock Consideration
Additional Assumptions for Illustration #2
Number of Cash Electing Shares	17,195,700
Number of Mixed Consideration Electing Shares	11,463,800
Number of Stock Electing Shares	85,978,499
Determination of the Cash Election Amount and the Available Cash Election Amount
Cash Election Amount
Number of Cash Electing Shares	17,195,700
Per Share Cash Election Consideration	$56.66(1)
Cash Election Amount	$974,375,687(2)
(1)
Determined by adding the per share cash amount of $28.25 and the product (rounded to two decimal places) of (x) the Mixed Election Stock Exchange Ratio (0.5833) multiplied by (y) the assumed closing Morgan Stanley Common Stock Reference Price ($48.71).

(2)	Determined by multiplying the number of Cash Electing Shares by the unrounded Per Share Cash Election Consideration.
Available Cash Election Amount
Number of shares of Eaton Vance Common Stock outstanding as of closing	114,637,999(1)
Per share cash amount	$28.25
Number of Mixed Consideration Electing Shares	11,463,800
Available Cash Election Amount	$2,914,671,122(2)
(1)	Based on information in Eaton Vance’s latest 10-Q filed on September 4, 2020.
(2)
Determined by calculating the difference between (i) the product of (x) the per share cash amount ($28.25) and (y) the total number of shares of Eaton Vance Common Stock issued and outstanding immediately prior to the effective time of the merger (114,637,999) minus (ii) the product of (x) the number of Mixed Consideration Electing Shares (11,463,800) and (y) the per share cash amount ($28.25).

Given that the Available Cash Election Amount exceeds the Cash Election Amount, the Merger Consideration to be paid to Mixed Consideration Electing Shares, Cash Electing Shares and Stock Electing Shares would be determined as follows:
Each Mixed Consideration Electing Share of Eaton Vance Common Stock would receive:
•	$28.25 in cash, and
•	0.5833 of a share of Morgan Stanley Common Stock.
Each Cash Electing Share of Morgan Stanley Common Stock would receive $56.66 in cash.
Each Stock Electing Share of Eaton Vance Common Stock would receive (as illustrated below):
•	$22.57 in cash, and
•	0.7000 shares of Morgan Stanley Common Stock.
Determination of Automatic Adjustment to Merger Consideration for Stock Electing Shares
Cash Portion of Consideration
Cash Election Amount	$974,375,687
Available Cash Election Amount	$2,914,671,122
Cash portion of consideration	$22.57(1)
(1)
Represents the amount of cash (rounded to two decimal places) determined by calculating the amount by which the Available Cash Election Amount exceeds the Cash Election Amount ($1,940,295,435) and dividing such number by the number of Stock Electing Shares (85,978,499).

Stock Portion of Consideration
Exchange Ratio	1.1633
Stock Fraction	0.6017(1)
Stock portion of consideration	0.7000(2)
(1)
Represents (x) the Per Share Cash Election Consideration ($56.66) minus the cash portion of the consideration determined above ($22.57) divided by (y) the Per Share Cash Election Consideration ($56.66).

(2)	Represents the product (rounded to four decimal places) determined by multiplying (x) the Exchange Ratio (1.1633) by (y) the Stock Fraction (0.6017).
Procedures for Surrendering Eaton Vance Stock Certificates
The conversion of Eaton Vance stock into the right to receive the Merger Consideration will occur automatically at completion of the Mergers. Prior to completion of the Mergers, Morgan Stanley will appoint an Exchange Agent reasonably acceptable to Eaton Vance and enter into an exchange agent agreement with the Exchange Agent providing for the Exchange Agent to handle the exchange of shares of Eaton Vance stock represented by certificates (each such certificate, a “Certificate”), and uncertificated shares of Eaton Vance stock (each such share, an “Uncertificated Share”), for the Merger Consideration. As of the Effective Time, Morgan Stanley will deposit with the Exchange Agent, for the benefit of the holders of shares of Eaton Vance stock, for exchange, evidence of shares in book-entry form representing the shares of Morgan Stanley stock issuable as Merger Consideration and cash in an amount sufficient for the payment of all cash amounts payable as Merger Consideration. Morgan Stanley will also make promptly available to the Exchange Agent, from time to time as needed, additional cash sufficient to pay any dividends or other distributions to which holders of shares of Eaton Vance stock are entitled pursuant to the Merger Agreement or cash in lieu of any fractional share of Morgan Stanley stock to which any of those holders are entitled pursuant to the Merger Agreement. Promptly after the Effective Time and in any event within three business days after completion of the Mergers, Morgan Stanley will, or will cause the Exchange Agent to, send to each holder of Certificates a letter of transmittal and instructions explaining how to surrender those Certificates or transfer Uncertificated Shares to the exchange agent.
Eaton Vance stockholders who submit a properly completed letter of transmittal, together with their Certificates (in the case of certificated shares of Eaton Vance stock) or other evidence of transfer requested by the Exchange Agent (in the case of a book-entry transfer of Uncertificated Shares), will receive the applicable Merger Consideration into which such shares of Eaton Vance stock were converted in the Mergers. The shares of Morgan Stanley Common Stock constituting part of the Merger Consideration will be delivered to Eaton Vance stockholders in uncertificated book-entry form unless a physical certificate is required under applicable law. After completion of the Mergers, each Certificate that previously represented shares of Eaton Vance stock and each Uncertificated Share that previously was registered to a holder on Eaton Vance’s stock transfer books (except for shares of Eaton Vance stock held by Morgan Stanley (other than any fiduciary shares (“Fiduciary Shares”)) will only represent the right to receive the Merger Consideration into which those shares of Eaton Vance stock have been converted (and cash in lieu of any fractional shares of Morgan Stanley stock as described under “The Merger Agreement—Fractional Shares” beginning on page 91 of this information statement/prospectus, and any dividends on the shares of Morgan Stanley stock into which such shares of Eaton Vance stock have been converted as described below under “The Merger Agreement—Procedures for Surrendering Eaton Vance Stock Certificates” beginning on page 90 of this information statement/prospectus).
Neither Morgan Stanley nor Eaton Vance will be responsible for transfer or other similar taxes and fees incurred by holders of Eaton Vance stock in connection with the Mergers. Those taxes and fees, if any, will be the sole responsibility of such Eaton Vance stockholders. In addition, if there is a transfer of ownership of Eaton Vance stock that is not registered in the records of Eaton Vance’s transfer agent, payment of the Merger Consideration as described above (and cash in lieu of any fractional shares of Morgan Stanley stock as described under “The Merger Agreement—Fractional Shares” beginning on page 91 of this information statement/prospectus, and any dividends on the shares of Morgan Stanley stock into which such shares of Eaton Vance stock have been converted as described below under “The Merger Agreement—Procedures for Surrendering Eaton Vance Stock Certificates” beginning on page 90 of this information statement/prospectus) will be made to a person other than the person in whose name the Certificate or Uncertificated Share so surrendered is registered only if the Certificate is properly endorsed or otherwise is in proper form for transfer or the Uncertificated Share is properly transferred, and the person requesting such payment must pay to the exchange agent any transfer or other similar taxes required as a result of such payment or satisfy the Exchange Agent that any transfer or other similar taxes have been paid or are not payable.

After completion of the Mergers, Morgan Stanley will not pay dividends or other distributions with a record date on or after the Effective Time to any holder of any Certificates or Uncertificated Shares with respect to the shares of Morgan Stanley Common Stock into which such holder’s shares of Eaton Vance Common Stock have been converted until the holder surrenders the Certificates or transfers the Uncertificated Shares in accordance with the Merger Agreement. However, once those Certificates or Uncertificated Shares are surrendered or transferred, the Exchange Agent will promptly pay to the holder, without interest, any dividends or other distributions on the shares of Morgan Stanley Common Stock into which such shares of Eaton Vance Common Stock have been converted with a record date on or after the Effective Time that have been paid prior to such surrender or transfer, as applicable.
Election Procedures
At least twenty business days prior to the anticipated Effective Time, the Form of Election will be mailed to all record holders of Eaton Vance Common Stock as of [•], 2021. The Form of Election will allow each Eaton Vance stockholder to specify the number of shares of Eaton Vance Common Stock with respect to which such holder elects to receive Cash Consideration, Stock Consideration or Mixed Consideration. The election must be made prior to the Election Deadline. The Election Deadline will be 5:00 p.m., New York City time, on the date that is three business days before the closing date. Morgan Stanley and Eaton Vance will publicly announce the anticipated Election Deadline at least five business days before the anticipated closing date of the Mergers. If the closing date is delayed to a subsequent date, the Election Deadline will be similarly delayed to a subsequent date, and Morgan Stanley and Eaton Vance will promptly announce any such delay and, when determined, the rescheduled Election Deadline.
To make a valid election, each Eaton Vance stockholder must submit a properly completed Form of Election so that it is actually received by the Exchange Agent at its designated office at or prior to the Election Deadline. A Form of Election will be properly completed and signed and accompanied by any additional documents required by the procedures set forth in the Form of Election.
If an Eaton Vance stockholder does not make an election to receive Cash Consideration, Stock Consideration or Mixed Consideration pursuant to the Mergers, the election is not received by the Exchange Agent by the Election Deadline, or the Form of Election is improperly completed and/or is not signed, that stockholder will be deemed not to have made an election. Eaton Vance stockholders not making an election will be deemed to have elected to receive Mixed Consideration with respect to those shares for which they are deemed not to have made an election.
Any Form of Election may be revoked with respect to all or a portion of shares of Eaton Vance Common Stock by an Eaton Vance stockholder submitting a Form of Election prior to the Election Deadline. If a cash election or stock election is so revoked, the shares of Eaton Vance Common Stock represented by the Form of Election will be treated as shares electing Mixed Consideration unless the stockholder properly makes a subsequent election. The accounts of holders of Uncertificated Shares will not be credited at the Depository Trust Company, unless that stockholder so requests. The Exchange Agent will generally have discretion to determine whether any election or revocation has been properly or timely made.
Special Dividend
The Merger Agreement contemplated that Eaton Vance would (a) pay prior to the Effective Time a cash dividend equal to $4.25 per share of Eaton Vance Common Stock to holders of record of shares of Eaton Vance Common Stock as of the applicable record date and (b) provide to the transfer agent for Eaton Vance Common Stock all of the cash necessary to pay the Special Dividend; provided that Eaton Vance had the right to declare and pay all or any portion of the Special Dividend at any time prior to the Effective Time. The Special Dividend was paid by Eaton Vance on December 18, 2020 to holders of record on December 4, 2020.
Fractional Shares
No fractional shares of Morgan Stanley stock will be issued to any holder of shares of Eaton Vance stock upon completion of the Mergers. Instead, all fractional shares of Morgan Stanley stock that a holder of shares of Eaton Vance stock would otherwise be entitled to receive as a result of the Mergers will be aggregated and, if a fractional share results from such aggregation, such holder will be entitled to receive, in lieu of such fractional share, an amount in cash determined by multiplying the fraction of the applicable share of Morgan Stanley stock to which such holder would otherwise have been entitled by the closing price of such applicable share of Morgan Stanley stock on the NYSE on the last trading day preceding the date of completion of the Mergers. No interest will be paid or accrued on cash payable in lieu of fractional shares of Morgan Stanley stock.

Adjustments
If, during the period between the date of the Merger Agreement and the Effective Time, any change in the outstanding shares of capital stock of Eaton Vance or Morgan Stanley occurs as a result of any reclassification, recapitalization, stock split (including reverse stock split), exchange or readjustment of shares, subdivision or other similar transaction or event, or any stock dividend thereon with a record date during such period (but excluding any change that results from the exercise or settlement of compensatory equity awards or the grant of equity-based compensation by Morgan Stanley or Eaton Vance), the Merger Consideration and any other amounts payable pursuant to the Merger Agreement will be appropriately adjusted to eliminate the effect of such event on the Merger Consideration, the per share amount of the Special Dividend or any such other amounts payable pursuant to the Merger Agreement, as applicable.
Treatment and Quantification of Eaton Vance Equity Awards
 Treatment of Eaton Vance Stock Option Awards
At the Effective Time, each outstanding and unexercised Eaton Vance Stock Option, whether vested or unvested, will vest (if unvested) and be cancelled and converted into the right to receive an amount in cash equal to (i) the positive difference, if any, between the Cash Consideration and the applicable option exercise price, multiplied by (ii) the number of shares of Eaton Vance Non-Voting Common Stock subject to such Eaton Vance Stock Option, in accordance with the terms of the Merger Agreement. Any holder of an Eaton Vance Stock Option who is, as of the Effective Time, in the service of Eaton Vance or its subsidiaries, will also receive an amount, in cash, equal to the positive difference, if any, between the amount of the payment described in the previous sentence and the Black-Scholes value of the applicable Eaton Vance Stock Option. Additionally, the Merger Agreement contemplated that Eaton Vance would make a bonus payment equal to the amount of the Special Dividend to all holders of Eaton Vance Stock Options with respect to each share of Eaton Vance Non-Voting Common Stock subject to such option held by such holder. This bonus payment was made by Eaton Vance in December 2020.
 Treatment of Eaton Vance Restricted Stock Awards and Eaton Vance RSUs
Pursuant to the terms of the Merger Agreement, upon obtaining the Eaton Vance Stockholder Approval, (i) each share of Eaton Vance Restricted Stock that was then outstanding and unvested vested in full as of such time and (ii) each Eaton Vance RSU that was then outstanding and unvested vested and settled in full as of such time in shares of Eaton Vance Non-Voting Common Stock. In addition, the Merger Agreement contemplated that Eaton Vance would make a bonus payment equal to the amount of the Special Dividend to all holders of Eaton Vance Non-Voting Common Stock obtained pursuant to the vesting and settlement of Eaton Vance Restricted Stock and Eaton Vance RSUs with respect to each share of Eaton Vance Non-Voting Common Stock withheld in connection with the acceleration and/or settlement of the Eaton Vance Restricted Stock or Eaton Vance RSUs held by such holder. This bonus payment was made by Eaton Vance in December 2020.
 Treatment of Eaton Vance DSU Awards
At the Effective Time, each outstanding Eaton Vance DSU will be deemed to have vested and converted into the right to receive the Cash Consideration, giving effect to the value of the Special Dividend.
 Treatment of Eaton Vance Subsidiary Employee Equity Awards
Pursuant to the Merger Agreement, each Subsidiary Employee Equity Award that was outstanding and unvested as of November 2, 2020 was accelerated and settled in shares of Company Non-Voting Common Stock.
 Treatment of Atlanta Capital Profits Interests
Eaton Vance obtained the consent of each holder of an outstanding Atlanta Capital Profits Interest to vest and settle such Atlanta Capital Profits Interest in full as of December 3, 2020.
 Eaton Vance Post-Signing RSUs
Each Post-Signing RSU that is outstanding as of immediately prior to the Effective Time will be assumed by Morgan Stanley and become a restricted stock unit award with respect to shares of Parent Common Stock, in accordance with the terms of the Merger Agreement and giving effect to the value of the Special Dividend.

 Quantification of Eaton Vance Equity Awards
Based on the assumptions described below under “Interests of Eaton Vance’s Directors and Executive Officers in the Mergers” beginning on page 119 of this information statement/prospectus, (i) the estimated aggregate amounts that would become payable to Eaton Vance’s six non-employee directors in respect of their outstanding Eaton Vance DSUs and Eaton Vance Stock Options (inclusive, for Eaton Vance DSUs, of dividend equivalent units credited thereon and after giving effect to the Special Dividend) is $4,182,314 and $5,040,501, respectively, (ii) the estimated aggregate amounts that would become payable to Eaton Vance’s executive officers in respect of their outstanding Eaton Vance Stock Options and Eaton Vance Restricted Stock (inclusive of the value of the Special Dividend) is $172,368,082 and $43,976,892, respectively, and (iii) the estimated value of the Eaton Vance Post-Signing RSUs held by Eaton Vance's executive officers is $16,684,408.
Listing of Shares of Morgan Stanley Common Stock
The Merger Agreement obligates Morgan Stanley to use its reasonable best efforts to cause the shares of Morgan Stanley Common Stock to be issued as part of the Merger Consideration to be listed on the NYSE no later than the Effective Time, subject to official notice of issuance.
Approval for listing on the NYSE of the shares of Morgan Stanley Common Stock issuable to Eaton Vance stockholders in the Mergers, subject to official notice of issuance, is a condition to the obligations of Morgan Stanley, Eaton Vance, Merger Sub 1 and Merger Sub 2 to complete the Mergers.
Conditions to Completion of the Mergers
 Mutual Conditions to Completion
The obligation of each of Morgan Stanley, Eaton Vance, Merger Sub 1 and Merger Sub 2 to complete the Mergers is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of a number of conditions, including the following:
•	the Eaton Vance Stockholder Approval (which approval was obtained on October 7, 2020);
•
absence of (x) any applicable law or order preventing or making illegal the consummation of the Mergers or any of the other transactions contemplated by the Merger Agreement and (y) any litigation or similar legal action by any governmental authority (in any jurisdiction in which Morgan Stanley, Eaton Vance or any of their respective subsidiaries conducts material operations) seeking to prohibit or restrain the Mergers;

•
effectiveness under the Securities Act of the registration statement for the shares of Morgan Stanley Common Stock being issued in the Mergers (of which this information statement/prospectus forms a part) and the absence of any stop order suspending that effectiveness or any pending proceedings for that purpose; and

•	approval for the listing on the NYSE of the shares of Morgan Stanley Common Stock to be issued in the Mergers, subject to official notice of issuance.
 Additional Conditions to Completion for the Benefit of Morgan Stanley, Merger Sub 1 and Merger Sub 2
In addition to the conditions of all parties’ obligations to complete the Mergers, the obligation of each of Morgan Stanley, Merger Sub 1 and Merger Sub 2 to complete the Mergers is subject to the satisfaction (or, to the extent permitted by applicable law, waiver by Morgan Stanley) of the following conditions:
•
the accuracy of the representations and warranties made in the Merger Agreement by Eaton Vance as of the date of the Merger Agreement and as of the date of completion of the Mergers, subject to certain materiality thresholds;

•	performance in all material respects by Eaton Vance of the obligations required to be performed by it at or prior to the Effective Time;
•
the absence since the date of the Merger Agreement of any event, circumstance, development, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Eaton Vance (see “The Merger Agreement—Definition of ‘Material Adverse Effect’” beginning on page 98 of this information statement/prospectus for the definition of Material Adverse Effect);

•
the Client Consent Percentage will be at least 80% (see The Merger Agreement—Advisory Agreement Consents and Client Consent Percentage” beginning on page 95 of this information statement/prospectus for the definition of Client Consent Percentage);

•	receipt of a certificate signed by an executive officer of Eaton Vance as to the satisfaction of the conditions described in the preceding four bullets;
•
(i) (x) the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act (in respect of which early termination was granted on November 10, 2020) and (y) certain governmental filings and/or approvals (as described under “The Merger—Regulatory Approvals Required for the Merger” beginning on page 80 of this information statement/prospectus) having been made, obtained or received (or the waiting periods with respect thereto having expired or been terminated), as applicable, and being in full force and effect, in each case without the imposition of a requirement that Morgan Stanley or any of its subsidiaries (including Eaton Vance or its subsidiaries) take any action or comply with any restriction that Morgan Stanley would not be required to take or comply with under the applicable provisions of the Merger Agreement (see “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page 105 of this information statement/prospectus), and (ii) there being no applicable law or order in force and effect and there being no pending litigation or similar legal action by any governmental authority (in any jurisdiction in which Morgan Stanley, Eaton Vance or any of their respective subsidiaries conducts material operations) in each case that imposes a requirement that Morgan Stanley or any of its subsidiaries (including Eaton Vance or its subsidiaries) take any action or comply with any restriction that Morgan Stanley would not be required to take or comply with under the applicable provisions of the Merger Agreement (see “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page 105 of this information statement/prospectus); and

•
receipt by Morgan Stanley of an opinion of Davis Polk, counsel to Morgan Stanley, to the effect that the Mergers, taken together as an integrated transaction, will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion shall be dated the closing date; provided that if Davis Polk does not render such opinion for any reason, this condition will nonetheless be satisfied if a third party nationally recognized law or accounting firm as reasonably agreed by Morgan Stanley and Eaton Vance renders such opinion to Morgan Stanley.

 Additional Conditions to Completion for the Benefit of Eaton Vance
In addition to the conditions to all parties’ obligations to complete the Mergers, the obligation of Eaton Vance to complete the Mergers is subject to the satisfaction (or, to the extent permitted by applicable law, waiver by Eaton Vance) of the following conditions:
•
the accuracy of the representations and warranties made in the Merger Agreement by Morgan Stanley as of the date of the Merger Agreement and as of the date of completion of the Mergers, subject to certain materiality thresholds;

•	performance in all material respects by Morgan Stanley, Merger Sub 1 and Merger Sub 2 of the obligations required to be performed by them at or prior to the Effective Time;
•
the absence since the date of the Merger Agreement of any event, circumstance, development, change, occurrence, or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Morgan Stanley (see “The Merger Agreement—Definition of ‘Material Adverse Effect’” beginning on page 98 of this information statement/prospectus for the definition of Material Adverse Effect);

•	receipt of a certificate signed by an executive officer of Morgan Stanley as to the satisfaction of the conditions described in the preceding three bullets;
•
(i) the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act (in respect of which early termination was granted on November 10, 2020) and (ii) certain governmental filings and/or approvals (as described under “The Merger—Regulatory Approvals Required for the Merger” beginning on page 80 of this information statement/prospectus) having been made, obtained or received (or the waiting periods with respect thereto having expired or been terminated), as applicable; and

•
receipt by Eaton Vance of an opinion of WilmerHale, counsel to Eaton Vance, to the effect that the Mergers, taken together as an integrated transaction, will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion shall be dated the closing date; provided that if WilmerHale does not render such opinion for any reason, this condition will nonetheless be satisfied if a third party nationally recognized law or accounting firm as reasonably agreed by Morgan Stanley and Eaton Vance renders such opinion to Eaton Vance.

Investment Advisory Agreement Consents and Client Consent Percentage
Eaton Vance has agreed to use commercially reasonable efforts to obtain, in accordance with applicable law and the applicable investment advisory arrangement, the consent of each client that is not a fund to the “assignment” (as defined under the Investment Advisers Act of 1940, as amended) of its investment advisory arrangement with Eaton Vance or one if its subsidiaries as a result of the transactions (“Advisers Act Assignment”). In that regard, Eaton Vance has agreed to send a written notice (a “Negative Consent Notice”), in form and substance reasonably satisfactory to Morgan Stanley, to each such client (except as provided in the following sentence) informing it of the transaction and that the consent of such client to the Advisers Act Assignment will be deemed to have been granted if such client does not terminate its investment advisory arrangement within forty-five (45) days after the sending of the Negative Consent Notice. If the applicable investment advisory arrangement or applicable law requires the written consent of the client to the Advisers Act Assignment, or if Eaton Vance or its applicable subsidiary determines, in its discretion, that for commercial reasons it would be prudent or appropriate to obtain the written consent of a client to the Advisers Act Assignment, then Eaton Vance or its applicable subsidiary will send a written notice, in accordance with applicable law and the applicable investment advisory agreement, which shall be in form and substance reasonably satisfactory to Morgan Stanley, informing such client of the transactions and requesting written consent to the Advisers Act Assignment, and such client will not be deemed to have granted its consent to the Advisers Act Assignment unless and until the client provides its written consent.
Eaton Vance has agreed to use commercially reasonable efforts to obtain, in accordance with applicable law and the applicable fund documents, for each fund managed by Eaton Vance or one of its subsidiaries (other than a fund registered under the Investment Company Act of 1940, as amended (the “1940 Act” and such fund a “1940 Act Fund”) or a non-U.S. retail fund (“Non-US Public Fund”) (a “Private Fund”), (i) the consent of such Private Fund (and/or the investors therein) to the Advisers Act Assignment of such Private Fund’s investment advisory agreement with Eaton Vance or any of its subsidiaries as required by applicable law or by such Private Fund’s fund documents and (ii) any other additional private fund consent or authorization applicable to such Private Fund necessary to effectuate the transactions contemplated by the Merger Agreement or required to prevent or waive any put right, right of redemption, termination of the investment period, termination of such Private Fund or default materially adverse to Eaton Vance or any of its subsidiaries pursuant to any fund document of such Private Fund. In furtherance thereof, (i) if the applicable investment advisory arrangement or applicable law (A) requires the written consent of investors to the Advisers Act Assignment, or (B) permits consent to be obtained by a Private Fund Negative Consent Notice (as defined below) but Eaton Vance or its applicable subsidiary determines, in its discretion, that for commercial reasons it would be prudent or appropriate to obtain the written consent of one or more investors in such fund to the Advisers Act Assignment of such fund’s investment advisory arrangement, then Eaton Vance or its applicable subsidiary will send a written notice, in accordance with applicable law and the applicable fund documents and in form and substance reasonably satisfactory to Morgan Stanley, to each investor in such fund described in Clause (A) or such investors described in Clause (B) (with the consent of the remaining investors in a Private Fund described in clause (B) to be solicited in accordance with clause (ii) below) requesting the written consent of the investor to the Advisers Act Assignment and informing each investor of the intention (X) to complete the transactions contemplated by the Merger Agreement and (Y) to continue to provide the advisory services pursuant to the existing investment advisory arrangement with such fund after the closing so long as a majority-in-interest (or such higher percentage as may be required under the applicable fund documents) of the investors provide (and do not withdraw) their written consent to the Advisers Act Assignment of such fund’s investment advisory arrangement. Any Private Fund described in clause (A) shall be deemed a non-consenting client unless and until a majority-in-interest (or such higher percentage as may be required under the applicable fund documents) of the investors provide (and have not withdrawn) their written consent to the Advisers Act Assignment, and any Private Fund described in clause (B) shall be deemed a non-consenting client unless and until a majority-in-interest (or such higher percentage as may be required under the applicable fund documents) of the investors shall be deemed in the aggregate to have provided (and not withdrawn) their consent to the assignment or deemed assignment of such Private Fund’s investment advisory agreement according to the method of consent (either written or negative) solicited; and (ii) for all Private

Funds not described in (i) above, Eaton Vance or its applicable subsidiary has agreed to send a written notice, in form and substance reasonably satisfactory to Morgan Stanley, (the “Private Fund Negative Consent Notice”) to each investor (other than an investor described in clause (B) above) in the applicable fund informing each investor: (A) of the intention to complete the transactions contemplated by the Merger Agreement, which will result in an Advisers Act Assignment, (B) of the intention of Eaton Vance or the applicable subsidiary to continue to provide the advisory services pursuant to the existing investment advisory arrangement after the closing so long as a majority-in-interest (or such higher percentage as may be required under the applicable fund documents) of the investors consent or are deemed to have consented to the Advisers Act Assignment and (C) that the consent of such investor will be deemed to have been granted if such investor does not affirmatively object to such Advisers Act Assignment within forty-five (45) days after the sending of the Private Fund Negative Consent Notice. Any Private Fund described in clause (ii) above will be deemed a non-consenting client unless and until a majority-in-interest (or such higher percentage as may be required under the applicable fund documents) of the investors will be deemed in the aggregate to have provided (and not withdrawn) their consent to Advisers Act Assignment.
Pursuant to the 1940 Act, the transaction may result in a termination of all existing investment advisory arrangements between the 1940 Act Funds, on the one hand, and Eaton Vance or one of its applicable subsidiaries, on the other hand. Accordingly, Eaton Vance has agreed to use, and to cause each applicable subsidiary to use, its commercially reasonable efforts to obtain the requisite approval of the board of directors or trustees, as applicable, of each 1940 Act Fund of a new investment advisory arrangement with Eaton Vance or its applicable subsidiary in accordance with Section 15 of the 1940 Act and ensure that each 1940 Act Fund obtain the requisite approval of the shareholders of such 1940 Act Fund to such new investment advisory arrangement (unless such approval is not required under applicable law). In addition, Eaton Vance may in its own discretion, or upon the request of Morgan Stanley, seek interim approval with respect to any existing advisory arrangements with 1940 Act Funds. Furthermore, if it is reasonably likely that the closing will occur before the requisite approvals have been obtained with respect to the 1940 Act Funds, Eaton Vance and Morgan Stanley will cooperate and use commercially reasonable efforts to obtain an interim approval. In no event shall seeking or obtaining an interim approval in respect of a 1940 Act Fund relieve the parties of their obligations to obtain the requisite approval described above.
With respect to any investment advisory arrangements between Non-US Public Funds, on the one hand, and Eaton Vance or one of its applicable subsidiaries, on the other hand, Eaton Vance will (or shall cause its applicable subsidiaries to) (i) provide notice of the transactions contemplated by the Merger Agreement to such funds and, where required by applicable law, to the investors in such funds and (ii) use commercially reasonable efforts to obtain any material approval, consent, deemed approval, deemed consent or other similar action, if any, required from the governing body of such funds, investors in such funds, or regulators so that after the closing the applicable Eaton Vance subsidiary may continue to provide investment advisory services to such funds.
Eaton Vance and Morgan Stanley have agreed that any new client that is not a fund that enters into an investment advisory agreement with an Eaton Vance subsidiary between the date of the Merger Agreement and the closing date will be deemed a consenting client if (i) such new client’s consent has been obtained in accordance with the terms of the Merger Agreement or (ii) Eaton Vance has disclosed in writing, in accordance with applicable law, the Advisers Act Assignment of such client’s investment advisory agreement with Eaton Vance or any of its subsidiaries as a result of the transactions contemplated by the Merger Agreement to such new client before such new client becomes a client and, in each case under the foregoing clauses (i) and (ii), such new client has not, prior to the closing date, terminated in writing its investment advisory agreement or revoked in writing its consent.
In connection with obtaining the client consents discussed above, Eaton Vance has agreed to take reasonable steps to keep Morgan Stanley informed of the status of such client consents (including notifying Morgan Stanley in advance of any offer to make any Client Economic Term Changes or Permitted Client Non-Economic Term Changes with respect to certain material investment advisory agreements) and, upon Morgan Stanley’s reasonable request, to make available to Morgan Stanley copies of all such executed client consents (see “The Merger Agreement—Conduct of Business Pending the Mergers” beginning on page 99 of this information statement/prospectus for the definition of Client Economic Term Changes and Permitted Client Non-Economic Term Changes). In addition, commencing with the first month-end that is two months following the date of the Merger Agreement, Eaton Vance has agreed to provide, within 10 business days after such month-end, Morgan Stanley with updated calculations (calculated in accordance with the requirements of the Merger Agreement) of the aggregate annualized investment advisory or similar fees (but not incentive or performance fees, contingent or similar fees, distribution and servicing fees, securities lending fees, transaction revenues and fund administration fees) (based on assets under management as of September 30, 2020, as adjusted for net cash inflows and outflows, but not changes due to market appreciation or depreciation or any currency fluctuations) (the “Revenue Run-Rate”) of all consenting clients, individually and in the aggregate, as of such time.
On the date immediately following the Calculation Time (as defined below), Eaton Vance will deliver to Morgan Stanley its good faith calculation of the aggregate Revenue Run-Rate for all consenting clients determined as of the close of business in accordance with Eaton Vance’s historic accounting practices on the day that is five business days (with certain adjustments to the date of calculation for separately managed accounts) prior to the closing date (such date, the “Calculation Time” and such Revenue Run-Rate, the “Closing Revenue Run-Rate”) and the client consent percentage (which is a fraction (expressed as a percentage), the numerator of which is the Closing Revenue Run-Rate and the denominator of which is the Revenue Run-Rate as of September 30, 2020) (the “Client Consent Percentage”)), together with reasonable supporting detail.
Representations and Warranties
The Merger Agreement contains a number of representations and warranties made by Eaton Vance on the one hand, and Morgan Stanley, on the other hand, made solely for the benefit of the other, and that are subject in some cases to exceptions and qualifications, including, among other things, as to materiality and Material Adverse Effect (see “The Merger Agreement—Definition of ‘Material Adverse Effect’” beginning on page 98 of this information statement/prospectus for the definition of Material Adverse Effect). Furthermore, the assertions embodied in those representations and warranties are qualified by information in the confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement. The confidential disclosure schedules to the Merger Agreement contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. The representations and warranties made by the parties in the Merger Agreement relate to, among other things:
•	corporate existence, good standing and qualification to do business;
•	due authorization, execution and validity of the Merger Agreement and the applicable ancillary agreements;
•	governmental consents necessary to complete the transactions contemplated by the Merger Agreement;
•
absence of any conflict with or violation or breach of organizational documents, laws or regulations or agreements as a result of the execution, delivery or performance of the Merger Agreement, the ancillary agreements and completion of the Mergers and the other transactions contemplated by the Merger Agreement;

•	capitalization;
•	subsidiaries;
•	regulatory reports and filings and internal controls over financial reporting;
•	financial statements;
•	information provided by the applicable party for inclusion in disclosure documents to be filed with the SEC in connection with the Mergers;
•
conduct of business in the ordinary course of business consistent with past practice and absence of any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the applicable party;

•	absence of undisclosed material liabilities;
•	absence of pending or threatened legal proceedings and investigations;
•	compliance with laws, regulations, orders and permits;
•	compliance matters related to the registered investment adviser, fund, broker-dealer and futures commodities merchant businesses and subsidiaries of the parties;
•	material contracts (in the case of Eaton Vance);
•	tax matters;
•	employees, employee benefit plans and labor matters (in the case of Eaton Vance);

•	intellectual property and real property matters (in the case of Eaton Vance);
•	environmental matters (in the case of Eaton Vance);
•	certain stock ownership matters;
•	absence of any undisclosed broker’s or finder’s fees payable in connection with the Mergers;
•	receipt of opinions from financial advisors (in the case of Eaton Vance); and
•	inapplicability of anti-takeover statutes.
The representations and warranties in the Merger Agreement do not survive the completion of the Mergers.
See “The Merger Agreement—Explanatory Note” beginning on page 84 of this information statement/prospectus for additional information.
Definition of “Material Adverse Effect”
Many of the representations and warranties in the Merger Agreement are qualified by a “Material Adverse Effect” standard with respect to the party making such representations and warranties.
For purposes of the Merger Agreement, “Material Adverse Effect” means, with respect to Morgan Stanley or Eaton Vance, as the case may be, any event, circumstance, development, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on the financial condition, assets, liabilities, business or results of operations of that party and its subsidiaries, taken as a whole, except to the extent resulting from, arising out of, or relating to any of the following:
•
any changes after the date of the Merger Agreement in general United States or global economic conditions, including changes in United States or global securities, credit, financial, debt or other capital markets;

•	any changes after the date of the Merger Agreement in conditions generally affecting the industries in which that party or any of its subsidiaries materially engages;
•
any reduction in the assets under management of that party or any of its subsidiaries (but not any facts or occurrences giving rise to or contributing to such reduction that are not otherwise excluded from the definition of Material Adverse Effect);

•
any decline, in and of itself, in the market price or trading volume of that party’s stock, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to that party or any of its subsidiaries (but not any facts or occurrences giving rise to or contributing to that decline that are not otherwise excluded from the definition of Material Adverse Effect);

•
any failure, in and of itself, by that party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (but not any facts or occurrences giving rise to or contributing to that failure that are not otherwise excluded from the definition of Material Adverse Effect);

•
the execution and delivery of the Merger Agreement, the public announcement or the pendency of the Merger Agreement (except with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of the Merger Agreement or the public announcement or pendency of the Merger Agreement);

•	any changes after the date of the Merger Agreement in any applicable law or generally accepted accounting principles (or authoritative interpretations thereof);
•	any action or omission of a party to the Merger Agreement pursuant to the written consent of the other party to the Merger Agreement; or
•	any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including COVID-19);
except, in the case of the first, second, seventh and ninth bullets in the immediately preceding list, to the extent that any such event, circumstance, development, change, occurrence or effect has a disproportionate adverse effect on that party and its subsidiaries, taken as a whole, relative to the adverse effect such event, circumstance, development, change, occurrence, or effect has on other companies operating in the industries in which that party or any of its subsidiaries materially engages. The parties have agreed that the COVID-19 pandemic has not, as of the date of the Merger Agreement, had such a materially disproportionate adverse effect on either party and their subsidiaries, taken as a whole.
Conduct of Business Pending the Mergers
In general, except (i) as required by applicable law, (ii) as otherwise required or expressly permitted by the Merger Agreement or (iii) as consented to by Morgan Stanley in writing (such consent not to be unreasonably withheld, conditioned or delayed), and subject to certain exceptions and qualifications, from the date of the Merger Agreement until the Effective Time, Eaton Vance and each of its subsidiaries are required to conduct their business in the ordinary course of business consistent with past practice (with any social distancing measure, office closure or safety measure adopted pursuant to applicable law in response to the COVID-19 pandemic (a “COVID-19 Response”) disclosed to Morgan Stanley and taken prior to the date of the Merger Agreement being deemed to be in the ordinary course of business consistent with past practice when determining whether actions taken after the date of the Merger Agreement are in the ordinary course of business consistent with past practice). In addition, subject to the exceptions described in the preceding sentence, Eaton Vance and each of its subsidiaries are required to use its commercially reasonable efforts to (i) preserve intact its business organization and relationships with customers, members, suppliers, lenders, licensors, licensees, governmental authorities with jurisdiction over its operations and other third parties having material business relationships with it and its subsidiaries, (ii) maintain in effect all material governmental consents, approvals, permits or other confirmations necessary for the operation of Eaton Vance’s or its subsidiaries’ business and (iii) maintain and preserve the goodwill associated with its business, affairs and properties, its reputation and its brand value; provided that during any period of full or partial suspension of operations related to the COVID-19 pandemic, Eaton Vance may take actions outside the ordinary course of business to the extent both (i) reasonably necessary to protect the health and safety of Eaton Vance’s or its subsidiaries’ employees and (ii) constituting a COVID-19 Response, in each case, after written notice to and, to the extent practicable, under the circumstances, consultation with Morgan Stanley.
Without limiting the generality of the foregoing, except (i) as required by applicable law, (ii) as otherwise required or expressly permitted by the Merger Agreement or (iii) as consented to by Morgan Stanley (such consent not to be unreasonably withheld, conditioned or delayed, other than with respect to certain bullets in the following list), and subject to certain exceptions and qualifications, from the date of the Merger Agreement until the Effective Time, Eaton Vance and each of its subsidiaries is not permitted to, among other things:
•	amend its organizational documents;
•	merge or consolidate with any other entity;
•
acquire any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than (w) acquisitions of assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $10,000,000 in the aggregate, (x) acquisitions of securities on behalf of clients of Eaton Vance or its subsidiaries under Eaton Vance’s investment portfolio consistent with Eaton Vance’s investment policy in effect as of the date of the Merger Agreement, (y) acquisitions of any interest in partnerships, joint ventures or similar entities in an amount not to exceed $10,000,000 in the aggregate for all such interests and (z) certain intercompany transactions;

•
adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization, restructuring or other reorganization;

•
(i) split, combine or reclassify any securities, stock, shares, units, warrants, calls, options, profits interests or other similar rights issued by Eaton Vance (“Company Securities”), (ii) amend any term or alter any rights of any Company Securities, (iii) declare, set aside or pay or make any dividend or any other distribution (whether in cash, stock, property or any combination thereof) in respect of any Company Securities or any securities, stock, shares, units, warrants, calls, options or other similar rights issued by any subsidiaries of Eaton Vance (“Company Subsidiary Securities”) (in the case of this clause (iii), other than (A) in the case of Eaton Vance, (x) the Special Dividend and any regular cash dividends in the ordinary course of business consistent with past practice (including with respect to record and payment dates) in an amount not to exceed $0.375 per share of Eaton Vance Common Stock per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to Eaton Vance Common Stock) or (B) in the case of Eaton Vance’s wholly owned subsidiaries, any dividends or other distributions to Eaton Vance or any other wholly owned subsidiary thereof), (iv) make any election to be subject to any of the provisions of Title 3 Subtitle 8 of the Maryland General Corporation Law or (v) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or Company Subsidiary Securities, other than certain repurchases in connection with the vesting and/or settlement of Eaton Vance equity awards in accordance with the terms of the Eaton Vance stock plans, Eaton Vance subsidiary employee equity plans and the applicable award agreements as of the date of the Merger Agreement;
•
issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than (i) issuances in connection with the exercise or settlement of Eaton Vance equity awards in accordance with the terms of the Eaton Vance stock plans, Eaton Vance subsidiary employee equity plans and the applicable award agreements as of the date of the Merger Agreement or (ii) the grant of any Eaton Vance equity awards to the extent permitted by the confidential disclosure schedules to the Merger Agreement;

•	authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, subject to certain exceptions;
•
sell, lease, license, sublicense, transfer or otherwise dispose of, or fail to take any action necessary to maintain, enforce or protect, directly or indirectly, any of Eaton Vance’s subsidiaries or any of Eaton Vance’s or its subsidiaries’ assets, securities, interests, businesses or properties, other than (i) dispositions in the ordinary course of business with a purchase price not in excess of $5,000,000 in the aggregate, (ii) dispositions of securities in the ordinary course of business consistent with past practice under Eaton Vance’s investment portfolio consistent with Eaton Vance’s investment policy in effect as of the date of the Merger Agreement or (iii) certain intercompany transactions;

•
sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of, create or incur any lien (other than liens permitted under the Merger Agreement) on or otherwise fail to take any action necessary to maintain, enforce or protect, directly or indirectly, any of Eaton Vance’s material owned intellectual property or licensed intellectual property, other than in the ordinary course of business consistent with past practice (i) pursuant to non-exclusive licenses or (ii) for the purpose of disposing of obsolete or worthless assets;

•
incur, assume, suffer to exist or otherwise be liable with respect to, or guarantee or repurchase, or enter into any contract with respect to, any indebtedness for borrowed money, other than additional borrowings under Eaton Vance’s credit agreement in the ordinary course of business;

•
create or incur any lien (except for liens permitted under the Merger Agreement) on any material asset other than liens created or incurred under certain existing or otherwise permitted indebtedness under the Merger Agreement, and liens on assets subject to capital leases entered into in the ordinary course of business;

•
(i) enter into any material contract (including (x) by amendment of any contract that is not a material contract such that such contract becomes a material contract or (y) through acquisition of a subsidiary that is bound by a material contract) (in each case, other than in the ordinary course of business with respect to certain material contracts), (ii) terminate, renew, extend or amend in any material respect any material contract or waive any material right thereunder (other than in the ordinary course of business with respect to certain material contracts);

•
terminate, amend or modify any material governmental consent, approval, permit or other confirmation necessary for the operation of Eaton Vance’s or its subsidiaries’ businesses in a manner material and adverse to Eaton Vance and its subsidiaries, taken as a whole;

•
except as required by Eaton Vance’s employee benefit plans in effect as of the date of the Merger Agreement and except as otherwise set forth in the confidential disclosure schedules to the Merger Agreement, (i) grant any change in control, retention, severance or termination pay to (or amend any existing arrangement with) any current or former personnel, (ii) except in the ordinary course of business consistent with past practice (and without limiting any of the other restrictions contained in the Merger Agreement), enter into any employment, offer letter, term sheet, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former personnel, (iii) establish, adopt, amend or enter into any material employee benefits plan, other than amendments that are required under a change in applicable law or by a collective bargaining agreement, (iv) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former personnel, (v) increase the compensation, bonus or other benefits payable to any current or former personnel, (vi) hire any key employees or (vii) terminate (other than for cause) any key employees;
•
make any material change in Eaton Vance’s method of financial accounting, except as required by reason of a change in United States generally accepted accounting principles or Regulation S-X under the Exchange Act;

•	enter into any material new line of business;
•
(i) make or change any material tax election, (ii) change any annual tax accounting period, (iii) adopt or change any material method of tax accounting, (iv) enter into any material closing agreement with respect to taxes (other than a closing agreement permitted by the Merger Agreement) or (v) settle or surrender (including by entering into a closing agreement) any tax claim, audit or assessment involving potential payments, or reductions in deferred tax assets, by Eaton Vance and its subsidiaries in excess of $1,000,000;

•
settle, compromise, or offer or propose to settle or compromise, any claim, action, suit, dispute, investigation, regulatory examination, arbitration, or other proceeding, whether pending or threatened, (i) involving or against Eaton Vance or its subsidiaries, other than in the ordinary course of business consistent with past practice (provided that any individual settlement or compromise or any series of related settlements or compromises involving payments by Eaton Vance and its subsidiaries in excess of $3,000,000 individually or $15,000,000 in the aggregate (in each case, net of any amounts that may be paid under one or more existing insurance policies) or providing for any non-monetary relief will be deemed not to be in the ordinary course of business), (ii) that relates to the transactions contemplated by the Merger Agreement or (iii) initiated by a stockholder of Eaton Vance;

•
(i) reduce or waive the fee rate payable to Eaton Vance or any of its subsidiaries under any investment advisory agreement that represents annual revenue of at least $25,000,000 to Eaton Vance and any of its subsidiaries for the 12-month period ended on September 30, 2020 (a “Material Advisory Agreement”) or (ii) increase the amount or rate of expense reimbursement paid by Eaton Vance or any of its subsidiaries with respect to any Material Advisory Agreement by, in the case of the foregoing clauses (i) and (ii), in the aggregate, an amount that would cause the annual net revenue (calculated net of any such reduction in or waiver of fee rate and any such increase in the amount or rate of expense reimbursement) to Eaton Vance or any of its subsidiaries under such Material Advisory Agreement to be reduced by more than five percent (5%), in the aggregate, relative to such net revenue to Eaton Vance or any of its subsidiaries attributable to such Material Advisory Agreement without giving effect to such reduction in or waiver of fee rate or increase in the amount or rate of such expense reimbursement (other than pursuant to the terms of contracts as in effect as of September 30, 2020) (such changes described in the foregoing clauses (i) and (ii), whether or not within such five percent (5%) exception, “Client Economic Term Changes”); provided that, Client Economic Term Changes will not include either (x) the renewal of a fee waiver, expense reimbursement agreement, or any other agreement pursuant to which there is an expense reimbursement with any person on substantially the same terms and conditions, and economic terms that are no less favorable to Eaton Vance and its Subsidiaries, each as in effect on September 30, 2020 or (y) reimbursements to any client in respect of errors committed or omitted by Eaton Vance or any of its subsidiaries;

•
with respect to any investment advisory agreement or agreement with a separately managed account sponsor that, in either case, is not a Material Advisory Agreement (a “Small Advisory Agreement”), make any Client Economic Term Change, if such change, individually or in the aggregate with Client Economic Term Changes made in respect of other Small Advisory Agreements, would reasonably be expected to have, measured as of the end of each month during the period after the date hereof to the Calculation Time, a cost to Eaton Vance (whether in the form of reduced revenue to Eaton Vance or of increased expense reimbursement payments made by Eaton Vance) of more than 5% of the aggregate Revenue-Run Rate as of September 30, 2020 associated with all Small Advisory Agreements in the aggregate;

•
except as required by the terms of an expense reimbursement agreement or any other agreement pursuant to which there is an expense reimbursement with any person or entity as in effect on September 30, 2020 (or the renewal thereof on substantially the same terms and conditions, and economic terms that are no less favorable to Eaton Vance and its subsidiaries), increase the amount or rate of expense reimbursement paid by Eaton Vance or any of its subsidiaries with respect to any client that would reasonably be expected to result in such increased payments exceeding $2,700,000 in the aggregate, across all clients, on an annual basis;

•
with respect to any investment advisory agreement, amend such investment advisory agreement, other than, on or prior to the Calculation Time, (i) amendments to investment advisory agreements expressly permitted above or (ii) changes to conform such investment advisory agreement to (a) the terms of Eaton Vance’s (or its applicable subsidiary’s) applicable standard form of advisory contract as of the date of the Merger Agreement, (b) applicable law or (c) industry best practices or (iii) immaterial changes (clauses (ii) and (iii), “Permitted Client Non-Economic Term Changes”); or

•	agree, resolve, authorize, commit, propose or offer to do any of the foregoing.
Except (i) as required by applicable law, (ii) as otherwise required or expressly permitted by the Merger Agreement or (iii) as consented to by Eaton Vance in writing (such consent not to be unreasonably withheld, conditioned or delayed), and subject to certain exceptions and qualifications, from the date of the Merger Agreement until the Effective Time, Morgan Stanley and each of its subsidiaries is not permitted to, among other things:
•	amend its organizational documents in a manner that would be materially adverse to Eaton Vance’s stockholders;
•	merge or consolidate with any other entity;
•
acquire any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property (except in the ordinary course of business) that, individually or in the aggregate, would, or would reasonably be expected to, prevent, enjoin or delay beyond the End Date set forth in the Merger Agreement the receipt of the regulatory approvals that are a condition to the completion of the Mergers;

•
adopt or propose a plan of complete or partial merger, liquidation, consolidation, recapitalization, restructuring, or other reorganization or dissolution with respect to Morgan Stanley, Merger Sub 1 or Merger Sub 2, or resolutions providing for such a merger, liquidation, consolidation, recapitalization, restructuring or other reorganization or dissolution with respect to Morgan Stanley, Merger Sub 1 or Merger Sub 2;

•
declare, set aside or pay or make any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of Morgan Stanley Common Stock or capital stock of its subsidiaries or other securities, other than (A) in the case of Morgan Stanley, (x) regular cash dividends in the ordinary course of business consistent with past practice (including with respect to record and payment dates) or (y) subject to the consideration adjustment provisions in the Merger Agreement, stock dividends, (B) in the case of Morgan Stanley’s subsidiaries, any dividends or other distributions to Morgan Stanley or any other subsidiary thereof or (C) dividends or distributions required pursuant to the terms of Morgan Stanley’s organizational documents or any contract to which Morgan Stanley or any of its subsidiaries is otherwise bound; or

•	agree, resolve, authorize, commit or propose to do any of the foregoing.
No Solicitation
Subject to the exceptions described below, Eaton Vance has agreed not to, and to cause its subsidiaries and its and its subsidiaries’ representatives not to, directly or indirectly, among other things: (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Company Acquisition Proposal (as defined below), (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Eaton Vance or any of its subsidiaries or afford access to the business, properties, assets, books or records of Eaton Vance or any of its subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any third party that Eaton Vance knows, or should reasonably be expected to know, is seeking to make, or has made, a Company Acquisition Proposal, (iii) (x) fail to make, or withdraw or qualify, amend or modify in a manner adverse to Morgan Stanley, the recommendation of the Eaton Vance board of directors that the Voting Trustees, the holders of the Voting Trust Receipts and the Voting Trust approve the transactions contemplated by the Merger Agreement (and any failure to publicly and without qualification either (A) recommend against such Company Acquisition Proposal or (B) reaffirm the recommendation of the Eaton Vance board of directors that the Voting Trustees, the holders of the Voting Trust Receipts and the Voting Trust approve the transactions contemplated by the Merger Agreement, in each case, within 10 business days after a Company Acquisition Proposal is made public or any request by Morgan Stanley to do so will be treated as a withdrawal of the recommendation of the Eaton Vance board of directors that is adverse to Morgan Stanley), (y) fail to make, or to include in this information statement/prospectus the recommendation of the Eaton Vance board of directors that the Voting Trustees, the holders of the Voting Trust Receipts and the Voting Trust approve the transactions contemplated by the Merger Agreement or (z) recommend, adopt or approve or publicly propose to recommend, adopt or approve a Company Acquisition Proposal for Eaton Vance (any of the actions described in this clause (iii), a “Company Adverse Recommendation Change”), (iv) take any action to make any anti-takeover laws and regulations of the State of Maryland, inapplicable to any third party or Company Acquisition Proposal or (v) fail to enforce, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Eaton Vance or any of its subsidiaries (provided that if the Eaton Vance board of directors determines in good faith that failure to take such action would be reasonably likely to be inconsistent with its duties under applicable law, then (i) Eaton Vance may waive any such standstill or similar agreement to the extent necessary to permit the person or entity bound by such provision or agreement to make a Company Acquisition Proposal to the Eaton Vance board of directors and (ii) concurrently with such waiver by Eaton Vance, any such waived standstill or similar provisions in the confidentiality agreement between Morgan Stanley and Eaton Vance will immediately and automatically cease to be of any force or effect). The Merger Agreement provides that any breach (or willful breach, as applicable) of the foregoing obligations by Eaton Vance’s subsidiaries or Eaton Vance’s or its subsidiaries’ representatives shall be deemed to be a breach (or willful breach, as applicable) of such obligations by Eaton Vance.
However, if at any time prior to the Eaton Vance Stockholder Approval, which approval was obtained on October 7, 2020, the board of directors of Eaton Vance had received a bona fide written Company Acquisition Proposal made after the date of the Merger Agreement that had not resulted from a violation of the solicitation restrictions described in the first paragraph of this section (“The Merger Agreement—No Solicitation” beginning on page 102 of this information statement/prospectus), the board of directors of Eaton Vance would have been permitted to, subject to certain exceptions, conditions and qualifications described in the Merger Agreement:
•
(i) engage in negotiations or discussions with any third party that, subject to Eaton Vance’s compliance with the solicitation restrictions described in the first paragraph of this section (“The Merger Agreement—No Solicitation” beginning on page 102 of this information statement/prospectus), has made after the date of the Merger Agreement, an unsolicited Company Acquisition Proposal that the Eaton Vance board of directors determined in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel to Eaton Vance, constituted or was reasonably likely to lead to a Company Superior Proposal (as defined below), (ii) thereafter furnish to such third party and its representatives non-public information relating to Eaton Vance or any of its subsidiaries pursuant to a confidentiality agreement between Eaton Vance and such third party with terms no less favorable to Eaton Vance than in the confidentiality agreement between Morgan Stanley and Eaton Vance, so long as all such non-public information (to the extent not previously provided or made available to Morgan Stanley) is provided or made available to Morgan Stanley prior to or substantially concurrently with the time it is provided or made available to such third party and (iii) following receipt of a Company Superior Proposal after the date of the Merger Agreement, make a Company Adverse Recommendation Change and/or terminate the Merger Agreement in order to cause Eaton Vance to enter into an alternative acquisition agreement with respect to such Company Superior Proposal (a termination of the Merger Agreement in such circumstances, a “Company Superior Proposal Termination”); and

•	make a Company Adverse Recommendation Change involving or relating to the occurrence of a Company Intervening Event (as defined below).

Eaton Vance was only permitted, prior to the Eaton Vance Stockholder Approval, which approval was obtained on October 7, 2020, to take the actions described in the two bullets above if the Eaton Vance board of directors determined in good faith by majority vote, after consultation with Eaton Vance’s outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be reasonably likely to be inconsistent with its duties under applicable law.
“Company Acquisition Proposal” means (other than the transactions contemplated by the Merger Agreement), any indication of interest, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than Morgan Stanley and its subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Eaton Vance or its subsidiaries (including securities of Eaton Vance’s subsidiaries) equal to 15% or more of the consolidated assets of Eaton Vance, or to which 15% or more of the revenues or earnings of Eaton Vance on a consolidated basis are attributable, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of (1) 15% or more of the outstanding shares of Eaton Vance Common Stock or (2) any equity or voting securities of Eaton Vance or any of Eaton Vance’s subsidiaries representing, directly or indirectly, 15% or more of the consolidated assets of Eaton Vance or 15% or more of the revenues or earnings of Eaton Vance and its subsidiaries on a consolidated basis, (iii) tender offer or exchange offer that, if completed, would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning (1) 15% or more of the outstanding shares of Eaton Vance Common Stock or (2) any equity or voting securities of Eaton Vance or any of Eaton Vance’s subsidiaries representing, directly or indirectly, 15% or more of the consolidated assets of Eaton Vance and its subsidiaries or 15% or more of the revenues or earnings of Eaton Vance and its subsidiaries on a consolidated basis, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Eaton Vance or any of its subsidiaries, under which any person or “group” (as defined in Section 13(d) of the Exchange Act) would acquire, directly or indirectly, (A) assets (including securities of Eaton Vance’s subsidiaries) equal to 15% or more of the consolidated assets of Eaton Vance and its subsidiaries, or to which 15% or more of the revenues or earnings of Eaton Vance and its subsidiaries on a consolidated basis are attributable, or (B) beneficial ownership of (1) 15% or more of the outstanding shares of Eaton Vance Common Stock or (2) any equity or voting securities of Eaton Vance or any of Eaton Vance’s subsidiaries representing, directly or indirectly, 15% or more of the consolidated assets of Eaton Vance and its subsidiaries or 15% or more of the revenues or earnings of Eaton Vance and its subsidiaries on a consolidated basis.
“Company Intervening Event” means any material event, circumstance, development, change, occurrence or effect occurring or arising after the date of the Merger Agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Eaton Vance board of directors as of or prior to the date of the Merger Agreement and (ii) does not relate to (A) the receipt, existence, or terms of a Company Acquisition Proposal, or (B) any event, development, or change in circumstances resulting from a breach of the Merger Agreement by Eaton Vance or any action relating to certain regulatory consents or approvals that are conditions to the completion of the Mergers which is taken pursuant to or in compliance with the obligations described under “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page 105 of this information statement/prospectus. However, the following events will not constitute a Company Intervening Event: (1) any decline, in and of itself, in the market price or trading volume of Morgan Stanley stock, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Morgan Stanley or any of its subsidiaries (but not including, in each case, the underlying causes thereof), (2) any failure, in and of itself, by Morgan Stanley or any of its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (but not including, in each case, the underlying causes thereof), and (3) compliance with or performance under the Merger Agreement or the transactions contemplated by the Merger Agreement.
“Company Superior Proposal” means, any bona fide, written, Company Acquisition Proposal which has not resulted from a violation of the solicitation restrictions described in the first paragraph of this section (“The Merger Agreement—No Solicitation” beginning on page 102 of this information statement/prospectus) (with all references to “15%” in the definition of Company Acquisition Proposal being deemed to be references to “50%”) on terms that the Eaton Vance board of directors determines in good faith by majority vote, after consultation with a financial advisor of nationally recognized reputation and Eaton Vance’s outside legal counsel, and taking into account all the terms and conditions of the Company Acquisition Proposal (including the identity of the third party making the Company Acquisition Proposal, the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to completion, availability of necessary financing and all other financial, regulatory, legal and other aspects of such Company Acquisition Proposal), would result in a transaction (i) that if consummated, is more favorable to Eaton Vance’s stockholders, from a financial point of view, than the transactions contemplated by the Merger Agreement (taking into account any proposal by Morgan Stanley to amend the terms of the Merger Agreement), (ii) that is reasonably capable of being completed on the terms proposed (taking into account the identity of the person or entity making the Company Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Company Acquisition Proposal) and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed and reasonably determined to be available by the Eaton Vance board of directors.
Reasonable Best Efforts Covenant
Morgan Stanley and Eaton Vance have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to complete the Mergers and the other transactions contemplated by the Merger Agreement, including (i) preparing and filing, as promptly as practicable, with any governmental authority or other third party all documentation to effect all necessary registrations, petitions, statements, applications, schedules, forms, declarations, notices, notifications, reports, submissions or other filings (including such filings pursuant to the HSR Act) (and, absent the prior written consent of the other party, not withdrawing any such filings) and resubmitting any such filings as soon as is reasonably practicable in the event such filings are rejected for any reason whatsoever by the relevant governmental authority, (ii) making as promptly as practicable after the date of the Merger Agreement, all registrations, petitions, statements, applications, schedules, forms, declarations, notices, notifications, reports, submissions or other filings necessary, proper, or advisable in connection with certain regulatory approvals and (iii)) using reasonable best efforts to obtain, as promptly as practicable, all consents required by any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement and the expiration or termination of any waiting period that suspends consummation of such transactions. To the extent permitted by applicable law, Morgan Stanley and Eaton Vance will deliver as promptly as practicable to the appropriate governmental authorities any additional information and documentary material that may be requested by any governmental authority in connection with the transactions contemplated by the Merger Agreement. Without limiting the foregoing, none of Morgan Stanley, Eaton Vance or their respective affiliates will extend any waiting period under the HSR Act or other antitrust laws or enter into any agreement with any governmental authority not to complete the transactions contemplated by the Merger Agreement, except with the prior written consent of the other party (which may not be unreasonably withheld, conditioned or delayed).
In furtherance of the foregoing, Eaton Vance has agreed to: (i) cause Eaton Vance Distributors to prepare and submit a FINRA application consistent with the requirements of FINRA Rule 1017 seeking approval of the change of ownership and control of such entity contemplated by the Merger Agreement, the form of which will be subject to the approval of Morgan Stanley, which may not unreasonably be withheld, conditioned or delayed (provided that Eaton Vance and Eaton Vance Distributors will not be obligated to take any action that could reasonably be expected to give rise to any requirement for a FINRA application pursuant to FINRA Rule 1017(a)(5) for approval of any material change in business operations of Eaton Vance Distributors in connection with the transactions contemplated by the Merger Agreement prior to the completion of the Mergers) (Eaton Vance Distributors submitted such application to FINRA on December 15, 2020); (ii) cause Eaton Vance Distributors and any other Eaton Vance subsidiary that is a participant in the NSCC or any other clearing agency subsidiary of DTCC to submit to DTCC, on behalf of such clearing agency subsidiary, written notification regarding the change of ownership and control of such entities contemplated by the transactions contemplated by the Merger Agreement consistent with the requirements of the rules of the NSCC or such other clearing agency, if applicable (Eaton Vance submitted such notifications to DTCC on December 10, 2020); and (iii) cause each of Eaton Vance Distributors, Parametric Portfolio Associates LLC and Eaton Vance Management to submit written notification regarding the change of ownership and control of such entities to any self-regulatory organization of which it is a member and to each state or other U.S. jurisdiction in which it is registered to act as a broker-dealer.
Morgan Stanley and Eaton Vance have agreed that Morgan Stanley will, in consultation with Eaton Vance, be entitled to direct the defense of the transactions contemplated by the Merger Agreement before any governmental authority and to take the lead in the scheduling of, and strategic planning for, any meetings and conducting any negotiations with any governmental authority regarding (i) the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act (in respect of which early termination was granted on November 10, 2020), (ii) any other antitrust law or (iii) obtaining any authorization or any consent from a governmental authority, so long as Morgan Stanley’s actions in connection therewith are otherwise in accordance with its obligations under the Merger Agreement. Without limiting the foregoing, except as prohibited by applicable law, the parties have generally agreed to reasonably cooperate in obtaining any other consents that may be required in connection with the transactions contemplated by the Merger Agreement.
In furtherance of the foregoing, the Merger Agreement also requires Morgan Stanley to use reasonable best efforts to resolve, avoid or eliminate impediments or objections, if any, that may be asserted by any governmental authority with respect to the transactions contemplated by the Merger Agreement so as to enable the Mergers to occur prior to the End Date. Eaton Vance may not take any action in connection with the foregoing without Morgan Stanley's prior written consent, provided that, at the written request of Morgan Stanley, Eaton Vance must agree to take any action in connection with the foregoing so long as such action is conditioned upon the occurrence of the closing.
In addition, Morgan Stanley’s obligation to use reasonable best efforts includes an obligation to use reasonable best efforts to defend against litigation commenced by any governmental authority challenging the transactions contemplated by the Merger Agreement, but does not require Morgan Stanley to commence any litigation against any governmental authority.
Registration Statement Covenant
As promptly as practicable after the date of the Merger Agreement, Morgan Stanley and Eaton Vance have agreed to prepare, and Morgan Stanley has agreed to file with the SEC the registration statement on Form S-4, of which this information statement/prospectus forms a part. Morgan Stanley and Eaton Vance have agreed that this information statement/prospectus and the registration statement on Form S-4, of which this information statement/prospectus forms a part, will comply as to form in all material respects with applicable law.
Each of Morgan Stanley and Eaton Vance will use its reasonable best efforts to have the registration statement on Form S-4, of which this information statement/prospectus forms a part, declared effective under the Securities Act as promptly as practicable after its filing and to keep the registration statement effective for so long as is necessary to complete the Mergers. Each of Morgan Stanley and Eaton Vance will, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to this information statement/prospectus or the registration statement on Form S-4, of which this information statement/prospectus forms a part, received by such party from the SEC, and provide the other with copies of all substantive correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Prior to filing the registration statement on Form S-4, of which this information statement/prospectus forms a part, mailing this information statement/prospectus or responding to any comments of the SEC with respect thereto, each of Morgan Stanley and Eaton Vance will provide the other party and its counsel a reasonable opportunity to review such document or response and consider in good faith the comments of the other party in connection with any such document or response.
If at any time prior to the Election Deadline, any information relating to Morgan Stanley and Eaton Vance, or any of their respective affiliates, officers or directors, is discovered by Morgan Stanley or Eaton Vance that should be set forth in an amendment or supplement to either this information statement/prospectus or the registration statement of which it forms a part so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information has agreed to promptly notify the other party and the parties have agreed that an appropriate amendment or supplement describing such information will be promptly prepared and filed with the SEC and, to the extent required under applicable law, disseminated to the stockholders of Eaton Vance.
Indemnification and Insurance
The Merger Agreement provides that, for a period of six years after completion of the Mergers, the Surviving Company and Morgan Stanley will (with respect to Morgan Stanley, only to the extent that the Surviving Company is permitted to do so under applicable law), jointly and severally, indemnify and hold harmless and provide advancement of expenses to the present and former officers and directors of Eaton Vance and its subsidiaries and any person acting as a Voting Trustee under the Voting Trust Agreement (collectively, “Indemnified Persons”), in respect of any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities (i) incurred in connection with any threatened or actual proceeding, whether civil, criminal, administrative or investigative, whether arising before or after the completion of the Mergers, arising out of the fact that such person is or was a director or officer of Eaton Vance or any of its subsidiaries or a Voting Trustee under the Voting Trust Agreement and (ii) pertaining to matters existing or occurring at or prior to the completion of the Mergers, including the transactions contemplated by the Merger Agreement.
Morgan Stanley has agreed to cause the Surviving Company to continue to maintain in effect for six years after completion of the Mergers Eaton Vance’s directors’ and officers’ liability insurance policies with respect to claims arising from facts or events which occurred at or before the completion of the Mergers with terms, conditions, retentions and limits of liability that are at least as favorable to the Indemnified Persons as such policies maintained by Eaton Vance as of the date of the Merger Agreement (collectively, “D&O Insurance”). Notwithstanding the foregoing, the Surviving Company is not required to expend for such D&O Insurance an aggregate premium amount in excess of 300% of the current amount per annum Eaton Vance paid for such D&O Insurance as of the date of the Merger Agreement, and if the aggregate premiums of such D&O Insurance exceed that amount or such D&O Insurance is otherwise not available, Morgan Stanley will be obligated to maintain D&O Insurance with the greatest coverage available for a cost not exceeding that amount.
Morgan Stanley or Eaton Vance may purchase at or prior to the completion of the Mergers a six-year prepaid “tail” policy with D&O Insurance coverage not less than the existing coverage and other terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the D&O Insurance in effect as of the date of the Merger Agreement, in which event Morgan Stanley will not have any obligations under the immediately preceding paragraph, provided that the aggregate premium for such D&O Insurance may not exceed 300% of the current amount per annum Eaton Vance paid for such D&O Insurance as of the date of the Merger Agreement.
Employee Matters
The Merger Agreement provides that each employee of Eaton Vance and its subsidiaries immediately prior to the Effective Time who continues to be employed by Morgan Stanley or any of its subsidiaries (including Eaton Vance and its subsidiaries) during all or a portion of the one-year period following the completion of the Mergers (such employees collectively, the “Continuing Employees”), will be provided with (i) base salary or base wage rate that is no less favorable than such Continuing Employee’s base salary or base wage rate immediately prior to the Effective Time, and (ii) target annual incentive opportunities that are, in the aggregate, no less favorable than such Continuing Employee’s target annual incentive opportunities immediately prior to the Effective Time. Notwithstanding the foregoing, Morgan Stanley and its subsidiaries may implement base salary and/or target annual incentive opportunity reductions for Continuing Employees to the extent any such reductions are made for substantially all similarly situated employees of Morgan Stanley and its subsidiaries (including Eaton Vance) in response to or in connection with the COVID-19 pandemic. In addition, the Merger Agreement provides that during all or a portion of the one-year period following the completion of the Mergers Continuing Employees will be provided with employee health and welfare benefits that are either substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time or that are generally made available to similarly situated employees of Morgan Stanley and its subsidiaries. During all or a portion of the one-year period following the completion of the Merger Continuing Employees will also be entitled to certain severance benefits as set forth in the confidential disclosure schedules to the Merger Agreement.
Upon the completion of the Mergers, Morgan Stanley will, or will cause its subsidiaries to, generally recognize the service of each Continuing Employee with Eaton Vance and its subsidiaries (including any respective predecessors) for all purposes (except for equity compensation vesting purposes) under any benefit plan or arrangement of Morgan Stanley, the Surviving Corporation, or any of their respective subsidiaries providing benefits to such Continuing Employee after the completion of the Mergers to the same extent such service credit was granted under any benefit plan or arrangement of Eaton Vance or any of its subsidiaries.
In addition, after the completion of the Mergers, the Merger Agreement provides that Morgan Stanley or its subsidiaries, as applicable, will (i) waive any preexisting conditions, exclusions, limitations and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees under any employee benefit plans maintained by Morgan Stanley or its subsidiaries providing medical, dental or vision benefits to the extent such limitations were waived or satisfied under the applicable Eaton Vance employee benefit plans and (ii) provide Continuing Employees with credit under employee benefit plans maintained by Morgan Stanley or its subsidiaries for any co-payments and deductibles paid during the calendar plan year in which the completion of the Merger occurs to the same extent such credits were given under the applicable Eaton Vance employee benefit plans in which the Continuing Employees previously participated.
Prior to the completion of the Mergers, Eaton Vance will take all actions that may be necessary or appropriate to cause, as of the day immediately preceding the completion of the Mergers, to terminate each Eaton Vance employee plan that Morgan Stanley requests be terminated (provided such request is timely made, and not revoked, not later than five business days prior to the completion of the Mergers and that such termination is permitted under Section 409A of the Code).
If timely directed by Morgan Stanley at least five business days prior to the completion of the Mergers, Eaton Vance will terminate or cause the termination of its 401(k) plan maintained for current and former employees of Eaton Vance and its subsidiaries, effective as of immediately prior to the completion of the Mergers. In connection with Eaton Vance’s termination of such 401(k) plan, Morgan Stanley will permit Continuing Employees to make rollover contributions in a Morgan Stanley tax-qualified defined contribution plan. Immediately following the closing date, Continuing Employees will be eligible to commence participation in Morgan Stanley’s tax-qualified defined contribution plan if Eaton Vance’s 401(k) plan is terminated as described above. Pursuant to the terms of the Merger Agreement, Eaton Vance’s 401(k) plan will be amended to provide for a profit sharing contribution with respect to compensation earned through the completion of the Mergers.
Prior to the completion of the Mergers, the board of directors of Eaton Vance or the appropriate committee thereof will take all actions reasonably necessary with respect to the 2013 Employee Stock Purchase Plan, the 2013 Nonqualified Employee Stock Purchase Plan and the 2013 Incentive Compensation Nonqualified Employee Stock Purchase Plan (collectively, the “ESPPs”) to: (i) cause the offering period ongoing as of the date of the Merger Agreement to be the final offering period under each ESPP and the options under each ESPP to be exercised no later than ten business days prior to the completion of the Mergers, (ii) prohibit any new individual from commencing participation in any ESPP following the date of the Merger Agreement, (iii) prohibit participants in any ESPP from increasing their payroll deductions from those in effect as of the date of the Merger Agreement and (iv) terminate the ESPPs effective as of, and subject to, the completion of the Mergers. All shares of Eaton Vance Non-Voting Common Stock purchased under the ESPPs and held by an individual as of immediately prior to the effective time of the Mergers will be treated in accordance with other shares of Eaton Vance Non-Voting Common Stock, as described above in “The Merger Agreement—Treatment and Quantification of Eaton Vance Equity Awards” beginning on page 92 of this information statement/prospectus.
Tax Matters
The Merger Agreement provides that each of Morgan Stanley and Eaton Vance will use its reasonable best efforts to cause the Mergers, taken together as an integrated transaction, to qualify as a tax-free reorganization pursuant to Section 368(a) of the Code, and neither party, nor their respective subsidiaries or affiliates, will take any action reasonably likely to cause the Mergers not to so qualify. Each of Morgan Stanley and Eaton Vance is required by the Merger Agreement to use its reasonable best efforts to obtain the tax opinions described above in “The Merger Agreement—Conditions to Completion of the Mergers—Additional Conditions to Completion for the Benefit of Morgan Stanley, Merger Sub 1 and Merger Sub 2” and “The Merger Agreement—Conditions to Completion of the Mergers—Additional Conditions to Completion for the Benefit of Eaton Vance,” beginning on page 93 and 94 of this information statement/prospectus respectively.
Other Agreements
The Merger Agreement contains certain other covenants and agreements, including covenants and agreements requiring, among other things, and subject to certain exceptions and qualifications described in the Merger Agreement:
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Morgan Stanley to use reasonable best efforts to file with the SEC, within one business day of the closing date, an automatic shelf registration statement (the “Resale Registration Statement”) on Form S-3 permitting the public resale of all shares of Morgan Stanley stock issued pursuant to the Merger Agreement to the Voting Trust and/or the Voting Trustees (the “Registrable Securities”). If the Resale Registration Statement is not an Automatic Resale Registration Statement, Morgan Stanley to use reasonable best efforts to (i) cause the Resale Registration Statement to be declared effective by the SEC as soon as practicable after the filing thereof and (ii) maintain the effectiveness of the Resale Registration Statement until the earlier of such time as (a) all Registrable Securities have been sold pursuant thereto and (b) all Registrable Securities may be sold pursuant to Rule 144 under the Securities Act;
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Morgan Stanley and Eaton Vance to cooperate with the other in taking, or causing to be taken, all actions necessary to delist the Eaton Vance Non-Voting Common Stock from NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination will not be effective until the completion of the Mergers;

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Eaton Vance to promptly notify, and keep Morgan Stanley informed, of any stockholder demands, litigations, arbitrations or other similar proceedings (including derivative claims) against it or the members of its directors or officers relating to the Merger Agreement or any of the transactions contemplated by the Merger Agreement or any matters relating to the transactions contemplated by the Merger Agreement. Eaton Vance will give Morgan Stanley the opportunity to participate in the defense and settlement of any such litigation. Eaton Vance will not settle or offer, compromise or agree to settle or compromise, or take any other action to settle, compromise or moot, any such litigation without Morgan Stanley’s prior written consent (which will not be unreasonably withheld, conditioned or delayed);

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subject to certain exceptions, Morgan Stanley and Eaton Vance to consult with each other before issuing any press release, making any public statement, scheduling a press conference or taking certain other actions, in each case with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement;

•
prior to the completion of the Mergers, Morgan Stanley and Eaton Vance to take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Eaton Vance stock (including derivative securities with respect to Eaton Vance stock) or acquisitions of Morgan Stanley stock (including derivative securities with respect to Morgan Stanley stock) resulting from the transactions contemplated by the Merger Agreement by each individual who is subject to reporting requirements under Section 16(a) of the Exchange Act with respect to Eaton Vance or will become subject to such reporting requirements with respect to Morgan Stanley, to be exempt under Rule 16b-3 under the Exchange Act;

•
Except with respect to the Special Dividend, Morgan Stanley and Eaton Vance to coordinate with each other in connection with the declaration of dividends with the intention that holders of shares of Morgan Stanley stock and Eaton Vance stock do not receive two dividends or fail to receive one dividend for any single quarter in respect of shares of Eaton Vance stock, on the one hand, and shares of Morgan Stanley stock issuable in respect of such shares of Eaton Vance stock, on the other hand;

•
prior to completion of the Mergers, Eaton Vance to provide to the trustee under the indentures governing Eaton Vance’s notes outstanding any notices, announcements, certificates or legal opinions required by such indentures in connection with the Mergers; and

•	Morgan Stanley and Eaton Vance to notify the other of certain events.
Termination of the Merger Agreement
The Merger Agreement may be terminated at any time before the completion of the Mergers, whether before or after the Eaton Vance Stockholder Approval, in any of the following ways:
•	by mutual written agreement of Morgan Stanley and Eaton Vance;
•	by either Morgan Stanley or Eaton Vance, if:
○
the Mergers have not been completed on or before the End Date; however, the right to terminate the Merger Agreement at the End Date will not be available to any party to the Merger Agreement whose breach of any provision of the Merger Agreement results in the failure of the Mergers to be completed by such time;

○
there is in effect any applicable law, order or injunction that permanently enjoins, prevents or prohibits the completion of the Mergers and, if such applicable law is an order or injunction, such applicable order or injunction has become final and non-appealable; however, the right to terminate the Merger Agreement as described in this bullet will not be available to any party to the Merger Agreement which has not complied with its obligations under the Merger Agreement in respect of any such applicable law;
○	the Eaton Vance Stockholder Approval, which was obtained on October 7, 2020, had not been obtained by 5:00 p.m. on October 8, 2020;
○
there has been a breach by the other party of any representation or warranty or failure to perform any covenant or agreement that would result in the failure of the other party to satisfy an applicable condition to the completion of the Mergers related to the accuracy of representations and warranties or performance of covenants, and such breach has not been cured within 45 days of notice thereof or is incapable of being cured, but only so long as the party seeking to terminate the Merger Agreement pursuant to this bullet is not then in breach of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would cause the applicable condition to the completion of the Mergers not to be satisfied; or

○
any required regulatory consent (including with respect to the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act (in respect of which early termination was granted on November 10, 2020)) is denied and such denial becomes final and non-appealable; however, the right to terminate the Merger Agreement as described in this bullet will not be available to any party to the Merger Agreement whose breach of any provision of the Merger Agreement results in the denial of such consent; or

•	by Morgan Stanley, if:
○
prior to the Eaton Vance Stockholder Approval, which was obtained on October 7, 2020, (i) the Eaton Vance board of directors made a Company Adverse Recommendation Change or (ii) there has been a willful and material breach by Eaton Vance of its obligations described under “The Merger Agreement—No Solicitation” beginning on page 102 of this information statement/prospectus, other than in the case where (w) such breach is a result of an isolated action by a representative of Eaton Vance (other than one of its directors or officers), (x) such breach was not caused by, or within the knowledge of, Eaton Vance, (y) Eaton Vance takes appropriate actions to remedy such breach promptly upon discovery thereof and (z) Morgan Stanley is not harmed as a result thereof; or

•	by Eaton Vance, if:
○
prior to the Eaton Vance Stockholder Approval, which was obtained on October 7, 2020, in order to enter into an alternative acquisition agreement with respect to a Company Superior Proposal, as described under “The Merger Agreement—No Solicitation” beginning on page 102 of this information statement/prospectus, provided that prior to or concurrently with such termination, Eaton Vance pays, or causes to be paid, to Morgan Stanley, in immediately available funds a termination fee, as described below.

If the Merger Agreement is validly terminated, the Merger Agreement will become void and of no effect without liability of any party to the Merger Agreement (or any stockholder, director, officer, employee, agent, consultant or representative of any party to the Merger Agreement) to the other parties, except that certain specified provisions will survive termination. However, neither Morgan Stanley nor Eaton Vance will be relieved or released from any liabilities or damages arising out of any (i) fraud by such party, (ii) willful breach by such party of any representation or warranty on the part of such party set forth in the Merger Agreement or (iii) the willful breach by such party of any covenant or agreement binding on such party set forth in the Merger Agreement.
Eaton Vance would be required to pay to Morgan Stanley a termination fee of $206 million if the Merger Agreement is terminated (x) by Morgan Stanley prior to receipt of the Eaton Vance Stockholder Approval (which was obtained on October 7, 2020) as a result of a Company Adverse Recommendation Change, (y) by Morgan Stanley due to Eaton Vance’s willful breach in any material respect of the provisions of the Merger Agreement relating to non-solicitation of alternative transactions as described above or (z) by Morgan Stanley pursuant to any other termination right of Morgan Stanley described above at a time when the Merger Agreement was otherwise terminable under clause (x) or (y) above. In addition, Eaton Vance would be required to pay to Morgan Stanley a termination fee of $206 million if (x) (i) Morgan Stanley or Eaton Vance terminates the Merger Agreement on the basis that the

Mergers have not been completed on or prior to the End Date (without the Eaton Vance Stockholder Approval, which was obtained on October 7, 2020, having been obtained at the time of termination), (ii) Morgan Stanley or Eaton Vance terminates the Merger Agreement because the Eaton Vance Stockholder Approval, which was obtained on October 7, 2020, had not been obtained or (iii) Morgan Stanley terminates the Merger Agreement on the basis of an uncured or incurable breach of representation or warranty, or failure to perform a required covenant, by Eaton Vance (if the Eaton Vance Stockholder Approval has been obtained at the time of the termination, only as a result of a willful breach by Eaton Vance), (y) at or prior to the time of termination, a Company Acquisition Proposal was publicly proposed or announced (in each case, and not publicly withdrawn) or made known to management or the board of directors of Eaton Vance by a third party (in each case, and not publicly withdrawn), or any third party had publicly announced (in each case, and not publicly withdrawn) an intention to make a Company Acquisition Proposal, and (z) within twelve months after such termination, Eaton Vance enters into a definitive agreement providing for, or completes, a Company Acquisition Proposal. Furthermore, Eaton Vance would have been required to pay to Morgan Stanley a termination fee of $206 million if the Merger Agreement had been terminated by Eaton Vance prior to the Eaton Vance Stockholder Approval in order to enter into an alternative acquisition agreement with respect to a Company Superior Proposal as described under “The Merger Agreement—No Solicitation” beginning on page 102 of this information statement/prospectus.
Exclusive Remedy
Except in the case of fraud or willful breach, in circumstances where the termination fee is payable or is paid by Eaton Vance, as discussed under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 109 of this information statement/prospectus, such payment will be Morgan Stanley’s sole and exclusive remedy for damages against Eaton Vance and its subsidiaries and their former, current or future partners, stockholders, managers, members, affiliates and representatives, and none of Eaton Vance, any of its subsidiaries or any of their respective former, current or future partners, stockholders, managers, members, affiliates or representatives, as applicable, will have any further liability or obligation, in each case relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement.
To the extent that a termination fee is not promptly paid by Eaton Vance when due, Eaton Vance is also required to pay any reasonable and documented costs and expenses (including reasonable legal fees and expenses) incurred by Morgan Stanley in connection with legal action taken to enforce the Merger Agreement that results in a judgment for such amount against Eaton Vance for failing to promptly pay such amount, together with interest on the unpaid fee.
Other Expenses
Except as described above, the Merger Agreement provides that each of Morgan Stanley and Eaton Vance will pay its own costs and expenses in connection with the transactions contemplated by the Merger Agreement, except that expenses incurred with the filing fee for the registration statement of which this information statement/prospectus is a part and the printing and mailing of this information statement/prospectus and the registration statement will be shared equally by Morgan Stanley and Eaton Vance.
Specific Performance; Remedies
The parties to the Merger Agreement are entitled to an injunction (even if monetary damages are available) to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. This entitlement is in addition to any other remedy to which the parties are entitled at law or in equity.
Third Party Beneficiaries
The Merger Agreement is not intended to and does not confer upon any person other than the parties to the Merger Agreement any rights or remedies, except:
•
the right of Eaton Vance stockholders and equity award holders to receive the applicable Merger Consideration and to receive the Special Dividend in respect of their shares of Eaton Vance stock and Eaton Vance equity awards, as applicable;

•	the right of the Indemnified Persons to enforce the obligations described under “The Merger Agreement—Indemnification and Insurance” beginning on page 106 of this information statement/prospectus; and

•	the right of the holders of Registrable Securities to enforce the obligations described under “The Merger Agreement—Other Agreements” on page 108 of this information statement/prospectus.
Amendments; Waivers
Any provision of the Merger Agreement may be amended or waived before completion of the Mergers if the amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. After the Eaton Vance Stockholder Approval, which was obtained on October 7, 2020, the parties may not amend or waive any provision of the Merger Agreement if such amendment or waiver would require further approval of the stockholders of Eaton Vance under applicable law unless such approval has first been obtained.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of the material U.S. federal income tax consequences of the Mergers to holders of Eaton Vance Common Stock that (i) receive the Special Dividend and/or (ii) exchange their shares of Eaton Vance Common Stock pursuant to the Mergers. This discussion is based upon the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions in effect as of the date of this information statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax, or Medicare contribution tax considerations.
The following discussion applies only to holders of Eaton Vance Common Stock who hold shares of Eaton Vance Common Stock as capital assets within the meaning of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to such holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; persons who are required to recognize income or gain with respect to the Mergers no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations; partnerships, S corporations or other pass-through entities or investors therein; regulated investment companies; real estate investment trusts; controlled foreign corporations; passive foreign investment companies; former citizens or residents of the United States; holders whose functional currency is not the U.S. dollar; holders who hold shares of Eaton Vance Common Stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; holders who acquired Eaton Vance Common Stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation; or holders who own or have owned (directly, indirectly or constructively) 5% or more of Eaton Vance’s stock (by vote or value)).
For purposes of this discussion, a “U.S. holder” is a beneficial owner of Eaton Vance Common Stock that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons has the authority to control all of the trust’s substantial decisions or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes. A “non-U.S. holder” is a beneficial owner of Eaton Vance Common Stock that is not a U.S. holder.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Eaton Vance Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Eaton Vance Common Stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the Mergers and Special Dividend to their specific circumstances.
For U.S. federal income tax purposes, the Mergers, taken together, are intended to constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligations of Morgan Stanley and Eaton Vance to complete the Mergers that each of Morgan Stanley and Eaton Vance receive an opinion from Davis Polk and WilmerHale, respectively (or, in each case, another third party nationally recognized law or accounting firm reasonably agreed to by the parties), dated the closing date of the Mergers, to the effect that the Mergers, taken together as an integrated transaction, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions of counsel will be based on assumptions, representations, warranties and covenants of Eaton Vance, Morgan Stanley, Merger Sub 1 and Merger Sub 2. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate, or is violated, the validity of the opinions may be affected and the U.S. federal income tax consequences of the Mergers could differ materially from those described in this information statement/prospectus.
An opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court and there can be no assurance that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge. Neither Morgan Stanley nor Eaton Vance will request a ruling from the IRS with respect to the tax treatment of the Mergers or Special Dividend, and as a result, no assurance can be given that the IRS will not challenge the treatment of the Mergers or the Special Dividend described below or that a court would not sustain such a challenge. If the IRS were to successfully challenge the “reorganization” status of the Mergers, the tax consequences would differ from those set forth in this information statement/prospectus and holders of Eaton Vance Common Stock could be subject to U.S. federal income tax upon the receipt of Morgan Stanley Common Stock, cash, or a combination thereof in the Mergers.
The following discussion assumes that the Mergers, taken together, will constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.
U.S. Holders
 Tax Consequences of the Mergers Generally
Neither Morgan Stanley nor Eaton Vance will recognize gain or loss for United States federal income tax purposes as a result of the Mergers.
The United States federal income tax consequences of the Mergers to a particular U.S. holder of Eaton Vance Common Stock will depend on whether such holder of Eaton Vance Common Stock receives cash, shares of Morgan Stanley Common Stock or a combination of cash and shares of Morgan Stanley Common Stock in exchange for such holder's shares of Eaton Vance Common Stock. The terms of the Merger Agreement permit a holder of Eaton Vance Common Stock to make an election with respect to each share of Eaton Vance Common Stock to receive cash, Morgan Stanley Common Stock or a combination of cash and Morgan Stanley Common Stock, subject to automatic adjustment as described under “The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations” on page 87 of this information statement/prospectus. A U.S. holder may make a different election with respect to particular shares of Eaton Vance Common Stock. The U.S. federal income tax consequences to a holder will not be ascertainable until the amount of cash and shares of Morgan Stanley Common Stock the holder will receive in the Mergers, as a result of the holder’s elections, is determined.
A holder of Eaton Vance Common Stock who acquired different blocks of Eaton Vance Common Stock at different times and at different prices generally must apply the rules described in the following sections separately to each identifiable block of shares of Eaton Vance Common Stock. A U.S. holder of Eaton Vance Common Stock who holds Eaton Vance Common Stock with differing bases or holding periods should consult the holder’s tax advisor with regard to the tax consequences of making the elections described above in this information statement/prospectus to receive the Mixed Consideration, Cash Consideration or Stock Consideration, subject to automatic adjustment, for particular shares of Eaton Vance Common Stock, identifying the particular shares of Eaton Vance Common Stock for which various elections are made and identifying the bases or holding periods of the particular shares of Morgan Stanley Common Stock received in the Mergers.
 Exchange of Shares of Eaton Vance Common Stock Solely for Shares of Morgan Stanley Common Stock
Except as described below with respect to the receipt of cash in lieu of a fractional share of Morgan Stanley Common Stock, a U.S. holder who receives solely shares of Morgan Stanley Common Stock in exchange for shares of Eaton Vance Common Stock in the Mergers will generally not recognize gain or loss as a result of such exchange. A U.S. holder’s aggregate tax basis in the Morgan Stanley Common Stock received in exchange for the Eaton Vance Common Stock surrendered (including the basis allocable to any fractional share of Morgan Stanley Common Stock for which cash is received) will equal the U.S. holder’s aggregate tax basis in the shares of Eaton Vance Common Stock exchanged therefor (after taking into account the Special Dividend, as described below). A U.S. holder’s holding period in the Morgan Stanley Common Stock received (including the holding period of any fractional share of Morgan Stanley Common Stock deemed received and redeemed, as described below) will include the holding period for the holder’s shares of Eaton Vance Common Stock surrendered in exchange therefor.
 Exchange of Shares of Eaton Vance Common Stock Solely for Cash
A U.S. holder of Eaton Vance Common Stock who receives solely cash in exchange for shares of Eaton Vance Common Stock in the Mergers generally will recognize capital gain or loss equal to the difference between the amount of cash received by such holder and such holder's tax basis in the shares of Eaton Vance Common Stock exchanged therefor (after taking into account the Special Dividend, as described below). The IRS has interpreted Section 356 of the Code in a manner that would not entitle a U.S. holder that exchanges an identifiable block of Eaton Vance Common Stock solely for cash, but also exchanges a different identifiable block of Eaton Vance Common

Stock solely for Morgan Stanley Common Stock or Morgan Stanley Common Stock and cash, to take any loss with respect to the block of Eaton Vance Common Stock exchanged solely for cash, although the IRS and Treasury Department stated in the preamble to regulations addressing basis allocation issues, published in 2006, that they were considering whether regulations should be adopted interpreting Section 356 of the Code in a manner that would permit a taxpayer to recognize a loss in similar fact patterns. If such a U.S. holder realizes a loss with respect to shares of Eaton Vance Common Stock exchanged for cash, such holder should consult the holder’s tax advisor with respect to the possibility of recognizing such loss and if such loss is not recognized, the allocation of any excess basis in such shares of Eaton Vance Common Stock surrendered to Morgan Stanley Common Stock received in the Mergers.
 Exchange of Shares of Eaton Vance Common Stock for a Combination of Morgan Stanley Common Stock and Cash
Except as described below with respect to the receipt of cash in lieu of a fractional share of Morgan Stanley Common Stock, a U.S. holder of Eaton Vance Common Stock who exchanges shares of Eaton Vance Common Stock for a combination of Morgan Stanley Common Stock and cash will recognize gain, if any, (but not loss) equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value at the Effective Time of the Morgan Stanley Common Stock received in exchange for such shares of Eaton Vance Common Stock in the Mergers, over such holder's tax basis in the shares of Eaton Vance Common Stock exchanged therefor and (ii) the amount of cash received by such holder in exchange for such shares of Eaton Vance Common Stock. Generally, such holder's aggregate tax basis in the Morgan Stanley Common Stock received by such holder in the Mergers, including the basis allocable to any fractional share of Morgan Stanley Common Stock for which cash is received, will equal such holder's aggregate tax basis in the shares of Eaton Vance Common Stock exchanged therefor (after taking into account the Special Dividend, as described below), increased by the amount of taxable gain, if any, recognized by such holder of Eaton Vance Common Stock in the exchange of such shares, and decreased by the amount of cash received by such holder of Eaton Vance Common Stock in exchange for such shares of Eaton Vance Common Stock. A U.S. holder’s holding period in the Morgan Stanley Common Stock received (including the holding period of any fractional share of Morgan Stanley Common Stock deemed received and redeemed, as described below) will include the holding period for the holder’s shares of Eaton Vance Common Stock surrendered in exchange therefor.
 Cash in Lieu of Fractional Share
A U.S. holder of Eaton Vance Common Stock that receives cash in lieu of a fractional share of Morgan Stanley Common Stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss will generally be recognized based on the difference between the amount of cash received in lieu of the fractional share of Morgan Stanley Common Stock and the portion of the U.S. holder’s aggregate adjusted tax basis in the shares of Eaton Vance Common Stock exchanged therefor which is allocable to the fractional share.
 Capital Gain or Loss
Any gain or loss recognized with respect to the exchange of Eaton Vance Common Stock in the Mergers will generally be capital gain or loss. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for its Eaton Vance Common Stock surrendered in the Mergers exceeds one year at the Effective Time. Long-term capital gains of certain non-corporate holders of Eaton Vance Common Stock, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
 Recharacterization as a Dividend
Notwithstanding the foregoing, it is possible that a U.S. holder may be required to treat any gain recognized or cash received as a dividend to the extent of such U.S. holder's ratable share of the undistributed earnings and profits of Eaton Vance if such holder’s percentage ownership in Morgan Stanley (including Morgan Stanley stock that the holder is deemed to own under certain attribution rules) after the Mergers is not meaningfully reduced from what the holder’s percentage ownership would have been if the holder had received solely shares of Morgan Stanley Common Stock rather than cash and Morgan Stanley Common Stock, if any, in the Mergers, which is referred to as a dividend equivalent transaction. A U.S. holder with a relatively minimal stock interest in Eaton Vance and Morgan Stanley that experiences a reduction in its proportionate interest in Morgan Stanley as a result of the Mergers generally should not be regarded as having had a dividend equivalent transaction as a result of the Mergers. Since the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of Eaton Vance Common Stock, including the application of certain constructive ownership rules, holders of Eaton Vance Common Stock (particularly holders that also own actually or constructively Morgan Stanley stock before the Mergers) should consult their tax advisors as to the possibility that all or a portion of any cash received in the exchange for their shares of Eaton Vance Common Stock will be treated as a dividend.
 U.S. Federal Income Tax Consequences of the Special Dividend
Under the terms of the Merger Agreement, prior to the Effective Time, Eaton Vance shall declare and pay the Special Dividend. On November 23, 2020, the Board of Directors of Eaton Vance declared the Special Dividend, which was paid on December 18, 2020, to shareholders of record on December 4, 2020.
Because the Special Dividend was paid on December 18, 2020 to shareholders of record on December 4, 2020 regardless of whether or not the Mergers are completed and whether such holder holds Eaton Vance Common Stock at the Effective Time, the Special Dividend is intended to be treated, and will be reported by Eaton Vance to shareholders of record on December 4, 2020, as a distribution by Eaton Vance within the meaning of Section 301 of the Code.
Under Section 301 of the Code, the Special Dividend will be treated as a dividend for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Eaton Vance. Generally, individual U.S. holders who meet applicable holding period requirements under the Code for “qualified dividends” (generally more than 60 days during the 121-day period surrounding the ex-dividend date) will be taxed on the Special Dividend at preferential long-term capital gain rates. To the extent that the amount of any dividend exceeds Eaton Vance’s current and accumulated earnings and profits, the excess will first be treated as a tax-free return of capital, causing a reduction in the U.S. holder’s adjusted basis in the Eaton Vance Common Stock. If such basis is reduced to zero, any remaining portion of the Special Dividend will be taxed as capital gain, which would be long-term capital gain if the U.S. holder has held the Eaton Vance Common Stock for more than one year at the time the Special Dividend is received.
To the extent an individual U.S. holder of Eaton Vance Common Stock includes the Special Dividend in income as a qualified dividend and such dividend constitutes an “extraordinary dividend” (generally, where the amount of the dividend exceeds 10% of the holder’s tax basis in its stock), any loss on the sale or exchange of such stock, to the extent of such dividend, will be treated as long-term capital loss. The deductibility of capital losses is subject to limitations. U.S. holders of Eaton Vance Common Stock should consult their tax advisors regarding the possible applicability of the extraordinary dividend provisions of the Code with respect to the Special Dividend and the potential effect of such provisions on any losses realized with respect to consideration received in the Mergers.
In addition, U.S. holders that are corporations should consult their tax advisors regarding the possible availability of a dividends received deduction and the potential applicability of the extraordinary dividend provisions of the Code with respect to the Special Dividend.
U.S. holders should consult their tax advisors regarding any alternative characterization of the Special Dividend, including as consideration received in exchange for their shares of Eaton Vance Common Stock.
Non-U.S. Holders
 Tax Consequences of the Mergers Generally
The U.S. federal income tax consequences of the Mergers to non-U.S. holders of Eaton Vance Common Stock will be the same as those described above for U.S. holders of Eaton Vance Common Stock, except that a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized in connection with the Mergers unless:
•
the gain is “effectively connected” with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Mergers and certain other conditions are met, in which case the non-U.S.

holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the Mergers, which may be offset by U.S. source capital losses of the non-U.S. holder, if any.
 Tax Consequences of the Special Dividend
Any amount of the Special Dividend treated as a dividend for U.S. federal income tax purposes as discussed above under “—U.S. Holders—U.S. Federal Income Tax Consequences of the Special Dividend,” paid to a non-U.S. holder will generally be subject to withholding tax at a 30% rate (or such lower rate specified by an applicable income tax treaty). To obtain the benefit of a reduced rate under an applicable income tax treaty, a non-U.S. holder must certify (i) as to its non-U.S. status, (ii) that no withholding is required pursuant to FATCA (defined below), and (iii) as to such right under the applicable income tax treaty on a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E. If, however, a non-U.S. holder provides an IRS Form W-8ECI, certifying that the amount treated as a dividend is effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S. (and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S.), any amount treated as a dividend will not be subject to withholding. Instead, such amount would be subject to U.S. federal income tax at regular rates applicable to U.S. persons generally and, for corporate holders, may also be subject to a 30% “branch profits tax” unless the non-U.S. holder qualifies for a lower rate under an applicable U.S. income tax treaty.
A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any portion of the Special Dividend taxed as capital gain as discussed above under “—U.S. Holders—U.S. Federal Income Tax Consequences of the Special Dividend”, except as described above under “—Non-U.S. Holders—Tax Consequences of the Merger Generally.”
 FATCA
Under provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA,” withholding at a rate of 30% will generally be required on any amount of the Special Dividend treated as a dividend for U.S. federal income tax purposes paid to a foreign entity (whether such entity is a beneficial owner or intermediary) unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise exempt from FATCA. An intergovernmental agreement between the U.S. and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. No additional amounts will be paid to holders in respect of any amounts withheld. Holders are encouraged to consult their tax advisors regarding the possible implications of this withholding tax on the payment of the Special Dividend.
Reporting Requirements
Each holder of shares of Eaton Vance Common Stock who receives shares of Morgan Stanley Common Stock in the Mergers is required to retain permanent records pertaining to the Mergers and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of the Eaton Vance Common Stock exchanged and the amount of Morgan Stanley Common Stock and cash received in exchange therefor. Additionally, holders of shares of Eaton Vance Common Stock who owned immediately before the Mergers at least five percent (by vote or value) of the total outstanding stock of Eaton Vance are required to attach a statement to their U.S. federal income tax returns for the year in which the Mergers are consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the holder’s tax basis in such holder’s Eaton Vance Common Stock surrendered in the Mergers, the fair market value of such stock, the date of the Mergers and the name and employer identification number of each of Morgan Stanley and Eaton Vance. Holders of shares of Eaton Vance Common Stock are urged to consult with their tax advisors to comply with these rules.
Backup Withholding and Information Reporting
A holder of shares of Eaton Vance Common Stock may, under certain circumstances, be subject to information reporting and backup withholding (currently, at a rate of 24%) on any cash payments received in the Mergers, including payments of cash in lieu of fractional shares, and the Special Dividend, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, so long as such payee furnishes the required information to the IRS in a timely manner.
This discussion of U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Determining the actual tax consequences of the Mergers and Special Dividend to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your tax advisors with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction.

INTERESTS OF EATON VANCE’S DIRECTORS AND
EXECUTIVE OFFICERS IN THE MERGERS
Certain of Eaton Vance’s non-employee directors and executive officers have interests in the Mergers that are different from, or in addition to, those of Eaton Vance’s stockholders generally. The members of the Eaton Vance board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Mergers. See “The Mergers—Background of the Mergers” and “The Mergers—Eaton Vance’s Reasons for the Mergers; Recommendation of the Eaton Vance Board of Directors” beginning on pages 43 and 54, respectively, of this information statement/prospectus. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.
Treatment and Quantification of Eaton Vance Equity Awards
 Treatment of Eaton Vance Restricted Stock and Restricted Stock Unit Awards
Upon approval of the Mergers by the Eaton Vance Voting Trust, (i) each share of Eaton Vance restricted stock that was then outstanding and unvested vested in full as of such time and (ii) each Eaton Vance restricted stock unit award (other than phantom unit awards under the Parametric or Atlanta Capital phantom unit plans) that was then outstanding and unvested vested and settled in full as of such time in shares of Eaton Vance Non-Voting Common Stock.
 Treatment of Eaton Vance Stock Options
At the effective time of the Mergers, each outstanding and unexercised stock option to purchase Eaton Vance Non-Voting Common Stock, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash equal to (i) the positive difference, if any, between the Cash Consideration and the applicable stock option exercise price, multiplied by (ii) the number of shares of Eaton Vance Non-Voting Common Stock subject to such Eaton Vance stock option, in accordance with the terms of the Merger Agreement. Holders of stock options that are outstanding and unexercised at the time the Special Dividend is declared are also expected to receive a dividend equivalent payment. See “Treatment and Quantification of Eaton Vance Equity Awards—Special Dividend Equivalent Payments” on page 119 of this information statement/prospectus. Eaton Vance personnel who are, as of the effective time of the Mergers, in the service of Eaton Vance or its subsidiaries, will also receive with respect to each Eaton Vance stock option cancelled as described in the first sentence of this paragraph an amount, in cash, equal to the difference, if any, between the amount of the payment described in the first sentence of this paragraph and the Black-Scholes value of the applicable Eaton Vance stock option.
 Treatment of Eaton Vance Deferred Stock Unit Awards
At the effective time of the Mergers, each outstanding Eaton Vance deferred stock unit will be deemed to have vested and converted into the right to receive Cash Consideration, increased by accumulated dividends, including the value of the Special Dividend. Deferred stock units are held solely by non-employee directors.
 Eaton Vance Equity Awards Granted After October 7, 2020
Each Eaton Vance equity award that is granted by Eaton Vance after October 7, 2020 but before the effective time of the Mergers in the ordinary course of business will be granted in the form of Eaton Vance restricted stock units. Each such Eaton Vance restricted stock unit that is outstanding as of immediately prior to the effective time of the Mergers will be assumed by Morgan Stanley and become a restricted stock unit award with respect to shares of Morgan Stanley Common Stock, giving effect to the value of the Special Dividend, in accordance with the terms of the Merger Agreement.
Eaton Vance intends to enter into retention agreements with certain employees, which may include executive officers.
 Special Dividend Equivalent Payments
Eaton Vance has provided the economic value of the Special Dividend with respect to shares associated with each Eaton Vance equity award that would not otherwise receive the Special Dividend (including shares withheld in connection with tax obligations) through a special dividend-equivalent bonus payment to holders of such awards.

 Quantification of Eaton Vance Equity Awards
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•	The relevant price per share of Eaton Vance Common Stock is $67.93, which is the closing price per share of Eaton Vance Non-Voting Common stock as reported on the NYSE on December 31, 2020;
•	The effective time is March 1, 2021, which is the assumed date of the closing of the Mergers solely for purposes of the disclosure in this section;
As the amounts provided below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.
 Tabular Presentation
The following table sets forth, for each person who has served as a non-employee director or executive officer of Eaton Vance since the beginning of Eaton Vance’s last completed fiscal year:
•	The number and value of shares of Eaton Vance restricted stock held by each such person that were accelerated upon the Eaton Vance Stockholder Approval;
•
The number of outstanding unexercised stock options to purchase Eaton Vance Non-Voting Common Stock held by each such person that will be cancelled at the effective time of the Mergers and the estimated maximum payment to be received in connection with the cancellation of such stock options assuming such stock options remain outstanding at the effective time;

•
The value of Eaton Vance deferred stock units held by each such person that will be deemed to have vested and converted into the right to receive Cash Consideration plus accumulated dividends, including the Special Dividend; and

•	The number and value of Eaton Vance restricted stock units grants after October 7, 2020 held by each such person that will be assumed by Morgan Stanley at the effective time of the Mergers.
	Number of Shares of Eaton Vance Restricted Stock Accelerated	Estimated Value of Accelerated Eaton Vance Restricted Stock ($)(1)	Number of Outstanding and Unexercised Stock Options for Eaton Vance Non-Voting Common Stock	Estimated Value of Outstanding and Unexercised Stock Options for Eaton Vance Non-Voting Common Stock ($)(1)(2)	Number of Eaton Vance Deferred Stock Units Deemed Vested(1)	Value of Accelerated Eaton Vance Deferred Stock Units ($)(1)	Number of Eaton Vance Restricted Stock Units(1)	Value of Eaton Vance Restricted Stock Units to Be Assumed by Morgan Stanley ($)(1)
Executive Officers
Thomas E. Faust Jr.(3)	213,646	$15,420,968	2,817,399	$96,446,910.33			102,227	$6,944,258.37
Brian D. Langstraat	224,630	16,213,793	1,059,918	31,998,332.09			86,364	5,866,722.14
Daniel C. Cataldo	17,528	1,265,171	83,328	2,665,879.16			8,541	580,189.45
Laurie G. Hylton	41,033	2,961,762	355,700	11,272,127.83			—	—
Frederick S. Marius	27,665	1,996,860	188,712	5,937,156.27			13,475	915,323.46
Julie E. Rozen	9,146	660,158	—	—			2,644	179,577.03
Matthew J. Witkos	75,619	5,458,179	764,367	24,047,676.56			32,362	2,198,338.43
Non-Employee Directors
Anne E. Berman			4,045	$122,482.60	9,044	$614,358.92
Leo I. Higdon, Jr.			41,110	1,585,659.28	9,044	614,358.92
Paula A. Johnson			—	—	5,809	394,605.37
Dorothy E. Puhy			18,868	717,058.34	12,557	852,997.01
Winthrop H. Smith, Jr.			29,010	1,029,641.59	12,557	852,997.01
Richard A. Spillane, Jr.			41,110	1,585,659.28	12,557	852,997.01
(1)	Value includes the economic value of the Special Dividend and/or dividend-equivalent payment.
(2)
The amounts in this column represent the estimated potential value of the outstanding and unexercised stock options to purchase Eaton Vance Non-Voting Common Stock held by each person who has served as a non-employee director or executive officer of Eaton Vance since the beginning of Eaton Vance’s last completed fiscal year. This amount assumes that each of the Eaton Vance Executive Officers listed above will be in the service of Eaton Vance or its subsidiaries as of the effective time of the Mergers and will receive the value of the cash payments described above under the heading “Treatment and Quantification of Eaton Vance Equity Awards—Treatment of Eaton Vance Stock Options” with respect to each stock option held by such individual (if any).

(3)
In addition to the matters described in the table, Mr. Faust received a distribution of 223,080 shares of Eaton Vance Non-Voting Common Stock on December 17, 2020 in connection with the termination of the Eaton Vance Corp. Stock Option Income Deferral Plan. The market value of this distribution was $14,667,510. Mr. Faust also received a payment of $130,017 on December 24, 2020 in connection with the termination of the Eaton Vance Corp. Supplemental Profit Sharing Plan.

Termination of Deferred Compensation Plans
In connection with the Mergers, the Eaton Vance Corp. Stock Option Income Deferral Plan (the “SOID”) and the Eaton Vance Corp. Supplemental Profit Sharing Plan (the “SERP”) were terminated. Mr. Faust received a distribution of 223,080 shares of Eaton Vance Non-Voting Common Stock on December 17, 2020 in connection with the termination of the SOID, and a payment of $130,017 on December 24, 2020 in connection with the termination of the SERP.
Employment Agreements
Eaton Vance’s executive officers serve at the will of its board of directors and do not have individual employment, severance or change of control agreements, other than Mr. Langstraat, who initially entered into an employment agreement with Eaton Vance in 2003 in connection with Eaton Vance’s acquisition of Parametric. Mr. Langstraat’s employment agreement had an initial five-year term that automatically extends for additional one-year periods unless either party provides prior notice to the contrary. If following the effective time of the Mergers Mr. Langstraat’s employment is terminated by us without “cause” (as defined in his employment agreement) or by him for “good reason” (as defined in his employment agreement), he will receive all amounts that are accrued as of the termination date and, subject to his execution of a release and his continued compliance with his restrictive covenant agreement, a cash amount each month, for a total number of months equal to the lesser of (1) eighteen months and (2) the number of full months remaining in the term of the employment agreement as of the date of termination, but in no case less than six months, with the monthly payment equal to one-twelfth of the sum of (1) his base salary at the highest rate in effect at any time during the 12-month period prior to the date of termination and (2) an amount equal to one-half of the aggregate bonus paid to him during the eight calendar quarters completed prior to the date of termination.
Pursuant to the Merger Agreement, Eaton Vance’s executive officers (as well as other Eaton Vance personnel) who are employed as of the effective time of the Mergers will be entitled to receive their current base salary or base wage plus their current target annual incentive opportunity for a period of one year following the effective time of the Mergers. In addition, any such Eaton Vance employee who is terminated during that one-year period will be entitled to receive severance benefits equal to (i) 9 months of their current base salary plus (ii) their annual incentive compensation.
Additional Agreements
Agreements with Eaton Vance
Eaton Vance intends to enter into retention agreements with certain employees, which may include executive officers.
Agreements with Morgan Stanley
As of the date of this information statement/prospectus, no Eaton Vance executive officers have entered into any agreement with Morgan Stanley or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Morgan Stanley or one or more of its affiliates.
Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, each non-employee member of Eaton Vance’s board of directors and each executive officer of Eaton Vance will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the Mergers. Such indemnification and insurance coverage is further described in “The Merger Agreement—Indemnification and Insurance” beginning on page 106 of this information statement/prospectus.

DESCRIPTION OF MORGAN STANLEY CAPITAL STOCK
The following description of the material terms of Morgan Stanley capital stock is only a summary that does not purport to be complete and that is qualified by reference to the relevant provisions of Delaware law, the Morgan Stanley Certificate of Incorporation (including the certificates of designation relating to each series of Morgan Stanley preferred stock) and the Morgan Stanley Bylaws. This summary should be read in conjunction with “Comparison of Stockholder Rights” beginning on page 132 of this information statement/prospectus. Copies of the Morgan Stanley Certificate of Incorporation (including the certificates of designation relating to each series of Morgan Stanley preferred stock) and the Morgan Stanley Bylaws are incorporated by reference and will be sent to holders of Eaton Vance stock free of charge upon written or telephonic request. For additional information, see “Comparison of Stockholder Rights” and “Where You Can Find More Information” beginning on pages 132 and 154, respectively, of this information statement/prospectus.
Authorized Morgan Stanley Capital Stock
Morgan Stanley’s authorized capital stock consists of 3,500,000,000 shares of common stock, par value $0.01 per share, and 30,000,000 shares of preferred stock, par value $0.01 per share. If the Mergers are completed, each share of Eaton Vance Common Stock outstanding immediately prior to the Effective Time (except for Excluded Shares) will be converted into the right to receive, at the election of the holders of such shares of Eaton Vance Common Stock, either (i) a combination of shares of Morgan Stanley Common Stock and cash, (ii) an amount of all cash or (iii) an amount of shares of Morgan Stanley Common Stock, in each of cases (ii) and (iii), subject to the automatic adjustment procedures, in each case as further described under “The Merger Agreement—Merger Consideration—Mixed Consideration,” “The Merger Agreement—Merger Consideration—Cash Consideration,” “The Merger Agreement—Merger Consideration—Stock Consideration,” and “The Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations.”
Morgan Stanley Common Stock
 Voting Rights
Each holder of Morgan Stanley Common Stock has one vote per share on all matters voted on generally by the stockholders, including the election of directors. Except as otherwise required by law or as provided with respect to any series of Morgan Stanley preferred stock, the holders of Morgan Stanley Common Stock possess all voting power. At each annual meeting of stockholders, the Morgan Stanley board of directors will be elected by a majority vote or, in the event of a contested election, a plurality vote of all votes cast at such meeting to hold office until the next annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. Because the Morgan Stanley Certificate of Incorporation does not provide for cumulative voting rights, the holders of a majority of the voting power of the then outstanding shares of capital stock entitled to be voted generally in the election of directors (the “voting stock”) represented at a meeting will be able to elect all the directors standing for election at the meeting.
 Dividends
The holders of Morgan Stanley Common Stock are entitled to share equally in dividends as may be declared by the Morgan Stanley board of directors out of funds legally available therefor, but only after payment of dividends required to be paid on outstanding shares of Morgan Stanley preferred stock and any other class or series of stock having preference over the Morgan Stanley Common Stock as to dividends.
Morgan Stanley is subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as Morgan Stanley, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.
 Liquidation Rights
Upon voluntary or involuntary liquidation, dissolution or winding up of Morgan Stanley, the holders of the Morgan Stanley Common Stock will share pro rata in the assets remaining after payments to creditors and holders of any Morgan Stanley preferred stock and any other class or series of stock having preference over the Morgan Stanley Common Stock upon liquidation, dissolution or winding up that may be then outstanding.

Because Morgan Stanley is a holding company, its rights and the rights of holders of its capital stock, including the holders of its common stock, to participate in the distribution of assets of any of Morgan Stanley’s subsidiaries upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors and preferred stockholders, except to the extent Morgan Stanley may itself be a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary.
 Other Rights and Preferences
There are no preemptive or other subscription rights, conversion rights or redemption or sinking fund provisions with respect to shares of Morgan Stanley common stock. All of the issued shares of Morgan Stanley Common Stock are fully paid and non-assessable.
 Listing
Morgan Stanley common stock is traded on the NYSE under the trading symbol “MS.”
 Transfer Agent
The transfer agent and registrar for the shares of Morgan Stanley common stock is Broadridge Corporate Issuer Solutions, Inc.
 Morgan Stanley Common Stock Issuable in the Merger
It is a condition to the Mergers that the shares of Morgan Stanley Common Stock issuable in the Mergers be approved for listing on the NYSE on or before the Effective Time, subject to official notice of issuance. If the Mergers are completed, shares of Eaton Vance Non-Voting Common Stock will cease to be listed on the NYSE.
Morgan Stanley Existing Preferred Stock
The following series of Morgan Stanley preferred stock are outstanding:
•	Floating Rate Non-Cumulative Preferred Stock, Series A, $0.01 par value, which is referred to as the Series A Preferred Stock;
•	10% Non-Cumulative Non-Voting Perpetual Preferred Stock, Series C, $0.01 par value, which is referred to as the Series C Preferred Stock;
•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series E, $0.01 par value, which is referred to as the Series E Preferred Stock;
•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F, $0.01 par value, which is referred to as the Series F Preferred Stock;
•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H, $0.01 par value, which is referred to as the Series H Preferred Stock;
•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I, $0.01 par value, which is referred to as the Series I Preferred Stock;
•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series J, $0.01 par value, which is referred to as the Series J Preferred Stock;
•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, $0.01 par value, which is referred to as the Series K Preferred Stock;
•	4.875% Non-Cumulative Preferred Stock, Series L, $0.01 par value, which is referred to as the Series L Preferred Stock;
•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, $0.01 par value, which is referred to as the Series M Preferred Stock; and
•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series N, $0.01 par value, which is referred to as the Series N Preferred Stock.

Unless otherwise indicated, the terms and provisions described below relate to each of Morgan Stanley’s Series A Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series J Preferred Stock, the Series K Preferred Stock, the Series L Preferred Stock, the Series M Preferred Stock and the Series N Preferred Stock (collectively, the “Existing Preferred Stock”). Other than as described below, the terms of the Series A Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series J Preferred Stock, the Series K Preferred Stock, the Series L Preferred Stock, the Series M Preferred Stock and the Series N Preferred Stock are substantially similar.
 Rank
Each series of Existing Preferred Stock ranks on a parity with each other as to payment of dividends and amounts payable upon liquidation, dissolution or winding up, except that the certificate of designation for the Series A Preferred Stock states that such series ranks, as to dividends, junior to any future issuance of cumulative preferred stock. Each series of Existing Preferred Stock ranks prior to the Morgan Stanley common stock as to payment of dividends and amounts payable on liquidation, dissolution or winding up. The shares of the Existing Preferred Stock are fully paid and nonassessable and have no preemptive rights.
 Conversion
No shares of the Series A Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series J Preferred Stock, the Series K Preferred Stock, the Series L Preferred Stock, the Series M Preferred Stock or the Series N Preferred Stock are convertible at the option of the holder, or otherwise, into Morgan Stanley common stock.
 Dividends
Holders of Existing Preferred Stock are entitled to receive, when and as declared by the Morgan Stanley board of directors out of legally available funds, cash dividends payable at the respective rates specified below:
•	Series A Preferred Stock: noncumulative cash dividends at a per annum rate equal to the greater of (1) 4% and (2) three-month U.S. Dollar LIBOR on the related dividend determination date plus 0.70%.
•	Series C Preferred Stock: noncumulative cash dividends at a per annum rate equal to 10%.
•
Series E Preferred Stock: noncumulative cash dividends at a per annum rate equal to 7.125% with respect to each dividend period from and including September 30, 2013 to, but excluding, October 15, 2023 and at a rate per annum equal to the three-month U.S. dollar LIBOR on the related dividend determination date plus 4.32% with respect to each dividend period from and including October 15, 2023.

•
Series F Preferred Stock: noncumulative cash dividends at a per annum rate equal to 6.875% with respect to each dividend period from and including December 10, 2013 to, but excluding, January 15, 2024 and at a rate per annum equal to the three-month U.S. dollar LIBOR on the related dividend determination date plus 3.94% with respect to each dividend period from and including January 15, 2024.

•
Series H Preferred Stock: noncumulative cash dividends at a per annum rate equal to 5.45% with respect to each dividend period from and including April 29, 2014 to, but excluding, July 15, 2019 and at a rate per annum equal to the three-month U.S. dollar LIBOR on the related dividend determination date plus 3.61% with respect to each dividend period from and including July 15, 2019.

•
Series I Preferred Stock: noncumulative cash dividends at a per annum rate equal to 6.375% with respect to each dividend period from and including September 18, 2014 to, but excluding, October 15, 2024 and at a rate per annum equal to the three-month U.S. dollar LIBOR on the related dividend determination date plus 3.708% with respect to each dividend period from and including October 15, 2024.

•
Series J Preferred Stock: noncumulative cash dividends at a per annum rate equal to 5.55% with respect to each dividend period from and including March 19, 2015 to, but excluding, July 15, 2020 and at a rate per annum equal to the three-month U.S. dollar LIBOR on the related dividend determination date plus 3.81% with respect to each dividend period from and including July 15, 2020.

•
Series K Preferred Stock: noncumulative cash dividends at a per annum rate equal to 5.85% with respect to each dividend period from and including January 31, 2017 to, but excluding, April 15, 2027 and at a rate per annum equal to the three-month U.S. dollar LIBOR on the related dividend determination date plus 3.491% with respect to each dividend period from and including April 15, 2027.

•	Series L Preferred Stock: noncumulative cash dividends at a per annum rate equal to 4.875%.
•
Series M Preferred Stock: noncumulative cash dividends at a per annum rate equal to 5.875% with respect to each dividend period from and including September 15, 2020 to, but excluding, September 15, 2026 and at a rate per annum equal to the three-month U.S. dollar LIBOR on the related dividend determination date plus 4.435% with respect to each dividend period from and including September 15, 2026.

•
Series N Preferred Stock: noncumulative cash dividends at a per annum rate equal to 5.30% with respect to each dividend period from and including September 15, 2020 to, but excluding, March 15, 2023 and at a rate per annum equal to the three-month U.S. dollar LIBOR on the related dividend determination date plus 3.16% with respect to each dividend period from and including March 15, 2023.

Each series of Existing Preferred Stock is noncumulative preferred stock. Accordingly, if the Morgan Stanley board of directors (or a duly authorized committee thereof) does not declare a dividend on the Series A Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series J Preferred Stock, the Series K Preferred Stock, the Series L Preferred Stock, the Series M Preferred Stock or the Series N Preferred Stock in respect of any dividend period before the related dividend payment date, Morgan Stanley will have no obligation to pay a dividend for that dividend period on such dividend payment date or at any future time.
Each series of Existing Preferred Stock will be junior as to payment of dividends to any Morgan Stanley preferred stock that may be issued in the future that is expressly senior as to dividends to the Existing Preferred Stock. If at any time Morgan Stanley has failed to pay accumulated dividends on any Morgan Stanley preferred stock that is senior to a series of Existing Preferred Stock as to payment of dividends, Morgan Stanley may not pay any dividends on the junior series of Existing Preferred Stock or redeem or otherwise repurchase any shares of the junior series of Existing Preferred Stock until it has paid in full, or set aside for payment, such accumulated but unpaid dividends on those senior shares.
Morgan Stanley will not declare or pay or set aside for payment, dividends for the latest dividend period on any series of Morgan Stanley preferred stock ranking on a parity basis as to payment of dividends with any series of Existing Preferred Stock, unless it also declares or pays or sets aside for payment the accrued dividends on the outstanding shares of such series for the latest dividend payment period. Morgan Stanley must declare, pay or set aside for payment any amounts on Morgan Stanley preferred stock ratably in proportion to the respective amounts of unpaid dividends described in the preceding sentence.
Except as described above, and subject to some additional exceptions set forth in the relevant certificate of designation, unless Morgan Stanley has paid full accrued dividends on the outstanding shares of each series of Existing Preferred Stock for the latest dividend payment period with respect to each such series, Morgan Stanley may not during a divided period for any series:
•
declare or pay a dividend or distribution on Morgan Stanley common stock or any Morgan Stanley preferred stock that ranks junior to such series as to dividend rights and as to rights on liquidation, dissolution or winding up, or

•
redeem, purchase or otherwise acquire Morgan Stanley common stock or any Morgan Stanley preferred stock that ranks junior to such series as to dividend rights and as to rights on liquidation, dissolution or winding up.

Morgan Stanley is subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as Morgan Stanley, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

 Redemption
The Existing Preferred Stock is not and will not be subject to any mandatory redemption, sinking fund provision or other similar provision. The Existing Preferred Stock is redeemable, subject to receipt of any required regulatory approvals, in whole or in part, upon 30 days’ notice as follows:
•
the Series A Preferred Stock is redeemable at a redemption price of $25,000.00 per share plus accrued and unpaid dividends, regardless of whether dividends are actually declared, to but excluding the date of redemption;

•
the Series C Preferred Stock is redeemable at a redemption price of $1,100.00 per share, plus accrued and unpaid dividends, regardless of whether dividends are actually declared, to but excluding the date of redemption;

•
the Series E Preferred Stock is redeemable at a redemption price of $25,000.00 per share, plus any declared and unpaid dividends to but excluding the date fixed for redemption (i) in whole or in part on or after October 15, 2023 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements;

•
the Series F Preferred Stock is redeemable at a redemption price of $25,000.00 per share, plus any declared and unpaid dividends to but excluding the date fixed for redemption (i) in whole or in part on or after January 15, 2024 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements;

•
the Series H Preferred Stock is redeemable at a redemption price of $25,000.00 per share, plus any declared and unpaid dividends to but excluding the date fixed for redemption (i) in whole or in part on or after July 15, 2019 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements;

•
the Series I Preferred Stock is redeemable at a redemption price of $25,000.00 per share, plus any declared and unpaid dividends to but excluding the date fixed for redemption (i) in whole or in part on or after October 15, 2024 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements;

•
the Series J Preferred Stock is redeemable at a redemption price of $25,000.00 per share, plus any declared and unpaid dividends to but excluding the date fixed for redemption (i) in whole or in part on or after July 15, 2020 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements;

•
the Series K Preferred Stock is redeemable at a redemption price of $25,000.00 per share, plus any declared and unpaid dividends to but excluding the date fixed for redemption (i) in whole or in part on or after April 15, 2027 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements;

•
the Series L Preferred Stock is redeemable at a redemption price of $25,000.00 per share, plus any declared and unpaid dividends to but excluding the date fixed for redemption (i) in whole or in part on or after January 15, 2025 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements;

•
the Series M Preferred Stock is redeemable at a redemption price of $1,000.00 per share, plus any declared and unpaid dividends to but excluding the date fixed for redemption (i) in whole or in part on or after September 15, 2026 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements; and

•
the Series N Preferred Stock is redeemable at a redemption price of $100,000.00 per share, plus any declared and unpaid dividends to but excluding the date fixed for redemption (i) in whole or in part on or after October 2, 2025 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements.

 Liquidation Rights
In the event of any liquidation, dissolution or winding up of Morgan Stanley, the holders of shares of Existing Preferred Stock will be entitled to receive, out of the assets of Morgan Stanley available for distribution to stockholders, liquidating distributions before any distribution is made to holders of any class or series of Morgan Stanley capital stock ranking junior to the Existing Preferred Stock as to rights upon liquidation, dissolution or winding up of Morgan Stanley (including Morgan Stanley common stock). The liquidating distribution that each series of Existing Preferred Stock is entitled to receive is as follows:
•
the Series A Preferred Stock will be entitled to receive a liquidating distribution in an amount equal to $25,000.00 per share, together with an amount equal to all dividends, if any, that have been declared but not paid with respect to such series prior to the date of payment of such distribution (but without any accumulation in respect of dividends that have not been declared prior to such payment date);

•
the Series C Preferred Stock will be entitled to receive a liquidating distribution in an amount equal to $1,000.00 per share, together with an amount equal to all dividends, if any, that have been declared but not paid prior to the date of payment of such distribution (but without any accumulation in respect of dividends that have not been declared prior to such payment date);

•
the Series E Preferred Stock will be entitled to receive a liquidating distribution in an amount equal to $25,000.00 per share, together with an amount equal to all dividends, if any, that have been declared but not paid with respect to such series prior to the date of payment of such distribution (but without any accumulation in respect of dividends that have not been declared prior to such payment date);

•
the Series F Preferred Stock will be entitled to receive a liquidating distribution in an amount equal to $25,000.00 per share, together with an amount equal to all dividends, if any, that have been declared but not paid with respect to such series prior to the date of payment of such distribution (but without any accumulation in respect of dividends that have not been declared prior to such payment date);

•
the Series H Preferred Stock will be entitled to receive a liquidating distribution in an amount equal to $25,000.00 per share, together with an amount equal to all dividends, if any, that have been declared but not paid with respect to such series prior to the date of payment of such distribution (but without any accumulation in respect of dividends that have not been declared prior to such payment date);

•
the Series I Preferred Stock will be entitled to receive a liquidating distribution in an amount equal to $25,000.00 per share, together with an amount equal to all dividends, if any, that have been declared but not paid with respect to such series prior to the date of payment of such distribution (but without any accumulation in respect of dividends that have not been declared prior to such payment date);

•
the Series J Preferred Stock will be entitled to receive a liquidating distribution in an amount equal to $25,000.00 per share, together with an amount equal to all dividends, if any, that have been declared but not paid with respect to such series prior to the date of payment of such distribution (but without any accumulation in respect of dividends that have not been declared prior to such payment date);

•
the Series K Preferred Stock will be entitled to receive a liquidating distribution in an amount equal to $25,000.00 per share, together with an amount equal to all dividends, if any, that have been declared but not paid with respect to such series prior to the date of payment of such distribution (but without any accumulation in respect of dividends that have not been declared prior to such payment date);

•
the Series L Preferred Stock will be entitled to receive a liquidating distribution in an amount equal to $25,000.00 per share, together with an amount equal to all dividends, if any, that have been declared but not paid with respect to such series prior to the date of payment of such distribution (but without any accumulation in respect of dividends that have not been declared prior to such payment date);

•
the Series M Preferred Stock will be entitled to receive a liquidating distribution in an amount equal to $1,000.00 per share, together with an amount equal to all dividends, if any, that have been declared but not paid with respect to such series prior to the date of payment of such distribution (but without any accumulation in respect of dividends that have not been declared prior to such payment date); and

•
the Series N Preferred Stock will be entitled to receive a liquidating distribution in an amount equal to $100,000.00 per share, together with an amount equal to all dividends, if any, that have been declared but not paid with respect to such series prior to the date of payment of such distribution (but without any accumulation in respect of dividends that have not been declared prior to such payment date).

However, holders of shares of the Existing Preferred Stock will not be entitled to receive the liquidation price of their shares until Morgan Stanley has paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of Morgan Stanley’s capital stock ranking senior as to rights upon liquidation, dissolution or winding up.
If, upon any liquidation, dissolution or winding up of Morgan Stanley, assets of Morgan Stanley then distributable are insufficient to pay in full the amounts payable with respect to the Existing Preferred Stock and any other Morgan Stanley preferred stock ranking on a parity with the Existing Preferred Stock as to rights upon liquidation, dissolution or winding up, the holders of the Existing Preferred Stock and of that other Morgan Stanley preferred stock will share ratably in any distribution in proportion to the full respective preferential amounts to which they are entitled. After Morgan Stanley has paid the full amount of the liquidating distribution to which they are entitled, the holders of the Existing Preferred Stock will not be entitled to any further participation in any distribution of assets by Morgan Stanley.
 Voting Rights
Holders of Existing Preferred Stock do not have any voting rights except as described below or as otherwise from time to time required by law. Whenever dividends on any series of Existing Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods, whether or not consecutive, the authorized number of directors of Morgan Stanley shall be automatically increased by two and the holders of shares of Existing Preferred Stock, voting together as a class with holders of any and all other series of Morgan Stanley preferred stock having similar voting rights that are exercisable, will be entitled to elect two directors to fill such newly created directorships at Morgan Stanley’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting. These voting rights will continue for each series of Existing Preferred Stock until dividends on such shares have been fully paid (or declared and a sum sufficient for the payment of such dividends shall have been set aside for such payment) for at least four regular dividend periods following the nonpayment. The term of office of all directors elected by the holders of Morgan Stanley preferred stock will terminate immediately upon the termination of the right of holders of Morgan Stanley preferred stock to vote for directors.
So long as any shares of Existing Preferred Stock remain outstanding, Morgan Stanley will not, without the consent of the holders of at least two-thirds of the shares of Existing Preferred Stock outstanding at the time, voting together as a single class with holders of any and all other series of Morgan Stanley preferred stock having similar voting rights that are exercisable:
•
amend or alter any provision of the Morgan Stanley certificate of incorporation or the certificates of designation of preferences and rights with respect to any series of the Existing Preferred Stock to authorize or create, or increase the authorized amount of, any class or series of stock ranking senior to any series of Existing Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up;

•
amend, alter or repeal any provision of the Morgan Stanley certificate of incorporation or the certificates of designation of preferences and rights with respect to any series of the Existing Preferred Stock if such amendment, alteration or repeal would cause a material and adverse effect with respect to the special rights, preferences, privileges and voting powers of any Existing Preferred Stock, whether by merger, consolidation or otherwise. For purposes of the preceding sentence any increase in the authorized amount of Morgan Stanley common stock or Morgan Stanley preferred stock or the creation and issuance of other series of Morgan Stanley common stock or Morgan Stanley preferred stock ranking on a parity basis with or junior to the Existing Preferred Stock as to dividends and the distribution of assets upon liquidation, dissolution or winding up will not be deemed to materially and adversely affect the special rights, preferences, privileges and voting powers of any Existing Preferred Stock; or

•
consummate any binding share exchange or reclassification involving any series of Existing Preferred Stock, or merger or consolidation of Morgan Stanley with another entity, unless in each case (x) the shares of Existing Preferred Stock remain outstanding or are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remain outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Existing Preferred Stock immediately prior to such consummation, taken as a whole.
 Listing
Depositary shares representing the Series A Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series I Preferred Stock, the Series K Preferred Stock and the Series L Preferred Stock are traded on NYSE under the trading symbols “MS/PA,” “MS/PE,” “MS/PF,” “MS/PI,” “MS/PK” and “MS/PL,” respectively. None of the other series of Existing Preferred Stock is currently listed on a stock exchange.
 Agents and Registrar for Existing Preferred Stock
The transfer agent, dividend disbursing agent and registrar for each series of Existing Preferred Stock is The Bank of New York Mellon.
Future Issuances of Morgan Stanley Preferred Stock
Future issuances of shares of Morgan Stanley preferred stock could adversely affect the availability of earnings for distribution to the holders of Morgan Stanley Common Stock if the Morgan Stanley preferred stock issued provides for cumulative dividends, dividend preferences, conversion rights or exchange, redemption or other similar rights or preferences. Additionally, the issuance of shares of additional series of Morgan Stanley preferred stock could, depending on the terms of such series, impede completion of a merger, tender offer or other takeover attempt that some, or a majority, of Morgan Stanley stockholders might believe to be in their best interests or in which stockholders might receive a premium for their shares over the then-current market price of such shares.
Certificated Shares of Morgan Stanley Stock
The Morgan Stanley Bylaws provide that the interest of each stockholder of Morgan Stanley will be evidenced by certificates representing shares of stock in such form as the appropriate officers of Morgan Stanley may from time to time prescribe, unless the Morgan Stanley board of directors provides that all or some of all classes or series of Morgan Stanley stock will be represented by uncertificated shares. Each holder of stock represented by certificates will be entitled to have a signed certificate representing the number of shares registered in certificate form. The shares of the Morgan Stanley stock represented by certificates may be transferred on the books of Morgan Stanley by the holder thereof in person or by his attorney, upon surrender for cancellation of certificates representing the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as Morgan Stanley or its agents may reasonably require.
Uncertificated Shares of Morgan Stanley Stock
The Morgan Stanley board of directors may provide that all or some of all classes or series of Morgan Stanley stock will be represented by uncertificated shares. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares will be cancelled and issuance of new equivalent uncertificated shares will be made to the person entitled thereto and the transaction will be recorded upon the books of Morgan Stanley. Within a reasonable time after the issuance or transfer of uncertificated shares, Morgan Stanley will send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Delaware law or, unless otherwise provided by Delaware law, a statement that Morgan Stanley will furnish without charge to each stockholder who so requests the powers, designations, preferences and other rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
Potential Issuances of Rights to Purchase Securities
Morgan Stanley does not currently have a stockholder rights plan, although the Morgan Stanley board of directors retains the right to adopt a new plan at a future date.
Special Meetings of Stockholders
Under Delaware law, a company’s stockholders are not permitted to call or require the company to call a special meeting of stockholders unless the company’s governing documents permit them to do so. The Morgan Stanley Bylaws provide that a special meeting of stockholders may be called by Morgan Stanley’s corporate secretary at the direction of the Morgan Stanley board of directors or at the written request of holders of shares of Morgan Stanley stock owning at least twenty-five percent (25%) of the number of outstanding shares of Morgan Stanley stock entitled to vote on the matter or matters to be brought at such meeting as of the most recent date for which such number is disclosed by Morgan Stanley in an annual or quarterly report filed with the SEC under the Exchange Act before the proposed special meeting. Special meetings of Morgan Stanley stockholders may not otherwise be called by Morgan Stanley stockholders.
No Stockholder Action by Written Consent
The Morgan Stanley certificate of incorporation provides that, subject to rights of holders of any series of Morgan Stanley preferred stock, stockholder action may be taken at a duly called annual or special meeting of stockholders but not by written consent in lieu of a meeting.
Provisions Relating to Amendments to the Morgan Stanley Certificate of Incorporation and the Morgan Stanley Bylaws
The Morgan Stanley Certificate of Incorporation provides that it can only be amended, altered, changed or repealed in the manner prescribed in the Morgan Stanley Certificate of Incorporation and by applicable law. Under Delaware law, an amendment to a corporation’s certificate of incorporation generally requires a board resolution declaring the advisability of the amendment and approval by the holders of a majority of the outstanding stock entitled to vote thereon, unless the corporation’s certificate of incorporation requires a greater vote. If the proposed amendment would increase or decrease the aggregate number of authorized shares of a class of stock, increase or decrease the par value of the shares of such class or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, the holders of a majority of the outstanding shares of such class will be entitled to vote as a class upon the proposed amendment.
The Morgan Stanley certificate of incorporation further provides that any amendment or repeal of certain articles thereof that relate to directors’ liability for breach of fiduciary duty and indemnification to directors, officers, employees and agents will not adversely affect any right or protection existing thereunder in respect of any act or omission occurring prior to such amendment or repeal.
Under Delaware law, the power to adopt, amend or repeal bylaws is vested in stockholders, unless a corporation’s certificate of incorporation confers the power to adopt, amend or repeal bylaws upon directors as well. The Morgan Stanley Certificate of Incorporation provides that Morgan Stanley’s board of directors is authorized and empowered to adopt, amend or repeal the Morgan Stanley bylaws, and that such bylaws may be amended or repealed by Morgan Stanley’s stockholders having voting power with respect thereto. Further, the Morgan Stanley Bylaws provide that they may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by Morgan Stanley’s stockholders or the Morgan Stanley board of directors at any meeting thereof, provided that notice of such amendment is contained in the notice of such meeting of stockholders or in the notice of such meeting of the board of directors, and, in the latter case, such notice is given not less than twenty-four hours prior to the meeting.
Delaware’s Anti-Takeover Statute
Under Delaware law, a corporation is prohibited from engaging in any business combination with an interested stockholder for a period of three years from the date on which any such stockholder first becomes an interested stockholder unless:
•	prior to the stockholder becoming an interested stockholder, the board of directors approves the business combination or the transaction in which the stockholder became an interested stockholder;
•
upon the consummation of the transaction in which the stockholder became an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans; or

•	the business combination is approved by the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock not owned by the interested stockholder at a meeting.
Delaware law defines the term “business combination” to include, among other things, transactions such as mergers or consolidations with an interested stockholder or certain sales, transfers, exchanges or other dispositions of assets to an interested stockholder, which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or aggregate market value of all the outstanding stock of the corporation. Delaware law defines the term “interested stockholder” to include any person who (together with affiliates and associates) owns (or in certain cases, within the past three years did own) 15% or more of the outstanding voting stock of the corporation. A corporation can expressly elect not to be governed by the business combination provisions in Delaware law in its certificate of incorporation or bylaws, but Morgan Stanley has not done so.
Regulatory Restrictions on Ownership
The Bank Holding Company Act of 1956 (the “BHC Act”) requires any bank holding company (as defined in the BHC Act) to obtain the approval of the Federal Reserve Board prior to acquiring more than five percent (5%) of Morgan Stanley’s outstanding common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire ten percent (10%) or more of Morgan Stanley’s outstanding common stock under the CIBC Act. Anyone (other than an individual) who either owns, controls or has the power to vote twenty-five percent (25%) or more of any class of Morgan Stanley’s voting securities, controls in any manner the election of a majority of Morgan Stanley’s directors, or directly or indirectly exercises a controlling influence over the management or policies of Morgan Stanley, is subject to regulation as a bank holding company under the BHC Act.

COMPARISON OF STOCKHOLDER RIGHTS
If the transactions contemplated by the Merger Agreement are completed, Eaton Vance stockholders will receive shares of Morgan Stanley Common Stock in connection with the Mergers and become stockholders of Morgan Stanley. The following is a summary of certain differences between (i) the current rights of Eaton Vance stockholders under Maryland law, the Eaton Vance amended and restated articles of incorporation, as amended by the articles of amendment thereto (referred to in this section as the “Eaton Vance charter”) and the Eaton Vance Bylaws, and (ii) the current rights of Morgan Stanley stockholders under Delaware law, the Morgan Stanley Certificate of Incorporation, including the certificates of designation relating to each series of Morgan Stanley preferred stock (referred to in this section as the “Morgan Stanley charter”) and the Morgan Stanley bylaws.
The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the Delaware General Corporation law (the “DGCL”), the MGCL and Morgan Stanley’s and Eaton Vance’s governing documents (which we urge you to read carefully and in their entirety). Copies of the respective companies’ governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information” beginning on page 154 of this information statement/prospectus. In addition, the identification of some of the differences in the rights of Morgan Stanley and Eaton Vance stockholders is not intended to indicate that other differences that are equally important do not exist. Morgan Stanley and Eaton Vance urge you to carefully read this entire information statement/prospectus, the relevant provisions of the DGCL, the MGCL and the other documents to which Morgan Stanley and Eaton Vance refer in this information statement/prospectus for a more complete understanding of the differences between the rights of a Morgan Stanley stockholder and the rights of an Eaton Vance stockholder.
Between the date of the Merger Agreement and the Effective Time, Eaton Vance has agreed not to amend its governing documents and Morgan Stanley has agreed not to amend its governing documents in a manner that would be materially adverse to Eaton Vance stockholders.
Morgan Stanley is incorporated under the laws of the State of Delaware and the rights of Morgan Stanley stockholders are governed by the DGCL and other applicable Delaware law. Eaton Vance is incorporated under the laws of the State of Maryland and the rights of Eaton Vance are governed by the MGCL and other applicable Maryland law. As a result of the Mergers, Eaton Vance stockholders will receive cash and shares of Morgan Stanley stock and will become Morgan Stanley stockholders. Thus, following the Mergers, the rights of Eaton Vance stockholders who become Morgan Stanley stockholders in connection with the Mergers will be governed by the DGCL and the other applicable Delaware law and will also then be governed by the Morgan Stanley charter and the Morgan Stanley bylaws.
Certain Key Features of Stockholder Rights
	Morgan Stanley Stockholder Rights	Eaton Vance Stockholder Rights
Authorized Capital Stock
As of the date of this information statement/prospectus, Morgan Stanley is authorized to issue 3,530,000,000 shares, divided into two classes consisting of: (i) 3,500,000,000 shares of common stock, par value $0.01 per share, and (ii) 30,000,000 shares of preferred stock, par value $0.01 per share. The Morgan Stanley board of directors is authorized to provide for the issuance of the Morgan Stanley preferred stock in one or more series.

As of the date of this information statement/prospectus, Eaton Vance is authorized to issue 192,000,000 shares, par value $.00390625 per share and having an aggregate par value of $750,000.00, divided into two classes consisting of: (i) 1,280,000 shares of voting common stock, par value $.00390625 per share, and (ii) 190,720,000 shares of non-voting common stock, par value $.00390625 per share.

Eaton Vance Voting Common Stock and the Eaton Vance Non-Voting Common Stock are equal in all respects as to dividends, rights in liquidation and all other rights possessed by Eaton Vance Voting Common Stock, except with respect to voting.

	Morgan Stanley Stockholder Rights	Eaton Vance Stockholder Rights
Voting Rights
The Morgan Stanley charter provides that, except as otherwise may be provided in the Morgan Stanley charter, a certificate of designation for any outstanding series of Morgan Stanley preferred stock or by applicable law, (i) the holders of shares of Morgan Stanley Common Stock are entitled to one vote for each such share upon all questions presented to the stockholders, (ii) the holders of shares of Morgan Stanley Common Stock have the exclusive right to vote for the election of directors and for all other purposes and (iii) the holders of shares of Morgan Stanley Common Stock at all times vote as one class, together with the holders of any other class or series of Morgan Stanley stock accorded such general voting rights.

The Morgan Stanley certificate of designation for each outstanding series of Morgan Stanley preferred stock provides that holders of such preferred stock will not have any voting rights, except as required by applicable law and under certain circumstances set forth in the certificate of designation for each outstanding series of Morgan Stanley preferred stock, including that if dividends on any shares of such preferred stock have not been declared and paid for the equivalent of six or more dividend payments (whether or not consecutive), holders of such preferred stock may elect two additional directors to the Morgan Stanley board of directors, subject to certain limitations, to serve until full dividends have been paid for at least four regular dividend periods. For additional information on the rights of shares of Morgan Stanley preferred stock, see “Description of Morgan Stanley Capital Stock—Morgan Stanley Existing Preferred Stock” beginning on page 123 of this information statement/prospectus.

The Eaton Vance charter provides that the exclusive voting power for stockholders for all purposes is vested in the Eaton Vance Voting Common Stock. Each share of Eaton Vance Voting Common Stock has one vote.

The Eaton Vance Non-Voting Common Stock has no voting rights under any circumstances, including, without limitation, no ability to vote in the election of Eaton Vance’s board of directors.

Voting Trust	Not applicable.
All the shares of Eaton Vance Voting Common Stock are deposited in a Voting Trust in exchange for Voting Trust Receipts. As of November 30, 2020 there were 25 holders of Voting Trust Receipts representing all of the outstanding shares of Eaton Vance Voting Common Stock, and each holder of which is a Voting Trustee of the Voting Trust. Consistent with and subject

	Morgan Stanley Stockholder Rights	Eaton Vance Stockholder Rights
to the terms of the Voting Trust, all shares of Voting Common Stock are voted in the same manner as directed by the Voting Trustees.

Cumulative Voting	The Morgan Stanley charter and the Morgan Stanley bylaws do not provide for cumulative voting.	The Eaton Vance charter and bylaws do not provide for cumulative voting.

Quorum
The Morgan Stanley bylaws provide that, except as otherwise provided by law or by the Morgan Stanley charter, the holders of a majority of the voting power of the outstanding shares of the Morgan Stanley stock entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series voting as a class, the holders of a majority of the voting power of the shares of such class or series will constitute a quorum for the transaction of such business.

The Eaton Vance bylaws provide that, unless otherwise provided by statute or the Eaton Vance charter, the presence in person or by proxy of the holders of Eaton Vance Voting Common Stock entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum for the transaction of business at any meeting of stockholders.

Stockholder Rights Plans	While the DGCL does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying the DGCL.	Section 2-201(c) of the MGCL expressly validates stockholder rights plans.

	Morgan Stanley currently has no stockholder rights plan. The Morgan Stanley board of directors retains the right to adopt a new plan at a future date.	Eaton Vance currently has no stockholder rights plan. The Eaton Vance board of directors retains the right to adopt a new plan at a future date.

Rights of Preferred Stock
The Morgan Stanley charter provides that the Morgan Stanley board of directors is authorized to fix the designation, powers, preferences and rights of the shares of each series of Morgan Stanley preferred stock and the qualifications, limitations and restrictions thereof.

As of the date of this information statement/prospectus, the following amounts of shares of Morgan Stanley preferred stock were outstanding: (i) 44,000 shares of Floating Rate Non-Cumulative Preferred Stock, Series A, (ii) 519,882 shares of 10% Non-Cumulative, Non-Voting Perpetual Preferred Stock, Series C, (iii) 34,500 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series E, (iv) 34,000 shares
The Eaton Vance charter does not authorize any shares of preferred stock.

	Morgan Stanley Stockholder Rights	Eaton Vance Stockholder Rights

of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F, (v) 52,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H, (vi) 40,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I, (vii) 60,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series J, (viii) 40,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K; (ix) 20,000 shares of 4.875% Non-Cumulative Preferred Stock, Series L; (x) 400,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M and (xi) 3,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series N. For additional information on the rights of shares of Morgan Stanley preferred stock, see “Description of Morgan Stanley Capital Stock—Morgan Stanley Existing Preferred Stock” beginning on page 123 of this information statement/prospectus.

Preemptive Rights
Under Delaware law, stockholders of a corporation do not have preemptive rights to subscribe for or purchase any additional issue of stock or to any security convertible into such stock, unless such right is expressly included in the charter.

For a Maryland corporation incorporated prior to October 1, 1995, such as Eaton Vance, the MGCL provides that stockholders have preemptive rights to the extent in existence before October 1, 1995, unless and until expressly changed or terminated by charter amendment.

The Morgan Stanley charter does not provide holders of shares of Morgan Stanley stock with preemptive rights.
The Eaton Vance charter as in existence prior to October 1, 1995 expressly provided that no Eaton Vance stockholder has any preemptive right to subscribe for or purchase any stock or any other securities other than as the Eaton Vance board of directors may determine, and on such terms as the Eaton Vance board of directors may fix, in its sole discretion.

The Eaton Vance board of directors has not provided holders of shares of Eaton Vance Common Stock with preemptive rights.

Restrictions on Transfer	The Morgan Stanley charter does not provide any restrictions on transfer of shares of Morgan Stanley stock.
The Eaton Vance charter prohibits transfers of shares of Eaton Vance Voting Common Stock, unless (1) the holder first offers to sell the same to Eaton Vance at book value; or (2) in the event of the death of a holder of shares of Eaton Vance Voting Common Stock, or if a holder of shares of Eaton Vance Voting Common Stock who is an employee

	Morgan Stanley Stockholder Rights	Eaton Vance Stockholder Rights

of Eaton Vance or of a subsidiary of Eaton Vance ceases for any reason to be an employee thereof, such shares of Eaton Vance Voting Common Stock are to be offered to Eaton Vance for purchase by it at book value.

The Voting Trust also contains restrictions on transfers of Voting Trust Receipts. The Voting Trust prohibits transfers of Voting Trust Receipts unless the Voting Trustees have consented to the transfer. In the event of the death of a holder of Voting Trust Receipts or if a holder of such Voting Trust Receipts is an employee of Eaton Vance or of a subsidiary of Eaton Vance and ceases for any reason to be such an employee, such Voting Trust Receipts are to be offered to Eaton Vance for purchase by it at book value in accordance with the Eaton Vance charter.

Limitations on Ownership
So long as Morgan Stanley is a bank holding company, the BHC Act requires any “bank holding company,” as defined in BHC Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of more than 5% of Morgan Stanley Common Stock. In addition, subject to certain exemptions, any person is required to obtain prior approval of the Federal Reserve Board before it may acquire 10% or more of Morgan Stanley Common Stock under the Change in Bank Control Act. A company holding 25% or more of Morgan Stanley Common Stock, controlling in any manner the election of a majority of Morgan Stanley’s directors or that is otherwise determined by the Federal Reserve Board to directly or indirectly exercise a “controlling influence” over Morgan Stanley is subject to regulation as a bank holding company under BHC Act.
Eaton Vance is not a bank holding company and therefore the BHC Act does not impose these limitations on ownership of Eaton Vance Common Stock.

Number of Directors
The Morgan Stanley bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Morgan Stanley board of directors, but will consist of not less than three nor more than fifteen directors (exclusive of directors appointed by holders of preferred stock entitled to rights to appoint such directors). However, no decrease in the number of directors constituting the Morgan Stanley board of

The Eaton Vance charter provides that the size of the Eaton Vance board of directors may be increased or decreased pursuant to the Eaton Vance bylaws, but shall never be less than the minimum number required by the MGCL. The Eaton Vance bylaws provide that Eaton Vance must have at least three directors; provided that, if there is no stock outstanding, the number of directors may be less than three but not less than one, and, if there is stock outstanding and so long

	Morgan Stanley Stockholder Rights	Eaton Vance Stockholder Rights
directors will shorten the term of any incumbent director. The Morgan Stanley board of directors currently has 14 members.
as there are less than three stockholders, the number of directors may be less than three but not less than the number of stockholders. A majority of the entire board of directors may set the number of directors, provided that the number of directors may not be more than 25, or less than three directors. Any decrease in the number of directors may not affect the tenure of office of any director.

The Eaton Vance board of directors currently has 8 members.

Election of Directors
The Morgan Stanley bylaws provide that, each director will be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if, as of the tenth day preceding the date Morgan Stanley first publicly announces its notice of meeting for such meeting to Morgan Stanley stockholders, the number of nominees exceeds the number of directors to be elected (a “Contested Election”), the directors will be elected by the vote of a plurality of the votes cast. A majority of votes cast will mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker nonvotes” not counted as a vote cast either “for” or “against” that director’s election). In the event an incumbent director fails to receive a majority of the votes cast in an election that is not a Contested Election, the nominating and governance committee of the Morgan Stanley board of directors, or such other committee designated by the Morgan Stanley board of directors, will make a recommendation to the Morgan Stanley board of directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Morgan Stanley board of directors will act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within 90 days following certification of the election results.

The Eaton Vance bylaws provide that the stockholders shall elect directors at each annual meeting of stockholders or special meeting held in lieu thereof. A majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve any matter which properly comes before the meeting.

The Voting Trust is the sole holder of Eaton Vance Voting Common Stock entitled to elect directors. Under the terms of the Voting Trust, subject to certain enumerated exceptions for mergers and other extraordinary transactions, all actions and decisions by the Voting Trustees for all purposes, including voting the Eaton Vance Voting Common Stock deposited in the Voting Trust, is approved by a vote of at least a majority of the Voting Trustees.

	Morgan Stanley Stockholder Rights	Eaton Vance Stockholder Rights
Terms of Directors
The Morgan Stanley charter provides that the directors, other than those who may be elected by the holders of any series of preferred stock or any other series or class of stock as set forth in the Morgan Stanley charter, will be elected annually at each annual meeting of Morgan Stanley stockholders to hold office for a term expiring at the next annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified.
Under the Eaton Vance bylaws, directors elected at any annual or special meeting shall be elected to hold office until the next annual meeting and until their successors are elected and qualify.

Filling Vacancies on the Board of Directors
The Morgan Stanley charter provides that vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Morgan Stanley board of directors.

Under the Eaton Vance bylaws, the stockholders may fill a vacancy on the Eaton Vance board of directors resulting from the removal of a director. A majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the Eaton Vance board of directors resulting from any cause except an increase in the number of directors. A majority of the entire Eaton Vance board of directors may fill a vacancy which results from an increase in the number of directors.

A director elected by the Eaton Vance board of directors to fill a vacancy serves until the next annual meeting of stockholders and until his successor is elected and qualifies. A director elected by the stockholders to fill a vacancy which results from the removal of a director serves for the balance of the term of the removed director.

Removal of Directors	The Morgan Stanley charter provides that any director may be removed from office at any time, with or without cause.	The MGCL provides that the stockholders may remove any director, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors.

Special Meetings of Directors
The Morgan Stanley bylaws provide that special meetings of the Morgan Stanley board of directors may be called at the request of the chairman of the board, the chief executive officer, or a majority of the Morgan Stanley board of directors. The person or persons authorized to call special meetings of the Morgan Stanley board of directors may fix the place (if any) and time of the meetings.

The Eaton Vance bylaws provide that special meetings of the Eaton Vance board of directors may be called at any time by the Eaton Vance board of directors, or its executive committee, or by the Eaton Vance chairman of the board, chief executive officer or president, or by a majority of the directors of the Eaton Vance board of directors or a majority of the members of the executive committee,

	Morgan Stanley Stockholder Rights	Eaton Vance Stockholder Rights

or by the Eaton Vance secretary pursuant to the direction of any of the foregoing. A special meeting of the Eaton Vance board of directors may be held at such time and at any place in or out of the State of Maryland as designated from time to time by the Eaton Vance board of directors, or, in the absence of such designation such meeting shall be held at such time and place as may be designated in the call for the meeting.

Director Nominations by Stockholders
The Morgan Stanley bylaws provide that a stockholder must give advance written notice to Morgan Stanley of a director nomination. In order to make such a nomination, a stockholder must satisfy certain procedural requirements including, among others, providing timely notice of the nomination as well as the disclosure of certain information about both the nominating stockholder and the nominee.
The Eaton Vance charter and bylaws do not require the giving of advance written notice to Eaton Vance of a director nomination by a stockholder holding shares of Eaton Vance Voting Common Stock.

To be timely, a Morgan Stanley stockholder’s notice of nomination to be brought before an annual meeting of Morgan Stanley stockholders must be received by Morgan Stanley’s corporate secretary at the principal executive offices of Morgan Stanley not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of Morgan Stanley stockholders; provided that, if the date of such annual meeting is advanced by more than 30 days or delayed by more than 90 days from such anniversary date, notice of nomination must be so delivered not earlier than the close of business on the 120th days prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Morgan Stanley.

To be timely, a Morgan Stanley stockholder’s notice of nomination to be brought before a special meeting must be received by Morgan Stanley’s corporate secretary at the principal executive offices

	Morgan Stanley Stockholder Rights	Eaton Vance Stockholder Rights

of Morgan Stanley not earlier than the close of business on the 120th day prior to such special meeting and not later than the later of the close of business on the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

To be in proper form, the notice of nomination must set forth, among other things, as to each candidate nominated for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.

The Morgan Stanley bylaws also provide stockholders with the ability to include their director nominations in Morgan Stanley’s information statement. The requirements include, among others, a maximum number of nominees that can be included on the information statement, that the nominating stockholder must satisfy a minimum prior holding period of three years and minimum ownership interest of 3% of the outstanding Morgan Stanley stock entitled to vote in an election of the Morgan Stanley board of directors and a notice and other required information satisfying certain timeliness criteria. Any nominee who is included in Morgan Stanley’s proxy material for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at such annual meeting or (ii) does not receive at least 25% of the votes cast in favor of such stockholder nominee’s election, will be ineligible to be a stockholder nominee pursuant to this paragraph for the next two annual meetings.
The Eaton Vance bylaws do not provide stockholders holding shares of Eaton Vance Voting Common Stock with the ability to include director nominations in Eaton Vance’s proxy and information statement.

Stockholder Proposals (Other than Director Nominations)	The Morgan Stanley bylaws provide that a stockholder must give advance written notice to Morgan Stanley of any proposal	The Eaton Vance bylaws do not require advance written notice to Eaton Vance of any proposal from a stockholder holding

	Morgan Stanley Stockholder Rights	Eaton Vance Stockholder Rights

of other business to be transacted at an annual meeting of the stockholder. In order to make such a proposal, a stockholder must satisfy certain procedural requirements including, among others, providing timely notice of the proposal as well as the disclosure of certain information about the nominating stockholder and the proposal.
shares of Eaton Vance Voting Common Stock of other business to be transacted at an annual meeting of stockholders.

Stockholder Action by Written Consent
The Morgan Stanley charter provides that, subject to the rights of the holders of any series of preferred stock or any other series or class of stock as set forth in the Morgan Stanley charter, any action required or permitted to be taken by the stockholders of Morgan Stanley must be effected at a duly called annual or special meeting of Morgan Stanley stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders.
Under the MGCL and Eaton Vance’s bylaws, Eaton Vance’s stockholders may only act by written consent if such written consent is unanimous.

Charter Amendments
Under the DGCL, an amendment to a corporation’s charter generally requires the approval of the corporation’s board of directors and the holders of a majority of the outstanding stock entitled to vote thereon unless the charter requires a higher vote. In addition, if the proposed amendment would increase or decrease the aggregate number of authorized shares of a class of stock, increase or decrease the par value of the shares of such class or change the powers, preferences or special rights of the shares so as to affect them adversely, the holders of a majority of the outstanding shares of such class shall be entitled to vote as a class upon the proposed amendment.

Under the MGCL, an amendment to a corporation’s charter generally requires the approval of the corporation’s board of directors and the holders of two-thirds of the outstanding stock entitled to vote thereon, unless the charter requires a higher vote, or the charter provides for a lower vote, which may not be less than the affirmative vote of stockholders entitled to cast at least majority of the votes entitled to be cast on the matter.

The Morgan Stanley charter provides that, except as may be expressly provided in the Morgan Stanley charter, Morgan Stanley reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the Morgan Stanley charter, and any other provisions authorized by the DGCL at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; provided, however, that any amendment or repeal of certain articles in the Morgan Stanley

The Eaton Vance charter provides that Eaton Vance reserves the right from time to time to make any amendments of its charter, including without limitation any amendments changing or altering the terms or contract rights, as expressly set forth in the Eaton Vance charter, of any of its outstanding stock by classification, reclassification or otherwise, but no such amendment which changes or alters such terms or contract rights of any of its outstanding stock shall be valid unless such amendment shall have been

	Morgan Stanley Stockholder Rights	Eaton Vance Stockholder Rights

charter related to director’s liability for breach of fiduciary duty and indemnification to directors, officers and others will not adversely affect any right or protection existing thereunder in respect of any act or omission occurring prior to such amendment or repeal.

authorized by the holders of not less than a majority of the total number of shares of Eaton Vance Voting Common Stock outstanding and entitled to vote thereon, by a vote at a meeting or in writing with or without a meeting.

The Voting Trust is the sole holder of shares of Eaton Vance Voting Common Stock deposited in the Voting Trust, and is the sole holder of shares entitled to vote on any matter submitted to the stockholders of Eaton Vance. Under the terms of the Voting Trust, all actions and decisions by the Voting Trustees for all purposes, including voting the Eaton Vance Voting Common Stock deposited in the Voting Trust, must be by a vote of at least a majority of the Voting Trustees; provided, that if there are fewer than three Voting Trustees, such vote must be unanimous for the Voting Trustees to act. In addition, any vote of the Voting Trustees to approve, among other actions, (1) the sale, mortgage or pledge of all or substantially all of the assets of Eaton Vance, (2) a change in the capital structure or the powers of Eaton Vance, or (3) a merger, consolidation, reorganization, or dissolution of Eaton Vance, requires the written consent of the holders of outstanding Voting Trust Receipts representing at least a majority of the shares of common stock subject to the Voting Trust.

Bylaw Amendments
Under the DGCL, bylaws may be adopted, amended or repealed by the stockholders entitled to vote, and by the board of directors if the corporation’s certificate of incorporation confers the power to adopt, amend or repeal the corporation’s bylaws upon the directors.

Under the MGCL, the power to adopt, alter, and repeal the bylaws of a Maryland corporation is vested in the stockholders holding shares of Eaton Vance Voting Common Stock except to the extent that the charter or bylaws vest it in the board of directors.

The Morgan Stanley charter and bylaws provide that the Morgan Stanley bylaws may be altered, amended or repealed, in whole or in part, or new Morgan Stanley bylaws may be adopted by the stockholders or by the Morgan Stanley board of directors at any meeting thereof; provided, however, that notice of such

The Eaton Vance bylaws provide that any and all provisions of the Eaton Vance bylaws may be altered or repealed and new bylaws may be made and adopted at any annual meeting of the stockholders, or at any special meeting of the stockholders called for that purpose. In addition, the Eaton Vance board of directors has the

	Morgan Stanley Stockholder Rights	Eaton Vance Stockholder Rights

alteration, amendment, repeal or adoption of new Morgan Stanley bylaws is contained in the notice of such meeting of stockholders or in the notice of such meeting of the Morgan Stanley board of directors and, in the latter case, such notice is given not less than twenty-four hours prior to the meeting.

power, at any regular or special meeting, to make and adopt new bylaws, or to amend, alter or repeal any of the bylaws, except that the Eaton Vance board of directors may not alter or repeal any bylaws made by the stockholders.

Special Meetings of Stockholders
The Morgan Stanley bylaws provide that, subject to the rights of the holders of any series of Morgan Stanley preferred stock or any other series or class of stock as set forth in the Morgan Stanley charter, special meetings of the stockholders may be called at any time only by the corporate secretary of Morgan Stanley (i) at the direction of the Morgan Stanley board of directors pursuant to a resolution adopted by the Morgan Stanley board of directors or (ii) at the written request or requests of holders of record owning at least 25% of the number of outstanding shares of Morgan Stanley capital stock entitled to vote on the matter or matters to be brought as of the most recent date for which such number is disclosed by Morgan Stanley in an annual or a quarterly report filed with the SEC under the Exchange Act before the proposed special meeting. Only such business will be conducted at a special meeting of stockholders as will have been brought before the meeting pursuant to Morgan Stanley’s notice of meeting. Nothing discussed above will prohibit the Morgan Stanley board of directors from submitting matters to the stockholders at any special meeting requested by stockholders.

The Eaton Vance bylaws provide that special meetings of the Eaton Vance stockholders may be called at any time in the interval between annual meetings by the Eaton Vance board of directors or by its executive committee, or by the Eaton Vance chairman of the board or president, or by a majority of the Eaton Vance directors or a majority of the members of the Eaton Vance executive committee, or by the Eaton Vance secretary pursuant to the direction of any of the foregoing. In addition, special meetings of the stockholders may be called by the Eaton Vance secretary upon the written request of the holders of Eaton Vance Voting Common Stock entitled to cast at least 25% of all the votes entitled to be cast at such meeting. Such request shall state the purpose of such meeting and the matters proposed to be acted on at the special meeting. The Eaton Vance secretary shall inform such Eaton Vance stockholders of the reasonably estimated cost of preparing and mailing a notice of the meeting, and upon payment to Eaton Vance of the costs of mailing, the Eaton Vance secretary shall give notice of the special meeting to each stockholder entitled to vote at such meeting and each other stockholder who is entitled by statute to notice of the meeting. No special meeting need be called upon the request of the holders of Eaton Vance Voting Common Stock entitled to cast less than a majority of all votes entitled to be cast at such meeting, to consider any matter which is substantially the same as a matter voted upon at any special meeting of the stockholders held during the preceding twelve months.

Notice of Meetings of Stockholders	The Morgan Stanley bylaws provide that a notice of meeting, stating the place (if any), day and hour of the meeting, the means of remote communications, if any,	The Eaton Vance bylaws provide that the Eaton Vance secretary shall give written notice or notice by electronic transmission of each meeting of stockholders not less

	Morgan Stanley Stockholder Rights	Eaton Vance Stockholder Rights

by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of special meetings, the purpose or purposes for which such special meeting is called, will be prepared and delivered by Morgan Stanley not less than ten days nor more than sixty days before the date of the meeting, either personally, or by mail, or, to the extent and in the manner permitted by applicable law, electronically, to each stockholder of record entitled to vote at such meeting. Such further notice shall be given as required by law. Any previously scheduled meeting of the Morgan Stanley stockholders (annual or special) may be postponed, rescheduled or canceled by the Morgan Stanley board of directors.

than ten nor more than ninety days before the date of each stockholders’ meeting, to each stockholder entitled to vote at such meeting and each other stockholder who is entitled by statute to notice of the meeting. The notice must state the time and place of the meeting and, if the meeting is a special meeting or notice of the purpose is required by statute, the purpose of the meeting. Notice is given to a stockholder when it is personally delivered to the stockholder, left at the stockholder’s residence or usual place of business, transmitted by electronic transmission to the address at which the stockholder receives such transmissions, or mailed to the stockholder at the stockholder’s address as it appears on the records of Eaton Vance. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of Eaton Vance, with postage prepaid.

Proxies
The Morgan Stanley bylaws provide that each stockholder may vote by proxy at all meetings of stockholders as may be permitted by law; provided that no proxy will be voted after three years from its date, unless the proxy provides for a longer period. Any proxy to be used at a meeting of stockholders must be filed with Morgan Stanley’s corporate secretary or his representative at or before the time of the meeting.

The Eaton Vance bylaws provide that a stockholder may vote the shares of Eaton Vance Voting Common Stock owned of record by such stockholder either in person or by written proxy signed by the stockholder or by the stockholder’s duly authorized attorney in fact. Unless a proxy provides otherwise, it is not valid more than eleven months after its date.

Limitation of Personal Liability of Directors
The Morgan Stanley charter provides that a director of Morgan Stanley will not be personally liable to Morgan Stanley or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Morgan Stanley or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. If the DGCL will be amended, to authorize corporate action further eliminating or limiting the liability of directors, then a

The Eaton Vance charter provides for the elimination of the liability of its directors and officers to Eaton Vance or its stockholders for money damages to the maximum extent permitted by laws of Maryland, as the same exists or may hereafter be amended. The MGCL permits a Maryland corporation to limit the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit or (2) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding

	Morgan Stanley Stockholder Rights	Eaton Vance Stockholder Rights

director of Morgan Stanley, in addition to the circumstances in which he is not liable immediately prior to such amendment, will be free of liability to the fullest extent permitted by the DGCL, as so amended.
that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated at the proceeding.

Indemnification of Directors and Officers
The Morgan Stanley charter and bylaws provide that each person who is or was a director or officer of Morgan Stanley will be indemnified by Morgan Stanley to the fullest extent permitted from time to time by the DGCL as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits Morgan Stanley to provide broader indemnification rights than said law permitted Morgan Stanley to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. Morgan Stanley may, by action of the Morgan Stanley board of directors, provide indemnification to employees and agents (other than a director or officer) of Morgan Stanley, to directors, officers, employees or agents of a subsidiary, and to each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of Morgan Stanley, with the same scope and effect as the foregoing indemnification of directors and officers of Morgan Stanley.

The Eaton Vance charter provides that Eaton Vance will, to the full extent permitted by the laws of Maryland as the same exists or may hereafter be amended, indemnify any person serving or who has served as a director or officer of Eaton Vance, or at its request as a director, officer, trustee, partner, employee, agent or other representative of another corporation, joint stock company, syndicate, association, firm, trust, partnership or other entity.

The Morgan Stanley charter and bylaws provide that Morgan Stanley will be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Morgan Stanley board of directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by the Morgan Stanley charter or otherwise by Morgan Stanley. Morgan Stanley’s obligation to indemnify and to advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise will be reduced by

The Eaton Vance charter provides that Eaton Vance will indemnify the persons entitled to indemnification against all liabilities and expenses, including without limitation attorneys’ fees and judgments, penalties, fines and amounts paid in settlement, reasonably incurred by such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative, investigative or legislative, in which such director or officer may be involved or with which such director or officer may be threatened by reason of serving or having served in such position, upon a determination made in accordance with applicable statutory standards by the Eaton Vance board of directors or by

	Morgan Stanley Stockholder Rights	Eaton Vance Stockholder Rights
	any amount such person will collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust or other enterprise.	independent legal counsel (who may be regular counsel to Eaton Vance) or by the holders of not less than a majority of the total number of shares of Eaton Vance Voting Common Stock then outstanding.

The right of indemnification provided by the Eaton Vance charter is not exclusive of or otherwise affects any other rights to which a person may be entitled, shall inure to the benefit of such person’s heirs, executors, administrators and personal representatives, and shall continue as to a person who has ceased to serve in any such position.

The Morgan Stanley bylaws provide that Morgan Stanley will pay the expenses incurred by such person in defending any such proceeding in advance of its final disposition upon receipt (unless Morgan Stanley upon authorization of the Morgan Stanley board of directors waives such requirement to the extent permitted by applicable law) of an undertaking by or on behalf of such person to repay such amount if it will ultimately be determined that such person is not entitled to be indemnified by Morgan Stanley as authorized in the Morgan Stanley bylaws or otherwise.

The MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of such person’s good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by such person or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Forum Selection	The Morgan Stanley charter and bylaws do not designate an exclusive forum for any actions brought against Morgan Stanley.
The Eaton Vance bylaws provide that, unless Eaton Vance consents in writing to the selection of an alternative forum, and to the fullest extent permitted by law, the Circuit Court for Baltimore City, Maryland and the federal courts sitting in Baltimore City, Maryland shall be the sole and exclusive forum for any Internal Corporate Claim (as that term is defined in Section 1-101(p) of the Corporations and Associations Article of the Annotated Code of Maryland), including any Internal Corporate Claim arising out of or relating to the Merger Agreement and the actions or transactions contemplated thereby. If any action or proceeding is pending in the Circuit Court for Baltimore City, Maryland, any stockholder that is party to such action or proceeding shall cooperate in seeking to have the action or proceeding assigned to the Business & Technology

	Morgan Stanley Stockholder Rights	Eaton Vance Stockholder Rights
Case Management Program. None of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless Eaton Vance consents in writing to such court.

Dividends
Section 170 of the DGCL provides that the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If the capital of the corporation will have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation will not declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets will have been repaired.

Under Section 2-309 of the MGCL, a Maryland corporation may make distributions to its stockholders, including cash dividends, if authorized by the board of directors, subject to any restriction in its charter and the limitations in Section 2-311 of the MGCL. Section 2-311 of the MGCL prohibits a Maryland corporation from making any type of distribution if, after giving effect to the distribution: (1) the Maryland corporation would not be able to pay its debts as they become due in the usual course of business; or (2) the Maryland corporation’s total assets would be less than the sum of its total liabilities plus, unless its charter permits otherwise (the current Eaton Vance charter does not provide otherwise), the amount that would be needed, if the Maryland corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution. The MGCL also permits a corporation that fails to satisfy the requirements in clause (2) of the foregoing sentence to make a distribution from (i) its net earnings for the fiscal year in which the distribution is made, (ii) its net earnings for the preceding fiscal year or (iii) the sum of its net earnings for the preceding eight fiscal quarters.

The Morgan Stanley bylaws provide that the Morgan Stanley board of directors may from time to time declare, and Morgan Stanley may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Morgan Stanley charter.
The Eaton Vance charter and bylaws contain no restrictions on the payment of dividends or the making of distributions to Eaton Vance stockholders.

	In addition, the Federal Reserve Board is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as Morgan Stanley, that the payment	Eaton Vance is not a bank holding company and therefore is not subject to such potential restrictions on the payment of dividends or the making of distributions to Eaton Vance stockholders.

	Morgan Stanley Stockholder Rights	Eaton Vance Stockholder Rights
of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

Appraisal Rights or Dissenters’ Rights
Under the DGCL, stockholders of a Delaware corporation who have neither voted in favor of nor have consented in writing to certain mergers or consolidations to which the corporation is a party and who have otherwise met the requirements set forth in Section 262 of the DGCL are entitled to demand appraisal of the fair value of their shares pursuant to, and in compliance with procedures set forth in, Section 262 of the DGCL. However, Delaware law does not provide for appraisal rights if the shares of the corporation are listed on a national securities exchange or held of record by more than 2,000 holders or the corporation will be the surviving corporation of the merger and approval of the merger does not require the vote of the stockholders of the surviving corporation under Section 251(f) of the DGCL. Notwithstanding the foregoing, stockholders of Delaware corporations are entitled to appraisal rights in the case of a merger or consolidation if the agreement of merger or consolidation requires stockholders to accept in exchange for its shares anything other than (w) shares or depository receipts of another corporation which at the date the merger or consolidation is completed will be either listed on a national securities exchange or held of record by more than 2,000 holders, (x) shares of stock or depositary receipts of the surviving corporation in the merger or consolidation, (y) cash in lieu of fractional shares or (z) any combination of the foregoing.

Under the MGCL, stockholders of a Maryland corporation who have not voted in favor of the transaction and have complied with the other requirements of Section 3-202 of the MGCL have the right to demand and to receive payment of the fair value of their stock in the event of, among other transactions, a merger or consolidation. The right to fair value does not apply, among other exceptions if (1) the stock is listed on a national securities exchange (subject to a limited exception under Section 3-202(d) applicable where directors and executive officers are the beneficial owners, in the aggregate, of 5% or more of the outstanding voting stock); (2) the stock is that of the successor in a merger (unless the merger alters the contract rights of the stock or converts the stock in whole or in part into something other than stock, cash, scrip or other interests); (3) the stock is not entitled, other than solely because of Section 3-106 or 3-106.1 of the MGCL, to be voted on the transaction or the stockholder did not own the stock on the record date for determining stockholders entitled to vote on the transaction.

Neither the Morgan Stanley charter nor the Morgan Stanley by-laws address appraisal rights or dissenters’ rights.
Since the Voting Trust, as the sole holder of Eaton Vance Voting Common Stock, has voted in favor of the Mergers, it is not entitled to exercise appraisal rights in respect of the Mergers. The Eaton Vance Non-Voting Common Stock is listed on a national securities exchange and its holders are not entitled to vote on the Mergers and, therefore, are not entitled to exercise appraisal rights in respect of the Mergers.

	Morgan Stanley Stockholder Rights	Eaton Vance Stockholder Rights

Anti-Takeover Provisions
Section 203 of the DGCL prevents a corporation from entering into a Business Combination (as defined below) with an Interested Stockholder (as defined below) for a period of three years following the time an Interested Stockholder becomes such, unless (A) prior to such time the board of directors of the corporation has approved such Business Combination or the transaction in which an Interested Stockholder became such; (B) the transaction in which an Interested Stockholder became such resulted in such stockholder owning more than 85% of the corporation’s voting stock (subject to certain exclusions); or (C) at or subsequent to the time of the transaction in which an Interested Stockholder becomes such, the Business Combination is approved by the board of directors of the corporation and authorized by two-thirds of the outstanding voting stock at an annual or special meeting (and not by written consent), excluding the stock owned by the Interested Stockholder.

Section 203 of the DGCL defines “Business Combination” as, inter alia, (a) merger or consolidation with an Interested Stockholder, (b) sale, exchange or other disposition to or with an Interested Stockholder of 10% or more of the aggregate market value of either the assets on a consolidated basis or the outstanding stock of the corporation and (c) any receipt by an Interested Stockholder of financial benefits (except proportionately as a stockholder) by or through the corporation other than those expressly permitted by the DGCL. Holding company mergers authorized by Section 251(g) of the DGCL are excluded from the definition of “Business Combination.”
Section 203 of the DGCL defines “Interested Stockholder” as any person or an affiliate of any such person (other than the corporation or any of its majority-owned subsidiaries) that beneficially (A) owns 15% or more of the outstanding voting stock of the corporation or (B) owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years, subject to

Under the provisions of the Maryland Business Combination Act, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time during the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the Maryland Business Combination Act) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions

	Morgan Stanley Stockholder Rights	Eaton Vance Stockholder Rights
	certain exceptions.	determined by the board of directors.
	Morgan Stanley has not opted out of Section 203 of the DGCL.	Eaton Vance has not generally opted out of the Maryland Business Combination Act.

Eaton Vance’s board of directors has adopted a resolution exempting from the Maryland Business Combination Act any “business combination” contemplated by the Merger Agreement, including the Mergers and the other transactions contemplated by the Merger Agreement. Consequently, these provisions will not apply to Mergers and the other transactions contemplated by the Merger Agreement.

The Eaton Vance bylaws contain a provision exempting from the Maryland Control Share Acquisition Act each and every acquisition of shares of Eaton Vance Voting Common Stock, and each and every acquisition of Voting Trust Receipts issued for or in connection with such shares, by any person or persons, with the result that the Maryland Control Share Acquisition Act does not apply to the shares of Eaton Vance Voting Common Stock and the voting rights of such shares.

Stockholder Vote on Fundamental or Extraordinary Corporate Transactions
Under the DGCL, a sale, lease or exchange of all or substantially all of Morgan Stanley’s assets, an amendment to Morgan Stanley’s certificate of incorporation, a merger or consolidation of Morgan Stanley with another corporation or a dissolution of a corporation generally requires the affirmative vote of the Morgan Stanley board and, with limited exceptions, the affirmative vote of a majority of the aggregate voting power of the outstanding stock entitled to vote on the transaction.

The Morgan Stanley charter and bylaws do not contain any requirement for stockholder vote on fundamental or extraordinary corporate transactions.

Under the MGCL, a Maryland corporation generally may not merge, convert, sell all or substantially all of its assets or engage in a statutory share exchange, amend its charter, or dissolve unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, the MGCL permits a Maryland corporation to provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. The Eaton Vance charter provides for the approval of these matters by a majority of all the votes entitled to be cast on these matters.

See “Charter Amendments” above for additional information regarding the voting requirements applicable to Eaton Vance.

Duties of Directors	Under the DGCL, the standards of conduct for directors have developed through	Under the MGCL, Section 2-405.1(c) sets forth a statutory standard of conduct

Morgan Stanley Stockholder Rights	Eaton Vance Stockholder Rights

Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing and to act in good faith and in a manner that directors reasonably believe to be in the best interests of the corporation and its stockholders, and the duty of care requires directors in managing the corporation’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

requiring each director, including each committee member, to act: (i) in good faith; (ii) in a manner that he or she reasonably believes to be in the best interests of the corporation; and (iii) with the care of an ordinarily prudent person in a like position under similar circumstances. Under Section 2-405.1(g) of the MGCL, an act of a director of a corporation is presumed to be in accordance with the standard of conduct set forth in MGCL § 2-405.1(c).

EXPERTS
The financial statements of Morgan Stanley incorporated into this information statement/prospectus by reference from Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Morgan Stanley’s internal control over financial reporting as of December 31, 2019 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
With respect to the unaudited interim financial information of Morgan Stanley for the periods ended March 31, 2020 and 2019, June 30, 2020 and 2019, and September 30, 2020 and 2019, which is incorporated into this information statement/prospectus by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in Morgan Stanley’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.
The financial statements of Eaton Vance incorporated into this information statement/prospectus by reference from Eaton Vance Annual Report on Form 10-K for the year ended October 31, 2020, and the effectiveness of Eaton Vance’s internal control over financial reporting as of October 31, 2020 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS
The validity of the shares of Morgan Stanley Common Stock to be issued to Eaton Vance stockholders pursuant to the Mergers will be passed upon for Morgan Stanley by Davis Polk & Wardwell LLP.

WHERE YOU CAN FIND MORE INFORMATION
Morgan Stanley has filed a registration statement on Form S-4 to register with the SEC the shares of Morgan Stanley stock to be issued to Eaton Vance stockholders in connection with the Mergers. This information statement/prospectus is a part of that registration statement and constitutes a prospectus of Morgan Stanley. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Morgan Stanley and Morgan Stanley stock. The rules and regulations of the SEC allow Morgan Stanley and Eaton Vance to omit certain information included in the registration statement from this information statement/prospectus.
Morgan Stanley and Eaton Vance file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC maintains a website that has reports, proxy and information statements and other information about Morgan Stanley and Eaton Vance. The address of that site is https://www.sec.gov. The reports and other information filed by Morgan Stanley and Eaton Vance with the SEC are also available at their respective websites, which are https://www.morganstanley.com and https://www.eatonvance.com. Information on these websites is not part of this information statement/prospectus.
The SEC allows Morgan Stanley and Eaton Vance to “incorporate by reference” information into this information statement/prospectus. This means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this information statement/prospectus, except for any information superseded by information in this information statement/prospectus or in later filed documents incorporated by reference into this information statement/prospectus. This information statement/prospectus incorporates by reference the documents set forth below that Morgan Stanley and Eaton Vance have, respectively, previously filed with the SEC and any additional documents that either company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of this registration statement and on or prior to effectiveness of this registration statement and after the effectiveness of this information statement/prospectus and until the date that the offering is terminated (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about Morgan Stanley and Eaton Vance and their respective financial performance.
This prospectus incorporates by reference the documents set forth below previously filed with the SEC:
•	Eaton Vance’s Annual Report on Form 10-K for the fiscal year ended October 31, 2020, filed on December 22, 2020.
•	Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 27, 2020.
•
Eaton Vance’s Current Reports on Form 8-K filed on November 15, 2019, November 26, 2019, January 15, 2020, February 26, 2020, March 6, 2020, May 20, 2020, August 26, 2020, October 8, 2020, November 3, 2020, November 24, 2020, December 7, 2020 and December 18, 2020 (other than the portions of those documents not deemed to be filed).

•
Morgan Stanley’s Current Reports on Form 8-K filed on February 20, 2020, February 21, 2020, April 16, 2020, May 22, 2020, June 30, 2020, July 16, 2020, October 2, 2020, October 8, 2020, October 15, 2020 and December 21, 2020 (other than the portions of those documents not deemed to be filed).

•	Morgan Stanley’s Definitive Proxy Statement on Schedule 14A for Morgan Stanley’s 2020 annual meeting, filed on April 3, 2020.
•	Morgan Stanley’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, filed on May 5, 2020, June 30, 2020, filed on August 4, 2020, and September 30, 2020, filed on November 3, 2020.
•
Any description of shares of Morgan Stanley stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

•	Any description of shares of Eaton Vance stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.
Morgan Stanley has supplied all information contained in or incorporated by reference into this information statement/prospectus relating to Morgan Stanley, and Eaton Vance has supplied all such information relating to Eaton Vance.

Documents incorporated by reference are available from Morgan Stanley or Eaton Vance, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this information statement/prospectus. Morgan Stanley stockholders or Eaton Vance stockholders, as applicable, may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers:
Morgan Stanley
1585 Broadway
New York, NY 10036
Attention: Investor Relations
Telephone: (212) 762-8131
Email: investorrelations@morganstanley.com
Eaton Vance Corp.
Two International Place
Boston, MA 02110
Attention: Investor Relations
Telephone: 617-672-6744
Email: esenay@eatonvance.com
Neither Morgan Stanley nor Eaton Vance has authorized anyone to provide you with information that is different from what is contained in this information statement/prospectus.
If you are in a jurisdiction in which offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this information statement/prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this information statement/prospectus does not extend to you.
This information statement/prospectus is dated [•], 2021. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to Eaton Vance stockholders nor the issuance of shares of Morgan Stanley stock in the Mergers will create any implication to the contrary.

Annex A
AGREEMENT AND PLAN OF MERGER
dated as of

October 7, 2020

by and among

MORGAN STANLEY,

MIRROR MERGER SUB 1, INC.,

MIRROR MERGER SUB 2, LLC

and

EATON VANCE CORP.

A-i

A-ii

EXHIBITS
Exhibit A Charter of Surviving Corporation
SCHEDULES
Company Disclosure Schedule
Parent Disclosure Schedule
A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 7, 2020, is entered into by and among Morgan Stanley, a Delaware corporation (“Parent”), Mirror Merger Sub 1, Inc., a Maryland corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub 1”), Mirror Merger Sub 2, LLC, a Maryland limited liability company and a direct, wholly owned Subsidiary of Parent (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), and Eaton Vance Corp., a Maryland corporation (the “Company”).
WHEREAS, Parent, the Merger Subs and the Company intend to effect a reorganization in which, as steps in a single, integrated transaction, (i) Merger Sub 1 will merge with and into the Company in accordance with this Agreement and the MGCL (the “First Merger”), Merger Sub 1 will cease to exist and the Company will become a wholly owned subsidiary of Parent, and (ii) as part of the same overall transaction, the Company will merge with and into Merger Sub 2 in accordance with this Agreement, the MGCL and the LLC Act, the Company will cease to exist and Merger Sub 2 will survive as a wholly owned subsidiary of Parent (the “Second Merger” and, collectively or in seriatim with the First Merger, as appropriate, the “Mergers”);
WHEREAS, all issued and outstanding shares of Company Voting Common Stock have been deposited in a voting trust (the “Voting Trust”) governed by the Voting Trust Agreement dated as of October 30, 1997 (the “Voting Trust Agreement”);
WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the Transactions are in the best interests of the Company and the Company’s stockholders, (ii) approved and declared advisable the Mergers and the other Transactions on the terms and conditions of this Agreement, (iii) directed that the approval of the Mergers and the other Transactions on the terms and conditions of this Agreement be submitted to the Voting Trustees, the holders of the Voting Trust Receipts, and the Voting Trust, the sole holder of Company Voting Common Stock, for consideration, and (iv) recommended the approval of this Agreement and the Transactions by the Voting Trustees (in their capacities as such), the holders of the Voting Trust Receipts (in their capacities as such) and the Voting Trust;
WHEREAS, the Board of Directors of Parent has (i) determined that this Agreement and the Transactions are fair to and in the best interests of Parent’s stockholders and (ii) approved and adopted this Agreement and the Transactions;
WHEREAS, (A) the Board of Directors of Merger Sub 1 has unanimously (i) determined that this Agreement and the Transactions are in the best interests of Merger Sub 1 and the sole stockholder of Merger Sub 1, (ii) approved and declared advisable this Agreement and the Transactions, (iii) directed that the approval of this Agreement and the Transactions be submitted for approval and adoption by the sole stockholder of Merger Sub 1 and (iv) recommended the approval of this Agreement and the Transactions by the sole stockholder of Merger Sub 1, and (B) Parent, promptly following the execution of this Agreement, as the sole stockholder of Merger Sub 1, shall approve and adopt this Agreement and the Transactions;
WHEREAS, Parent as the managing member of Merger Sub 2 has approved this Agreement and the Transactions, including the Mergers;
WHEREAS, for U.S. federal income tax purposes, each of the parties intends that the Mergers, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g);
WHEREAS, in order to induce Parent and the Merger Subs to enter into this Agreement, Parent has requested that the Voting Trust, as the sole holder of the Company Voting Stock, execute and deliver to Parent, prior to the Company Stockholder Approval Deadline, a written consent, pursuant to which, among other things, the Voting Trust, as sole holder of Company Voting Common Stock, shall approve and adopt this Agreement and the Transactions (including the Mergers) (the “Written Consent”); and
WHEREAS, the Company, Parent and the Merger Subs desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the Mergers and to prescribe certain conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:
ARTICLE 1
Definitions
Section 1.01. Definitions. (a) As used in this Agreement, the following terms have the following meanings:
“Additional Private Fund Consent” means, with respect to any Private Fund, (i) any authorization or other approval from, or filing with, a Governmental Authority necessary to obtain the applicable Private Fund Consent or otherwise effectuate the transactions contemplated by this Agreement with respect to such Private Fund, and (ii) any Consent required to prevent or waive any put right, right of redemption, termination of the investment period, termination of such Private Fund or default materially adverse to the Company or any Subsidiary of the Company pursuant to any Fund Document of such Private Fund.
“Adjusted Assets Under Management” means, for any account of any Client, as of a particular date of determination, the Base Date Assets Under Management with respect to each such account, or, for any Person who becomes a Client after the Base Date, the initial assets under management in each account of such Client, without duplication, in each case, as adjusted, in the case of any Revenue Run-Rate determination after the Base Date, to reflect net cash flows with respect to the assets under management with respect to each account of such Client (including any additions, withdrawals, terminations, redemptions or deposit of additional funds, or written notices of withdrawal, redemption or termination) that occurred after the Base Date (or, in the case of a Person that becomes a Client after the date of this Agreement, on or after the date that such Person became a Client) through such date of determination; provided, however, that in no event will the Adjusted Assets Under Management for any Client be less than zero. For the avoidance of doubt, (i) for any Revenue Run-Rate determination after the Base Date, any increase or decrease in the applicable assets under management with respect to the accounts of such Client due to market appreciation or depreciation and any currency fluctuations, in each case, that occurred after the Base Date (or, in the case of a Person that becomes a Client after the date of this Agreement, that occurred on or after the date that such Person became a Client) through such date of determination, will be excluded from the calculation of Adjusted Assets Under Management; and (ii) any assets under management for any Client for which the Company or its Subsidiaries act as investment adviser and sub-adviser shall be counted only once.
“Advisory Agreement” means an investment advisory agreement entered into by a Company RIA Subsidiary with a Client for the purpose of providing Investment Advisory Services to such Client.
“Affiliate” means, (i) with respect to any Person (other than Parent or the Merger Subs), any other Person, whether now or in the future, directly or indirectly controlling, controlled by, or under common control with such Person and (ii) with respect to Parent or the Merger Subs, any other Person, whether now or in the future, directly or indirectly controlled by Parent or the Merger Subs.
“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other foreign or domestic Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including through merger or acquisition.
“Applicable Law(s)” means, with respect to any Person, any U.S., non-U.S. or transnational federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Order, directive or other similar legislation or requirement enacted, adopted, promulgated or applied by a Governmental Authority or Self-Regulatory Organization that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise in this Agreement.
“Base Date” means September 30, 2020.
“Base Date Assets Under Management” means, for any account of any Client, without duplication, the assets under management with respect to each account of such Client as of the Base Date, calculated in a manner consistent with the calculation of base advisory fees payable in respect of each such Client under the applicable Advisory Agreement; provided that (i) the aggregate Base Date Assets Under Management attributable to Clients that are not SMA Clients will be as set forth on Section 4.16(d) of the Company Disclosure Schedule and (ii) the Base Date Assets Under Management attributable to SMA Clients will be reduced in accordance with the proviso in the definition of “Base Date Revenue Run-Rate.” For the avoidance of doubt, any assets under management for any Client for which the Company or its Subsidiaries act as investment adviser and sub-adviser shall be counted only once.

“Base Date Revenue Run-Rate” means the aggregate Revenue Run-Rate for all accounts of all Clients determined as of the Base Date and which for all purposes under this Agreement shall be calculated (i) in the case of all Clients that are not SMA Clients, using the Base Date Assets Under Management of such Clients set forth on Section 4.16(d) of the Company Disclosure Schedule and the Revenue Run-Rate as of the Base Date for such Clients as determined in accordance with Section 8.12 utilizing such Base Date Assets Under Management (“Non-SMA Base RRR”) and (ii) in the case of SMA Clients, using the Revenue Run-Rate as of the Base Date for such SMA Clients (“SMA Base RRR”) as determined in accordance with Section 8.12; provided that the SMA Base RRR, as calculated in accordance with Section 8.12 (and the associated Base Date Assets Under Management), will be reduced, with respect to an SMA Client, to reflect any assets under management attributable to a written request from the SMA Client to withdraw or redeem its invested capital or account balance or to terminate its Advisory Agreement that has been delivered to the Company, one of its Subsidiaries or a Fund on or prior to the Base Date.
“BHC Act” means the Bank Holding Company Act of 1956.
“Broker-Dealer” means a “broker” or “dealer” (as defined in Sections 3(a)(4) and 3(a)(5) of the Securities Exchange Act) engaging in such activity from within the United States or with investors located in the United States (absent an available registration exception or exemption). For the avoidance of doubt, the Company Broker-Dealer Subsidiary shall constitute a “Broker-Dealer” for all purposes hereof.
“Brokerage Services” means brokerage, broker-dealer transaction processing, dealer, distributorship, custodial, and related services, or any other services that involve acting as a Broker-Dealer, and performing ancillary services and activities related or incidental thereto.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Boston, Massachusetts are authorized or required by Applicable Law to close.
“Calculation Time” means the close of business in accordance with the Company’s historic accounting practices on the day that is five (5) Business Days prior to the Closing Date; provided that if (i) the Closing Date is one of the first ten (10) Business Days of a calendar month, then the Closing Revenue Run-Rate for all Consenting Clients (as of the Calculation Time) that are SMA Clients shall be calculated based on Adjusted Assets Under Management as of the last Business Day of the second preceding calendar month or (ii) the Closing Date is not one of the first ten (10) Business Days of a calendar month, then the Closing Revenue Run-Rate for all Consenting Clients (as of the Calculation Time) that are SMA Clients shall be calculated based on Adjusted Assets Under Management as of the last Business Day of the immediately preceding calendar month, in each case, in accordance with the Company’s historic accounting practices.
“CEA” means the Commodity Exchange Act.
“Centerview” means Centerview Partners LLC.
“CFTC” means the U.S. Commodity Futures Trading Commission.
“Client” means any client or customer of a Company RIA Subsidiary for Investment Advisory Services.
“Client Consent Percentage” means a fraction (expressed as a percentage), the numerator of which is the Closing Revenue Run-Rate and the denominator of which is the Base Date Revenue Run-Rate.
“Closing Condition Regulatory Approvals” means the Consents set forth on Section 9.03(b) of the Company Disclosure Schedule.
“Closing Revenue Run-Rate” means the aggregate Revenue Run-Rate determined as of the Calculation Time of all Consenting Clients (with respect to the applicable Consent), it being understood and agreed that the determination of Closing Revenue Run-Rate (a) shall exclude any Non-Consenting Clients and their respective Adjusted Assets Under Management, (b) be reduced by the effect of all Client Economic Term Changes (solely in clause (i) of the definition thereof) with respect to Material Advisory Agreements and/or Small Advisory Agreements (whether or not approved by or required to be approved by Parent in accordance with Section 6.01(q) or Section 6.01(r), respectively), and (c) other than as provided in the definition of “Adjusted Assets Under Management” and the foregoing clauses (a) and (b), be calculated using the same methodology used to calculate the Base Date Revenue Run-Rate.
“Code” means the U.S. Internal Revenue Code of 1986.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2019 that was filed with the SEC on December 20, 2019.
“Company Acquisition Proposal” means (other than the Transactions) any indication of interest, proposal or offer from any Person or Group, other than Parent and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or its Subsidiaries (including securities of the Company’s Subsidiaries) equal to 15% or more of the consolidated assets of the Company, or to which 15% or more of the revenues or earnings of the Company on a consolidated basis are attributable, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of (1) 15% or more of the outstanding shares of Company Stock or (2) any equity or voting securities of the Company or any of the Company’s Subsidiaries representing, directly or indirectly, 15% or more of the consolidated assets of the Company or 15% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis, (iii) tender offer or exchange offer that, if consummated, would result in such Person or Group beneficially owning (1) 15% or more of the outstanding shares of Company Stock or (2) any equity or voting securities of the Company or any of the Company’s Subsidiaries representing, directly or indirectly, 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, under which such Person or Group would acquire, directly or indirectly, (A) assets (including securities of the Company’s Subsidiaries) equal to 15% or more of the consolidated assets of the Company and its Subsidiaries, or to which 15% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis are attributable, or (B) beneficial ownership of (1) 15% or more of the outstanding shares of Company Stock or (2) any equity or voting securities of the Company or any of the Company’s Subsidiaries representing, directly or indirectly, 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of the revenues or earnings of the Company and its Subsidiaries on a consolidated basis.
“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of the Company Balance Sheet Date, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended July 31, 2020.
“Company Balance Sheet Date” means July 31, 2020.
“Company Broker-Dealer Subsidiary” means Eaton Vance Distributors, Inc.
“Company Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative representing Company Personnel.
“Company Credit Agreement” means that certain Credit Agreement, dated December 11, 2018, by and among the Company, as borrower, Wells Fargo Bank, National Association as administrative agent, Eaton Vance Management, as guarantor, and the lenders thereto.
“Company Disclosure Schedule” means the Company Disclosure Schedule delivered to Parent and the Merger Subs on the date of this Agreement.
“Company DSU Award” means each deferred stock unit award in respect of shares of Company Non-Voting Common Stock granted under any Company Stock Plan.
“Company Employee Plan” means any Employee Plan (i) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any Company Personnel, or (ii) for which the Company or any of its Subsidiaries has any direct or indirect liability by reason of being an ERISA Affiliate of the plan sponsor or any contributing employer.
“Company Equity Awards” means Company Stock Options, awards for Company Restricted Stock, Company DSU Awards, Company RSU Awards and Company Subsidiary Employee Equity Awards.
“Company ESPPs” means the 2013 Employee Stock Purchase Plan (Qualified ESPP), the 2013 Nonqualified Employee Stock Purchase Plan (Nonqualified ESPP), and the 2013 Incentive Compensation Nonqualified Employee Stock Purchase Plan, in each case, as amended from time to time.
“Company Financial Advisors” means Centerview and Houlihan, each as financial advisor to the Company.

“Company Material Adverse Effect” means any event, circumstance, development, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided that no event, circumstance, development, change, occurrence or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect, or whether a Company Material Adverse Effect would reasonably be expected to occur: (i) any changes after the date hereof in general United States or global economic conditions, including changes in United States or global securities, credit, financial, debt or other capital markets, (ii) any changes after the date hereof in conditions generally affecting the industries in which the Company or any of its Subsidiaries materially engages, (iii) any reduction in the assets under management of the Company or any of its Subsidiaries (it being understood and agreed that this clause (iii) shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such reduction that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (iv) any decline, in and of itself, in the market price or trading volume of the Company Non-Voting Common Stock, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (it being understood and agreed that this clause (iv) shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (v) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that this clause (v) shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (vi) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement (it being understood and agreed that this clause (vi) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the public announcement or the pendency of this Agreement), (vii) any changes after the date hereof in any Applicable Law or GAAP (or authoritative interpretations thereof), (viii) any action or omission taken by the Company pursuant to the written request of Parent or the Merger Subs or (ix) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), except in the case of each of clauses (i), (ii), (vii) or (ix), to the extent that any such event, circumstance, development, change, occurrence or effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such event, circumstance, development, change, occurrence or effect has on other companies operating in the industries in which the Company or any of its Subsidiaries materially engages; it being agreed, for purposes of this Agreement, that the COVID-19 pandemic has not, as of the date of this Agreement, had such a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole.
“Company Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, including any Contract to which the Company or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, constituting: (i) any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(9) or 601(b)(10) of Regulation S-K under the Securities Act; (ii) any Contract relating to indebtedness for borrowed money in excess of $10,000,000 or any guarantee thereof, or any Contract required to be filed under Item 601(b)(4) of Regulation S-K under the Securities Act; (iii) any Contract that (A) restricts, or purports to restrict, the ability of the Company or any of its Subsidiaries (or, after the Closing, Parent or any of its Affiliates) to engage or compete in any activity or business or with any Person or in any geographical area or provide any type of good or service in a manner, (B) contains any material exclusivity or material “most favored nation” obligations, material rights of first refusal, material rights of first offer, material put or call rights or other similar provisions that are binding on the Company or any of its Subsidiaries (or, after the Effective Time, that would be, or would purport to be, binding on Parent or any of its Affiliates) or (C) otherwise limits or restricts, in any material respect, the Company or any of its Subsidiaries (or, after the Effective Time, Parent or any of its Affiliates) from hiring or soliciting any Person for employment (other than Contracts with clients or vendors entered into in the ordinary course of business); (iv) any

Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of any business or any material amount of assets (excluding dispositions or acquisitions which were consummated prior to the date of this Agreement and with respect to which there is no ongoing liability or obligation of the Company or any of its Subsidiaries); (v) any (A) Advisory Agreement relating to an individually managed account that is reasonably likely to provide annual payments in excess of $2,500,000 or (B) other Advisory Agreement that is reasonably likely to provide annual payments in excess of $15,000,000; (vi) a joint venture, partnership, limited liability company agreement or similar Contract with third parties; (vii) an agreement limiting or restricting, or purporting to limit or restrict, the ability of either of the Company or its Subsidiaries (or, after the Closing, Parent or any of its Affiliates) to make distributions or declare or pay dividends in respect of its capital stock or membership interests, as the case may be; (viii) any Contract (or series of Contracts with a party or related parties), other than Advisory Agreements, that provides for payments by or to the Company or any of its Subsidiaries, or pursuant to which the Company or any Subsidiary is reasonably likely to receive or make payments, in excess of $20,000,000 annually; (ix) any Company Collective Bargaining Agreements; (x) any Contracts with any (A) executive officer or director of the Company or any of its Subsidiaries (other than employment arrangements), (B) record or, to the knowledge of the Company, beneficial owner of five percent (5%) or more of the voting securities of the Company or five percent (5%) or more of the Company Stock, or (C) affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act) of any such executive officer, director or record or beneficial owner; (xi) any Contract providing a right of indemnification from the Company or any Subsidiary of the Company to any Person (including a director, officer or employee of the Company or any Subsidiary of the Company), other than any Contracts with customers or suppliers entered into in the ordinary course of business; and (xii) any Contract reasonably expected to result in payments made or received by the Company and its Subsidiaries in excess of $5,000,000 in any year that provides for any referral arrangement, commission sharing arrangement or co-marketing arrangement, including, any finder’s agreement for soliciting, distributing or promoting Investment Advisory Services or Brokerage Services by or to the Company or any of its Subsidiaries.
“Company Non-U.S. RIA Subsidiary” means each Subsidiary of the Company that is registered under Applicable Law of a country outside the United States of America to provide Investment Advisory Services in the country where it provides such services.
“Company Non-Voting Common Stock” means the Non-Voting Common Stock, par value $0.00390625, of the Company.
“Company Notes” means the Company’s 3.625% Notes due June 15, 2023 and 3.50% Notes due April 6, 2027.
“Company Personnel” means any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.
“Company Restricted Stock” means shares of Company Non-Voting Common Stock, granted or issued under the Company Stock Plans, that is subject to vesting or other forfeiture conditions or repurchase by the Company.
“Company RIA Subsidiaries” means collectively the Company U.S. RIA Subsidiaries and the Company Non-U.S. RIA Subsidiaries.
“Company RSU Award” means each restricted stock unit award in respect of shares of Company Non-Voting Common Stock granted or issued under any Company Stock Plan, but shall not include a Company Subsidiary Employee Equity Award.
“Company Stock” means the Company Non-Voting Common Stock and the Company Voting Common Stock.
“Company Stock Exchange” means the New York Stock Exchange, Inc., or any successor thereto.
“Company Stock Plans” means, collectively, the Eaton Vance 2008 Omnibus Incentive Plan and the Eaton Vance 2013 Omnibus Incentive Plan, in each case, as amended from time to time.
“Company Subsidiary Employee Equity Award” means an outstanding equity award granted under a Company Subsidiary Employee Equity Plan.
“Company Subsidiary Employee Equity Plans” means, collectively, the 2018 Parametric Phantom Incentive Plan, the 2016 Parametric Phantom Incentive Plan, and the 2017 Atlanta Capital Phantom Incentive Plan, in each case, as amended from time to time.

“Company U.S. RIA Subsidiary” means each Subsidiary of the Company that is registered as an investment adviser under the Investment Advisers Act.
“Company Voting Common Stock” means the Common Stock, par value $0.00390625 per share, of the Company.
“Consent” means any consent, approval, waiver, license, permit, variance, exemption, franchise, clearance, authorization, acknowledgment, Order or other confirmation.
“Consenting Client” means:
i. each Public Fund in respect of which Public Fund Board Approval (which, for the avoidance of doubt, does not include solely an Interim Public Fund IAA Approval) and Public Fund Shareholder Approval (except, in the case of a Public Fund not sponsored by the Company or its Subsidiaries, if not required under a manager-of-managers exemptive orders granted under the Investment Company Act by the SEC with respect to such Public Fund) has been obtained in accordance with Section 6.05(c) and Applicable Law; and
ii. each other Client whose Consent (and/or the Consent of the investors therein) to the assignment or deemed assignment of its Advisory Agreement as a result of the transactions contemplated hereby shall have been obtained or be deemed to have been obtained, as applicable, in accordance with Section 6.05 (including pursuant to a Negative Consent Notice or a Private Fund Negative Consent Notice to the extent contemplated in Section 6.05), in each case, so as to permit the applicable Company RIA Subsidiary in accordance with Applicable Law and the applicable Advisory Agreement to continue to provide Investment Advisory Services to such Client following the Closing Date;
provided that, anything to the contrary herein notwithstanding (A) in the case of clause (ii), (I) a Client that is a Private Fund shall not be deemed a Consenting Client unless it (and/or the investors therein, if applicable) has also provided or been deemed to have provided in accordance with Applicable Law and applicable Fund Documents any applicable Additional Private Fund Consent if and to the extent required by Section 6.05(b) and (II) a Client that receives Investment Advisory Services from a Company RIA Subsidiary through a wrap program, separately managed account (“SMA”) program or other managed account program (a “SMA Client”), in any such case, sponsored by a third party shall not be deemed a Consenting Client if such sponsor has not provided or been deemed to have provided in accordance with Section 6.05 (or has revoked in writing prior to the Calculation Time) (x) its Consent to the assignment or deemed assignment of the related Advisory Agreement with the Company or any Subsidiary of the Company if such Consent is required by such Advisory Agreement or Applicable Law or (y) any other Consent required by a Contract with such sponsor as a result of the Transactions; and (B) in the case of either clause (i) or (ii), no Client shall be deemed a Consenting Client if, prior to the Calculation Time, it has revoked in writing its Consent (or Additional Private Fund Consent, as applicable) or terminated in writing its Advisory Agreement.
The foregoing notwithstanding, in the case of either clause (i) or (ii) above: (w) a Client with a Material Advisory Agreement that is otherwise a Consenting Client shall not be, or be deemed to be, a Non-Consenting Client solely as a result of any Client Economic Term Change in respect of such Client that is (i) approved by Parent in accordance with Section 6.01(q) or (ii) for which Parent’s approval is not required under Section 6.01(q); (x) a Client with a Small Advisory Agreement that is otherwise a Consenting Client shall not be, or be deemed to be, a Non-Consenting Client solely as a result of any Client Economic Term Change in respect of such Client that is (i) approved by Parent in accordance with Section 6.01(r) or (ii) for which Parent’s approval is not required under Section 6.01(r); (y) a Client in respect of which a Client Economic Term Change has been effected in violation of Section 6.01(q) or Section 6.01(r) shall be deemed a Non-Consenting Client for all purposes hereunder; and (z) a Client shall be deemed a Non-Consenting Client for all purposes hereunder if its Advisory Agreement as of Closing (or as agreed by the Company or any of its Subsidiaries to be in effect upon or after the Closing) shall not be on the same terms and conditions as the terms and conditions under such Advisory Agreement in effect as of the date hereof, excluding for purposes of such comparison (i) Client Economic Term Changes effected in accordance with Section 6.01(q) or Section 6.01(r), (ii) changes to conform such Advisory Agreement to (a) the terms of the Company’s (or applicable Subsidiary’s) applicable standard form of advisory contract as of the date hereof, (b) Applicable Law or (c) industry best practices or (iii) immaterial changes (clauses (ii) and (iii), “Permitted Client Non-Economic Term Changes”).

“Contract” means, with respect to a Person, any written or oral contract, agreement, obligation, commitment, arrangement, understanding, instrument, lease, sublease or license to which such Person is a party or by which such Person is otherwise bound.
“control”, unless otherwise specified, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“COVID-19 Response” means any social distancing measure, office closure or safety measure adopted pursuant to the express requirements set forth under any Applicable Law promulgated by any Governmental Authority in the relevant jurisdiction, including the Centers for Disease Control and Prevention, in each case, in response to or in connection with the COVID-19 pandemic.
“CPO/CTA” means any entity registered with the CFTC and the NFA as a Commodity Pool Operator and/or Commodity Trading Advisor.
“CPO/CTA Subsidiary” means each Subsidiary of the Company that is registered as a CPO/CTA.
“DTCC” means the Depository Trust & Clearing Corporation.
“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy, or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits, excluding, in each case, any such arrangement required to be maintained, sponsored or contributed to by a Governmental Authority.
“Environmental Law” means any Applicable Law relating to (i) human health and safety, (ii) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (iii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances.
“Environmental Permits” means all Consents (including consents required by Contract) of Governmental Authorities required by Environmental Law and affecting, or relating to, the business of the Company or any of its Subsidiaries, or the business of Parent or any of its Subsidiaries, as applicable.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would (at any relevant time) be treated as a single employer under Section 414 of the Code.
“ERISA Client” means each Client that is (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code, (iii) an employee benefit plan, plan, account or arrangement that is subject to any Similar Law, or (iv) any entity whose underlying assets are considered to include “plan assets” (as defined by the regulations of the Department of Labor, as amended by Section 3(42) of ERISA) of any such employee benefit plan, plan, account or arrangement, or a Person acting on behalf of such a Client.
“Fiduciary Shares” means any shares of Company Stock or Parent Common Stock owned by the Company, Parent, or any of their respective Subsidiaries, in each case, (i) in such Person’s fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account, (ii) as a result of debts previously contracted by such Person, (iii) in such Person’s capacity as an underwriter or market-maker or in connection with its proprietary trading or arbitrage activities or other similar activities in the ordinary course of business, (iv) in the context of ordinary course brokerage (including prime brokerage), asset management, private banking, wealth management, research or similar activities of such Person, or (v) in connection with such Person’s transactions that are undertaken by pension funds or employee benefit programs.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.
“FINRA” means the Financial Industry Regulatory Authority, Inc.
“FINRA Application” means an application pursuant to FINRA Rule 1017 seeking FINRA’s approval of the change of ownership or control of a FINRA member Broker-Dealer.
“Fixed Exchange Ratio” means 1.1666.
“Fund” means any Public Fund, Private Fund or Non-U.S. Retail Fund; provided, however, that solely for purposes of Section 4.17 (other than Section 4.17(c)), the term “Fund” shall not include any entity as to which there is a Sub-advisory Relationship.
“Fund Documents” means with respect to a Fund, the then-current limited partnership agreement, limited liability company agreement, operating agreement, shareholders’ agreement, memorandum and articles of association, or similar governing document governing the operations of any entities that comprise such Fund, the then-current Advisory Agreements, managed account agreements, sponsorship and/or other agreements in respect of the management thereof, as amended from to time to time, as well as the then-current offering memorandum (if any) of such Fund.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, bureau, office, board, instrumentality, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority, including FINRA or any other applicable Self-Regulatory Organization, and any individual, body or entity exercising or having the authority to exercise under the Applicable Laws thereof any executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any Taxing Authority, board of trade, federal revenue offices, securities exchanges commission, stock exchange, and any court, arbitrator or arbitration panel with proper authority and jurisdiction under such Applicable Laws.
“Group” means a “group” as defined in Section 13(d) of the Securities Exchange Act.
“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Applicable Law relating to the environment or natural resources or that is otherwise regulated, or for which liability may be imposed, by any Governmental Authority with jurisdiction over Environmental Laws.
“Houlihan” means Houlihan Lokey Capital, Inc.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Intellectual Property” means any and all of the following, whether or not registered, and all rights therein, arising in the United States or any other jurisdiction throughout the world: (i) trademarks, service marks, trade names, certification marks, logos, trade dress, brand names, corporate names, Internet domain names and other indicia of origin, together with all goodwill associated therewith or symbolized thereby, and all registrations and applications relating to the foregoing; (ii) patents and pending patent applications and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof; (iii) registered and unregistered copyrights (including those in Software), all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof; (iv) trade secrets and rights in confidential technology and information, know-how, inventions, improvements, processes, formulae, algorithms, models, methodologies, customer and supplier lists, pricing and cost information and business and marketing plans and proposals; (v) rights in Software; and (vi) other similar types of proprietary or intellectual property rights.
“Interim Public Fund IAA Approval” has the meaning set forth in the definition of “Public Fund Board Approval Item.”
“International Plan” means any Company Employee Plan or Parent Employee Plan that is not a U.S. Plan.
“Investment Advisers Act” means the Investment Advisers Act of 1940.

“Investment Advisory Services” means investment management or investment advisory services, including any subadvisory services, that involve acting as an “investment adviser” within the meaning of the Investment Advisers Act or other Applicable Law.
“Investment Company Act” means the Investment Company Act of 1940.
“IRS” means the U.S. Internal Revenue Service.
“IT Assets” means, with respect to any Person, any and all computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned by or purported to be owned by such Person or any of its Subsidiaries, or licensed or leased, or purported to the licensed or leased, to such Person or any of its Subsidiaries (excluding any public networks).
“Key Employee” means an employee of the Company or any of its Subsidiaries with the title of Vice President or above.
“knowledge” of any Person that is not an individual means the knowledge, after reasonable inquiry, of (a) in the case of the Company, those officers of the Company set forth in Section 1.01 of the Company Disclosure Schedule and (b) in the case of Parent: Jonathan Pruzan, Eric Grossman, Raul Yanes and Sebastiano Visentini.
“Licensed Intellectual Property” means any and all Intellectual Property owned by a Third Party and licensed or sublicensed to or purported to be licensed or sublicensed to the Company or any of its Subsidiaries.
“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, real property covenant, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“LLC Act” means the Maryland Limited Liability Company Act.
“Material Advisory Agreement” means any Advisory Agreement that represents annual revenue of at least $25,000,000 to the Company and/or any of its Subsidiaries for the 12-month period ended on the Base Date.
“Merger Consideration” means, with respect to any Company Share (other than any Excluded Share), the shares of Parent Common Stock to be issued, and cash payable, upon the conversion of such Company Share pursuant to Section 2.04(a) or Section 2.04(b)(ii) and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.09, as applicable.
“MGCL” means the Maryland General Corporation Law.
“NFA” means the National Futures Association.
“NSCC” means the National Securities Clearing Corporation.
“Non-Consenting Client” means each Client other than a Consenting Client.
“Non-SMA Base RRR” has the meaning set forth in the definition of Consenting Client.
“Non-U.S. Retail Fund” means each vehicle for collective investment in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing (a) that is registered or authorized by a non-U.S. Governmental Authority in the jurisdiction in which it is established (including in the European Union undertakings for collective investment in transferable securities (“UCITs”)), and (b) for which the Company or one or more of its Subsidiaries, or one more Subsidiaries of Parent, acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser, sub-adviser or in a similar capacity; provided, however, that solely for purposes of Section 4.17 (other than Section 4.17(c)), the term “Non-U.S. Retail Fund” shall not include any entity as to which there is a Sub-advisory Relationship.
“Order” means any order, writ, decree, judgment, award, decision, injunction, ruling, settlement, subpoena, verdict, consent decree, compliance order, civil or administrative order, or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority or arbitrator (in each case, whether temporary, preliminary or permanent).

“Owned Intellectual Property” means, with respect to any Person, any and all Intellectual Property owned or purported to be owned by such Person or any of its Subsidiaries.
“Parent Balance Sheet” means the consolidated balance sheet of Parent and its Subsidiaries as of the Parent Balance Sheet Date, and the footnotes to such consolidated balance sheet, in each case set forth in Parent’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2020.
“Parent Balance Sheet Date” means June 30, 2020.
“Parent Closing Price” means the closing price of one (1) share of Parent Common Stock on the Parent Stock Exchange on the trading day preceding the Closing Date.
“Parent Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between Parent or any of its Subsidiaries and any labor organization or other authorized employee representative representing Parent Personnel.
“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.
“Parent Common Stock Reference Price” means the volume-weighted average closing price, rounded to four decimal places, of one (1) share of Parent Common Stock on the Parent Stock Exchange for the period of ten (10) consecutive trading days ending on the second full trading day preceding the Closing Date.
“Parent Disclosure Schedule” means the Parent Disclosure Schedule delivered to the Company on the date of this Agreement.
“Parent Employee Plan” means any Employee Plan (i) that is sponsored, maintained, administered, contributed to or entered into by Parent or any of its Subsidiaries for the current or future benefit of any Parent Personnel, or (ii) for which the Parent or any of its Subsidiaries has any direct or indirect liability by reason of being an ERISA Affiliate of the plan sponsor or any contributing employee.
“Parent Material Adverse Effect” means any event, circumstance, development, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the financial condition, assets, liabilities, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided that no event, circumstance, development, change, occurrence or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Parent Material Adverse Effect, or whether a Parent Material Adverse Effect would reasonably be expected to occur: (i) any changes after the date hereof in general United States or global economic conditions, including changes in United States or global securities, credit, financial, debt or other capital markets, (ii) any changes after the date hereof in conditions generally affecting the industries in which the Parent or any of its Subsidiaries materially engages, (iii) any reduction in the assets under management of Parent or any of its Subsidiaries (it being understood and agreed that this clause (iii) shall not preclude the Company from asserting that any facts or occurrences giving rise to or contributing to such reduction that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (iv) any decline, in and of itself, in the market price or trading volume of Parent Common Stock, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Parent or any of its Subsidiaries (it being understood and agreed that this clause (iv) shall not preclude the Company from asserting that any facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (v) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that this clause (v) shall not preclude the Company from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (vi) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement (it being understood and agreed that this clause (vi) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the public announcement or the pendency of this Agreement), (vii) any changes after the date hereof in any Applicable Law or GAAP (or authoritative interpretations thereof), (viii) any action or omission taken by Parent or the Merger Subs pursuant to the written request of the Company or (ix) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), except in the case of each of clauses (i), (ii), (vii) or (ix), to the extent that any such event, circumstance, development, change, occurrence or effect has a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such event, circumstance, development, change, occurrence or effect has on other companies operating in the industries in which the Parent or any of its Subsidiaries materially engages; it being agreed, for purposes of this Agreement, that the COVID-19 pandemic has not, as of the date of this Agreement, had such a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole.
“Parent Personnel” means any director, officer, employee or individual independent contractor of the Parent or any of its Subsidiaries.
“Parent Share Issuance” means the issuance of shares of Parent Common Stock in connection with the First Merger, as contemplated hereby.
“Parent Stock Exchange” means the New York Stock Exchange, Inc., or any successor thereto.
“Permitted Lien” means (i) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and, in each case, with respect to which adequate reserves have been established in accordance with GAAP and set forth in the Company Balance Sheet or Parent Balance Sheet, as applicable, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, in each case, arising in the ordinary course of business, in each case, with respect to which adequate reserves have been established in accordance with GAAP and set forth in the Company Balance Sheet or Parent Balance Sheet, as applicable, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, in each case, arising in the ordinary course of business, (iv) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that do not, in any case, materially detract from the value or the use of the property subject thereto, (v) statutory landlords’ liens and liens granted to landlords under any lease, (vi) non-exclusive licenses to Intellectual Property granted in the ordinary course of business or (vii) any Liens which are disclosed on the Company Balance Sheet (in the case of Liens applicable to the Company or any of its Subsidiaries) or the Parent Balance Sheet (in the case of Liens applicable to Parent or any of its Subsidiaries) or the notes thereto.
“Permitted Client Non-Economic Term Changes” shall have the meaning set forth in the definition of “Consenting Client”.
“Person” means any individual, corporation, partnership, limited liability company, association, bank, savings association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision.
“Private Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (i) that is not registered with the SEC as an investment company under the Investment Company Act, and (ii) for which the Company or one or more of its Subsidiaries, acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser, sub-adviser, or in a similar capacity; provided, however, that solely for purposes of Section 4.17 (other than Section 4.17(c)), the term “Private Fund” shall not include any entity as to which there is a Sub-advisory Relationship.
“Private Fund Consent” means, for any Advisory Agreement with a Private Fund, a consent to the assignment or deemed assignment of the Advisory Agreement provided in accordance with Section 6.05(b) that is in full force and effect at the Closing.
“Proceeding” means any legal, administrative, arbitral or other proceeding (including disciplinary proceeding), claim, suit, action or governmental or regulatory audit, investigation or inquiry of any nature.
“Public Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (a) that is registered with the SEC as an investment company under the Investment Company Act (including any business development company regulated as such under the Investment Company Act), and (b) for which the Company or one or more of its Subsidiaries acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser, sub-adviser, or in a similar capacity; provided, however, that solely for purposes of Section 4.17 (other than Section 4.17(c)), the term “Public Fund” shall not include any entity as to which there is a Sub-advisory Relationship.
“Public Fund Board” means the board of directors or trustees (or Persons performing similar functions) of a Public Fund.
“Public Fund Board Approval Item” means, with respect to a Public Fund, the requisite approval by the applicable Public Fund Board in accordance with Section 15(a) and 15(c) of the Investment Company Act of a new Advisory Agreement, to be effective as of the Closing Date (“Public Fund IAA Approval”); provided that, the term “Public Fund IAA Approval” shall not include solely approval by a Public Fund Board of any interim Advisory Agreement approved in accordance with Rule 15a-4 under the Investment Company Act (although the Company may nonetheless in its own discretion, or upon the request of Parent (such request not to be unreasonably denied or delayed), seek the approval by the applicable Public Fund Board pursuant to such Rule 15a-4 of an interim Advisory Agreement for any Public Fund with respect to any period after Closing in connection with the transactions contemplated by this Agreement) (an “Interim Public Fund IAA Approval”).
“Public Fund IAA Approval” has the meaning set forth in the definition of “Public Fund Board Approval Item.”
“Public Fund SEC Documents” means the forms, statements, reports and documents required to be filed by any Public Fund with, or required to be furnished by any Public Fund to, the SEC pursuant to the Investment Company Act, the Securities Act, the Securities Exchange Act or other Applicable Law (including any exhibits or amendments thereto).
“Public Fund Shareholder Approval Item” means, with respect to a Public Fund, the requisite approval by the applicable Public Fund shareholders of the Public Fund IAA Approval.
“Revenue Run-Rate” means, as of any date, without duplication, the aggregate annualized investment advisory, investment management, subadvisory or other similar recurring fees for all accounts of all Clients (including the Funds) in question (but excluding performance-based, incentive, contingent or similar fees, distribution and servicing fees, securities lending fees, transaction revenues, 12b-1 or other distribution fees and fund administration fees) payable to the Company or any Subsidiary, determined by multiplying (a) in the case of the Base Date Revenue Run-Rate, the Base Date Assets Under Management, or (b) in the case of the Closing Revenue Run-Rate, the Adjusted Assets Under Management, in either case for each account of each such Client as of the applicable date by the applicable annual fee rate or fee schedule for each account of each such Client under the applicable Advisory Agreement as of the applicable date (or in the case of the Closing Revenue Run-Rate, such fee rate as the Company or any of its Subsidiaries has agreed with the applicable Client will be in effect following the Closing) (not including any carried interest or profits interests, and net of any sub-advisory fees paid by the Company or any Subsidiary to a Person other than the Company or a Subsidiary), less as a reduction to such applicable annual fee rates, advisory fee waivers then in effect with respect to each such Client. For the avoidance of doubt, Revenue Run-Rate shall not be calculated less or net of any expense reimbursements or Supplemental Payments.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Securities Exchange Act” means the Securities Exchange Act of 1934.
“Securities Laws” means the Securities Act, the Securities Exchange Act, the Investment Company Act, the Investment Advisers Act, state “blue sky,” securities and investment advisory laws, all applicable foreign securities laws and, in each case, the rules of each applicable Self-Regulatory Organization relating to securities.
“Self-Regulatory Organization” means a self-regulatory organization, including any “self-regulatory organization” as such term is defined in Section 3(a)(26) of the Securities Exchange Act, any “self-regulatory organization” as such term is defined in CFTC Rule 1.3, and any other U.S. or non-U.S. securities exchange, futures exchange, futures association, commodities exchange, clearinghouse or clearing organization.

“Similar Law” means any federal, state or local law materially similar to the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code.
“SMA Base RRR” shall have the definition set forth in the definition of “Consenting Client.”
“SMA” shall have the definition set forth in the definition of “Consenting Client.”
“SMA Client” shall have the definition set forth in the definition of “Consenting Client.”
“Software” means all (i) computer programs and other software including any and all software implementations of algorithms, models and, methodologies, assemblers, applets, compilers, development tools, design tools and user interfaces, whether in source code or object code form, (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise, and (iii) updates, upgrades, modifications, improvements, enhancements, derivative works, new versions, new releases and corrections to or based on any of the foregoing.
“Sub-advisory Relationship” means any Contract pursuant to which the Company or any of its Subsidiaries provides sub-advisory services to any investment fund or other collective investment vehicle (including any general or limited partnership, trust, or limited liability company and whether or not dedicated to a single investor) or any account whose sponsor, principal adviser, general partner, managing member or manager is any Person who is not the Company or a Subsidiary of the Company.
“Subsidiary” means, when used with reference to a Person, (i) any other Person of which securities or other ownership interests having ordinary voting power or other right (by ownership of securities, Contract or otherwise) to elect a majority of the board of directors or other governing body or Persons performing similar functions, or more than 50% of the outstanding voting securities of which, are owned, directly or indirectly, by such first Person or (ii) any other Person with respect to which such first Person controls the management (by ownership of securities, Contract or otherwise). For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary.
“Supplemental Payments” means, as applicable, any “adviser pay,” “fee for services,” “revenue sharing” or supplemental payments paid or payable by the Company or any of its Subsidiaries to financial intermediaries or other third-parties for (1) the sale of investment management or advisory services, or the sale of shares or interests, to Clients or potential Clients, or investors or potential investors in any Fund, or (2) the ongoing administrative maintenance of relationships with Clients or investors in Funds (including the performance of services with respect to such Clients or investors) whether or not as revenue sharing, or for shareholder services, recordkeeping services or other services (other than fees paid directly from the accounts of such Clients or investors or initially paid by the Company or any of its Subsidiaries and reimbursed by such Clients or investors, but including, for the avoidance of doubt, any amounts deducted directly by or on behalf of a Client from the fee otherwise payable by such Client to the Company or any of its Subsidiaries). For the avoidance of doubt, Client Economic Term Changes described in clause (i) of the definition thereof do not constitute Supplemental Payments.
“Tax” means any income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and any other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest, penalties, additions to tax or other additional amounts with respect to any of the foregoing (including penalties for failure to file or late filing of any tax return, report or other filing, and any interest in respect of such penalties, additions to tax or other additional amounts) imposed by any federal, state, local, non-U.S. or other Taxing Authority.
“Tax Return” means any report, return, document, statement, declaration or other information or filing filed or required to be filed with any Taxing Authority with respect to Taxes, including information returns, claims for refunds, any documents with respect to or accompanying payments of estimated Taxes or any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreement” means any existing agreement binding any Person that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, losses, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than agreements entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters.
“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.
“Third Party” means any Person or Group, other than the Company, Parent, any of their respective Affiliates or the Representatives of any such Persons acting in such capacity.
“Transactions” means the transactions contemplated by this Agreement (including the Mergers).
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
“UCITs” shall have the definition set forth in the definition of “Non-U.S. Retail Funds.”
“U.S. Plan” means any Company Employee Plan or Parent Employee Plan located primarily within the U.S.
“Voting Trust Receipts” has the meaning set forth in the Voting Trust Agreement.
“Voting Trustee” has the meaning set forth in the Voting Trust Agreement.
“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.
(a) Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Affirmative Consent Client	6.05(a)
Agreement	Preamble
Alternate Company Acquisition Agreement	6.03(i)
Anti-Money Laundering Laws	4.14(a)
Assumed RSU Awards	2.07(c)
Automatic Shelf Registration Statement	7.06
Available Cash Election Amount	2.04(a)(ii)
Bankruptcy and Equity Exceptions	4.02(a)
Base Date Certificate	8.12
BD Compliance Policies	4.18(e)
Cash Electing Company Share	2.04(a)(ii)
Cash Election	2.04(a)(ii)
Cash Election Amount	2.04(a)(ii)
Cash Fraction	2.04(a)(ii)
Certificate	2.06(a)
Client Economic Term Changes	6.01(q)
Closing	2.01
Closing Date	2.01
Collection Expenses	10.03(e)
Company	Preamble
Company Acquisition Proposal	10.03(a)
Company Adverse Recommendation Change	6.03(a)
Company Approval Time	6.03(b)
Company Board Recommendation	4.02(b)
Company Confidentiality Agreement	6.02(a)
Company Credit Agreement Payoff Amount	8.11(a)
Company Governmental Authorizations	4.03
Company Indemnified Parties	7.03(a)
Company Intervening Event	6.03(g)
Company Organizational Documents	4.01

Term	Section
Company Permits	4.13
Company Registered IP	4.24(a)
Company Regulatory Agreement	4.14(h)
Company SEC Documents	4.07(b)
Company Securities	4.05(a)
Company Share	2.04(a)
Company Stock Option	2.07(a)
Company Stockholder Approval	4.02(a)
Company Stockholder Approval Deadline	6.04
Company Subsidiary Securities	4.06(b)
Company Superior Proposal	6.03(f)
Company Superior Proposal Termination	6.03(b)
Company Termination Fee	10.03(a)
Continuation Period	7.04(a)
Continuing Personnel	7.04(a)
Disagreement Notice	8.12
Disputed Items	8.12
DTCC Notification	8.01(g)
Effective Time	2.02(a)
Election Deadline	2.05(c)
e-mail	11.01
End Date	10.01(b)(i)
Exchange Agent	2.06(a)
Exchange Fund	2.06(a)
Exchange Ratio	2.04(a)(iii)
Excluded Shares	2.04(a)
Exempt CTA/CPO Entities	4.19
First Articles of Merger	2.02(a)
First Merger	Recitals
Form of Election	2.05(b)
Hook Stock Shares	2.04(b)(ii)
Indenture	8.11(b)
Independent Expert	8.12
Information Statement/Prospectus	8.02
internal controls	4.07(g)
Lease	4.25
Mailing Date	2.05(b)
Mergers	Recitals
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Subs	Preamble
Mixed Consideration	2.04(a)(i)
Mixed Consideration Electing Share	2.04(a)(i)
Mixed Election	2.04(a)(i)
Mixed Election Stock Exchange Ratio	2.04(a)(i)
Negative Consent Notice	6.05(a)
Non-Electing Company Share	2.05(b)
Other Regulatory Notifications	8.01(h)
Parent	Preamble
Parent Confidentiality Agreement	6.02(a)
Parent Director Preferred RSU Awards	5.05(a)

Term	Section
Parent Equity Awards	5.05(a)
Parent Governmental Authorizations	5.03
Parent Organizational Documents	5.01
Parent Permits	5.13
Parent Preferred Stock	5.05(a)
Parent Qualified Plan	7.04(e)
Parent Regulatory Agreement	5.14(g)
Parent PSU Awards	5.05(a)
Parent RSU Awards	5.05(a)
Parent SEC Documents	5.07(b)
Parent Securities	5.05(a)
Parent Stock Options	5.05(a)
Parent Subsidiary Securities	5.06(b)
Per Share Cash Amount	2.04(a)(i)
Per Share Cash Election Consideration	2.04(a)(ii)
Premium Cap	7.03(b)
principal executive officer	4.07(f)
principal financial officer	4.07(f)
Private Fund Negative Consent Notice	6.05(b)
Prospective Company RSU Awards	2.07(b)
Public Fund Board Approval	6.05(c)(i)
Public Fund Shareholder Approval	6.05(c)(i)
QPAM Exemption	4.14(e)
Registrable Securities	7.06
Registration Statement	8.02
Regulation S-K	4.11
Regulation S-X	6.01(m)
Release	8.02
Remedial Action	8.01(c)
Representatives	6.03(a)
Resale Registration Statement	7.06
Sanctions	4.14(b)
S-8 Registration Statement	2.07(h)
SDAT	2.02(a)
Second Articles of Merger	2.03(a)
Second Merger	Recitals
Second Merger Effective Time	2.03(a)
Small Advisory Agreement	6.01(r)
Solicitation Commencement Date	6.04
Special Dividend	6.08
Special Dividend Per Share Amount	6.08
Stock Electing Company Share	2.04(a)(iii)
Stock Election	2.04(a)(iii)
Surviving Company	2.02(b)
Surviving Corporation	2.02(b)
Transaction Litigation	8.06
Uncertificated Shares	2.06(a)
Voting Trust	Recitals
Voting Trust Agreement	Recitals
Willful Breach	10.02

Section 1.02. Other Definitional and Interpretative Provisions. The following rules of interpretation shall apply to this Agreement: (i) the words “hereof,” “hereby,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (iii) references to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified; (iv) all Exhibits and schedules annexed to this Agreement or referred to in this Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (v) any capitalized term used in any Exhibit, the Company Disclosure Schedule or the Parent Disclosure Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement; (vi) any singular term in this Agreement shall be deemed to include the plural, and any plural term shall be deemed to include the singular, and references to any gender shall include all genders; (vii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import; (viii) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including by electronic media) in a visible form; (ix) references to any Applicable Law shall be deemed to refer to such Applicable Law as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder; (x) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedule hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule; (xi) references to any Person include the successors and permitted assigns of that Person; (xii) references to “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively; (xiii) references to “dollars” and “$” means U.S. dollars; (xiv) the term “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) posted and made available to Parent prior to the date hereof by the Company on the Project View IntraLinks Data Site, (B) provided via electronic mail or in person prior to the date that is two days prior to the date hereof, or (C) filed with or furnished to the SEC and publicly available on the SEC’s EDGAR reporting system in unredacted form after January 1, 2019 and prior to the date hereof; (xv) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; and (xvi) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE 2
Closing; Mergers
Section 2.01. Closing. The closing of the Mergers (the “Closing”) shall take place in Boston at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, at 10:00 a.m., Eastern time, on the third (3rd) Business Day after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions by the party or parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefit thereof, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the date on which the Closing occurs, the “Closing Date”).
Section 2.02. The First Merger. (a) At the Closing, the Company shall file articles of merger relating to the First Merger (the “First Articles of Merger”) as contemplated by the MGCL with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”), in such form as required by, and executed in accordance with, the MGCL, and subject to, and taking into account, the provisions of Section 3.01 of this Agreement. The First Merger shall become effective at such time as the First Articles of Merger are accepted for record by the SDAT on the Closing Date, or at such other date and time (promptly but not to exceed 30 days from the date the First Articles of Merger are accepted for record by the SDAT) as Parent and the Company shall agree and specify in the First Articles of Merger. As used herein, the “Effective Time” shall mean the time at which the First Merger shall become effective. Unless otherwise agreed, the parties shall cause the Effective Time to occur on the Closing Date.
(b) At the Effective Time, Merger Sub 1 shall be merged with and into the Company in accordance with the MGCL in the First Merger, whereupon the separate existence of Merger Sub 1 shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent and shall continue to be governed by the laws of the State of Maryland.
(c) From and after the Effective Time, the effects of the First Merger shall be as provided in this Agreement, the First Articles of Merger, and the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub 1 shall vest in the Surviving Corporation, and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub 1 shall become the claims, obligations, debts, liabilities and duties of the Surviving Corporation.
Section 2.03. The Second Merger.
(a) At the Closing and immediately following the First Merger, Merger Sub 2 shall file articles of merger relating to the Second Merger (the “Second Articles of Merger”) as contemplated by the MGCL and the LLC Act with the SDAT, in such form as required by, and executed in accordance with, the MGCL and the LLC Act, and subject to, and taking into account, the provisions of Section 3.02. The Second Merger shall become effective at such time as the Second Articles of Merger are accepted for record by the SDAT on the Closing Date, or at such other date and time (promptly but not to exceed 30 days from the date the Second Articles of Merger are accepted for record by the SDAT) as Parent and the Company shall agree and specify in the Second Articles of Merger. As used herein, the “Second Merger Effective Time” shall mean the time at which the Second Merger shall become effective. Unless otherwise agreed, the parties shall cause the Second Merger Effective Time to occur on the Closing Date.
(b) At the Second Merger Effective Time, the Surviving Corporation shall be merged with and into Merger Sub 2 in accordance with the MGCL and the LLC Act in the Second Merger, whereupon the separate existence of the Surviving Corporation shall cease, and Merger Sub 2 shall be the surviving company (the “Surviving Company”) and a wholly owned direct subsidiary of Parent and shall continue to be governed by the laws of the State of Maryland.
(c) From and after the Second Merger Effective Time, the effects of the Second Merger shall be as provided in this Agreement, the Second Articles of Merger, and the applicable provisions of the MGCL and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Surviving Corporation and Merger Sub 2 shall vest in the Surviving Company, and all claims, obligations, debts, liabilities and duties of the Surviving Corporation and Merger Sub 2 shall become the claims, obligations, debts, liabilities and duties of the Surviving Company.
(d) At the Second Merger Effective Time (i) each share of Surviving Corporation common stock outstanding immediately prior to the Second Merger Effective Time shall be cancelled, and no consideration shall be paid with respect thereto, and (ii) the limited liability company interests of Merger Sub 2 outstanding immediately prior to the Second Merger Effective Time shall remain outstanding and shall constitute the only outstanding limited liability company interests of the Surviving Company.
Section 2.04. Conversion of Shares. At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub 1, the Company, the holders of any securities of the Company or any other Person:
(a) each share of Company Stock outstanding immediately prior to the Effective Time (each a “Company Share”) (other than (x) Company Shares to be cancelled pursuant to Section 2.04(b)(i) (the “Excluded Shares”) and (y) the Hook Stock Shares) shall, subject to Section 2.05 and Section 2.10, be converted into the right to receive the following consideration:
(i) each Company Share with respect to which an election to receive a combination of stock and cash (a “Mixed Election”) has been effectively made and not revoked or lost pursuant to Section 2.05 (each, a “Mixed Consideration Electing Share”) and each Non-Electing Company Share shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Mixed Consideration”) of (x) $28.25 in cash (the “Per Share Cash Amount”) and (y) 0.5833 shares of validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Mixed Election Stock Exchange Ratio”);

(ii) each Company Share with respect to which an election to receive only cash (a “Cash Election”) has been effectively made and not revoked or lost pursuant to Section 2.05 (each, a “Cash Electing Company Share”) shall be converted (provided that the Available Cash Election Amount equals or exceeds the Cash Election Amount) into the right to receive in cash, without interest, an amount (rounded to two decimal places) (the “Per Share Cash Election Consideration”) equal to the sum of (i) the Per Share Cash Amount plus (ii) the product of the Mixed Election Stock Exchange Ratio multiplied by the Parent Common Stock Reference Price; provided, however, that if (x) the product of the number of Cash Electing Company Shares and the Per Share Cash Election Consideration (such product being the “Cash Election Amount”) exceeds (y) the difference between (I) the product of the Per Share Cash Amount and the total number of Company Shares (other than Excluded Shares and Hook Stock Shares) issued and outstanding immediately prior to the Effective Time minus (II) the product of the number of Mixed Consideration Electing Shares (including any Non-Electing Company Shares) and the Per Share Cash Amount (such difference being the “Available Cash Election Amount”), then each Cash Electing Company Share shall be converted into a right to receive (1) an amount of cash (without interest) equal to the product (rounded to two decimal places) of (p) the Per Share Cash Election Consideration and (q) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (2) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (r) the Exchange Ratio and (s) one (1) minus the Cash Fraction; and
(iii) each Company Share with respect to which an election to receive only stock consideration (a “Stock Election”) has been effectively made and not revoked or lost pursuant to Section 2.05 (each, a “Stock Electing Company Share”) shall be converted (provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount), into a number of shares of validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Exchange Ratio”) equal to (i) the Mixed Election Stock Exchange Ratio plus (ii) the quotient (rounded to four decimal places) of the Per Share Cash Amount divided by the Parent Common Stock Reference Price; provided, however, that if the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Electing Company Share shall be converted into the right to receive (1) an amount of cash (without interest) equal to the amount (rounded to two decimal places) of such excess divided by the number of Stock Electing Company Shares and (2) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product (rounded to four decimal places) of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Share Cash Election Consideration minus the amount calculated in clause (1) of this paragraph and the denominator of which shall be the Per Share Cash Election Consideration;
(b)
(i) each share of Company Stock held immediately prior to the Effective Time by Parent, Merger Sub 1 or Merger Sub 2 (other than any such shares that are Fiduciary Shares) shall be cancelled, and no consideration shall be paid with respect thereto; and
(ii) each share of Company Stock held immediately prior to the Effective Time by any Subsidiary of the Company (any such shares, the “Hook Stock Shares”) shall be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Fixed Exchange Ratio.
(c) each share of common stock of Merger Sub 1 outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation;
(d) all outstanding shares of Company Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each share of Company Stock that was outstanding immediately prior to the Effective Time shall thereafter represent only the right to receive the applicable Merger Consideration, any dividends or other distributions pursuant to Section 2.06(f) and any cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.09, in each case to be issued or paid in accordance with Section 2.06, without interest, as applicable; and

(e) effective upon the delivery of the Written Consent, no dissenters’ or appraisal rights will be available with respect to the Mergers and the other Transactions, including any remedy under Section 3-201 et seq. of the MGCL.
Section 2.05. Election Procedures. (a) Each Person who is a record holder of Company Shares other than Excluded Shares as of the Effective Time shall be entitled to specify the number of such holder’s Company Shares with respect to which such holder makes a Cash Election, a Stock Election or a Mixed Election in accordance with (and subject to) this Section 2.05.
(b) Parent shall prepare and file as an exhibit to the Registration Statement a form of election (the “Form of Election”) in form and substance reasonably acceptable to the Company. At least twenty (20) Business Days prior to the anticipated Effective Time (the “Mailing Date”), Parent shall instruct the Exchange Agent to mail the Form of Election with the Information Statement/Prospectus to all Persons who are record holders of Company Shares as of five (5) Business Days prior to the Mailing Date. The Form of Election shall be used by each record holder of Company Shares (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to make a Cash Election, a Stock Election or a Mixed Election. In the event that a holder fails to make a Cash Election, a Stock Election or a Mixed Election with respect to any Company Shares held or beneficially owned by such holder by the Election Deadline, then such holder shall be deemed to have made a Mixed Election with respect to those Company Shares (each such Company Share, a “Non-Electing Company Share”). During the period from the mailing of the Form of Election and the Election Deadline, Parent shall use its reasonable best efforts to make the Form of Election available to all Persons who become at or prior to the Election Deadline (or who are expected to become at or prior to the Election Deadline) record holders of Company Shares.
(c) Any holder’s election shall have been properly made only if the Exchange Agent shall have received at its designated office by 5:00 p.m., New York City time, on the date that is three (3) Business Days preceding the Closing Date (the “Election Deadline”), a Form of Election properly completed and signed and accompanied by any additional documents required by the procedures set forth in the Form of Election. After a Cash Election, a Stock Election or a Mixed Election is validly made with respect to any Company Shares, no further registration of transfers of such Company Shares shall be made on the stock transfer books of the Company, unless and until such Cash Election, Stock Election or Mixed Election is properly revoked.
(d) Parent and the Company shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the anticipated Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.
(e) Any Cash Election, Stock Election or Mixed Election may be revoked with respect to all or a portion of the Company Shares subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to the Election Deadline. In addition, all Cash Elections, Stock Elections and Mixed Elections shall automatically be revoked if this Agreement is terminated in accordance with Article 10. If a Cash Election or Stock Election is revoked, the Company Shares as to which such election previously applied shall be treated as Mixed Consideration Electing Shares in accordance with Section 2.04(a)(i) unless a new election is submitted by the holder within the period during which elections are permitted to be made pursuant to Section 2.05(d). The accounts of holders of Uncertificated Shares will not be credited at the Depository Trust Company, unless the holder so requests.
(f) The determination of the Exchange Agent (or the reasonable determination of Parent, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections, Stock Elections and/or Mixed Elections shall have been properly made or revoked pursuant to this Section 2.05 and as to when Cash Elections, Stock Elections, Mixed Elections and/or revocations were received by the Exchange Agent. The Exchange Agent (or Parent, acting reasonably, in the event that the Exchange Agent declines to make the following computation) shall also make all computations contemplated by Section 2.04(c), and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of Parent (subject to the consent of the Company, which shall not be unreasonably withheld, delayed or conditioned), make any rules as are consistent with this Section 2.05 for the implementation of the Cash Elections, Stock Elections and Mixed Elections provided for in this Agreement as shall be necessary or desirable to effect these Cash Elections, Stock Elections and Mixed Elections.

(g) Without limitation of Section 8.02, each of Parent and the Company shall solicit Cash Elections, Stock Elections and Mixed Elections under this Agreement in compliance with, and shall make any and all filings that are necessary or advisable under, all applicable rules and regulations of the SEC.
Section 2.06. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging (in each case, other than Excluded Shares and Hook Stock Shares) for the Merger Consideration, (i) certificates representing shares of Company Stock (each a “Certificate”) or (ii) uncertificated shares of Company Stock which immediately prior to the Effective Time were registered to a holder on the stock transfer books of the Company (the “Uncertificated Shares”). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Stock, for exchange in accordance with this Section 2.06 through the Exchange Agent, (i) evidence of shares in book-entry form representing the shares of Parent Common Stock issuable pursuant to Section 2.04 and (ii) cash in immediately available funds in an amount sufficient for the payment of all cash amounts payable pursuant to Section 2.04. Parent agrees to make promptly available, directly or indirectly, to the Exchange Agent from time to time as needed additional cash sufficient to pay any dividends or other distributions to which holders of Company Stock are entitled pursuant to Section 2.06(f) and cash in lieu of any fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.09. Promptly after the Effective Time and in any event within three (3) Business Days after the Closing Date, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock represented by a Certificate at the Effective Time a letter of transmittal and instructions (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” regarding the book-entry transfer of Uncertificated Shares) for use in such exchange. All evidence of shares of Parent Common Stock in book-entry form and cash deposited with the Exchange Agent pursuant to this Section 2.06 shall be referred to in this Agreement as the “Exchange Fund.” Parent shall cause the Exchange Agent to deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article 2 out of the Exchange Fund in accordance herewith. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment or losses thereon shall affect the dividends or other distributions to which holders of Company Stock are entitled pursuant to Section 2.06(f) or cash in lieu of fractional interests to which holders of Company Stock are entitled pursuant to Section 2.09. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent upon termination of the Exchange Fund.
(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, in respect of each share of Company Stock represented by such Certificate or Uncertificated Share (A) the applicable Merger Consideration and (B) any cash in lieu of any fractional shares of Parent Common Stock and any dividends and distributions with respect thereto as contemplated by Section 2.09 and Section 2.06(f), as applicable. The shares of Parent Common Stock constituting Merger Consideration shall, at Parent’s option, be in uncertificated book-entry form, unless a physical certificate is required under Applicable Law.
(c) If any portion of the Merger Consideration (or cash in lieu of any fractional shares of Parent Common Stock or any dividends and distributions with respect thereto contemplated by Section 2.09 or Section 2.06(f), as applicable) is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.
(d) From and after the Effective Time, there shall be no further registration of transfers of shares of Company Stock on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged for the applicable Merger Consideration (and cash in lieu of any fractional shares of Parent Common Stock and any dividends and distributions with respect to the Merger Consideration as contemplated by Section 2.09 and Section 2.06(f), as applicable) with respect thereto in accordance with the procedures set forth in, or as otherwise contemplated by, this Article 2.
(e) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Stock twelve (12) months following the Closing Date shall be delivered to Parent or as otherwise instructed by Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the applicable Merger Consideration in accordance with this Section 2.06 prior to such time shall thereafter look only to Parent for payment of such Merger Consideration (and cash in lieu of any fractional shares of Parent Common Stock and any dividends and distributions with respect thereto as contemplated by Section 2.09 and Section 2.06(f), as applicable), without any interest thereon. Notwithstanding the foregoing, Parent and its Subsidiaries (including, after the Closing, the Surviving Company and its Subsidiaries) shall not be liable to any holder of shares of Company Stock for any amounts properly paid to a public official in compliance with applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
(f) Following the surrender of any Certificates or the transfer of any Uncertificated Shares as provided in this Section 2.06, and in any event within two (2) Business Days of such surrender or transfer, the Exchange Agent shall promptly pay, or cause to be paid, without interest, to the Person in whose name the shares of Parent Common Stock constituting the Merger Consideration have been registered, (i) in connection with the payment of the Merger Consideration, (x) the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.09, as applicable, and (y) the aggregate amount of all dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date on or after the Effective Time that were paid prior to the time of such surrender or transfer, and (ii) at the appropriate payment date after the payment of the Merger Consideration, the amount of all dividends or other distributions payable with respect to whole shares of Parent Common Stock constituting the Merger Consideration with a record date on or after the Effective Time and prior to the time of such surrender or transfer and with a payment date subsequent to the time of such surrender or transfer. No dividends or other distributions with respect to shares of Parent Common Stock constituting the Merger Consideration, and no cash payment in lieu of fractional shares pursuant to Section 2.09, as applicable, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.06.
(g) The payment of any transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred solely by a holder of Company Stock in connection with the Mergers, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.
Section 2.07. Company Equity Awards.
(a) Company Stock Options. As of the Effective Time, each outstanding option to purchase shares of Company Non-Voting Common Stock under any Company Stock Plan that is outstanding and unexercised immediately prior to the Effective Time (each, a “Company Stock Option”) will be deemed to have vested in full as of such time and shall be cancelled and converted into the right to receive an amount in cash equal to the positive difference, if any, calculated by subtracting the aggregate exercise price of such Company Stock Option from the product of (i) the aggregate number of shares of Company Non-Voting Common Stock subject to such Company Stock Option and (ii) the Per Share Cash Election Consideration.
(b) Company Restricted Stock and Company RSU Awards. Upon the Company Stockholder Approval, each share of Company Restricted Stock that is then outstanding and unvested shall vest in full, subject to withholding of applicable Taxes, and shall be treated in accordance with Section 2.04(a). Upon the Company Stockholder Approval, each Company RSU Award (other than a Prospective Company RSU Award) that is then outstanding and unvested shall vest and settle in full, subject to withholding of applicable Taxes, and shall be treated in accordance with Section 2.04(a).

(c) Prospective Company Equity Award Grants. For each Company Equity Award that would have been granted following the date of the Company Stockholder Approval but prior to the Effective Time to the extent permitted by Section 6.01(l) of the Company Disclosure Schedule in the ordinary course of business, any such Company Equity Award that would have otherwise been granted in the form of Company Restricted Stock or a Company Stock Option will instead be granted in the form of a Company RSU Award of substantially equivalent grant date fair value (a “Prospective Company RSU Award”). Each Prospective Company RSU Award that is then outstanding (after giving effect to the payment of the Special Dividend) as of immediately prior to the Effective Time shall, by virtue of the Mergers and without further action on the part of the Company, Parent or the holder thereof, be assumed by Parent and become, as of the Effective Time, an award (an “Assumed RSU Award”) with respect to shares of Parent Common Stock, on the same terms and conditions (including applicable vesting and expiration provisions and the obligation of Parent to settle such Assumed RSU Award in Parent Common Stock) as applied to each Prospective Company RSU Award immediately prior to the Effective Time, except that the number of shares of Parent Common Stock subject to such Assumed RSU Award shall equal the product (rounded down to the nearest whole share) of (x) the number of shares underlying such Prospective Company RSU Award immediately prior to the Effective Time as increased by accrued dividend equivalent payments, multiplied by (y) the Exchange Ratio.
(d) Company Subsidiary Employee Equity Awards. The Company shall vest and settle Company Subsidiary Employee Equity Awards in accordance with the terms of the applicable Company Subsidiary Employee Equity Plan as of the date hereof no later than immediately prior to the Effective Time.
(e) Atlanta Capital, L.P. Long-Term Incentive Plan. Prior to the Effective Time, the Company will use reasonable best efforts to obtain the consent of each Company Employee that holds an outstanding equity interest granted under the Atlanta Capital, L.P. Long-Term Incentive Plan to vest and settle each such equity interest in full as of or prior to the Effective Time on terms to be approved by Parent, which approval shall not be unreasonably withheld, conditioned or delayed. Parent shall cause the Surviving Company to pay, no later than five (5) Business Days following the Effective Time, the amounts owing in respect of such settlement, without interest, to the extent such amounts have not been paid prior to the Effective Time.
(f) Company DSU Awards. As of immediately prior to the Effective Time, each Company DSU Award that is then outstanding shall be deemed to have vested in full as of such time and shall be cancelled and converted into the right to receive a cash amount equal to the Per Share Cash Election Consideration (as increased by accumulated dividend amounts, including the Special Dividend).
(g) Delivery of Company Equity Award Consideration; Section 409A. Parent shall cause the Surviving Company to pay through the payroll system of the Surviving Company (to the extent applicable) to each holder of a Company Equity Award outstanding immediately prior to the Effective Time (other than a Prospective Company RSU Award) the applicable payment contemplated by this Section 2.7, less any required withholding Taxes and without interest, no later than the first payroll date of the Surviving Company following the Effective Time. Notwithstanding anything herein to the contrary, with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted that will not trigger a Tax or penalty under Section 409A of the Code.
(h) S-8 Registration Statement. From and after the Closing, Parent will reserve for issuance the number of shares of Parent Common Stock that will become subject to the Assumed RSU Awards and, effective as of the Closing, will cause the offering and sale of shares of Parent Common Stock issuable upon settlement thereof to be permitted by a Registration Statement on Form S-8 or other appropriate form (the “S-8 Registration Statement”) and will use reasonable best efforts to maintain the effectiveness of the S-8 Registration Statement thereafter for so long as any of such Assumed RSU Awards remains outstanding.
(i) Board Actions. Prior to the Effective Time, the Board of Directors of the Company (and/or an authorized committee thereof) and the Board of Directors of Parent (and/or an authorized committee thereof) shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.07.
(j) Non-U.S. Company Equity Awards. The Company and Parent may mutually agree in writing to treat Company Equity Awards subject to non-U.S. Law in another manner to take into account applicable non-U.S.

law or Tax or employment considerations; provided that the Company and Parent shall use commercially reasonable efforts to ensure such treatment corresponds as closely as permitted by applicable Law to treatment of Company Equity Awards that are subject to U.S. Law.
Section 2.08. Adjustments. Without limiting or affecting any of the provisions of Section 6.01 or Section 7.01 (or any corresponding sections of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable), if, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split), exchange or readjustment of shares, subdivision or other similar transaction or event, or any stock dividend thereon with a record date during such period (but, for the avoidance of doubt, excluding any change that results from (i) the exercise or settlement of compensatory equity awards of Parent or the Company or (ii) the grant of equity-based compensation by Parent or the Company), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration, the Special Dividend Per Share Amount or any such other amounts payable pursuant to this Agreement, as applicable.
Section 2.09. Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock shall be issued in the Mergers. All fractional shares of Parent Common Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the Mergers shall be aggregated and, if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying the fraction of the applicable share of Parent Common Stock to which such holder would otherwise have been entitled by the Parent Closing Price.
Section 2.10. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, Parent, the Surviving Corporation and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including federal, state, local or non-U.S. Tax law; provided, however, that Parent shall use its reasonable best efforts to provide the Company with written notice prior to any such withholding (other than in the case of any “backup withholding” pursuant to Section 3406 of the Code and the corresponding Treasury Regulations) and will reasonably cooperate with the Company’s efforts to reduce or eliminate such withholding. If the Exchange Agent, Parent, the Surviving Corporation or the Surviving Company, as the case may be, so deducts and withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, the Surviving Corporation or the Surviving Company, as the case may be, made such deduction and withholding. The Exchange Agent, Parent, the Surviving Corporation or the Surviving Company, as applicable, shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Taxing Authority within the period required under Applicable Law.
Section 2.11. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a customary bond issued for a lost, stolen or destroyed Certificate, in such amount as the Surviving Company may direct, as indemnity against any claim that may be made against the Surviving Company with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.
Section 2.12. Further Assurances. From and after the Second Merger Effective Time, the officers and directors of the Surviving Company shall execute and deliver, in the name and on behalf of the Surviving Corporation, the Company and any of its Subsidiaries or the Merger Subs, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, the Company and any of its Subsidiaries or the Merger Subs, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company or the Surviving Corporation acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Mergers.

Section 2.13. Tax Treatment. Each of the parties intends that for U.S. federal income tax purposes, the Mergers, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g).
ARTICLE 3
Organizational Documents; Directors and Officers
Section 3.01. Charter and Bylaws of the Surviving Corporation. At the Effective Time and by virtue of the First Merger, the charter of the Company shall be amended so that it reads in its entirety as set forth on Exhibit A hereto. From and after the Effective Time, the charter of the Company as so amended shall be the charter of the Surviving Corporation until thereafter amended in accordance with its terms as provided therein and by Applicable Law. The bylaws of Merger Sub 1, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation from and after the Effective Time until thereafter amended in accordance with its terms as provided therein and by Applicable Law, except that the name of the corporation reflected therein shall be “Eaton Vance Corp.”
Section 3.02. The Articles of Organization and Limited Liability Company Agreement of the Surviving Company. At the Second Merger Effective Time and by virtue of the Second Merger, the articles of organization and limited liability company agreement of Merger Sub 2 in effect immediately prior to the Second Merger Effective Time shall be the articles of organization and limited liability company agreement of the Surviving Company from and after the Second Merger Effective Time until thereafter amended as provided therein or by Applicable Law.
Section 3.03. Directors and Officers of the Surviving Corporation. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub 1 immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.
Section 3.04. Managers and Officers of the Surviving Company. Parent shall take all actions necessary so that from and after the Second Merger Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the managers of Merger Sub 2 immediately prior to the Second Merger Effective Time shall be the managers of the Surviving Company and (ii) the officers of Merger Sub 2 immediately prior to the Second Merger Effective Time shall be the officers of the Surviving Company.
ARTICLE 4
Representations and Warranties of the Company
Subject to Section 11.05, except (i) other than with respect to the representations and warranties in Section 4.01, Section 4.02, Section 4.05, Section 4.06(b), Section 4.27, Section 4.28, Section 4.29 and Section 4.30, as disclosed in any publicly available Company SEC Document filed after January 1, 2019 and prior to the date hereof or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent, Merger Sub 1 and Merger Sub 2 as of the date hereof and as of the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date) that:
Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. The Company has all corporate powers required to own or lease all of its properties or assets and to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the Voting Trust Agreement and the articles of incorporation and bylaws of the Company as in effect on the date of this Agreement (collectively, the “Company Organizational Documents”). The Company is not in breach in any material respect of any of the provisions of any such Company Organizational Documents.
Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions are within the corporate powers of the

Company and, subject to receipt of the Company Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The approval of the Transactions on the terms and conditions of this Agreement by the Voting Trust, as the sole holder of Company Voting Common Stock, as authorized by the approval of a majority of the Voting Trustees and the holders of a majority of the outstanding Voting Trust Receipts (the “Company Stockholder Approval”) is the only approval by the Company’s stockholders necessary in connection with the consummation of the Mergers under Applicable Law (including the MGCL) and the Company Organizational Documents. The Company Stockholder Approval shall be duly and validly obtained in accordance with Applicable Law (including the MGCL) and the Company Organizational Documents upon the execution and delivery of the Written Consent pursuant to the terms of this Agreement, and, when delivered, the Written Consent shall constitute the irrevocable Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Exceptions”)).
(b) At a meeting duly called and held, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the Transactions are in the best interests of the Company’s stockholders, (ii) approved and declared advisable the Mergers and the other Transactions on the terms and conditions of this Agreement, (iii) directed that the approval of the Mergers and the other Transactions on the terms and conditions of this Agreement be submitted to the Voting Trustees, the holders of the Voting Trust Receipts, and the Voting Trust, the sole holder of Company Voting Common Stock, for consideration, and (iv) recommended the approval of the Mergers and the other Transactions on the terms and conditions of this Agreement by the Voting Trustees (in their capacities as such), the holders of the Voting Trust Receipts (in their capacities as such) and the Voting Trust (such recommendation, the “Company Board Recommendation”). Except as permitted by Section 6.03, the Board of Directors of the Company has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.
Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, do not require the Company or any of its Subsidiaries to seek, obtain or make (as applicable) any action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (i) the filing of the First Articles of Merger with the SDAT in accordance with the MGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) as required for the Company and its Subsidiaries to comply with any applicable requirements of the HSR Act and any other Antitrust Laws, (iii) as required for the Company and its Subsidiaries to comply with any applicable requirements of the Securities Act, the Securities Exchange Act and any other applicable U.S. state or federal securities laws or the rules of the Company Stock Exchange, (iv) the filing of a FINRA Application relating to the Transactions by the Company Broker-Dealer Subsidiary and FINRA’s approval thereof, (v) the submission of the DTCC Notification, (vi) the submission of the Other Regulatory Notifications and (vii) the actions, Consents and Filings set forth in Section 4.03 of the Company Disclosure Schedule (clauses (i) – (vii), collectively “Company Governmental Authorizations”).
Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Documents, (ii) assuming the receipt or making (as applicable) of the Company Governmental Authorizations and the Parent Governmental Authorizations and the receipt of the Company Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming the receipt or making (as applicable) of the Company Governmental Authorizations and the Parent Governmental Authorizations and the receipt of the Company Stockholder Approval, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, give rise to a payment obligation or other liability under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Contract binding upon the Company or any of its Subsidiaries, any governmental Consents (including Consents required by Contract) affecting, or relating in any way to, the Company or any of its Subsidiaries or any of its or their respective assets or businesses or any Company Permit or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of (i) 190,720,000 shares of Company Non-Voting Common Stock and (ii) 1,280,000 shares of Company Voting Common Stock. As of October 2, 2020, there were outstanding (i) 114,622,332 shares of Company Non-Voting Common Stock (5,317,059 of which are shares of Company Restricted Stock and none of which is owned by the Company or any of its Subsidiaries (other than any Fiduciary Shares)), (ii) 464,716 shares of Company Voting Common Stock, (iii) Company Stock Options to purchase an aggregate of 18,402,666 shares of Company Non-Voting Common Stock (of which options to purchase an aggregate of 9,520,301 shares of Company Non-Voting Common Stock were exercisable and 1,456,877 were incentive stock options), (iv) 57,126 Company DSU Awards covering 57,126 shares of Company Non-Voting Common Stock were outstanding, (v) 15,564 Company RSU Awards covering 15,564 shares of Company Non-Voting Common Stock; (vi) 61,190 Company Subsidiary Employee Equity Awards covering 56,568.68 shares of Company Non-Voting Common Stock (measured based on the “Fair Market Value” or “Fair Value”, as applicable (as defined in the applicable Company Subsidiary Employee Equity Plans) of a Company Subsidiary Employee Equity Award as of the most recent “Valuation Date” (as defined in the Company Subsidiary Employee Equity Plans) or interim Valuation Date, as applicable, and the closing price of Company Non-Voting Common Stock on October 2, 2020) were outstanding, (vii) 6,288,145 additional shares of Company Non-Voting Common Stock were reserved for issuance pursuant to the grant of future awards under the Company Stock Plans, and (viii) 177,021 shares of Company Non-Voting Common Stock were reserved for issuance pursuant to the Company ESPPs. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 4.05(a) and for changes since October 2, 2020 resulting from (A) the exercise of Company Stock Options outstanding on such date or issued after such date, (B) the vesting of any Company Restricted Stock and (C) the issuance of Company Equity Awards, in each case of clauses (A) through (C), as and to the extent permitted by Section 6.01, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for, or whose value otherwise tracks or is derived from, shares of capital stock or other voting securities of, or other ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, profits interests, “phantom” stock or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). All issued and outstanding shares of Company Voting Common Stock are deposited in the Voting Trust. There are no outstanding Company Securities convertible into, exchangeable for or that otherwise provide for the right to acquire any shares of Company Voting Common Stock.
(b) All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Section 4.05(b) of the Company Disclosure Schedule sets forth a true and complete list of all outstanding Company Equity Awards as of October 2, 2020, including with respect to each such equity award, the holder, date of grant, the vesting schedule, whether the award provides for accelerated vesting upon the consummation of the transactions contemplated by this Agreement, whether the award is in respect of a former Company Personnel and the date on which such former Company Personnel terminated their service with the Company, whether subject to performance conditions, number of shares of Company Non-Voting Common Stock subject to such award (assuming maximum performance levels were achieved, if applicable), the amount of any accrued but unpaid dividend equivalent rights relating to such award and, for Company Stock Options, the applicable exercise price, expiration date and whether it is an incentive stock option and, for Company Restricted Stock, whether the holder thereof has taken a valid Section 83(b) election with respect to such Company Restricted Stock. Five (5) Business Days prior to the Closing Date, the Company shall provide Parent with an updated version of the true and complete list referenced in the foregoing sentence, updated as of such date. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. All Company Equity Awards were granted pursuant to the Company Stock Plans or Company Subsidiary Employee Equity Plans, as applicable, and have been granted in compliance with all applicable securities laws or exemptions therefrom and all requirements set forth in the applicable plan and other applicable contracts. Each Company Stock Option has an exercise price that is no less than the fair market value of the shares underlying the Company Stock Option on the grant date and does not constitute “nonqualified deferred compensation” for purposes of Section 409A.
(c) Except for the Voting Trust Agreement, there are no shareholders agreements, voting trusts, registration rights agreements or other similar Contracts to which the Company or any Subsidiary of the Company is a party with respect to any Company Securities.
Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Section 4.06(a) of the Company Disclosure Schedule sets forth a true and complete list of each Significant Subsidiary (as defined in Rule 1-02(a) of Regulation S-X) of the Company as of the date of this Agreement, and its jurisdiction of incorporation or organization.
(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests) (other than restrictions arising under applicable Securities Laws). Other than as set forth on Section 4.06(b) of the Company Disclosure Schedule, there are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”), other than Company Subsidiary Securities directly or indirectly owned by the Company or any of its wholly owned Subsidiaries. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities, or to make any material investment in any other Person.
(c) Except for the capital stock or other voting securities of, or other ownership interests in, Subsidiaries of the Company and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person (other than capital stock or other voting securities of, or other ownership interests in, any Person owned by the Company or any Subsidiary of the Company in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account). Neither the Company nor any of its Subsidiaries is bound by any commitment or obligation to acquire by any means, directly or indirectly, any capital stock or securities of any Person, or to make any investment in, or contribution, loan or advance to, any Person.
Section 4.07. Regulatory Reports, SEC Filings and the Sarbanes-Oxley Act. (a) The Company and each of its Subsidiaries have timely filed with or furnished all Filings, together with any amendments, required to be made with respect thereto, that they were required to file or furnish (as applicable) since January 1, 2018 with any Governmental Authority, have paid all fees and assessments due and payable in connection therewith, and all such Filings have complied in all material respects with the rules and regulations of such Governmental Authority as in effect at the time of filing, except for the failure to file or furnish any such Filing, make any such payment or the failure to comply with such rules and regulations that in each case has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) As of its filing date (and as of the date of any amendment), each Filing filed with or furnished to the SEC by the Company since January 1, 2018 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, and as amended from time to time, the “Company SEC Documents”) and filed prior to the date of this Agreement has complied, and each Company SEC Document filed subsequent to the date of this Agreement (assuming, in the case of each of the Registration Statement and the Information Statement/Prospectus, that the representation and warranty set forth in Section 5.09 is true and correct) will comply, in all material respects with the applicable requirements of the Company Stock Exchange, the Securities Act, the Securities Exchange Act and the Sarbanes-Oxley Act, as the case may be.
(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Document filed prior to the date of this Agreement did not, and each Company SEC Document filed subsequent to the date of this Agreement (assuming, in the case of each of the Registration Statement and the Information Statement/Prospectus, that the representation and warranty set forth in Section 5.09 is true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(d) Each Company SEC Document that is a registration statement, as amended or supplemented, as applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.
(e) The Company is, and since January 1, 2018 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Company Stock Exchange.
(f) The Company and its Subsidiaries have established and maintained since January 1, 2018, and continue and maintain, disclosure controls and procedures (as defined in Rule 13a-15 under the Securities Exchange Act). Such disclosure controls and procedures are designed to ensure that all material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Securities Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Securities Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
(g) The Company and its Subsidiaries have established and maintained since January 1, 2018, and continue and maintain, a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Securities Exchange Act) (“internal controls”). Such internal controls are designed and sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s consolidated financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of such internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent prior to the date of this Agreement a true and complete summary of such disclosure provided to the Company’s auditors and the audit committee of the Board of Directors of the Company since October 31, 2019 through the date of this Agreement.
(h) Since January 1, 2018, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Securities Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the Company Stock Exchange, and the statements contained in any such certifications are true and complete.
Section 4.08. Financial Statements and Financial Matters.
(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, recurring and immaterial year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.
(b) From January 1, 2018 to the date of this Agreement, the Company has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.09. Disclosure Documents. The information relating to the Company and its Subsidiaries that is, or is to be, provided by the Company, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Registration Statement or the Information Statement/Prospectus will not (i) in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto is filed with the SEC, at the time it becomes effective under the Securities Act, and (ii) in the case of the Information Statement/Prospectus, at the time the Information Statement/Prospectus or any amendment or supplement thereto is first mailed to the stockholders of the Company, contain any untrue statement of a material fact required to be stated therein or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement, (a) except for any COVID-19 Responses, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice, (b) there has not been any event, circumstance, development, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.
Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date (it being understood that in no event shall any tortious conduct, litigation, infringement, violation of Applicable Law or breach of Contract be in the ordinary course of business), and (iii) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act (“Regulation S-K”) that have not been so described in the Company SEC Documents.

Section 4.12. Litigation. There is no Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of the Company or any of its Subsidiaries, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Transactions. There is no Order outstanding or threatened against or affecting the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of any of the Company or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would, or would reasonably be expected to, prevent, enjoin, alter or materially delay any of the Transactions.
Section 4.13. Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries hold all governmental Consents necessary for the operation of their respective businesses (the “Company Permits”). The Company and each of its Subsidiaries are and since January 1, 2018, have been in compliance with the terms of the Company Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Proceeding pending, or, to the knowledge of the Company, threatened in writing that seeks, or, to the knowledge of the Company, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Company Permit except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.14. Compliance with Applicable Laws. (a) Each of the Company and its Subsidiaries (i) except as would not be material to the Company and its Subsidiaries, taken as a whole, are, and have been since January 1, 2018, in compliance in all material respects with and not in default or violation of Applicable Laws, (ii) are, and have been since January 1, 2018, conducting operations at all times in compliance with applicable money laundering laws administered or enforced by any Governmental Authority in jurisdictions where the Company and its Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”) and (iii) have established and maintained, since January 1, 2018, a system of internal controls designed to provide compliance by the Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws, except where, in the case of clause (ii) or (iii), the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Since January 1, 2018, neither the Company nor any of its Subsidiaries has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of any sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the United Nations, the European Union, Her Majesty’s Treasury of the United Kingdom, or any other Governmental Authority in applicable jurisdictions (“Sanctions”).
(c) The Company and its Subsidiaries (i) are, and since January 1, 2018 have been, in material compliance with all applicable Sanctions and export controls laws, (ii) have instituted, maintain and enforce policies and procedures designed to ensure material compliance with all applicable Sanctions and export controls laws. Since January 1, 2018, the Company and its Subsidiaries have not been penalized for or threatened to be charged with, or given notice of any violation of, or, to the knowledge of the Company, been under investigation with respect to, any Sanctions or export controls laws, and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to Sanctions or export controls laws is pending, except where such proceedings or investigations have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d) Neither the Company nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that are not material to the Company and its Subsidiaries, taken as a whole.

(e) Neither the Company nor any of its Subsidiaries is precluded from acting as a fiduciary by operation of Section 411 of ERISA. The accounts of each ERISA Client have been managed by the Company or its Subsidiaries in compliance with all applicable requirements under ERISA, Section 4975 of the Code and any Similar Law, except in each case for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened audit or investigation by the IRS, the Department of Labor or any other Governmental Authority with respect to the Company’s provision of services to any ERISA Clients, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has engaged in any non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code or violated any Similar Law with respect to any ERISA Client that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its affiliates (as defined in Section VI(d) of Prohibited Transaction Class Exemption 84-14 issued by the Department of Labor (the “QPAM Exemption”)) fails to satisfy the conditions set forth in Part I(g) of the QPAM Exemption. Any revenue-sharing arrangements entered into by the Company or any of its Subsidiaries with respect to assets managed for any ERISA Clients are in compliance with Applicable Law, except in each case for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f) Except for normal examinations conducted by a Governmental Authority in the ordinary course of business of the Company and its Subsidiaries, no Governmental Authority has initiated or has pending any proceeding or, to the knowledge of the Company, formal investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2018, except where such proceedings or investigations have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(g) There (i) is no unresolved violation or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (ii) have been no inquiries by any Governmental Authority with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2018, in each case, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(h) Except as has not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2018, a recipient of any supervisory letter from, or since January 1, 2018, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor have the Company nor any of its Subsidiaries been advised by any Governmental Authority since January 1, 2018 or have knowledge that such agency is considering issuing, ordering or requesting any Company Regulatory Agreement.
(i) None of the Company or any of its Subsidiaries is, or since January 1, 2018, has been, (i) a bank, trust company, introducing broker, futures commission merchant, swap dealer, security-based swap dealer, municipal advisor, real estate broker, insurance company or insurance broker within the meaning of any Applicable Law, (ii) required to be registered, licensed or qualified as a bank, introducing broker, futures commission merchant, swap dealer, security-based swap dealer, municipal advisor, real estate broker, insurance company or insurance broker under any Applicable Law, or (iii) subject to any liability material to the Company and its Subsidiaries, taken as a whole, by reason of any failure to be so registered, licensed or qualified. Since January 1, 2018, none of the Company or any of its Subsidiaries has received written notice of, and there is no pending, or threatened in writing, proceeding concerning any failure to obtain any bank, introducing broker, futures commission merchant, real estate broker, insurance company or insurance broker registration, license or qualification, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) Eaton Vance Trust Company is, and since January 1, 2018 has been, in compliance with any minimum capital requirements established by the State of Maine.
Section 4.15. RIA Compliance Matters. (a) Schedule 4.15(a) of the Company Disclosure Schedule lists the name of each Company RIA Subsidiary and each jurisdiction in which it is, or since January 1, 2018 has been, registered to provide Investment Advisory Services, in each case as of the date hereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company RIA Subsidiary is and has been, at all times required by Applicable Law since January 1, 2018, duly registered as an investment adviser under Applicable Law (if required to be so registered under Applicable Law) or exempt therefrom. Except for the Company RIA Subsidiaries, neither the Company nor any of its Subsidiaries provides Investment Advisory Services in any jurisdiction or is required to be registered to provide Investment Advisory Services under Applicable Law except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Since January 1, 2018, each Form ADV or amendment to Form ADV of each Company U.S. RIA Subsidiary of the Company, as of the date of filing with the SEC (and with respect to Form ADV Part 2B or its equivalent, its date) did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) Each Company RIA Subsidiary has designated and approved a chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act or other Applicable Law. Each Company RIA Subsidiary has established in compliance with requirements of Applicable Law, and maintained in effect at all times required by Applicable Law since January 1, 2018, (i) written anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program, (ii) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, (iii) written cyber security and identity theft policies and procedures, (iv) written supervisory procedures and a supervisory control system, (v) written policies and procedures designed to protect non-public personal information about customers, clients and other Third Parties, (vi) written recordkeeping policies and procedures and (vii) other policies required to be maintained by such Company RIA Subsidiary under Applicable Law, including (to the extent applicable) Rules 204A-1 and 206(4)-7 under the Investment Advisers Act, except, in each case under clauses (i)-(vii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d) With respect to each Company U.S. RIA Subsidiary, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) none of such Company U.S. RIA Subsidiary, its control persons, its directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor, to the knowledge of the Company, any of such Company U.S. RIA Subsidiary’s other “associated persons” (as defined in the Investment Advisers Act) is (A) subject to ineligibility pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (B) subject to disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act or (C) subject to disqualification under Rule 506(d) of Regulation D under the Securities Act, unless in the case of clause (A), (B) or (C), such Company U.S. RIA Subsidiary or “associated person” has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, nor (ii) is there any Proceeding pending or, to the knowledge of the Company, threatened in writing by any Governmental Authority that would reasonably be expected to result in the ineligibility or disqualification of such Company U.S. RIA Subsidiary, or any of its “associated persons” to serve in such capacities or that would provide a basis for such ineligibility or disqualification. None of the Company, any of its Subsidiaries, any officer, director or employee thereof or, to the knowledge of the Company, any other “affiliated person” (as defined in the Investment Company Act) thereof is subject to ineligibility pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a Public Fund, nor is there any Proceeding pending or, to the knowledge of the Company, threatened in writing, by any Governmental Authority, which would provide a basis for such ineligibility which would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each employee of the Company or any of its Subsidiaries who is required to be registered or licensed as a registered representative, principal, investment adviser representative, salesperson or equivalent with any Governmental Authority is duly registered or licensed as such and such registration or license is in full force and effect.
(e) Each Company RIA Subsidiary is, and since January 1, 2018, has been, in compliance with (A) the applicable provisions of the Investment Advisers Act and/or (B) all other Applicable Laws of the jurisdictions in which such Company RIA Subsidiary acts as an investment adviser, except in each case under the foregoing clauses (A) and (B) for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f) As of the date hereof, no Company RIA Subsidiary is currently subject to, or has received written notice of, an examination, inspection, investigation or inquiry by a Governmental Authority.
(g) No Company RIA Subsidiary is prohibited from charging fees to any Person pursuant to “pay-to-play” rule or requirement applicable to such Company RIA Subsidiary (including, with respect to each Company U.S. RIA Subsidiary, Rule 206(4)-5 under the Investment Advisers Act), except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.16. Client Agreements. (a) Each Advisory Agreement includes all provisions required by and complies in all respects with the Investment Advisers Act, the Investment Company Act (to the extent applicable) and other Applicable Law, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Except as has not had and would not, individually or in the aggregate, have a Company Material Adverse Effect, each Client’s account is being managed, and has since January 1, 2018 (or inception of the relationship, if later) been managed, by the applicable Company RIA Subsidiary in compliance with (i) Applicable Law, (ii) the Client’s Advisory Agreement, and (iii) the Client’s written investment objectives, policies and restrictions agreed to by such Company RIA Subsidiary.
(c) No Company RIA Subsidiary provides Investment Advisory Services to any Person other than the Clients. Each Company RIA Subsidiary provides Investment Advisory Services to Clients solely pursuant to written Advisory Agreements.
(d) Section 4.16(d) of the Company Disclosure Schedule sets forth, as of the Base Date, (i) with respect to the Non-SMA Base RRR, the Base Date Assets Under Management and the Company’s good faith and best estimate of the aggregate amount of Base Date Revenue Run-Rate, and (ii) with respect to the SMA Base RRR, the Company’s good faith and best estimate of the aggregate amount of Base Date Assets Under Management and the aggregate amount of Base Date Revenue Run-Rate, in each case for all Clients. The Base Date Certificate is complete and accurate.
Section 4.17. Funds. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) Each Public Fund is duly registered with the SEC as an investment company under the Investment Company Act and has, since January 1, 2018 (or its inception, if later), filed all Public Fund SEC Documents in compliance with the Securities Act, the Investment Company Act, the Exchange Act and other Applicable Law. Since January 1, 2018 (or its inception, if later), each Public Fund’s (A) summary prospectuses, prospectus and statement of additional information (including supplements thereto) forming the part of any registration statement filed with the SEC under the Securities Act and/or the Investment Company Act, (B) annual and semi-annual shareholder reports filed with the SEC pursuant to Section 30 of the Investment Company Act and (C) supplemental advertising and marketing materials prepared by or on behalf of the Company or an Affiliate of the Company did not at the time they were filed (if required to be filed), and did not during the period of their authorized use, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. Each Advisory Agreement with a Public Fund has been duly approved, continued and at all times since January 1, 2018 (or its effective date, if later) has been in compliance in all material respects with Section 15(a) and Section 15(c) of the Investment Company Act. Since January 1, 2018 (or the inception of such Fund if later), no more than 25% of the members of the board of directors or trustees of any Public Fund have been “interested persons” (as defined in the Investment Company Act) of the Company, any Subsidiary or any other investment adviser for such Public Fund. No Private Fund is required to register as an investment company under the Investment Company Act. Notwithstanding the foregoing, any such representation or warranty with respect to any Fund as to any period prior to the commencement of such Fund’s management by the Company or any of its Subsidiaries is made to the knowledge of the Company.
(b) Each Fund that is a juridical entity is duly organized, validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under Applicable Law. Since January 1, 2018 (or the inception of such Fund if later), the shares, units or interests, as applicable, of each Fund have been issued and sold in compliance with Applicable Law including, with respect to any Fund offered or sold outside the United States, the registration and licensing requirements of any applicable non-U.S. jurisdiction. Notwithstanding the foregoing, any such representation or warranty with respect to any Fund as to any period prior to the commencement of such Fund’s management by the Company or any of its Subsidiaries is made to the knowledge of the Company.
(c) Each Fund currently is, and has since January 1, 2018 (or its inception, if later), been operated in compliance with (i) Applicable Law, (ii) its governing documents, registration statements, prospectuses, offering documents and agreements, and (iii) its written investment objectives, policies and restrictions. Notwithstanding the foregoing, any such representation or warranty with respect to a Fund as to which there is a Sub-Advisory Relationship is made to the actual knowledge of the Company.
(d) Since January 1, 2018, none of the offering memoranda used in connection with an offering of shares, units or interests of any Private Fund, including any supplemental advertising and marketing materials prepared by or on behalf of the Company or any Subsidiary thereof, contained an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(e) Since January 1, 2018, the offering memoranda used in connection with an offering of shares, units of interests of any Private Fund, including any supplemental advertising and marketing materials prepared by or on behalf of the Company or any Affiliate thereof, contains all required disclosures and information to comply with Applicable Law.
(f) There are no liabilities or obligations of any Fund of any kind whatsoever, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise other than (A) (i) for each Public Fund, liabilities or obligations disclosed and provided for in the balance sheet of such Public Fund or referred to in the notes thereto contained in the most recent annual or semi-annual report filed by the Public Fund prior to the date hereof with the SEC, (ii) for each Private Fund, liabilities or obligations disclosed and provided for in the balance sheet of such Private Fund or referred to in the notes thereto contained in the most recent report (1) distributed by the Private Fund to its shareholders or other interest holders or (2) as applicable, filed with a non-US Governmental Authority or Self-Regulatory Organization, in each case prior to the date hereof and provided or made available to Parent, or (iii) for each Non-U.S. Retail Fund, liabilities or obligations disclosed and provided for in the balance sheet of such Non-U.S. Retail Fund or referred to in the notes thereto contained in the most recent annual or semi-annual report published by the Non-U.S. Retail Fund and sent to the relevant non-US Governmental Authority in accordance with Applicable Law and regulations, or (B) for each Fund, liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Fund’s applicable report referenced in clause (A)(i), (ii) or (iii) above.
(g) There are no claims, actions, suits, proceedings, subpoenas or investigations pending or, to the knowledge of the Company, threatened in writing, before any Governmental Authority or Self-Regulatory Organization, or before any arbitrator of any nature, brought by or against any of the Funds or any of their officers or directors involving or relating to the Funds, the assets, properties or rights of any of the Funds.
(h) Each Non-U.S. Retail Fund and its management company is in compliance with Applicable Laws and regulations. Since January 1, 2018 (or its inception, if later), each Non-U.S. Retail Fund’s (A) prospectus or comparable offering documents (including supplements thereto), (B) annual and semi-annual reports and (C) supplemental advertising and marketing materials and any other key investor information prepared by or on behalf of the Company or an Affiliate of the Company did not at the time they were filed (if required to be filed), and did not during the period of their authorized use, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were or are made, not misleading. Each Advisory Agreement with a Non-U.S. Retail Fund has been duly approved, continued and at all time since January 1, 2018 has been in compliance in all material respects with Applicable Law and regulations.
(i) (i) For all taxable years since its inception date, each Fund has qualified for its intended Tax classification or treatment, as reported on its most recent applicable Tax Return, including, in the case of each Public Fund, as a regulated investment company taxable under Subchapter M of Chapter 1 of the Code, and has been organized and operated in conformity with the requirements related to such intended Tax classification or treatment, and its proposed method of operation will enable it to continue to qualify for such intended Tax classification or treatment, (ii) each Fund has timely filed (or caused to be timely filed) all Tax Returns required to be filed by it (taking into account any applicable extensions or waivers) with any Taxing Authority and has timely paid (or caused to be paid) all Taxes shown as due on such Tax Returns, (iii) there is currently no audit by any Governmental Authority of any Tax Return of any Fund pending or threatened in writing, (iv) each Fund has complied with all applicable Tax withholding and information reporting requirements, and (v) there are no outstanding waivers or comparable consents given by any Fund regarding the application of the statute of limitations with respect to Taxes.
Section 4.18. Broker-Dealer Compliance Matters. The Company Broker-Dealer Subsidiary is the only Subsidiary of the Company that is a Broker-Dealer. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) Since January 1, 2018, the Company Broker-Dealer Subsidiary has been duly registered as a Broker-Dealer with the SEC and each state and other jurisdictions in which it is required to be so registered. The Company Broker-Dealer Subsidiary is, and since January 1, 2018 has been a member in good standing of FINRA and each other Self-Regulatory Organization of which it is required to be a member. Each natural Person whose functions require him or her to be licensed as a representative or principal of, and registered with, the Company Broker-Dealer Subsidiary is registered with FINRA and all applicable states and other jurisdictions, such registrations are not, and since January 1, 2018 have not been, suspended, revoked or rescinded and remain in full force and effect, and no such natural Person is registered with more than one Broker-Dealer in any jurisdiction where such multiple registrations would violate any Applicable Law.
(b) Each current Form BD of the Company Broker-Dealer Subsidiary is, and any Form BD of the Company Broker-Dealer Subsidiary filed before the Closing Date will be at the time of filing, in compliance with the applicable requirements of the Securities Exchange Act, the rules thereunder and the rules of any Self-Regulatory Organization, as applicable.
(c) (i) Neither the Company Broker-Dealer Subsidiary, nor any of its Affiliates, nor any of its “associated persons” (as defined in the Securities Exchange Act) is (A) ineligible pursuant to Section 15(b) of the Securities Exchange Act to serve as a Broker-Dealer or as an “associated person” of a Broker-Dealer, (B) subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Securities Exchange Act, (C) subject to any material disciplinary proceedings or Orders that would be required to be disclosed on Form BD or Forms U-4 or U-5 (and which disciplinary proceedings or Orders are not actually disclosed on such Person’s current Form BD or current Forms U-4 or U-5) to the extent that such Person or its associated persons is required to file such forms, or (D) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Person as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Securities Exchange Act, and (ii) there is no Proceeding pending or, to the knowledge of the Company, threatened in writing by any Governmental Authority that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (i)(A), (i)(B), (i)(C) and (i)(D).
(d) No fact relating to the Company Broker-Dealer Subsidiary or any “control affiliate” of the Company Broker-Dealer Subsidiary, as defined in Form BD requires any response in the affirmative to any question in Item 11 of Form BD, except to the extent that such facts have been reflected on Form BD of the Company Broker-Dealer Subsidiary, as applicable.
(e) Since January 1, 2018, the Brokerage Services performed by the Company Broker-Dealer Subsidiary have been conducted in compliance with all requirements of the Securities Exchange Act, the rules and regulations of the SEC, FINRA, and any applicable state securities regulatory authority or Self-Regulatory

Organizations, as applicable. The Company Broker-Dealer Subsidiary has established, in compliance with requirements of Applicable Law, and maintained in effect at all times required by Applicable Law since January 1, 2018, written policies and procedures reasonably designed to achieve compliance with the Securities Exchange Act, the SEC rules thereunder, and the rules of each applicable Self-Regulatory Organization (“BD Compliance Policies”), including those required by (i) applicable FINRA rules, including FINRA Rule 3110, 3120 and 3130, (ii) Anti-Money Laundering Laws, including a written customer identification program in compliance therewith, (iii) privacy laws including policies and procedures with respect to the protection of nonpublic personal information about customers, clients and other Third Parties and (iv) identity theft laws, and approved such principals, managers and other supervisors as are required under the aforementioned laws, rules and regulations. All such BD Compliance Policies comply in all material respects with Applicable Laws.
(f) The Company Broker-Dealer Subsidiary currently maintains, and since January 1, 2018 has maintained, “net capital” (as such term is defined in Rule 15c3-1(c)(2) under the Securities Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by the Company Broker-Dealer Subsidiary, and in an amount sufficient to ensure that it is not required to file a notice under Rule 17a-11 under the Securities Exchange Act.
(g) No Governmental Authority has, since January 1, 2018, formally initiated any administrative proceeding or investigation (other than ordinary course examinations) into the Company Broker-Dealer Subsidiary and the Company Broker-Dealer Subsidiary has not received a written “wells notice,” other written indication of the commencement of an enforcement action from the SEC, FINRA or any other Governmental Authority, or other written notice alleging any material noncompliance with any Applicable Law governing the operations of Company Broker-Dealer Subsidiary . The Company has no knowledge of any unresolved material violation or material exception raised by any Governmental Authority with respect to the Company Broker-Dealer Subsidiary. Since January 1, 2018, the Company Broker-Dealer Subsidiary has not settled any claim or proceeding of the SEC, FINRA or any other Governmental Authority. The Company Broker-Dealer Subsidiary has not had an order, decree or judgement entered against the Company Broker-Dealer Subsidiary in connection with any Applicable Law governing the operation of Company Broker-Dealer Subsidiary . Except as would not be material to the Company and its Subsidiaries, taken as a whole, as of the date hereof, the Company Broker-Dealer Subsidiary is not currently subject to, and has not received any written notice of, an examination, inspection, investigation or inquiry by a Governmental Authority, and no formal examination or inspection has been started or completed for which no examination report is available.
Section 4.19. CPO/CTA Compliance. Section 4.19 of the Company Disclosure Schedule lists the name of each CPO/CTA Subsidiary and each of the Company and its Subsidiaries that has claimed an exemption from CPO or CTA registration requirements under the CEA (“Exempt CTA/CPO Entities”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) Each CPO/CTA Subsidiary (i) is duly registered as a CPO/CTA or exempt from registration under the CEA, (ii) a member in good standing of the NFA and (iii) has, since January 1, 2018, operated in compliance with the rules and regulations of the CEA, the CFTC and the NFA. Neither the Company nor any other Subsidiary is required to be registered as a CPO/CTA. Each Exempt CTA/CPO Entity has duly claimed, and, since January 1, 2018, has complied to the extent required with, an exemption from registration as a CPO/CTA. Each natural Person whose functions require him or her to be licensed as an associated person of, and registered with, a CPO/CTA Subsidiary is registered with the NFA and such registrations are not, suspended, revoked or rescinded and remain in full force and effect, and no such natural Person is registered with more than one entity in any jurisdiction where such multiple registrations would violate any Applicable Law. Each natural Person who is required to be listed as a principal of a CPO/CTA Subsidiary has filed a current Form 8-R with the NFA, which is accurate in all material respects.
(b) The current Form 7-R of each CPO/CTA Subsidiary is, and any Form 7-R of the Company or any Affiliate filed before the Closing Date will be at the time of filing, in compliance in all material respects with the applicable requirements of the CEA, the rules thereunder and the rules of any Self-Regulatory Organization, as applicable.
(c) (i) None of the CPO/CTA Subsidiaries, or any of their Affiliates, nor any of their “associated persons” (as defined in CFTC Rule 1.3) or “principals” (as defined in CFTC Rule 3.1) is (A) ineligible to serve as an “associated person” or “principal” of a CPO/CTA (B) subject to a “statutory disqualification” under

Section 8a(2) of the CEA, (C) subject to any material disciplinary proceedings or Orders that would be required to be disclosed on Form 7-R or Form 8-R (and which disciplinary proceedings or Orders are not actually disclosed on such Person’s current Form 7-R or current Form 8-R) to the extent that such Person or its associated persons or principals is required to file such forms, or (D) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Person as a CPO/CTA or associated person or principal of a CPO/CTA under Section 8a(4) of the CEA, and (ii) there is no Proceeding pending or, to the knowledge of the Company, threatened by any Governmental Authority that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (A), (B), (C) and (D).
(d) No fact relating to a CPO/CTA Subsidiary or any “principal” of a CPO/CTA Subsidiary, as defined in Form 8-R, requires any response in the affirmative to any question relating to “Criminal Disclosures” in the Form 7-R or in the principal’s Form 8-R, except to the extent that such facts have been reflected on such forms.
(e) No Governmental Authority has, since January 1, 2018, formally initiated any administrative proceeding or formal investigation into a CPO/CTA Subsidiary and no CPO/CTA Subsidiary has received any written indication of the commencement of an enforcement action from the CFTC, the NFA or any other Governmental Authority, or other notice alleging any material noncompliance with any Applicable Law governing its operations.
Section 4.20. Material Contracts. (a) Section 4.20(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of each Company Material Contract.
(b) The Company has made available to Parent a true and complete copy of each Company Material Contract prior to the date of this Agreement. All of the Company Material Contracts are, subject to the Bankruptcy and Equity Exceptions, valid and binding obligations of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such Company Material Contracts that expire after the date of this Agreement in accordance with their respective terms (as opposed to terminated by one or more of the parties thereto)), except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no Person is seeking to terminate or challenging the validity or enforceability of any Company Material Contract, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any of the other parties thereto has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Company Material Contract, except for those violations and defaults (or potential defaults) which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent a true and complete copy of any standard form of Contract used by the Company for the provision of Brokerage Services or Investment Advisory Services.
Section 4.21. Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (giving effect to all extensions) in accordance with all Applicable Law, and all such Tax Returns are true and complete.
(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf), or has withheld and remitted to the appropriate Taxing Authority, all Taxes due and payable, or (i) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve, in each case for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and records.

(c) (A) All federal income Tax Returns of the affiliated group of which the Company is the common parent through the Tax year ended October 31, 2016 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to all extensions or waivers thereof, has expired, and (B) neither the Company nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any federal income Tax.
(d) There is no Proceeding (including any audit) pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.
(e) There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between the Company or any of its Subsidiaries and any Taxing Authority.
(f) During the two (2)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(g) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.
(h) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any of the Company’s Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.
(i) Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or any of its Subsidiaries was the common parent, (B) is party to any Tax Sharing Agreement (other than any such agreement solely between the Company and its Subsidiaries), or (C) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement, or as a transferee or successor.
(j) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that, or has failed to take or agreed not to take any action if the failure to take such action, could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.
Section 4.22. Employees and Employee Benefit Plans. (a) The Company Employee Plans that the Company has made available to Parent are true and correct copies of such Company Employee Plans. For each material Company Employee Plan, the Company will, within ten (10) Business Days of this Agreement, make available to Parent a copy of such plan (or a description, if such plan is not written) and all amendments thereto, together with a copy of (if applicable) (i) each trust, insurance or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Forms 5500, (iv) the most recent favorable determination or opinion letter from the IRS, (v) the most recently prepared actuarial reports and financial statements in connection with each such Company Employee Plan, and (vi) all material documents and correspondence relating thereto received from or provided to any Governmental Authority during the past year.
(b) The Company will provide to Parent a list, within ten (10) Business Days of the date of this Agreement, containing with respect to each Key Employee: (i) name, (ii) date of hire, (iii) position, (iv) employment location, (v) base salary or wage rate, (vi) the current incentive opportunities of such employee and (vii) the legal entity that employs such employee.
(c) Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or in the past six years has, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.
(d) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. Each trust created under any such Company Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.
(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2018, each Company Employee Plan has been maintained in compliance with its terms and all Applicable Law. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Proceeding (other than routine claims for benefits and including an audit) is pending against or involves or, to the Company’s knowledge, is threatened against or reasonably expected to involve, any Company Employee Plan before any court or arbitrator or any Governmental Authority. To the knowledge of the Company, since January 1, 2018, no events have occurred with respect to any Company Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against the Company or any of its Subsidiaries, except for events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f) With respect to each director, officer, employee or independent contractor (including each former director, officer, employee or independent contractor) of the Company or any of its Subsidiaries, the consummation of the Transactions will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or materially increase the amount payable or trigger any other obligation under, any Company Employee Plan or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent to merge, amend or terminate any Company Employee Plan, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole.
(g) Neither the Company nor any of its Subsidiaries has any current or projected material liability for, and no Company Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Company or any of its Subsidiaries (other than coverage mandated by Applicable Law).
(h) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or making a change in employee participation or coverage under, any Company Employee Plan that would increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the fiscal quarter ended on the Company Balance Sheet Date, except as required in order to comply with Applicable Law and as would not be material to the Company and its Subsidiaries, taken as a whole.
(i) Without limiting the generality of Section 4.22(f), no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Company Personnel for any tax incurred by such individual.
(j) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and the Company and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code.
(k) With respect to any Company Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company or any of its Subsidiaries to incur any material liability under ERISA or the Code.

(l) Each Company Employee Plan that is an International Plan (i) has been maintained in compliance with its terms and Applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.23. Labor Matters.
(a) Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is, or since January 1, 2018 has been, a party to or subject to, or is currently negotiating in connection with entering into, any Company Collective Bargaining Agreement, and there have not been any, and to the Company’s knowledge there are no threatened, organizational campaigns, card solicitations, petitions or other unionization activity seeking recognition of a collective bargaining unit relating to any current or former Company Personnel. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no unfair labor practice complaints pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any current or former Company Personnel with respect to the Company or its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries.
(b) Since January 1, 2018, (i) no allegations of sexual harassment or other sexual misconduct or workplace discrimination or harassment (including based on race, ethnicity or gender) have been made against any employee of the Company with the title of Assistant Vice President or above through the Company’s anonymous employee hotline or any formal human resources communication channels at the Company, and (ii) there are no Actions pending or, to the Company’s knowledge, threatened related to any allegations of sexual harassment or other sexual misconduct or workplace discrimination or harassment (including based on race, ethnicity or gender) by any employee of the Company with the title of Assistant Vice President or above. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2018, neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to any such matter.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries is, and has been since January 1, 2018, in compliance with WARN and has no liabilities or other obligations thereunder. Neither the Company nor any of its Subsidiaries has taken any action that would reasonably be expected to cause Parent or any of its Affiliates to have any material liability or other obligation following the Closing Date under WARN.
Section 4.24. Intellectual Property. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the registrations (including patents and domain name registrations) and applications for registration for the Company’s Owned Intellectual Property (the “Company Registered IP”) has lapsed, expired, been abandoned or been adjudged invalid or unenforceable, and, to the knowledge of the Company, all Company Registered IP is valid, enforceable and subsisting.
(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are the sole and exclusive owners of all of the Company’s Owned Intellectual Property and hold all of their right, title and interest in and to all of the Company’s Owned Intellectual Property free and clear of all Liens (other than non-exclusive licenses granted by the Company or one of its Subsidiaries in the ordinary course of business and Permitted Liens), (ii) immediately following the Closing, the Company and its Subsidiaries will own or have a valid and enforceable license to use any and all of the Intellectual Property necessary to, or used or held for use in, the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted, and (iii) to the knowledge of the Company, there exist no material restrictions on the use of any of the Company’s Owned Intellectual Property.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no current or former employee, contractor or consultant of the Company or any of its Subsidiaries owns any rights in or to any of the Company’s Owned Intellectual Property and, to the extent that any such Intellectual Property has been developed or created by any Third Party (including any current or former employee, contractor or consultant) for or on behalf of the Company or any of its Subsidiaries, the Company or one of its Subsidiaries, as applicable, has a written agreement with such Third Party with respect thereto, and thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a valid right to exploit, sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted, such Intellectual Property.
(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, since January 1, 2018, neither the Company nor any of its Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party, (ii) there is no Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (A) alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party or (B) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any Subsidiary of the Company in any of the Company’s Owned Intellectual Property, and (iii) to the knowledge of the Company, no Third Party has infringed, misappropriated, diluted or otherwise violated any of the Company’s Owned Intellectual Property.
(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have provided reasonable notice of its privacy and personal data collection and use policies on its websites and through other customer and public communications and the Company and its Subsidiaries have complied with such policies, contractual requirements and all Applicable Laws relating to (A) the privacy of the users of the Company’s and its Subsidiaries’ respective products, services and websites and (B) the collection, use, processing, storage and disclosure of any personally-identifiable information (including personal health information and any and all “personal data” as that term is defined in any applicable data protection law and any and all other information, the collection, use, processing, storage and disclosure of which is regulated by an Applicable Law in relation to data protection or data privacy) and other data or information collected, used, processed, stored or disclosed by the Company or any of its Subsidiaries (or, to the knowledge of the Company, any Third Party that collects, uses, processes, stores or discloses such data or information on behalf of the Company or any of its Subsidiaries), (ii) there is no Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (or, to the knowledge of the Company, against any Third Party working on behalf of the Company or any of its Subsidiaries) alleging any violation of such policies, contractual requirements or Applicable Law, (iii) neither the execution and delivery of this Agreement nor the consummation of the Transactions will violate any such policy, contractual requirements or Applicable Law and (iv) the Company and its Subsidiaries (and any Third Party working on behalf of the Company and its Subsidiaries) have taken commercially reasonable steps consistent with normal industry practice and in compliance with Applicable Law in relation to data security, data protection or data privacy to protect the types of information referred to in this Section 4.24(e) against loss and unauthorized access, use, modification, disclosure or other misuse, and, to the knowledge of the Company, there has been no unauthorized access, use, modification, disclosure or other misuse of such data or information.
(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company’s IT Assets perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted, (ii) the Company and its Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Company’s IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures, and (iii) to the knowledge of the Company, there has been no unauthorized use, access, interruption, modification or corruption of the Company’s IT Assets (or any information or transactions stored or contained therein or transmitted thereby).

Section 4.25. Properties. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have valid leasehold interests in each parcel of real property used by the Company or any of its Subsidiaries, free and clear of all Liens, except for Permitted Liens, (ii) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is, subject to the Bankruptcy and Equity Exceptions, a valid and binding obligation of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and in full force and effect and enforceable in accordance with its terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such Leases that are terminated after the date of this Agreement in accordance with their respective terms; provided that if such termination is at the option of the Company or any of its Subsidiaries such termination must be in the ordinary course of business), (iii) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any Lease and (iv) neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Lease, nor has the Company or any of its Subsidiaries delivered notice to any other party to a Lease that such other party has breached, violated or defaulted under any Lease that remains uncured as of the date hereof. Neither the Company nor any of its Subsidiaries owns any real property or has owned any real property during the past five years. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the real property used by the Company or any of its Subsidiaries and any plants, buildings, structures and equipment thereon leased by the Company and its Subsidiaries have no defects, are in good operating condition and repair and have been maintained consistent with standards generally followed in the industry (given due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present use. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are (and following the Closing will be) in possession of and have (and following the Closing will have) good title to, or valid leasehold interests in or valid rights under contract to use, the material machinery, equipment, furniture, fixtures and other material personal property and assets used by the Company or any of its Subsidiaries.
Section 4.26. Environmental Matters. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding (including a review) is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries that relates to, or arises under, any Environmental Law, Environmental Permit or Hazardous Substance;
(ii) the Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all Environmental Laws and all Environmental Permits and hold all applicable Environmental Permits; and
(iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in any such liability or obligation.
Section 4.27. Antitakeover Statutes. The Company has no “rights plan,” “rights agreement,” or “poison pill” in effect. Assuming the representations and warranties set forth in Section 5.16 are true and correct, no “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws (including the restrictions on business combinations with an interested stockholder contained in Subtitle 6 of Title 3 of the MGCL and the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL) apply to this Agreement or any of the Transactions with respect to the Company and its Subsidiaries.
Section 4.28. Opinion of Financial Advisors. The Board of Directors of the Company has received the oral opinion (to be confirmed by delivery of a written opinion promptly after the date hereof) of Centerview, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Merger Consideration and the Special Dividend Per Share Amount provided for in this Agreement, taken together (and not separately), are fair, from a financial point of view, to holders of Company Non-Voting Common Stock (other than Excluded Shares). The Board of Directors of the Company has received an oral opinion (to be confirmed by delivery of a written opinion promptly after the date hereof) from Houlihan, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Merger Consideration, taking into account the Special Dividend, to be received by the holders of the Company Non-Voting Common Stock (other than Parent and affiliates of the Company) in the First Merger pursuant to the Agreement is fair to such holders from a financial point of view. A written copy of each such opinion will be delivered promptly after the date hereof to Parent for informational purposes only.
Section 4.29. Finders’ Fees. Except for the Company Financial Advisors, a true and complete copy (subject only to redaction of party names) of whose engagement agreements has been provided to Parent’s counsel on or prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions.
Section 4.30. No Ownership of Parent Common Stock. Neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Parent Common Stock (other than Fiduciary Shares) and neither the Company nor any of its Subsidiaries has any rights to acquire any shares of Parent Common Stock (other than any Fiduciary Shares). There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.
Section 4.31. No Ownership of Company Stock. No Subsidiary of the Company (i) beneficially owns, directly or indirectly, any shares of Company Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Stock (other than Fiduciary Shares) or (ii) has any rights to acquire any shares of Company Stock (other than Fiduciary Shares).
Section 4.32. No Other Company Representations and Warranties. Except for the representations and warranties in this Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 11.05 and the introduction to this Article 4) or in the Written Consent or any other written consent delivered in connection with the Transactions, neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. The Company and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives. The Company acknowledges and agrees that, except for the representations and warranties made by Parent in Article 5 (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 11.05 and the introduction to Article 5), neither Parent nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to Parent or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. The Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Notwithstanding the foregoing, this Section 4.32 shall not limit Parent’s, Merger Sub 1’s, Merger Sub 2’s or the Company’s remedies in the case of fraud.
ARTICLE 5
Representations and Warranties of Parent
Subject to Section 11.05, except (i) other than with respect to the representations and warranties in Section 5.01, Section 5.02, Section 5.05, Section 5.17, Section 5.18 and Section 5.19, as disclosed in any publicly available Parent SEC Document filed after January 1, 2019 and prior to the date hereof or (ii) as set forth in the Parent Disclosure

Schedule, Parent represents and warrants to the Company as of the date hereof and as of the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date) that:
Section 5.01. Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act. Merger Sub 1 is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Merger Sub 2 is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Maryland. Each of Parent, Merger Sub 1 and Merger Sub 2 has all corporate or similar powers, as applicable, required to own or lease all of its properties or assets and to carry on its business as now conducted. Each of Parent, Merger Sub 1 and Merger Sub 2 is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified is not, and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. Prior to the date of this Agreement, Parent has made available to the Company true and complete copies of the certificate or articles of incorporation and bylaws or comparable governing documents of each of Parent, Merger Sub 1 and Merger Sub 2, in each case, as in effect on the date of this Agreement (the “Parent Organizational Documents”). Since the date of its formation, neither Merger Sub 1 nor Merger Sub 2 has engaged in any activities other than in connection with or as contemplated by this Agreement. Neither Parent, Merger Sub 1 nor Merger Sub 2 are in breach in any material respect of any of the provisions of the Parent Organizational Documents.
Section 5.02. Corporate Authorization. (a) The execution, delivery and performance by each of Parent, Merger Sub 1 and Merger Sub 2 of this Agreement and the consummation by Parent, Merger Sub 1 and Merger Sub 2 of the Transactions are within the corporate or limited liability company powers, as applicable, of each of Parent, Merger Sub 1 and Merger Sub 2 and, except for the required approval and adoption of this Agreement by the sole stockholder of Merger Sub 1 and the sole member of Merger Sub 2, have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of Parent, Merger Sub 1 and Merger Sub 2. This Agreement has been duly executed and delivered by each of Parent, Merger Sub 1 and Merger Sub 2 and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding agreement of each of Parent, Merger Sub 1 and Merger Sub 2 that is a party thereto enforceable against such Person in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).
(b) At a meeting duly called and held, the Board of Directors of Parent has (i) determined that this Agreement and the Transactions (including the Parent Share Issuance) are fair to and in the best interests of Parent’s stockholders and (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Parent Share Issuance). The Board of Directors of Merger Sub 1 has unanimously adopted resolutions (i) determining that this Agreement and the Transactions are fair to and in the best interests of the sole stockholder of Merger Sub 1, (ii) approving, adopting and declaring advisable this Agreement and the Transactions, (iii) directing that this Agreement be submitted for approval and adoption by the sole stockholder of Merger Sub 1, and (iv) recommending approval and adoption of this Agreement (including the Mergers) by the sole stockholder of Merger Sub 1. The Board of Directors of neither Parent nor Merger Sub 1 has subsequently rescinded, modified or withdrawn any of the foregoing resolutions. Parent, as the managing member of Merger Sub 2, has approved this Agreement and the Transactions and Parent has not subsequently rescinded, modified or withdrawn such approval.
Section 5.03. Governmental Authorization. The execution, delivery and performance by each of Parent, Merger Sub 1 and Merger Sub 2 of this Agreement and the consummation by each of Parent, Merger Sub 1 and Merger Sub 2 of the Transactions, do not require Parent or any of its Subsidiaries to seek, obtain or make (as applicable) any action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (i) the filing of the First Articles of Merger with the SDAT in accordance with the MGCL and the filing of the Second Articles of Merger with the SDAT in accordance with the MGCL and the LLC Act and the appropriate documents with the relevant authorities of other states in which the Surviving Corporation is qualified to do business, (ii) as required for Parent and its Subsidiaries to comply with any applicable requirements of the HSR Act and any other Antitrust Laws, (iii) as required for Parent and its Subsidiaries to comply with any applicable requirements of the Securities Act, the Securities Exchange Act and any other applicable U.S. state or federal securities laws or the rules of the Parent Stock Exchange, (iv) as required by Parent to comply with the requirements of the Maine Bureau of Financial Institutions, (v) the filing of a FINRA Application relating to the Transactions by the Company

Broker-Dealer Subsidiary and FINRA’s approval thereof, (vi) the submission of the DTCC Notification by the Company Broker-Dealer Subsidiary, (vii) the submission of the Other Regulatory Notifications and (viii) the actions, Consents and Filings set forth in Section 4.03 of the Company Disclosure Schedule (clauses (i) – (viii), collectively the “Parent Governmental Authorizations”).
Section 5.04. Non-contravention. The execution, delivery and performance by each of Parent, Merger Sub 1 and Merger Sub 2 of this Agreement and the consummation of the Transactions to which it is a party do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Parent Organizational Documents, (ii) assuming the receipt or making (as applicable) of the Company Governmental Authorizations and the Parent Governmental Authorizations and the receipt of the Company Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming the receipt or making (as applicable) of the Company Governmental Authorizations and the Parent Governmental Authorizations and the receipt of the Company Stockholder Approval, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, give rise to a payment obligation or other liability under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any Contract binding upon Parent or any of its Subsidiaries, any governmental Consents (including Consents required by Contract) affecting, or relating in any way to, the of Parent or any of its Subsidiaries or any of its or their respective assets or businesses or any Parent Permit, or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.05. Capitalization. (a) The authorized capital stock of Parent as of the date hereof consists of (i) 3,500,000,000 shares of Parent Common Stock and (ii) 30,000,000 shares of preferred stock of Parent, par value $0.01 per share (“Parent Preferred Stock”). As of October 2, 2020, there were outstanding (i) 1,748,441,165 shares of Parent Common Stock (none of which is restricted or subject to vesting conditions or is treasury stock or is owned by Parent or any of its Subsidiaries (other than any Fiduciary Shares)), (ii) 1,247,382 shares of Parent Preferred Stock, (iii) no options to purchase shares of Parent Common Stock (“Parent Stock Options”), (iv) restricted stock units with respect to an aggregate of 61,324,865 shares of Parent Common Stock (“Parent RSU Awards”), (v) performance-based restricted stock units with respect to an aggregate of 2,979,118 shares of Parent Common Stock (“Parent PSU Awards”), determined assuming maximum performance levels were achieved, and (vi) deferred restricted stock units with respect to an aggregate of 602,939 shares of Parent Common Stock (“Parent Director Deferred RSU Awards” and together with Parent Stock Options, Parent RSU Awards, Parent PSU Awards and any other equity or equity-linked awards granted after October 2, 2020, “Parent Equity Awards”). All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. The shares of capital stock of Parent to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof will be free of preemptive right. Except as set forth in this Section 5.05(a) and for changes since October 2, 2020 resulting from (A) the exercise or vesting and settlement of Parent Equity Awards outstanding on such date or issued after such date or (B) the issuance of Parent Equity Awards after such date, as of the date hereof, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, Parent, (ii) securities of Parent or any of its Subsidiaries convertible into or exchangeable for, or whose value otherwise tracks or is derived from, shares of capital stock or other voting securities of, or other ownership interests in, Parent, (iii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, Parent, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, profits interests, “phantom” stock or similar securities or rights issued by or with the approval of Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”). Parent owns all of the issued and outstanding capital stock or other equity interests of each of the Merger Subs.

(b) All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of Parent owns any shares of capital stock of Parent (other than any such shares owned by Subsidiaries of Parent that are Fiduciary Shares).
(c) There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. Neither Parent nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Parent Securities.
Section 5.06. Subsidiaries. (a) Each Subsidiary of Parent is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power is not, and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified is not, and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.
(b) As of the date hereof, all of the outstanding capital stock or other voting securities of, or ownership interests in, each Significant Subsidiary (as defined in Rule 1-02(a) of Regulation S-X) of Parent are owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests) (other than restrictions arising under applicable Securities Laws). As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent, (ii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent, or (iii) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent (the items in clauses (i) through (iii) being referred to collectively as the “Parent Subsidiary Securities”), other than Parent Subsidiary Securities directly or indirectly owned by Parent or any of its wholly owned Subsidiaries. As of the date hereof, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Subsidiary Securities or make any material investment in any other Person.
Section 5.07. Regulatory Reports, SEC Filings and the Sarbanes-Oxley Act. (a) Parent and each of its Subsidiaries have timely filed with or furnished all material Filings, together with any material amendments, required to be made with respect thereto, that they were required to file or furnish (as applicable) since January 1, 2018 with any Governmental Authority, including any Filing required to be filed or furnished (as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Governmental Authority, have paid all fees and assessments due and payable in connection therewith and all such Filings have complied in all material respects with the rules and regulations of such Governmental Authority as in effect at the time of filing.
(b) As of its filing date (and as of the date of any amendment), each Filing filed with or furnished to the SEC by Parent since January 1, 2018 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, and as amended from time to time, the “Parent SEC Documents”) and filed prior to the date of this Agreement has complied, and each Parent SEC Document filed subsequent to the date of this Agreement (assuming, in the case of each of the Registration Statement and the Information Statement/Prospectus, that the representation and warranty set forth in Section 4.09 is true and correct) will comply, in all material respects with the applicable requirements of the Parent Stock Exchange, the Securities Act, the Securities Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Parent SEC Document filed prior to the date of this Agreement did not, and each Parent SEC Document filed subsequent to the date of this Agreement (assuming, in the case of each of the Registration Statement and the Information Statement/Prospectus, that the representation and warranty set forth in Section 4.09 is true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(d) Each Parent SEC Document that is a registration statement, as amended or supplemented, as applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.
(e) Parent is, and since January 1, 2018 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Parent Stock Exchange.
(f) Parent and its Subsidiaries have established and maintained since January 1, 2018, and continue and maintain, disclosure controls and procedures (as defined in Rule 13a-15 under the Securities Exchange Act). Such disclosure controls and procedures are designed to ensure that all material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Securities Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the Securities Exchange Act.
(g) Parent and its Subsidiaries have established and maintained since January 1, 2018, and continue and maintain, a system of internal controls. Such internal controls are designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s consolidated financial statements for external purposes in accordance with GAAP. Parent disclosed, based on its most recent evaluation of such internal controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Directors of Parent (x) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.
(h) Since January 1, 2018, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Securities Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the Parent Stock Exchange, and the statements contained in any such certifications are true and complete.
Section 5.08. Financial Statements and Financial Matters. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, recurring and immaterial year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries.
(b) From January 1, 2018 to the date of this Agreement, Parent has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.09. Disclosure Documents. The information relating to Parent and its Subsidiaries that is, or is to be, provided by Parent, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Registration Statement or the Information Statement/Prospectus will not (i) in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto is filed with the SEC, at the time it becomes effective under the Securities Act, and (ii) in the case of the Information Statement/Prospectus, at the time the Information Statement/Prospectus or any amendment or supplement thereto is first mailed to the stockholders of the Company, contain any untrue statement of a material fact required to be stated therein or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
Section 5.10. Absence of Certain Changes. Since the Parent Balance Sheet Date through the date of this Agreement, (a) except for any COVID-19 Responses, the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice, (b) there has not been any event, circumstance, development, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (c) there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of Section 7.01.
Section 5.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date (it being understood that in no event shall any tortious conduct, litigation, infringement, violation of Applicable Law or breach of Contract be in the ordinary course of business), and (iii) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Parent SEC Documents.
Section 5.12. Litigation. There is no Proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of Parent or any of its Subsidiaries, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Transactions. There is no Order outstanding or threatened against or affecting Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of any of Parent or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that would, or would reasonably be expected to, prevent, enjoin, alter or materially delay any of the Transactions.
Section 5.13. Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries hold all governmental Consents necessary for the operation of their respective businesses (the “Parent Permits”). Parent and each of its Subsidiaries are and since January 1, 2018, have been in compliance with the terms of Parent Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Proceeding pending, or, to the knowledge of Parent, threatened that seeks, or, to the knowledge of Parent, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Parent Permit except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.14. Compliance with Applicable Laws. (a) Each of Parent and its Subsidiaries (i) except as would not be material to Parent and its Subsidiaries, taken as a whole, are, and have been have since January 1, 2018, in compliance with and not in default or violation of Applicable Laws, (ii) are, and have been since January 1, 2018, conducting operations at all times in compliance Anti-Money Laundering Laws and (iii) have established and maintained, since January 1, 2018, a system of internal controls designed to provide compliance by Parent and its

Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws, except where, in each case, the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Since January 1, 2018, neither Parent nor any of its Subsidiaries has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions which would reasonably be expected to have a Parent Material Adverse Effect.
(c) Parent and its Subsidiaries (i) are, and since January 1, 2018 have been, in material compliance with all applicable Sanctions and export controls laws, (ii) have instituted, maintain and enforce policies and procedures designed to ensure material compliance with all applicable Sanctions and export controls laws. Since January 1, 2018, Parent and its Subsidiaries have not been penalized for or threatened to be charged with, or given notice of any violation of, or, to the knowledge of Parent, been under investigation with respect to, any Sanctions or export controls laws, and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving Parent or any of its Subsidiaries with respect to Sanctions or export controls laws is pending, except where such proceedings or investigations have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d) Neither Parent nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that are not material to Parent and its Subsidiaries, taken as a whole.
(e) Except for normal examinations conducted by a Governmental Authority in the ordinary course of business of Parent and its Subsidiaries, as of the date hereof, no Governmental Authority has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2018, except where such proceedings or investigations have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(f) As of the date hereof, there (i) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries and (ii) have been no inquiries by any Governmental Authority with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2018, in each case, which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2018, a recipient of any supervisory letter from, or since January 1, 2018, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor have Parent nor any of its Subsidiaries been advised since January 1, 2018 or have knowledge, of any pending or threatened regulatory investigation or that any Governmental Authority is considering issuing, initiating, ordering or requesting any Parent Regulatory Agreement.
(h) None of Parent nor any of its Subsidiaries is, or since January 1, 2018, has been subject to any liability material to Parent and its Subsidiaries, taken as a whole, by reason of any failure to be registered, licensed or qualified as a bank, trust company, introducing broker, futures commission merchant, real estate broker, insurance company or insurance broker within the meaning of any Applicable Law. Since January 1, 2018, none of Parent or any of its Subsidiaries has received written notice of, and there is no pending, or threatened in writing, proceeding concerning any failure to obtain any bank, trust company, introducing broker, futures commission merchant, real estate broker, insurance company or insurance broker registration, license or qualification, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.15. Taxes.
(a) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that, or has failed to take or agreed not to take any action if the failure to take such action, could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.
(b) All of the equity interests in Merger Sub 2 will be owned by Parent, and Merger Sub 2 will be since formation either (i) disregarded as an entity (within the meaning of Section 301.7701-3 of the Treasury Regulations) separate from Parent or (ii) treated as a corporation, in each case for United States federal income tax purposes.
Section 5.16. Antitakeover Statutes. Parent has no “rights plan,” “rights agreement,” or “poison pill” in effect. Assuming the representations and warranties set forth in Section 4.27 are true and correct, no “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the Transactions with respect to Parent and its Subsidiaries.
Section 5.17. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the Transactions.
Section 5.18. No Ownership of Company Stock. Neither Parent nor any Subsidiary of Parent beneficially owns, directly or indirectly, any shares of Company Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Stock (other than any Fiduciary Shares) and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Parent Common Stock (other than any Fiduciary Shares). There are no voting trusts or other agreements or understandings to which Parent or any Subsidiary of Parent is a party with respect to the voting of the capital stock or other equity interest of the Company.
Section 5.19. No Other Parent Representations and Warranties. Except for the representations and warranties in this Article 5 (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 11.05 and the introduction to this Article 5), neither Parent nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Parent and its Subsidiaries disclaim any other representations or warranties, whether made by Parent or any of its Subsidiaries or any of their respective Affiliates or Representatives. Parent acknowledges and agrees that, except for the representations and warranties in Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 11.05 and the introduction to Article 4) or in the Written Consent or any other written consent delivered in connection with the Transactions, neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. Parent specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Notwithstanding the foregoing, this Section 5.19 shall not limit Parent’s, Merger Sub 1’s, Merger Sub 2’s or the Company’s remedies in the case of fraud.

ARTICLE 6
Covenants of the Company
Section 6.01. Conduct of the Company. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except (x) as required by Applicable Law, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, or (z) as otherwise required or expressly permitted by this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice (with any COVID-19 Response disclosed to Parent and taken prior to the date of this Agreement being deemed to be in the ordinary course of business consistent with past practice when determining whether actions taken after the date of this Agreement are in the ordinary course of business consistent with past practice) and use its commercially reasonable efforts to (A) preserve intact its business organization and relationships with customers, members, suppliers, lenders, licensors, licensees, Governmental Authorities with jurisdiction over the Company’s operations and other Third Parties having material business relationships with the Company and its Subsidiaries, (B) maintain in effect all material Company Permits and (C) maintain and preserve the goodwill associated with its business, affairs and properties, its reputation and its brand value; provided that during any period of full or partial suspension of operations related to the COVID-19 pandemic, the Company may take actions outside of the ordinary course of business to the extent both (i) reasonably necessary to protect the health and safety of the Company’s or its Subsidiaries’ employees and (ii) constituting a COVID-19 Response, in each case, after written notice to and, to the extent practicable under the circumstances, consultation with, Parent; provided further that neither the Company nor any of its Subsidiaries shall take any action in accordance with the foregoing that would breach any of Section 6.01(a) through (u). Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except (x) as required by Applicable Law, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, or (z) as otherwise required or expressly permitted by this Agreement, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed (other than with respect to Section 6.01(c) or Section 6.01(d))), the Company shall not, and shall cause each of its Subsidiaries not to:
(a) adopt or propose any change to its certificate or articles of incorporation, bylaws or other organizational documents (whether by merger, consolidation or otherwise) (including the Company Organizational Documents);
(b) (i) merge or consolidate with any other Person, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than (A) acquisitions of assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $10,000,000 in the aggregate for all such acquisitions, (B) acquisitions of securities on behalf of clients of the Company or its Subsidiaries under the Company’s investment portfolio consistent with the Company’s investment policy in effect as of the date hereof, (C) acquisitions of any interest in partnerships, joint ventures or similar entities in an amount not to exceed $10,000,000 in aggregate purchase price for all such interests and (D) transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries, or (iii) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization, restructuring or other reorganization;
(c) (i) split, combine or reclassify any Company Securities (whether by merger, consolidation or otherwise) (other than transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries), (ii) amend any term or alter any rights of any of Company Securities (whether by merger, consolidation or otherwise), (iii) declare, set aside or pay or make any dividend or any other distribution (whether in cash, stock, property or any combination thereof) in respect of any Company Securities or Company Subsidiary Securities (in the case of this clause (iii), other than (A) in the case of the Company, the Special Dividend and any regular cash dividends in the ordinary course of business consistent with past practice (including with respect to record and payment dates) in an amount not to exceed $0.375 per share of Company Stock per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to Company Stock) or (B) dividends or distributions by a wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company, (iv) make any election to be subject to any of the provisions of Title 3, Subtitle 8 of the MGCL, or (v) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any

Company Securities or Company Subsidiary Securities, other than repurchases of shares of Company Non-Voting Common Stock in connection with the exercise, vesting and/or settlement of Company Equity Awards in accordance with the terms of the Company Stock Plans, Company Subsidiary Employee Equity Plans and the applicable award agreements as of the date hereof;
(d) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than (i) the issuance of any shares of Company Non-Voting Common Stock upon the exercise or settlement of Company Equity Awards in accordance with the terms of the Company Stock Plans, Company Subsidiary Employee Equity Plans and the applicable award agreements as of the date hereof or (ii) the grant of any Company Equity Award to the extent permitted by Section 6.01(l) of the Company Disclosure Schedule;
(e) authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (i) as contemplated by the capital expenditure budget that has been made available to Parent prior to the date of this Agreement and is set forth on Section 6.01(e) of the Company Disclosure Schedule and (ii) any other capital expenditures not to exceed $5,000,000 in the aggregate;
(f) sell, lease, license, sublicenses, transfer or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), or fail to take any action necessary to maintain, enforce or protect, directly or indirectly, any Subsidiary or any division thereof or of the Company or any assets, securities, interests, businesses or property, other than (i) dispositions in the ordinary course of business consistent with past practice for fair market value in an amount not to exceed $5,000,000 in the aggregate, (ii) dispositions of securities in the ordinary course of business consistent with past practice under the Company’s investment portfolio consistent with the Company’s investment policy in effect as of the date hereof, or (iii) transactions (A) solely among the Company and one or more of its wholly owned Subsidiaries or (B) solely among the Company’s wholly owned Subsidiaries;
(g) sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), create or incur any Lien (other than a Permitted Lien) on or otherwise fail to take any action necessary to maintain, enforce or protect, directly or indirectly, any of the Company’s material Owned Intellectual Property or Licensed Intellectual Property, other than in the ordinary course of business consistent with past practice (i) pursuant to non-exclusive licenses or (ii) for the purpose of disposing of obsolete or worthless assets;
(h) incur, assume, suffer to exist or otherwise be liable with respect to, or guarantee or repurchase, or enter into any Contract with respect to (in each case, whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise), any indebtedness for borrowed money, other than additional borrowings under the Company Credit Agreement in the ordinary course of business;
(i) create or incur any Lien (except for a Permitted Lien) on any material asset other than Liens created or incurred under the Company Credit Agreement or Company Notes or similar Liens under any other permitted indebtedness under Section 6.01(h), and Liens on assets subject to capital leases entered into in the ordinary course of business;
(j) (i) enter into any Company Material Contract (including (x) by amendment of any Contract that is not a Company Material Contract such that such Contract becomes a Company Material Contract or (y) through acquisition of a subsidiary that is bound by a Company Material Contract), other than, in the ordinary course of business, the entry into any Contract described in clause (v) of the definition of Company Material Contract and not described in any other clause of the definition of Company Material Contract or (ii) terminate, renew, extend or amend in any material respect any Company Material Contract or waive any material right thereunder (other than amendments to Advisory Agreements expressly permitted by Section 6.01(q) or Section 6.01(r)); provided, however that nothing in this Section 6.01(j) shall prevent or restrict the Company and its Subsidiaries from, in the ordinary course of business, entering into, renewing, extending or amending any customer Contract described in clause (viii) of the definition of Company Material Contract and not described in any other clause of the definition of Company Material Contract;
(k) terminate, amend or modify any material Company Permit in a manner material and adverse to the Company and its Subsidiaries, taken as a whole;

(l) except as required by any Company Employee Plan as in effect as of the date hereof, (i) grant any change in control, retention, severance or termination pay to (or amend any existing arrangement with) any of their respective current or former Company Personnel, (ii) except as in the ordinary course of business consistent with past practices (and without limiting any of the other restrictions contained in this Agreement), enter into any employment, offer letter, term sheet, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective current or former Company Personnel, (iii) establish, adopt, amend or enter into any material Company Employee Plan, other than amendments that are required under a change in Applicable Law or by a Company Collective Bargaining Agreement, (iv) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Company Personnel, (v) increase the compensation, bonus or other benefits payable to any of their respective current or former Company Personnel, (vi) hire any Key Employees or (vii) terminate (other than for cause) any Key Employees;
(m) make any material change in any method of accounting or accounting principles or practice, except for any such change required by reason of a change in GAAP or Regulation S-X under the Securities Exchange Act (“Regulation S-X”), as approved by its independent public accountants;
(n) enter into any material new line of business;
(o) (i) make or change any material Tax election; (ii) change any annual Tax accounting period; (iii) adopt or change any material method of Tax accounting; (iv) enter into any material closing agreement with respect to Taxes (other than a closing agreement permitted by clause (v) of this Section 6.01(o)); or (v) settle or surrender (including by entering into a closing agreement) any Tax claim, audit or assessment involving potential payments, or reductions in deferred tax assets, by the Company and its Subsidiaries in excess of $1,000,000;
(p) settle or compromise, or offer or propose to settle or compromise, any claim, action, suit, dispute, investigation, regulatory examination, arbitration, or other Proceeding, whether pending or threatened, (i) involving or against the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice (provided that any individual settlement or compromise or any series of related settlements or compromises involving payments by the Company and its Subsidiaries in excess of $3,000,000 individually or $15,000,000 in the aggregate (in each case, net of any amounts that may be paid under one or more existing insurance policies) or providing for any non-monetary relief shall be deemed not to be in the ordinary course of business), (ii) that relates to the Transactions or (iii) initiated by a stockholder of the Company;
(q) (i) reduce or waive the fee rate payable (either directly or indirectly through a Contract with the sponsor of the SMA or other program to which the Advisory Agreement relates (if any)) to the Company or any of its Subsidiaries under any Material Advisory Agreement or (ii) increase the amount or rate of expense reimbursement paid by the Company or any of its Subsidiaries with respect to any Material Advisory Agreement by, in the case of the foregoing clauses (i) and (ii), in the aggregate, an amount that would cause the annual net revenue (calculated net of any such reduction in or waiver of fee rate and any such increase in the amount or rate of expense reimbursement) to the Company or any of its Subsidiaries under such Material Advisory Agreement to be reduced by more than five percent (5%), in the aggregate, relative to such net revenue to the Company or any of its Subsidiaries attributable to such Material Advisory Agreement without giving effect to such reduction in or waiver of fee rate or increase in the amount or rate of such expense reimbursement (other than pursuant to the terms of Contracts as in effect as of the Base Date) (such changes described in the foregoing clauses (i) and (ii), whether or not within such five percent (5%) exception, “Client Economic Term Changes”); provided that, for the avoidance of doubt, Client Economic Term Changes shall not include either (X) the renewal of a fee waiver, expense reimbursement agreement, or any other agreement pursuant to which there is an expense reimbursement with any Person on substantially the same terms and conditions, and economic terms that are no less favorable to the Company and its Subsidiaries, each as in effect on the Base Date or (Y) reimbursements to any Client in respect of errors committed or omitted by the Company or any of its Subsidiaries;
(r) with respect to any Advisory Agreement or agreement with an SMA sponsor that, in either case, is not a Material Advisory Agreement (a “Small Advisory Agreement”), make any Client Economic Term Change, if such change, individually or in the aggregate with Client Economic Term Changes made in respect of other

Small Advisory Agreements, would reasonably be expected to have, measured as of the end of each month during the period after the date hereof to the Calculation Time (which the Company shall use commercially reasonable efforts to track during each month, and the Company shall provide Parent with its calculation of such changes within 10 Business Days after the end of each month), a cost to the Company (whether in the form of reduced revenue to the Company or of increased expense reimbursement payments made by the Company) of more than 5% of the aggregate Base Date Revenue Run Rate associated with all Small Advisory Agreements in the aggregate;
(s) except as required by the terms of an expense reimbursement agreement or any other agreement pursuant to which there is an expense reimbursement with any Person as in effect on the Base Date (or the renewal thereof on substantially the same terms and conditions, and economic terms that are no less favorable to the Company and its Subsidiaries), increase the amount or rate of expense reimbursement paid by the Company or any of its Subsidiaries with respect to any Client that would reasonably be expected to result in such increased payments exceeding $2,700,000 in the aggregate, across all Clients, on an annual basis;
(t) with respect to any Advisory Agreement, amend such Advisory Agreement, other than, on or prior to the Calculation Time, (i) amendments to Advisory Agreements expressly permitted by Section 6.01(q) or Section 6.01(r) or (ii) Permitted Client Non-Economic Term Changes; or
(u) agree, resolve, authorize, commit, propose or offer to do any of the foregoing.
Section 6.02. Access to Information; Confidentiality. (a) From the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice and subject to Applicable Law, (A) the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives, reasonable access, during normal business hours, to all of its offices, properties, books, contracts and records and (B) each party shall, and shall cause each of its respective Subsidiaries to, (i) make available to the other party and its respective Representatives all other information in its possession concerning such Person’s businesses, properties and personnel as such party may reasonably request (including in connection with the preparation of the Registration Statement) and (ii) instruct its respective Representatives to reasonably cooperate with such party’s investigation; provided that, notwithstanding anything to the contrary, (x) neither party nor any of its Representatives shall be required to provide the other party or any of its Representatives any projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period or otherwise provide financial information that is not prepared internally in the ordinary course of business, and (y) none of the Company, its Subsidiaries or any of its or their respective Representatives shall be required to provide, prior to the Closing, Parent or any of its Representatives information that identifies, or which may reasonably be used to identify, the name of, or other confidential identifying information regarding, any natural person Client or any investor in any Fund. All information furnished pursuant to this Agreement shall be subject to (i) the nondisclosure agreement, dated as of July 14, 2020, between Parent and the Company (the “Company Confidentiality Agreement”) and (ii) the nondisclosure agreement, dated as of September 8, 2020, between Parent and the Company (the “Parent Confidentiality Agreement”). No information or knowledge obtained in any investigation pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty made by the Company or Parent pursuant to this Agreement.
(b) Notwithstanding anything to the contrary in this Section 6.02 or anything else to the contrary, neither party nor any of its respective Subsidiaries shall be required to provide access to its offices, properties, books, contracts, records or personnel if such access would unreasonably disrupt its operations, or provide access to or to disclose information where such access or disclosure could reasonably be expected to result in the loss the attorney-client privilege of such party or any of its Subsidiaries or contravene any Applicable Law; provided that each party shall, and shall cause its respective Subsidiaries to, use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply; provided, however, that in no event shall either party have access to individual performance or evaluation records, medical histories or other similar information that in the reasonable opinion of the other party the disclosure of which would reasonably be expected to subject such party or any of its Subsidiaries to risk of liability.
(c) Each party shall instruct its external auditors to cooperate with the other party’s external auditors as soon as reasonably practicable to agree on the necessary processes and procedures that are required to be undertaken by each of them in relation to the preparation of the Registration Statement.
Section 6.03. No Solicitation by the Company.

(a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as otherwise set forth in this Section 6.03, the Company shall not, and shall cause its Subsidiaries, and its and its Subsidiaries’ officers, directors and employees, investment bankers, attorneys, accountants, consultants and other agents, advisors and representatives (collectively, “Representatives”), not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Company Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any Third Party that the Company knows, or should reasonably be expected to know, is seeking to make, or has made, a Company Acquisition Proposal, (iii) (A) (1) fail to make, (2) withdraw or (3) qualify, amend or modify in any manner adverse to Parent, the Company Board Recommendation (it being understood that any failure to publicly and without qualification either (x) recommend against such Company Acquisition Proposal or (y) reaffirm the Company Board Recommendation, in each case, within ten (10) Business Days after a Company Acquisition Proposal is made public or any request by Parent to do so will be treated as a withdrawal of the Company Board Recommendation that is adverse to Parent for purposes hereof), (B) fail to make, or to include in the Information Statement/Prospectus, the Company Board Recommendation or (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Company Acquisition Proposal (any of the foregoing in this clause (iii), a “Company Adverse Recommendation Change”), (iv) take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations of the State of Maryland, inapplicable to any Third Party or any Company Acquisition Proposal, or (v) fail to enforce, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries (provided that if the Board of Directors of the Company determines in good faith that failure to take such action would be reasonably likely to be inconsistent with its duties under Applicable Law, then (I) the Company may waive any such standstill or similar agreement to the extent necessary to permit the Person bound by such provision or agreement to make a Company Acquisition Proposal to the Board of Directors of the Company and (II) concurrently with such waiver by the Company, any such waived standstill or similar provisions in the Company Confidentiality Agreement shall immediately and automatically cease to be of any force or effect). Any breach or willful breach of the restrictions on the Company set forth in this Section 6.03(a) by any Subsidiary of the Company or any of its or their respective Representatives shall be deemed to be a breach or willful breach (as applicable) of this Section 6.03(a) by the Company.
(b) Notwithstanding Section 6.03(a), if at any time prior to the receipt of the Company Stockholder Approval (the “Company Approval Time”; it being understood and agreed that the Company Approval Time shall be deemed to have occurred upon delivery of the Written Consent) (and in no event on or after the Company Approval Time), the Board of Directors of the Company receives a bona fide written Company Acquisition Proposal made after the date hereof which has not resulted from a violation of this Section 6.03, the Board of Directors of the Company may prior to the Company Approval Time (and in no event on or after the Company Approval Time) and, subject to compliance with this Section 6.03(b), Section 6.03(c) and Section 6.03(e), (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement an unsolicited bona fide written Company Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel to the Company, constitutes or is reasonably likely to lead to a Company Superior Proposal, (ii) thereafter furnish to such Third Party and its Representatives and financing sources nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms (including “standstill” or similar terms) no less favorable to the Company than those contained in the Company Confidentiality Agreement, a copy of which shall be provided, promptly after its execution, to Parent for informational purposes; provided that all such non-public information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party, and (iii) following receipt of a Company Superior Proposal after the date of this Agreement and prior to the Company Approval Time (and in no event on or after the Company Approval Time), (A) make a Company Adverse Recommendation Change and/or (B) terminate this Agreement in accordance with Section 10.01(d)(i) in order to cause the Company to enter into an Alternate Company Acquisition Agreement with respect to a Company Superior Proposal (a “Company Superior Proposal Termination”), but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith by majority vote, after consultation with the Company’s outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be reasonably likely to be inconsistent with its duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from (A) complying with Rule 14e-2(a) under the Securities Exchange Act with regard to a Company Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 6.03 or (B) making any required disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with Applicable Law; provided that any Company Adverse Recommendation Change involving or relating to a Company Acquisition Proposal and/or Company Superior Proposal Termination may only be made in accordance with the provisions of this Section 6.03(b), Section 6.03(c) and Section 6.03(e) and, even if permitted by this sentence, shall have the consequences set forth in this Agreement. For the avoidance of doubt, issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Securities Exchange Act shall not be a Company Adverse Recommendation Change.
(c) In addition to the requirements set forth in Section 6.03(b), the Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) of Section 6.03(b), other than interacting with the Person who made such Company Acquisition Proposal and its Representatives solely to clarify the terms and conditions thereof, unless the Company shall have first delivered to Parent written notice advising Parent that the Company intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company (or any of its Representatives) of (i) any Company Acquisition Proposal made after the date hereof or (ii) any written request made after the date hereof for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that, to the knowledge of the Company or any member of its Board of Directors, is considering making, or is reasonably likely to make after the date hereof, a Company Acquisition Proposal, which notice shall be provided in writing and shall identify the relevant Third Party and, to the extent known, the material terms and conditions of, any such Company Acquisition Proposal (including any material changes thereto). The Company shall keep Parent reasonably informed, on a reasonably current basis, of the status and details of any such Company Acquisition Proposal (including any changes thereto) and shall promptly (but in no event later than twenty-four (24) hours after receipt) provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Affiliates that describes any material terms or conditions of any such Company Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters).
(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Company Approval Time (and in no event on or after the Company Approval Time), the Board of Directors of the Company may effect a Company Adverse Recommendation Change involving or relating to the occurrence of a Company Intervening Event if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that the failure to take such action would be reasonably likely to be inconsistent with its duties under Applicable Law; provided that (i) the Company shall (A) promptly notify Parent in writing of its intention to take such action (which notice shall set forth in reasonable detail a description of the Company Intervening Event and the rationale for the Company Adverse Recommendation Change) and (B) negotiate in good faith with Parent (to the extent Parent wishes to so negotiate) for five (5) Business Days following such notice regarding revisions to the terms of this Agreement proposed by Parent, and (ii) the Board of Directors of the Company shall not effect any Company Adverse Recommendation Change involving or relating to a Company Intervening Event unless, after the five (5) Business Day period described in the foregoing clause (B), the Board of Directors of the Company determines in good faith by majority vote, after consultation with the Company’s outside legal counsel and financial advisor, that the failure to take such action would be reasonably likely to be inconsistent with its duties under Applicable Law.
(e) Without limiting or affecting Section 6.03(a), Section 6.03(b) or Section 6.03(c), the Board of Directors of the Company shall not make a Company Adverse Recommendation Change and/or effect a Company Superior Proposal Termination involving or relating to a Company Superior Proposal unless

(i) the Company promptly notifies Parent, in writing at least four (4) Business Days before taking such action, that the Company intends to take such action, which notice attaches the most current version of any proposed agreement or a reasonably detailed summary of all material terms of such Company Superior Proposal and the identity of the Third Party making such Company Superior Proposal, (ii) if requested by Parent, during such four (4) Business Day period, the Company and its Representatives have discussed and negotiated in good faith with Parent regarding any proposal by Parent to amend the terms of this Agreement in response to such Company Superior Proposal and (iii) after such four (4) Business Day period, the Board of Directors of the Company, after discussions with the Company’s outside legal counsel and financial advisor, determines in good faith by majority vote, taking into account any proposal by Parent to amend the terms of this Agreement, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Company Superior Proposal, a new written notification from the Company consistent with that described in clause (i) of this Section 6.03(e) shall be required and a new notice period under clause (i) of this Section 6.03(e) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 6.03(e) anew, except that such new notice period shall be for two (2) Business Days (as opposed to four (4) Business Days)). After delivery of such written notice pursuant to the immediately preceding sentence until the termination of this Agreement in accordance with its terms, the Company shall promptly keep Parent informed of all material developments affecting the material terms of any such Company Superior Proposal (and the Company shall provide Parent with copies of any additional written materials received that relate to such Company Superior Proposal).
(f) For purposes of this Agreement, “Company Superior Proposal” means any bona fide, written, Company Acquisition Proposal (other than a Company Acquisition Proposal which has resulted from a violation of this Section 6.03) (with all references to “15%” in the definition of Company Acquisition Proposal being deemed to be references to “50%”) on terms that the Board of Directors of the Company determines in good faith by majority vote, after consultation with a financial advisor of nationally recognized reputation and the Company’s outside legal counsel, and taking into account all the terms and conditions of the Company Acquisition Proposal (including the identity of the Person making the Company Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation, availability of necessary financing and all other financial, regulatory, legal and other aspects of such Company Acquisition Proposal), would result in a transaction (i) that, if consummated, is more favorable to the Company’s stockholders from a financial point of view than the Transactions (taking into account any proposal by Parent to amend the terms of this Agreement proposed pursuant to Section 6.03(e)), (ii) that is reasonably capable of being completed on the terms proposed (taking into account the identity of the Person making the Company Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Company Acquisition Proposal) and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed and reasonably determined to be available by the Board of Directors of the Company.
(g) “Company Intervening Event” means any material event, circumstance, development, change, occurrence or effect occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Board of Directors of the Company as of or prior to the date of this Agreement, and (ii) does not relate to (A) the receipt, existence, or terms of a Company Acquisition Proposal, or (B) any event, development, or change in circumstances resulting from a breach of this Agreement by the Company or any action relating to any Closing Condition Regulatory Approvals (including the status thereof) taken pursuant to or in compliance with Section 8.01; provided that, in any case, in no event shall any of the following events constitute a Company Intervening Event: (1) any decline, in and of itself, in the market price or trading volume of Parent Common Stock, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Parent or any of its Subsidiaries (but not including, in each case, the underlying causes thereof); (2) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (but not including, in each case, the underlying causes thereof); and (3) compliance with or performance under this Agreement or the transactions contemplated by this Agreement.

(h) The Company shall, and shall cause its Affiliates and its and its Affiliates’ respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Company Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (and its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to such Persons to return or destroy all such information.
(i) Notwithstanding (i) any Company Adverse Recommendation Change, (ii) the making of any Company Acquisition Proposal or (iii) anything in this Agreement to the contrary, until termination of this Agreement (including a Company Superior Proposal Termination), (x) in no event may the Company or any of its Subsidiaries (A) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to a Company Acquisition Proposal (an “Alternate Company Acquisition Agreement”) (other than a confidentiality agreement in accordance with Section 6.03(b) or an Alternate Company Acquisition Agreement with respect to a Company Superior Proposal pursuant to Section 6.03(b)), (B) except as required by Applicable Law, make, facilitate or provide information in connection with any SEC or other Filings in connection with the transactions contemplated by any Company Acquisition Proposal or (C) seek any Consents in connection with the transactions contemplated by any Company Acquisition Proposal and (y) the Company shall otherwise remain subject to all of its obligations under this Agreement, including, for the avoidance of doubt, the obligation to solicit the Company Stockholder Approval; provided that, for the avoidance of doubt, the Company may effect a Company Superior Proposal Termination pursuant to the terms of Section 6.03(b), upon which it shall have no obligation to solicit the Company Stockholder Approval.
Section 6.04. Company Stockholder Approval. The Company shall use its reasonable best efforts to cause (a) the Written Consent to be duly executed and delivered to Parent by the Voting Trust and (b) the Company Stockholder Approval to be obtained, in each case prior to the Company Stockholder Approval Deadline. As used in this Agreement, “Company Stockholder Approval Deadline” means 5:00 p.m. Eastern Time on the first (1st) Business Day after the date of this Agreement.
Section 6.05. Advisory Agreement Consents. (a) Clients other than Funds. The Company shall use commercially reasonable efforts to obtain, in accordance with Applicable Law and the applicable Advisory Agreement, as promptly as reasonably practicable after the date of this Agreement, the Consent of each Client (other than a Fund) for which Consent to the assignment or deemed assignment of such Client’s Advisory Agreement with the Company or any of its Subsidiaries is required by Applicable Law or by such Client’s Advisory Agreement as a result of the transactions contemplated by this Agreement. In furtherance thereof, except in the case of an Affirmative Consent Client, as promptly as reasonably practicable after the date of this Agreement and provided that the same is not prohibited by the applicable Advisory Agreement or Applicable Law, the Company shall, and shall cause its Subsidiaries to, as applicable, send a written notice (the “Negative Consent Notice”), in accordance with Applicable Law and the applicable Advisory Agreement, which shall be in form and substance reasonably satisfactory to Parent, to such Clients informing each Client: (i) of the transactions contemplated by this Agreement; (ii) of the intention to complete the transactions contemplated by this Agreement, which will result in an assignment or deemed assignment of such Advisory Agreement; (iii) of the intention of the Company or the applicable Subsidiary to continue to provide the advisory services pursuant to the existing Advisory Agreement with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (iv) that the consent of such Client will be deemed to have been granted if such Client does not terminate its Advisory Agreement, within forty-five (45) days after the sending of the Negative Consent Notice. If the applicable Advisory Agreement or Applicable Law requires the written consent of the Client to the assignment or deemed assignment of such Client’s Advisory Agreement with the Company or any of its Subsidiaries, or if the Company or the applicable Subsidiary determines, in its discretion, that for commercial reasons it would be prudent or appropriate to obtain the written consent of a Client to the assignment or deemed assignment of such Client’s Advisory Agreement, then the Company shall, and shall cause its Subsidiaries to, as applicable, as promptly as reasonably practicable after the date of this Agreement, send a written notice, in accordance with Applicable Law and the applicable Advisory Agreement, which shall be in form and substance reasonably satisfactory to Parent, informing such Client (an “Affirmative Consent Client”) of the transactions contemplated by this Agreement and requesting written consent to the assignment or deemed assignment of such Client’s Advisory Agreement, and any such Client shall be deemed a Non-Consenting Client unless and until such Client has provided its written consent to the assignment or deemed assignment of such Client’s Advisory Agreement.

(b) Private Funds. The Company shall use commercially reasonable efforts to obtain with respect to each Private Fund, in accordance with Applicable Law and the applicable Fund Documents, as promptly as reasonably practicable after the date of this Agreement, (i) the Consent of such Private Fund (and/or the investors therein) for which Consent to the assignment or deemed assignment of such Private Fund’s Advisory Agreement with the Company or any of its Subsidiaries is required by Applicable Law or by such Private Fund’s Fund Documents as a result of the transactions contemplated by this Agreement and (ii) any Additional Private Fund Consent applicable to such Private Fund. In furtherance thereof, as promptly as reasonably practicable following the date of this Agreement: (i) if (A) Applicable Law or the applicable Fund Documents require the written consent of investors to the assignment or deemed assignment of such Private Fund’s Advisory Agreement with the Company or any of its Subsidiaries, or (B) such Private Fund is described in clause (ii) below but the Company or the applicable Subsidiary determines, in its discretion, that for commercial reasons it would be prudent or appropriate to obtain the written consent of one or more investors in such Private Fund to the assignment or deemed assignment of such Private Fund’s Advisory Agreement, then the Company shall, and shall cause its Subsidiaries to, as applicable, send a written notice, in accordance with Applicable Law and the applicable Fund Documents and in form and substance reasonably satisfactory to Parent, to each investor in such Private Fund described in clause (A) or such investors described in clause (B) (with the Consent of the remaining investors in a Private Fund described in clause (B) to be solicited in accordance with clause (ii) below) requesting the written consent of the investor to the assignment or deemed assignment of the Advisory Agreement and informing each investor in the Private Fund of the intention (X) to complete the transactions contemplated by this Agreement, which will result in an assignment or deemed assignment of the Advisory Agreement with the Private Fund, and (Y) to continue to provide the advisory services pursuant to the existing Advisory Agreement with such Private Fund after the Closing so long as a majority-in-interest (or such higher percentage as may be required under the applicable Fund Documents) of the investors provide (and do not withdraw) their consent to the assignment or deemed assignment of such Private Fund’s Advisory Agreement; provided that any Private Fund described in clause (A) shall be deemed a Non-Consenting Client unless and until a majority-in-interest (or such higher percentage as may be required under the applicable Fund Documents) of the investors provide (and have not withdrawn) their written consent to the assignment or deemed assignment of such Private Fund’s Advisory Agreement, and any Private Fund described in clause (B) shall be deemed a Non-Consenting Client unless and until a majority-in-interest (or such higher percentage as may be required under the applicable Fund Documents) of the investors shall be deemed in the aggregate to have provided (and not withdrawn) their consent to the assignment or deemed assignment of such Private Fund’s Advisory Agreement according to the method of consent (either written or negative) solicited; and (ii) for all Advisory Agreements with Private Funds not described in clause (A) above, the Company shall, and shall cause its Subsidiaries to, as applicable, send a written notice (the “Private Fund Negative Consent Notice”), which shall be in form and substance reasonably satisfactory to Parent, to each investor (other than an investor described in clause (B) above) in the applicable Private Fund informing each investor: (A) of the transactions contemplated by this Agreement; (B) of the intention to complete the transactions contemplated by this Agreement, which will result in an assignment or deemed assignment of such Advisory Agreement; (C) of the intention of the Company or the applicable Subsidiary to continue to provide the advisory services pursuant to the existing Advisory Agreement with such Private Fund after the Closing so long as a majority-in-interest (or such higher percentage as may be required under the applicable Fund Documents) of the investors consent or are deemed to have consented to the assignment; and (D) that the consent of such investor will be deemed to have been granted if such investor does not expressly object in writing to such assignment within forty-five (45) days after the sending of the Private Fund Negative Consent Notice; provided that any Private Fund described in clause (ii) shall be deemed a Non-Consenting Client unless and until a majority-in-interest (or such higher percentage as may be required under the applicable Fund Documents) of the investors shall be deemed in the aggregate to have provided (and not withdrawn) their consent to the assignment or deemed assignment of such Private Fund’s Advisory Agreement. Notwithstanding the foregoing, with respect to any Private Fund for which an Additional Private Fund Consent is required, such Private Fund shall be deemed a Non-Consenting Client until such Additional Private Fund Consent has been obtained or deemed to have been obtained in accordance with Applicable Law and the applicable Fund Documents and remains in full force and effect at Closing. For the avoidance of doubt, Section 6.05(d) below shall govern with respect to obtaining Consents in respect of Non-U.S. Retail Funds.
(c) Public Funds. (i) The Company shall, and shall cause its Company RIA Subsidiaries to, use their respective commercially reasonable efforts to, in accordance with Applicable Law, (A) as promptly as practicable after the date of this Agreement obtain the requisite approval of each of the Public Fund Boards (“Public Fund Board Approval”) of the Public Fund Board Approval Items, and (B) ensure that the Public Funds obtain, as promptly as practicable following such approval of the Public Fund Boards, the requisite approval of the shareholders of each Public Fund (except if not required under manager-of-managers exemptive orders granted under the Investment Company Act by the SEC with respect to any Public Funds not sponsored by the Company or its Subsidiaries) (“Public Fund Shareholder Approval”) of the Public Fund Shareholder Approval Items.
(ii) As promptly as practicable following Public Fund Board Approval as described in Section 6.05(c)(i), the Company will, or will cause one of its Subsidiaries to (in coordination with the applicable Public Fund and under the general direction of the applicable Public Fund Board) (A) prepare and file all proxy materials necessary to comply in all material respects with Applicable Law for the Public Fund shareholder meeting to approve the Public Fund Shareholder Approval Items as contemplated by Section 6.05(c)(i), (B) use commercially reasonable efforts to promptly clear all SEC comments, and (C) use commercially reasonable efforts to ensure that such Public Fund Board (it being understood for all purposes of this Agreement that the Company does not control any Public Fund Board) submits, as promptly as practicable following the mailing of the proxy materials, to the shareholders of such Public Fund for a vote at a shareholders meeting the proposal to approve the Public Fund Shareholder Approval Items. The Company shall provide Parent with drafts of the proxy materials (and any SEC comments thereto) on a timely basis and Parent shall have the right to review in advance of submission to the SEC the proxy materials (and any amendment or supplement thereto) to be furnished to the shareholders of any Public Fund and to (1) approve information or data that is provided by or on behalf of Parent or its Affiliates specifically for inclusion in such proxy materials, and (2) provide reasonable comments on such proxy materials which the Company (in coordination with the applicable Public Fund and under the general direction of the applicable Public Fund Board) will use commercially reasonable efforts to include therein.
(iii) As soon as possible following the date of this Agreement, the Company shall use its commercially reasonable efforts to cause each Public Fund then engaged in a public offering of its shares to (A) file supplements or amendments to its prospectus forming a part of its registration statement then currently in use, which supplements or amendments shall disclose the transactions contemplated hereby to the extent required by Applicable Law, and (B) make any other filing necessary under any Applicable Law to satisfy in all material respects disclosure requirements in connection with the public distribution of the shares of that Public Fund. Parent shall have the right to provide reasonable comments on such materials to the same extent as provided in Section 6.05(c)(ii).
(iv) The Company agrees that the information in the proxy materials to be furnished to the shareholders of any Public Fund (other than information that is or will be provided by or on behalf of Parent or any other third party specifically for inclusion in such proxy materials) will not contain, as of the date of such proxy materials, any untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that in the case of a Public Fund that is not sponsored by the Company or its Subsidiaries, the foregoing agreement of the Company shall apply only to information provided by it or its Subsidiaries in writing specifically for inclusion in such proxy materials. Parent agrees that the information provided by it (or on its behalf) in writing specifically for inclusion in the proxy materials to be furnished to the shareholders of any Public Fund will not contain, as of the date of such proxy materials, any untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(v) In addition to the agreements described in this Section 6.05(c) and notwithstanding anything to the contrary, the Company may in its own discretion, or upon the request of Parent (such request not to be unreasonably denied or delayed), seek Interim Public Fund IAA Approval. The Company shall reasonably consult with Parent prior to seeking an Interim Public Fund IAA Approval in its own discretion. In addition, if it is reasonably likely that the Closing will occur before the Public Fund Board Approval or Public Fund Shareholder Approval has been obtained for a Public Fund, the Company and Parent shall cooperate and use their commercially reasonable efforts to obtain an Interim Public Fund IAA Approval in respect of such Public Fund. In no event shall seeking or obtaining an Interim Public Fund IAA Approval in respect of a Public Fund relieve the parties of their obligations under Section 6.05(c)(i)-(iv) with respect to such Public

Fund. The foregoing notwithstanding, (i) an Interim Public Fund IAA Approval shall not constitute Public Fund Board Approval in respect of a Public Fund and (ii) the parties agree that a Public Fund shall be deemed a Consenting Client for all purposes under this Agreement only if either (h) Public Fund Board Approval and Public Fund Shareholder Approval (unless such approval is not required as provided under Section 6.05(c)(i)(B)) has been obtained and is in full force and effect at the Closing for the Public Fund IAA Approval.
(d) Non-U.S. Retail Funds. With respect to any Non-U.S. Retail Fund, as promptly as practicable following the date of this Agreement, to the extent required by Applicable Law or the terms of the existing Advisory Agreement with such Fund, the Company shall (or shall cause one of its Subsidiaries to) (i) provide notice of the transactions contemplated by this Agreement to such Fund and, where required by Applicable Law, to the investors in such Fund, and (ii) use commercially reasonable efforts to obtain any material approval, consent, deemed approval, deemed consent or other similar action, if any, that is required from or by the board of directors or other comparable governing body of such Fund, the investors in such Fund or any regulating or self-regulating authority for such Fund, so that, after the Closing, the applicable Company RIA Subsidiary may continue to provide Investment Advisory Services to such Non-U.S. Retail Fund following the Closing Date.
(e) Parent and Company agree that any new Client that is not a Fund that enters into an Advisory Agreement with a Company RIA Subsidiary between the date of this Agreement and the Closing shall be deemed a Consenting Client for all purposes under this Agreement if (i) the Consent (or, as applicable, deemed Consent) of such new Client to the assignment or deemed assignment of such Client’s Advisory Agreement with the Company or any of its Subsidiaries as result of the Transactions has been obtained in accordance with this Section 6.05 or (ii) the Company has disclosed in writing, in accordance with Applicable Law, the assignment or deemed assignment of such Client’s Advisory Agreement with the Company or any of its Subsidiaries as result of the Transactions to such new Client before such new Client became a Client and, in any case under the foregoing clauses (i) or (ii), such new Client has not, prior to Closing, terminated in writing its Advisory Agreement or revoked in writing its Consent.
(f) In connection with obtaining the Client consents and other actions required by this Section 6.05, at all times prior to the Effective Time, the Company shall take reasonable steps to keep Parent promptly informed of the status of obtaining such Client consents (including notifying the Parent in advance of any offer to make any Client Economic Term Changes or Permitted Client Non-Economic Term Changes with respect to Material Advisory Agreements and of the actual making of any Client Economic Term Changes) and, upon Parent’s reasonable request, make available to Parent copies of all such executed Client consents and make available for Parent’s inspection the originals of such consents and any related materials and other records relating to the Client consent process. Without limiting the foregoing, in connection with obtaining the Client consents required under this Section 6.05, Parent shall have the right to review in advance of distribution any notices or other materials to be distributed by the Company or any of its Subsidiaries to Clients and shall have the right to have its reasonable comments reflected therein prior to distribution. In addition, commencing with the first month-end that is two months following the date hereof, the Company shall provide, within ten (10) Business Days after such month-end, Parent with updated calculations of the Revenue Run Rate of all Consenting Clients, individually and in the aggregate, as of such time (calculated in accordance with clause (b) of the definition of Revenue Run Rate) with reasonable supporting detail. In no event shall the Company or any Subsidiary thereof be required to offer or grant any material accommodation or material alteration of terms (financial or otherwise) in respect of any Client for the purpose of obtaining the Client consents contemplated by this Section 6.05.
Section 6.06. Client Consent Percentage. On the date immediately following the date upon which the Calculation Time occurs, the Company shall deliver to Parent its good faith calculation of the Closing Revenue Run-Rate and the Client Consent Percentage calculated based thereon, together with reasonable supporting detail with respect to the calculations thereof. To the extent reasonably requested by Parent, the Company shall promptly make available (during normal business hours) to Parent the employees and Representatives of the Company involved in, and records used in, preparing the calculation of the Closing Revenue Run-Rate and the Client Consent Percentage. The Company and Parent shall work in good faith to resolve any disagreements with respect to the calculation of the Closing Revenue Run-Rate and the Client Consent Percentage.
Section 6.07. 280G Calculation. As soon as practicable, but in no event later than thirty (30) Business Days after the date hereof, the Company will make available to Parent true and correct copies of preliminary Section 280G calculations (based on the assumptions set forth in the applicable calculations) with respect to each “disqualified individual” (within the meaning of Section 280G of the Code) who is reasonably likely to receive payments or benefits in connection with the Transactions that would not be deductible under Section 280G of the Code.
Section 6.08. Special Dividend. Subject to Applicable Law and the satisfaction or waiver of all of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions by the party or parties entitled to the benefit thereof at the Closing), prior to the Effective Time and in connection with the Closing, subject to Applicable Law, the Company shall (a) declare and, prior to the Effective Time, pay a cash dividend per share of Company Stock equal to $4.25 (the “Special Dividend Per Share Amount”) to holders of record of shares of Company Stock (for the avoidance of doubt, excluding the holders of Company Equity Awards that will be accelerated and/or converted after the date hereof in connection with the Mergers; it being agreed that a holder of a Company Equity Award shall not benefit from the Special Dividend more than once in respect of such Company Equity Award (or any shares underlying such award)) (the “Special Dividend”) and (b) provide to the transfer agent for the Company Stock all of the cash necessary to pay the Special Dividend to be paid pursuant to this Section 6.08, which cash shall not form part of the Exchange Fund; provided, however, that the Company shall have the right to declare and pay all or any portion of the Special Dividend at any time prior to the Effective Time. For the avoidance of doubt, in no event shall Parent or any of its Affiliates have any obligation, or be subject to any liability, to pay or fund the Special Dividend.
ARTICLE 7
Covenants of Parent
Section 7.01. Conduct of Parent. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, except (x) as required by Applicable Law, (y) as set forth in Section 7.01 of the Parent Disclosure Schedule, or (z) as otherwise required or expressly permitted by this Agreement, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause each of its Subsidiaries not to:
(a) adopt or propose any change to the Parent Organizational Documents (whether by merger, consolidation or otherwise) in a manner that would be materially adverse to the Company’s stockholders;
(b) (i) merge or consolidate with any other Person or (ii) acquire (including by merger, consolidation, acquisition of stock or assets or entry into joint venture) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property (except in the ordinary course of business), in each case in this clause (b) that, individually or in the aggregate, would, or would reasonably be expected to, prevent, enjoin or delay beyond the End Date the receipt of the Closing Condition Regulatory Approvals;
(c) adopt or propose a plan of complete or partial merger, liquidation, consolidation, recapitalization, restructuring or other reorganization or dissolution with respect to Parent, Merger Sub 1 or Merger Sub 2, or resolutions providing for or authorizing such a merger, liquidation, consolidation, recapitalization, restructuring or other reorganization or dissolution with respect to Parent, Merger Sub 1 or Merger Sub 2;
(d) declare, set aside or pay or make any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of Parent Common Stock or any shares of any Subsidiary of Parent’s capital stock or other securities, other than (A) in the case of Parent, (x) regular cash dividends in the ordinary course of business consistent with past practice (including with respect to record and payment dates) or (y) subject to Section 2.08, stock dividends, (B) dividends or distributions by a Subsidiary of Parent to Parent or a Subsidiary of Parent or (C) dividends or distributions required pursuant to the terms of the Parent Organizational Documents or any other Contract to which Parent or any of its Subsidiaries is a party or is otherwise bound; or
(e) agree, resolve, authorize, commit or propose to do any of the foregoing.
Section 7.02. Obligations of the Merger Subs. Until the Effective Time, Parent shall at all times be the direct owner of all of the outstanding shares of capital stock of Merger Sub 1 and, until the Second Merger Effective Time, Parent shall at all times be the direct owner of all of the outstanding limited liability company interests of Merger Sub 2. Parent shall take all action necessary to cause each of Merger Sub 1 and Merger Sub 2 to perform its respective obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this

Agreement. Promptly following the execution of this Agreement, Parent shall cause (i) the sole stockholder of Merger Sub 1 to execute and deliver a written consent approving the First Merger in accordance with the MGCL and its organizational documents and provide a copy of such written consent to the Company, and (ii) the sole member of Merger Sub 2 to execute and deliver a written consent approving the Second Merger in accordance with the LLC Act and its organizational documents and provide a copy of such written consent to the Company. Thereafter, neither Parent nor any of its Subsidiaries shall amend, modify or withdraw either such consent.
Section 7.03. Director and Officer Liability. (a) For a period of six (6) years after the Effective Time, the Surviving Company and Parent shall (with respect to Parent, only to the extent the Surviving Company is permitted to do so under Applicable Law), jointly and severally, shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to Applicable Law) such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Organizational Documents, the governing or organizational documents of any Subsidiary of the Company and/or the Voting Trust Agreement, each present and former director and officer of the Company and its Subsidiaries and any Person acting as a Voting Trustee under the Voting Trust Agreement (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual Proceeding, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries or a Voting Trustee under the Voting Trust Agreement and pertaining to matters existing or occurring at or prior to the Effective Time, including the Transactions; provided, that in the case of advancement of expenses, any Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification; provided, further, that (i) such indemnification shall be subject to any limitation imposed from time to time under Applicable Law and (ii) if any valid claim for indemnification is made hereunder by a Company Indemnified Party prior to six (6) years after the Effective Time, such indemnification obligation will survive (solely with respect to such claim) until the final resolution of the matter giving rise to such claim.
(b) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect policies of directors’ and officers’ liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable to the Company Indemnified Parties as such policies maintained by the Company as of the date hereof with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to expend, on an aggregate basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap or such coverage is not otherwise available, then Parent shall cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an aggregate premium equal to the Premium Cap. In lieu of the obligations set forth in the foregoing sentence, Parent or the Company may obtain at or prior to the Effective Time a six (6)-year “tail” policy under the Company’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.
(c) The provisions of this Section 7.03 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any other person, then in each such case, Parent will cause, to the extent necessary, proper provision to be made so that the successors and assigns of Parent or the Surviving Company, as applicable, will assume the obligations set forth in this Section 7.03.
Section 7.04. Employee Matters. (a) Parent shall or shall cause the Surviving Company to provide each Company Personnel who is as of the Effective Time in the service of Parent or the Surviving Company or a Subsidiary of either (“Continuing Personnel”), during the period commencing at the Effective Time and ending one (1) year thereafter (the “Continuation Period”), with (i) base salary or base wage rate that is no less favorable than the base salary or base wage rate provided to such Continuing Personnel by the Company and its Subsidiaries immediately prior to the Effective Time, and (ii) target annual incentive opportunities that are, in the aggregate, no less favorable than the target annual incentive opportunities (taking into account annual incentive compensation payable in either cash or the grant of an equity award) provided to such Continuing Personnel by the Company and its Subsidiaries immediately prior to the Effective Time; provided that, Parent or the Surviving Company, as applicable, may implement base salary and/or target annual incentive opportunity reductions for Continuing Personnel to the extent any such reductions are made for substantially all similarly situated employees of Parent and its Subsidiaries, including the Surviving Company, in response to or in connection with the COVID-19 pandemic and (ii) employee health and welfare benefits (excluding defined benefit pension benefits, retiree health and welfare and severance benefits) that are in the case of Continuing Personnel employed by the Company and its Subsidiaries, at the discretion of Parent, either substantially comparable in the aggregate to those (1) provided to such Continuing Personnel by the Company and its Subsidiaries immediately prior to the Effective Time, or (2) that are generally made available to similarly situated employees of Parent and its Subsidiaries from time to time. Additionally, Parent agrees that each Continuing Personnel shall, during the Continuation Period, be provided with severance benefits (including the payment of transitional or notice pay) that are no less favorable than the severance benefits (including the payment of transitional or notice pay) provided by the Company and its Subsidiaries to such Continuing Personnel pursuant to the Company practices set forth in Section 7.04(a) of the Company Disclosure Schedule.
(b) In the event any Continuing Personnel first becomes eligible to participate under any Parent Employee Plan following the Effective Time, Parent shall, or shall cause its Subsidiaries to use commercially reasonable efforts: (i) to waive, or cause to be waived, any preexisting conditions, exclusions, limitations and waiting periods with respect to participation and coverage requirements applicable to such Continuing Personnel under any Parent Employee Plan providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under the applicable Company Employee Plan such Continuing Personnel participated in immediately prior to coverage under such Parent Employee Plan and (ii) provide such Continuing Personnel with credit for any copayments and deductibles paid under a Company Employee Plan during the calendar year in which the Closing Date occurs for purposes of satisfying such year’s co-payment and deductible limitations under the relevant Parent Employee Plan in which such Continuing Personnel is eligible to participate from and after the Closing Date, to the same extent such credit was given under the Company Employee Plan such Continuing Personnel participated in immediately prior to coverage under such Parent Employee Plan in satisfying any applicable deductible or out-of-pocket requirements under such Parent Employee Plan.
(c) As of the Effective Time, Parent shall, or shall cause its Subsidiaries to, recognize all service of each Continuing Personnel prior to the Effective Time with the Company and its Subsidiaries (including any respective predecessors to the extent the Company has provided Parent with all reasonably necessary records documenting such service with such predecessors) for all purposes (except for equity compensation vesting), under any benefit plan or arrangement of Parent, the Surviving Company or any of their respective Subsidiaries providing benefits to such Continuing Personnel after the Effective Time to the same extent such service credit was granted under any benefit plan or arrangement of the Company or any of its Subsidiaries. In no event shall anything contained in this Section 7.04(c) result in any duplication of benefits for the same period of service.
(d) Prior to the Closing Date, the Company shall take all actions that may be necessary or appropriate to cause, as of the day immediately preceding the Closing Date, each Company Employee Plan that, not later than five Business Days prior to the Closing Date, Parent requests that the Company terminate; provided that such termination is permitted under Section 409A of the Code. All resolutions, notices, participant communications or other documents issued, adopted or executed in connection with the termination of such Company Employee Plans shall be subject to Parent’s prior review and approval. Notwithstanding the foregoing, the Company shall not terminate any Company Employee Plan that Parent has requested that the Company terminate if, not later than five Business Days prior to the Closing Date, Parent requests that the Company not terminate such Company Employee Plan.
(e) If at least five Business Days prior to the Effective Time, Parent directs the Company to terminate the Company 401(k) Plan, the Company shall do so, effective as of immediately prior to the Effective Time. The plan shall be amended to provide for a profit sharing contribution with respect to compensation earned through the Effective Time and, in connection with the termination of such plan, Parent shall permit each Continuing Personnel to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including all participant loans) in cash or notes (in the case of participant loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such

Continuing Personnel from such plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of Parent or any of its Subsidiaries (a “Parent Qualified Plan”). If the Company 401(k) Plan is terminated as described herein, the Continuing Personnel shall be eligible immediately upon the Closing Date to commence participation in a Parent Qualified Plan.
(f) Notwithstanding what is set forth in Section 7.04(d), prior to the Effective Time, the Board of Directors of the Company or the appropriate committee thereof shall take all actions reasonably necessary, including adopting any resolutions or amendments and providing any notices to participants, (which resolutions, amendments and notices, if applicable, shall be reasonably satisfactory to Parent) with respect to each Company ESPP to: (i) cause the Plan Period (as defined in the applicable Company ESPP) ongoing as of the date of this Agreement to be the final Plan Period under such Company ESPP and the options under such Company ESPP to be exercised on the earlier of (x) the scheduled purchase date for such Plan Period and (y) the date that is ten Business Days prior to the Closing Date (with any participant payroll deductions not applied to the purchase of shares of Company Non-Voting Common Stock promptly returned to the participant), (ii) prohibit any individual who is not participating in such Company ESPP as of the date of this Agreement from commencing participation in such Company ESPP following the date of this Agreement, (iii) prohibit participants in such Company ESPP from increasing their payroll deductions from those in effect as of the date of this Agreement and (iv) terminate such Company ESPP as of, and subject to, the Effective Time.
(g) Without limiting the generality of Section 11.06, nothing contained in this Section 7.04 or elsewhere in this Agreement, express or implied (i) shall cause either Parent or any of its Affiliates to be obligated to continue to employ any Person, including any Continuing Personnel, for any period of time following the Effective Time, (ii) shall prevent Parent or its Affiliates from revising, amending or terminating any Company Employee Plan or any other employee benefit plan, program or policy in effect from time to time, (iii) shall be construed as an amendment of any Company Employee Plan or Parent Employee Plan, or (iv) shall create any third-party beneficiary rights in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual).
Section 7.05. Section 15(f) of the Investment Company Act. (a) Parent acknowledges that the Company has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. In furtherance (and not in limitation) of the foregoing, Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts after the Effective Time to conduct its business to enable the following to be true regarding Section 15(f) of the Investment Company Act in relation to any Public Fund for which any Subsidiary of the Company provides Investment Advisory Services: (a) for a period of not less than three (3) years after the Effective Time, no more than 25% of the members of the board of directors or trustees of any Public Fund sponsored by the Company or any of its Subsidiaries shall be “interested persons” (as defined in the Investment Company Act) of any investment adviser for such Public Fund immediately prior to the Effective Time, or any investment adviser for such Public Fund following the Effective Time, and (b) for a period of not less than two (2) years after the Effective Time, neither Parent nor any of its Affiliates shall impose an “unfair burden” (within the meaning of the Investment Company Act, including any interpretations or no-action letters of the SEC) on any Public Fund (whether or not sponsored by the Company or any of its Subsidiaries) as a result of the transactions contemplated by this Agreement or any express or implied terms, conditions or understandings applicable thereto.
(b) For a period of three (3) years after the Closing Date, Parent shall not engage, and shall cause its Affiliates not to engage, in any transaction that would constitute an “assignment” (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC) to a third party of any Advisory Agreement between Parent or any of its Affiliates and any Public Fund, without first using reasonable best efforts to obtain from the counterparty to such transaction a covenant in all material respects comparable to that contained in this Section 7.05.
Section 7.06. Registration Procedures and Expenses. Parent shall use its reasonable best efforts to file with the SEC, within one (1) Business Day following the Closing, an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) on Form S-3 (an “Automatic Shelf Registration Statement”) (or, if Parent does not qualify as a well-known seasoned issuer as defined in Rule 405 under the Securities Act, a registration statement (which shall be on Form S-3 if Parent is then eligible to use such form)) permitting the public resale of all shares of Parent Common Stock issued pursuant to the Parent Share Issuance to the Voting Trust and/or any of the Voting Trustees (the “Registrable Securities”) on a delayed or continuous basis pursuant to Rule 415 of the Securities Act in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder (such registration statement, the “Resale Registration Statement”). If the Resale Registration Statement is not an Automatic Shelf Registration Statement, Parent shall use its reasonable best efforts to cause the Resale Registration Statement to be declared effective by the SEC as soon as practicable after the filing thereof. Parent shall use its reasonable best efforts to maintain the effectiveness of the Resale Registration Statement until the earlier of such time as (i) all Registrable Securities have been sold pursuant thereto and (ii) all Registrable Securities may be sold pursuant to Rule 144 under the Securities Act and any restrictive legend on such Registrable Securities has been removed or will be removed upon resale. Parent agrees to indemnify and hold harmless each holder of Registrable Securities against any losses, claims, damages or liabilities to which such holder may become subject by reason of any untrue statement of a material fact contained in the Resale Registration Statement or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except insofar as such losses, claims, damages or liabilities arise out of or are based upon information furnished in writing to Parent by or on behalf of such holder for use in the Resale Registration Statement. Parent shall have the right to assume the defense and settlement of any claim or suit for which Parent may be responsible for indemnification under this Section 7.06. Parent shall pay the expenses incurred by it in complying with its obligations under this Section 7.06, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for Parent, and fees and expenses of accountants for Parent, but excluding any brokerage fees, selling commissions or underwriting discounts incurred by the holders of Registrable Securities in connection with sales under the Resale Registration Statement. Notwithstanding anything to the contrary herein, (a) Parent shall promptly notify each holder of Registrable Securities if (i) any stop order is issued or threatened by the SEC or any state securities commission in respect of the Resale Registration Statement or (ii) Parent believes, in its good faith judgment, that the Resale Registration Statement or any prospectus issued pursuant to such registration statement may contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and (b) in such an event, each holder of Registrable Securities acknowledges that public sales of Registrable Securities may not be made pursuant to the Resale Registration Statement.
ARTICLE 8
Covenants of Parent and the Company
Section 8.01. Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use reasonable best efforts (subject to Section 8.01(c)) to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions (including (i) preparing and filing, as promptly as practicable, with any Governmental Authority or other Third Party all documentation to effect all necessary Filings (including Filings pursuant to the HSR Act, which shall be made within fifteen (15) Business Days after the date of this Agreement) (and, absent the prior written consent of the other party, not withdrawing any such Filings) and resubmitting any such Filings as soon as is reasonably practicable in the event such filings are rejected for any reason whatsoever by the relevant Governmental Authority, (ii) making as promptly as practicable (and, in any event, within thirty (30) days) after the date of this Agreement, all Filings necessary, proper or advisable in connection with obtaining the Closing Condition Regulatory Approvals, and (iii) using reasonable best efforts (subject to Section 8.01(c)) to obtain, as promptly as practicable, all Consents required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Transactions and the expiration or termination of any waiting period that suspends consummation of the Transactions). To the extent permitted by Applicable Law, the Company and Parent shall deliver as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by any Governmental Authority in connection with the Transactions. Without limiting the foregoing, none of the Company or Parent or their respective Affiliates shall extend any waiting period under the HSR Act or other Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed).
(b) Each of the Company and Parent shall, to the extent permitted by Applicable Law, (i) promptly notify the other party of any substantive written communication made or received by the Company or Parent, as applicable, with any Governmental Authority relating to Antitrust Law (or any other Filings made pursuant to this Section 8.01) and regarding this Agreement, the Mergers or any of the other Transactions, and, if permitted by Applicable Law, use reasonable best efforts to permit the other party to review in advance any proposed written communication to any such Governmental Authority and consider in good faith such other party’s (and any of their respective outside counsel’s) comments to such proposed written communication, (ii) not agree to participate in any in-person meeting or substantive discussion with any Governmental Authority in respect of any Filing, investigation or inquiry relating to Antitrust Law (or any other Filings made pursuant to this Section 8.01) and regarding this Agreement or any of the Transactions unless, to the extent reasonably practicable, it consults with such other party in advance and, to the extent permitted by such Governmental Authority, gives such other party the opportunity to attend or participate, as applicable, and (iii) promptly furnish the other party with copies of all substantive correspondence, filings and written communications between it and its Affiliates and Representatives, on the one hand, and such Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the Transactions. Any materials exchanged in connection with this Section 8.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided, that the parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 8.01 as “outside counsel only.”
(c) Notwithstanding anything to the contrary set forth in this Agreement, and in furtherance and not in limitation of the foregoing, Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to resolve, avoid, or eliminate impediments or objections, if any, that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the Mergers to occur prior to the End Date. Neither the Company nor any of its Subsidiaries shall agree to take any action in connection with the foregoing without Parent’s prior written consent; provided that, at the written request of Parent, the Company shall, and shall cause its Subsidiaries to, agree to take any action in connection with the foregoing so long as such action is conditioned upon the occurrence of the Closing.
(d) In the event any Proceeding by any Governmental Authority or other Third Party is commenced which questions the validity or legality of, or otherwise challenges, the Transactions, or seeks damages in connection therewith, Parent and the Company shall, subject to the provisions set forth in this Section 8.01(d), reasonably cooperate and use reasonable best efforts to defend against such Proceeding, and if an injunction or other Order is issued in any such Proceeding, to use reasonable best efforts to have such injunction or other Order lifted or extinguished, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions; provided, that, unless Parent elects to do so, nothing in this Agreement shall require Parent to commence any litigation against any Governmental Authority. Parent shall, in consultation with the Company, be entitled to direct the defense of the Transactions before any Governmental Authority and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Authorities regarding (x) the expiration or termination of any applicable waiting period relating to the Mergers under the HSR Act, (y) any other Antitrust Law or (z) obtaining any Parent Governmental Authorization or Company Governmental Authorization or any other Consent from a Governmental Authority, so long as Parent’s actions in connection therewith are otherwise in accordance with Parent’s obligations under this Section 8.01.
(e) As soon as reasonably practicable following the date hereof, the Company shall cause the Company Broker-Dealer Subsidiary to prepare and submit a FINRA Application consistent with the requirements of FINRA Rule 1017 seeking approval of the change of ownership and control of the Company Broker-Dealer Subsidiary contemplated by the Transactions and this Agreement. The Form of the FINRA Application shall be subject to the approval of Parent, which approval shall not unreasonably be withheld, conditioned or delayed. Parent shall (and shall cause its Affiliates to) timely provide to the Company all information required to complete the FINRA Application and respond to any further FINRA requests.
(f) Parent acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, the Company and the Company Broker-Dealer Subsidiary shall not be obligated to take any action that could reasonably be expected to give rise to any requirement for a FINRA Application pursuant to FINRA Rule 1017(a)(5) for approval of any material change in business operations of the Company Broker-Dealer Subsidiary in connection with the transactions contemplated hereby prior to the Closing.
(g) As soon as reasonably practicable following the date hereof, the Company shall cause the Company Broker-Dealer Subsidiary and any other Subsidiary of the Company that is a participant in the NSCC or any other clearing agency subsidiary of DTCC to submit to DTCC, on behalf of such clearing agency subsidiary, written notification regarding the change of ownership and control of the Company Broker-Dealer Subsidiary and any such other Subsidiaries contemplated by the Transactions and this Agreement (the “DTCC Notification”) consistent with the requirements of the rules of NSCC or such other clearing agency, if applicable.
(h) At least thirty (30) days prior to the Closing Date, the Company shall cause the Company Broker-Dealer Subsidiary and each CPO/CTA Subsidiary to submit written notification regarding the change of ownership and control of such entities to any Self-Regulatory Organization of which it is a member and to each state or other U.S. jurisdiction in which it is registered to act as a Broker-Dealer (the “Other Regulatory Notifications”).
(i) The Company and Parent shall reasonably cooperate with each other and their respective Representatives in obtaining any other Consents that may be required in connection with the Transactions; provided that pursuing the Consents described in Section 6.05 and Section 8.01(a) to Section 8.01(h) shall be governed by Section 6.05 and Section 8.01(a) to Section 8.01(h), respectively. Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate the Company or any of its Affiliates or Parent or any of its Affiliates to, and without Parent’s prior written consent neither the Company nor any of its Affiliates shall, make, or cause to be made, any payment or other accommodation to any Third Party in order to obtain the Consent of such Third Party (including any Client Consent); provided that pursuing the Consents described in Section 6.05 and Section 8.01(a) to Section 8.01(h) shall be governed by Section 6.05 and Section 8.01(a) to Section 8.01(h), respectively.
Section 8.02. Certain Filings; SEC Matters. (a) As promptly as practicable following the date of this Agreement, Parent and the Company shall jointly prepare, and Parent shall file with the SEC, a Registration Statement on Form S-4 (together with all amendments and supplements thereto, the “Registration Statement”) relating to the registration of the shares of Parent Common Stock to be issued to the stockholders of the Company (other than the Voting Trust, the Voting Trustees and/or the holders of Voting Trust Receipts) pursuant to the Parent Share Issuance, which Registration Statement shall include an information statement/prospectus relating to the Transactions and the issuance of such shares of Parent Common Stock (the “Information Statement/Prospectus”). The Information Statement/Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Securities Exchange Act and other Applicable Law.
(b) Each of the Company and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing and keep the Registration Statement effective for so long as necessary to consummate the Mergers. Promptly after the Registration Statement is declared effective by the SEC, the Company shall file the Information Statement/Prospectus with the SEC. Each of the Company and Parent shall, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Information Statement/Prospectus and the Registration Statement received by such party from the SEC, including any request from the SEC for amendments or supplements to the Information Statement/Prospectus and the Registration Statement, and shall provide the other with copies of all material or substantive correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement or mailing the Information Statement/Prospectus or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall provide the other party and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other party in connection with any such document or response. None of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Registration Statement or the Information Statement/Prospectus unless it consults with the other party in advance and, to the extent permitted by the SEC, allows the other party to participate. Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, and the issuance of any stop order relating thereto or the suspension of the qualification of shares of Parent Common Stock for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent shall use its reasonable best efforts to take any other action required to be taken by it under the Securities Act, the

Securities Exchange Act, the MGCL, the LLC Act and the rules of the Company Stock Exchange (solely in the case of the Company) and the Parent Stock Exchange (solely in the case of Parent) in connection with the filing and distribution of the Information Statement/Prospectus and the Registration Statement.
(c) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Laws and the rules and policies of the Parent Stock Exchange and the SEC to enable the listing of the Parent Common Stock being registered pursuant to the Registration Statement on the Parent Stock Exchange no later than the Effective Time, subject to official notice of issuance. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Transactions (provided that in no event shall Parent be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).
(d) Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, Filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC, the Company Stock Exchange and/or the Parent Stock Exchange in connection with the Transactions, including the Registration Statement and the Information Statement/Prospectus. In addition, each of the Company and Parent shall use its reasonable best efforts to provide information concerning it necessary to enable the Company and Parent to prepare required pro forma financial statements and related footnotes in connection with the preparation of the Registration Statement and/or the Information Statement/Prospectus.
(e) If at any time prior to the Election Deadline, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to either of the Registration Statement or the Information Statement/Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of the Company.
Section 8.03. Public Announcements. The initial press release concerning this Agreement and the Transactions shall be a joint press release to be agreed upon by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts or making or distributing any broad-based employee communication, in each case, with respect to this Agreement or the Transactions (collectively, a “Release”) and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation (and, to the extent applicable, shall reasonably in advance provide copies of any such press release, statement or agreement (or any scripts for any conference calls) to the other party and shall consider in good faith the comments of the other party); provided that the restrictions set forth in this Section 8.03 shall not apply to any Release (a) made or proposed to be made by the Company in compliance with Section 6.03 with respect to the matters contemplated by Section 6.03, (b) if such Release does not disclose any non-public information regarding the Transactions beyond the scope of any previously agreed Release to which the other party had been consulted or (c) in connection with any dispute between the parties regarding this Agreement or the Transactions.
Section 8.04. Notices of Certain Events. Each of the Company and Parent shall promptly advise the other of (i) any notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (ii) subject to Section 11.14, any notice or other material communication from any Governmental Authority in connection with the Transactions; (iii) any Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions; (iv) any change, event or fact that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of the Company, or a Parent Material Adverse Effect, in the case of Parent; or (v) any change, event or fact that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 8.04 shall not constitute the failure of any condition set forth in Article 9 to be satisfied unless the underlying change or event would independently result in the failure of a condition set forth in Article 9 to be satisfied.
Section 8.05. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act.
Section 8.06. Transaction Litigation. The Company shall promptly notify Parent of any stockholder demands, litigations, arbitrations or other similar Proceedings (including derivative claims) commenced against it and/or its respective directors or officers relating to this Agreement or any of the Transactions or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep Parent informed regarding any such Transaction Litigation. The Company (i) shall give Parent the opportunity to participate in the defense and settlement of any Transaction Litigation, (ii) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any Transaction Litigation, and Parent may offer comments or suggestions with respect to such Transaction Litigation, which the Company shall consider in good faith. The Company shall not settle or offer, compromise or agree to settle or compromise, or take any other action to settle, compromise or moot, any Transaction Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).
Section 8.07. Stock Exchange Delisting. Each of the Company and Parent agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to delist the Company Non-Voting Common Stock from the Company Stock Exchange and terminate its registration under the Securities Exchange Act; provided that such delisting and termination shall not be effective until the Effective Time.
Section 8.08. Dividends. Except with respect to the Special Dividend, each of the Company and Parent shall coordinate with the other regarding the declaration and payment of dividends in respect of Company Stock and Parent Common Stock and the record dates and payment dates relating thereto, it being the intention of the Company and Parent that no holder of Company Stock or Parent Common Stock shall receive two (2) dividends, or fail to receive one (1) dividend, for any single calendar quarter with respect to its shares of Company Stock, on the one hand, and shares of Parent Common Stock any holder of Company Stock receives pursuant to the First Merger, on the other.
Section 8.09. State Takeover Statutes. Each of Parent, Merger Sub 1, Merger Sub 2 and the Company shall (a) take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover laws or regulations, or any similar provision of the Company Organizational Documents or the Parent Organizational Documents, as applicable, is or becomes applicable to the Mergers or any of the other Transactions, and (b) if any such anti-takeover law, regulation or provision is or becomes applicable to the Mergers or any other Transactions, cooperate and grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.
Section 8.10. Tax Matters. (a) Notwithstanding anything to the contrary, and without limiting Section 6.01, the Company shall not effect, outside of the ordinary course of business, any internal reorganization or restructuring involving the Company and/or any of its Subsidiaries without first giving Parent prior written notice thereof and consulting with Parent in good faith with respect thereto.
(b) Each of Parent and the Company shall (and shall cause its respective Subsidiaries and Affiliates to) use its reasonable best efforts (i) to cause the Mergers, taken together as an integrated transaction, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code with respect to which each of Parent, Merger Sub 2 (in the event Merger Sub 2 is treated as a corporation for U.S. federal income tax purposes at the

Second Merger Effective Time) and the Company, as applicable, will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, including, in the case of Parent, treating Merger Sub 2 as an entity disregarded as separate from Parent (within the meaning of Section 301.7701-3 of the Treasury Regulations) if such treatment is reasonably determined by counsel to Parent or the Company to be necessary for the Mergers to so qualify and for such counsel to provide the Tax opinions described in Sections 9.02(f) and 9.03(f), as applicable, and (ii) not to take or cause to be taken any action reasonably likely to cause, or fail to take or agree not to take any action if the failure to take such action would be reasonably likely to cause, the Mergers, taken together, to fail to qualify as a “reorganization” under Section 368(a) of the Code.
(c) Parent shall use its reasonable best efforts to obtain the Tax opinion described in Section 9.02(f) and a similar Tax opinion dated the effective date of the Registration Statement, including a Tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. Parent shall use its reasonable best efforts to cause its officers and the officers of each of Merger Sub 1 and Merger Sub 2 to execute and deliver to counsel of the Company and Parent letters of representation customary for transactions of this type and reasonably satisfactory to counsel of the Company and Parent for purposes of providing the Tax opinions described in this Section 8.10 at such time and times as such counsel shall reasonably request, including the effective date of the Registration Statement and at the Closing.
(d) The Company shall use its reasonable best efforts to obtain the Tax opinion described in Section 9.03(f) and a similar Tax opinion dated the effective date of the Registration Statement, including a Tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. The Company shall use its reasonable best efforts to cause its officers to execute and deliver to counsel of the Company and Parent letters of representation customary for transactions of this type and reasonably satisfactory to counsel of Company and Parent for purposes of providing the Tax opinions described in this Section 8.10 at such time and times as such counsel shall reasonably request, including the effective date of the Registration Statement and at the Closing.
(e) Subject to adjustment as provided in Section 2.08, (i) the Merger Consideration per Company Share (other than any Excluded Share and Hook Stock Shares) shall be the Per Share Cash Amount and a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Mixed Election Stock Exchange Ratio, subject to the election procedures described in Sections 2.04 and 2.05, (ii) the Merger Consideration per Hook Stock Share shall be a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Fixed Exchange Ratio and (iii) the aggregate Merger Consideration for all Company Shares (other than Excluded Shares) shall be (A) a number of shares of Parent Common Stock equal to the product of (x) the Mixed Election Stock Exchange Ratio and (y) the total number of Company Shares (other than Excluded Shares and Hook Stock Shares) issued and outstanding immediately prior to the Effective Time, subject to cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.09, (B) an amount of cash equal to the product of (x) the Per Share Cash Amount and (y) the total number of Company Shares (other than Excluded Shares and Hook Stock Shares) issued and outstanding immediately prior to the Effective Time and (C) a number of shares of Parent Common Stock equal to the product of (x) the Fixed Exchange Ratio and (y) the total number of Hook Stock Shares. Accordingly, based on the advice of their respective counsel, each of Parent and the Company agree that, absent a change of law (including any change in the official position regarding the application or interpretation thereof by any Governmental Authority, including the making or issuance of any rule, regulations, ruling (including a private letter ruling) or other form of official guidance) after the date hereof, (i) this Agreement provides for “fixed consideration” within the meaning of Treasury Regulations Section 1.368-1(e)(2)(iii), such that Treasury Regulations Section 1.368-1(e)(2)(i) shall apply for purposes of determining whether the Mergers, taken together, satisfy the “continuity of interest” requirement under the Code and Treasury Regulations, and (ii) the Tax opinions described in Sections 9.02(f) and 9.03(f) shall be based on the agreements set forth in clause (i) of this sentence. Parent and the Company intend to report, for U.S. federal income tax purposes, the Mergers, taken together, as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Notwithstanding any provision in this Agreement to the contrary, none of Parent, the Company or any Subsidiary of either Parent or the Company shall have any liability or obligation to any holder of Company Stock should the Mergers, taken together, fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 8.11. Treatment of Existing Indebtedness. (a) Prior to the Closing Date, the Company shall, as reasonably requested by Parent, (i) deliver (or cause to be delivered) notices of the payoff, prepayment, discharge and termination of any outstanding indebtedness or obligations of the Company and each applicable Subsidiary of the Company under the Company Credit Agreement and any other indebtedness for borrowed money of the Company and any of its Subsidiaries (other than the Company Notes) (the amounts outstanding under the Company Credit Agreement and under all other indebtedness for borrowed money of the Company and its Subsidiaries (other than the Company Notes), the “Company Indebtedness Payoff Amount”), (ii) take all other actions within its control and reasonably required to facilitate the repayment of the Company Indebtedness Payoff Amount, including the termination of the commitments under the Company Credit Agreement substantially concurrently with the Effective Time, subject to Parent’s compliance with its obligations under the following sentence, and (iii) obtain customary payoff or termination letters or other similar evidence with respect to the Company Credit Agreement and any other indebtedness for borrowed money of the Company and any of its Subsidiaries (other than the Company Notes), in each case, in a form reasonably acceptable to Parent at least two (2) Business Days prior to the Closing Date (which payoff letters shall be subject to customary conditions). Parent shall (x) irrevocably pay off, or cause to be paid off, at or prior to the Effective Time, the Company Indebtedness Payoff Amount (if any) and (y) take all actions within its control to provide all customary cooperation as may be reasonably requested by the Company to assist the Company in connection with its obligations under this Section 8.11(a).
(b) The Company shall timely provide or cause to be provided, in accordance with the provisions of the indenture, dated October 2, 2007, as supplemented by the supplemental indentures relating thereto (the “Indenture”) relating to the Company Notes, to the trustee under the Indenture, any notices, announcements, certificates, legal opinions or other documents and instruments required pursuant to the Indenture to be provided in connection with the Transactions prior to the Effective Time. Parent and its counsel shall be given a reasonable opportunity to review and comment on any notice, announcement, certificate, legal opinion or other document and instrument referred to in this Section 8.11(b), in each case, before such document or instrument is provided to the trustee under the Indenture, and such documents and instruments shall be reasonably acceptable to Parent. The Company shall not redeem the Company Notes without the prior written consent of Parent.
Section 8.12. Determination of Base Date Revenue Run-Rate. Within ten (10) Business Days after the date of this Agreement, the Company will deliver to Parent a written certificate in the form set forth under Section 8.12 of the Company Disclosure Schedule, setting forth, as of the Base Date, (i) the name of each Client (or account number in the case of natural person Clients), (ii) whether such Client is a (A) Public Fund, (B) Private Fund, (C) Non-U.S. Retail Fund or (D) not a Fund, (iii) the amount of Base Date Revenue Run-Rate for each such Client, and (iv) the aggregate amount of Base Date Assets Under Management and the aggregate amount of Base Date Revenue Run-Rate, in each case for all Clients (the “Base Date Certificate”), in each case calculated based upon the methodology used to calculate the estimates of Base Date Assets Under Management and Base Date Revenue Run Rate set forth on Section 4.16(d) of the Company Disclosure Schedule, together with reasonably detailed supporting documentation therefor; provided that with respect to the Non-SMA Base RRR, the Base Date Certificate shall set forth, and utilize for calculating Base Revenue Run-Rate, the same aggregate amount of Base Date Assets Under Management as set forth on Section 4.16(d) of the Company Disclosure Schedule. During the ten (10) Business Days immediately following Parent’s receipt of the Base Date Certificate, Parent and its Representatives will be permitted to review the applicable books and records relating to the preparation of the Base Date Certificate, and the Company will make reasonably available the individuals responsible for the preparation of the Base Date Certificate in order to respond to the reasonable inquiries related thereto. Parent may notify the Company in writing (a “Disagreement Notice”) within ten (10) Business Days after receiving the Base Date Certificate if Parent disagrees with any of the calculations of any item in the Base Date Certificate, which Disagreement Notice shall set forth in reasonable detail the basis for such dispute and Parent’s calculations of such items (the “Disputed Items”). During the five (5) Business Days immediately following the delivery of a Disagreement Notice, Parent and the Company will seek in good faith to resolve all Disputed Items. If at the end of such five (5) Business Days period, Parent and the Company have been unable to resolve all Disputed Items, then Parent and the Company will submit to KPMG US LLP (the “Independent Expert”) for review and resolution any and all Disputed Items that remain in dispute. Parent and the Company will cause the Independent Expert to make a final determination on such Disputed Items as well as any related modifications to the Base Date Certificate within ten (10) Business Days from such submission. The Independent Expert shall be authorized to resolve only those Disputed Items remaining in dispute between the parties, strictly pursuant to the principles set forth in this Agreement, within the range of the difference between Parent’s position with respect thereto and the Company’s position with respect thereto. The Independent Expert shall make a written determination as to each such Disputed Item, which determination shall be final and binding on the parties for all purposes hereunder absent manifest error or fraud. The costs, fees and expenses of the Independent Expert shall be borne equally by Parent, on the one hand, and the Company, on the other hand.
ARTICLE 9
Conditions to the Mergers
Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent, Merger Sub 1 and Merger Sub 2 to consummate the Mergers are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by each such party; provided that the condition set forth in Section 9.01(a) shall not be waivable) of the following conditions:
(a) the Company Stockholder Approval shall have been obtained in accordance with all Applicable Law;
(b) no Applicable Law or Order preventing or making illegal the consummation of the Mergers or any of the other Transactions shall be in effect, and no litigation or similar legal action by any Governmental Authority (in any jurisdiction in which Parent, the Company or any of their respective Subsidiaries conducts material operations) seeking to prohibit or restrain the Mergers shall be pending;
(c) the Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending; and
(d) the shares of Parent Common Stock to be issued in the Parent Share Issuance shall have been approved for listing on the Parent Stock Exchange, subject to official notice of issuance.
Section 9.02. Conditions to the Obligations of Parent and Merger Sub 1 and Merger Sub 2. The obligations of Parent, Merger Sub 1 and Merger Sub 2 to consummate the Mergers are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent) of the following further conditions:
(a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;
(b) (i) (A) any applicable waiting period or periods under the HSR Act shall have expired or been terminated and (B) the Closing Condition Regulatory Approvals shall have been made, obtained or received (or the waiting periods with respect thereto shall have expired or been terminated), as applicable, and shall be in full force and effect, in each case without the imposition of a requirement that Parent or any of its Subsidiaries (including the Company and its Subsidiaries) take any action or comply with any restriction prior to, on or after the Closing that Parent would not be required to take or comply with under Section 8.01(c) and (ii) no Applicable Law or Order shall be in force and effect and no litigation or similar legal action by any Governmental Authority (in any jurisdiction in which Parent, the Company or any of their respective Subsidiaries conducts material operations) shall be pending, in each case that imposes or seeks to impose a requirement that Parent or any of its Subsidiaries (including the Company and its Subsidiaries) take any action or comply with any restriction prior to, on or after the Closing that Parent would not be required to take or comply with under Section 8.01(c);
(c) (i) the representations and warranties of the Company contained in Section 4.05(a) shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of the Company contained in Section 4.01, Section 4.02, Section 4.04(i), Section 4.05 (other than 4.05(a)), Section 4.06, Section 4.27, Section 4.28 and Section 4.29 which (A) are not qualified by a materiality or Company Material Adverse Effect qualification or exception, shall be true and correct in all material respects and (B) are qualified by a materiality or Company Material Adverse Effect qualification or exception, shall be true and correct in all respects, in each case at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (iii) the representations and warranties of the Company contained in Section 4.10(b) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing; and (iv) the other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(d) since the date of this Agreement, there shall not have occurred any event, circumstance, development, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(e) Parent shall have received a certificate signed by an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 9.02(a), Section 9.02(c), Section 9.02(d) and Section 9.02(g);
(f) Parent shall have received the opinion of Davis Polk & Wardwell LLP, counsel to Parent, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together as an integrated transaction, will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be dated the Closing Date; provided that if Davis Polk & Wardwell LLP does not render such opinion for any reason, this condition shall nonetheless be deemed satisfied if a third party nationally recognized law or accounting firm as reasonably agreed to by Parent and the Company renders such opinion to Parent. In rendering such opinion, such counsel may require and will be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the tax representation letters described in Section 8.10; and
(g) The Client Consent Percentage shall be at least 80%.
Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Mergers are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:
(a) each of Parent, Merger Sub 1 and Merger Sub 2 shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;
(b) both (i) any applicable waiting period or periods under the HSR Act shall have expired or been terminated and (ii) the Closing Condition Regulatory Approvals shall have been made, obtained or received (or the waiting periods with respect thereto shall have expired or been terminated), as applicable;
(c) (i) the representations and warranties of Parent contained in Section 5.05(a) shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of Parent contained in Section 5.01 (other than the third sentence thereof), Section 5.02, Section 5.04(i), Section 5.16, Section 5.17 and Section 5.18 which (A) are not qualified by a materiality or Parent Material Adverse Effect qualification or exception, shall be true and correct in all material respects and (B) are qualified by a materiality or Parent Material Adverse Effect qualification or exception, shall be true and correct in all respects, in each case at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (iii) the representations and warranties of Parent contained in Section 5.10(b) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); and (iv) the other representations and warranties of Parent contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;
(d) since the date of this Agreement, there shall not have occurred any event, circumstance, development, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(e) the Company shall have received a certificate signed by an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 9.03(a), Section 9.03(c) and Section 9.03(d); and
(f) the Company shall have received the opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together as an integrated transaction, will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be dated the Closing Date; provided that if Wilmer Cutler Pickering Hale and Dorr LLP does not render such opinion for any reason, this condition shall nonetheless be deemed satisfied if a third party nationally recognized law or accounting firm as reasonably agreed to by Parent and the Company renders such opinion to the Company. In rendering such opinion, such counsel may require and will be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the tax representation letters described in Section 8.10.
ARTICLE 10
Termination
Section 10.01. Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval):
(a) by mutual written agreement of the Company and Parent; or
(b) by either the Company or Parent, if:
(i) the Mergers have not been consummated on or before October 7, 2021 (as such date may be extended pursuant to the following proviso, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Mergers to be consummated by such time; or
(ii) there shall be in effect any Applicable Law that permanently enjoins, prevents or prohibits the consummation of the Mergers and, if such Applicable Law is an Order, such Order shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party which has not complied with its obligations under this Agreement in respect of any such Applicable Law; or
(iii) the Company Stockholder Approval shall not have been obtained by the Company Stockholder Approval Deadline; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(iii) shall not be available to the Company if the Company’s breach of any provision of this Agreement results in the failure of the Company Stockholder Approval to be obtained by the Company Stockholder Approval Deadline; or
(c) by Parent, if:
(i) a Company Adverse Recommendation Change shall have occurred; provided, that in no event shall Parent be entitled to terminate this Agreement pursuant to this Section 10.01(c)(i) following the receipt of the Company Stockholder Approval; or
(ii) any Governmental Authority that must provide a Consent to satisfy one or more of the conditions set forth in Section 9.02(b) has denied such Consent and such denial has become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available to Parent if Parent’s breach of any provision of this Agreement results in the denial of such Consent; or
(iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.02(a) or Section 9.02(c) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by the Company within forty-five (45) days following written notice to the Company from Parent of such breach or failure to perform, but Parent may terminate this Agreement under this Section 10.01(c)(iii) only so long as Parent is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Parent would cause any condition set forth in Section 9.03(a) or Section 9.03(c) not to be satisfied; or

(iv) the Company shall have willfully breached any of its obligations under Section 6.03 or Section 6.04 in any material respect other than in the case where (w) such breach is a result of an isolated action by a Representative of the Company (other than a director or officer of the Company), (x) such breach was not caused by, or within the knowledge of, the Company, (y) the Company takes appropriate actions to remedy such breach promptly upon discovery thereof, and (z) Parent is not harmed as a result thereof; provided that in no event shall Parent be entitled to terminate this Agreement pursuant to this Section 10.01(c)(iv) following the receipt of the Company Stockholder Approval; or
(d) by the Company, if:
(i) at any time prior to the Company Approval Time in order to enter into an Alternate Company Acquisition Agreement with respect to a Company Superior Proposal pursuant to Section 6.03(b); provided that prior to or concurrently with such termination, the Company pays, or causes to be paid, to Parent, in immediately available funds the Company Termination Fee pursuant to Section 10.03; or
(ii) any Governmental Authority that must provide a Consent to satisfy one or more of the conditions set forth in Section 9.03(b) has denied such Consent and such denial has become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available to the Company if the Company’s breach of any provision of this Agreement results in the denial of such Consent; or
(iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent, Merger Sub 1 or Merger Sub 2 set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.03(a) or Section 9.03(c) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by Parent, Merger Sub 1 or Merger Sub 2, as applicable, within forty-five (45) days following written notice to Parent from the Company of such breach or failure to perform, but the Company may terminate this Agreement under this Section 10.01(d)(iii) only so long as the Company is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 9.02(a) or Section 9.02(c) not to be satisfied.
The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.
Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder or Representative of such party) to the other parties hereto, except as provided in Section 10.03; provided that neither Parent nor the Company shall be released from any liabilities or damages arising out of any (i) fraud by such party (ii) the willful breach by such party of any representation or warranty on the part of such party set forth in this Agreement or (iii) the willful breach by such party of any covenant or agreement binding on such party set forth in this Agreement (clauses (i)-(iii) collectively, “Willful Breach”). The provisions of this Section 10.02, Section 10.03 and Article 11 (other than Section 11.13) shall survive any termination hereof pursuant to Section 10.01. In addition, the termination of this Agreement shall not affect the parties’ respective obligations under the Company Confidentiality Agreement and Parent Confidentiality Agreement.
Section 10.03. Termination Fees. (a) If this Agreement is terminated:
(i) by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(iv) or by the Company or Parent pursuant to any other provision of Section 10.01 at a time when this Agreement was terminable by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(iv); or
(ii) by the Company or Parent pursuant to Section 10.01(b)(i) (without the Company Stockholder Approval having been obtained), by the Company or Parent pursuant to Section 10.01(b)(iii) or by Parent pursuant to Section 10.01(c)(iii) (without the Company Stockholder Approval having been obtained or, if such termination is after the Company Stockholder Approval has been obtained, as a result of a willful breach by the Company) and: (A) at or prior to the time of termination of this Agreement, a Company Acquisition Proposal shall have been publicly disclosed or announced (in each case, and not publicly withdrawn) or made known to the management or board of directors of the Company (in each case, and not publicly withdrawn), or any Person shall have publicly announced (in each case, and not publicly withdrawn) an intention (whether or not conditional) to make a Company Acquisition Proposal; and (B) on or prior to the first (1st) anniversary of such termination of this Agreement: (1) a transaction relating to a Company Acquisition Proposal is consummated; or (2) a definitive agreement relating to any Company Acquisition Proposal is entered into by the Company; or
(iii) by the Company pursuant to Section 10.01(d)(i);
then, in each case, the Company shall pay to Parent (or a Person designated by Parent), in cash at the time specified in the following sentence, a fee in the amount of $206,000,000 (the “Company Termination Fee”). The Company Termination Fee shall be payable as follows: (i) in the case of Section 10.03(a)(i), in the event the Company Termination Fee is payable in connection with a termination of this Agreement (A) by Parent, within five (5) Business Days of such termination, and (B) by the Company, substantially concurrently with, and as a condition to, such termination, (ii) in the event the Company Termination Fee is payable under Section 10.03(a)(iii), substantially concurrently with, and as a condition to, such termination and (iii) in the event the Company Termination Fee is payable under Section 10.03(a)(ii), substantially concurrently with, and as a condition to, the earlier of the consummation of the applicable transaction and the entry into a definitive agreement with respect to the applicable transaction. For purposes of Section 10.03(a)(ii)(B), “Company Acquisition Proposal” shall have the meaning assigned thereto in Section 1.01, except that references in the definition to “15%” shall be replaced by “50%.”
(b) Any payment of the Company Termination Fee shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.
(c) The parties agree and understand that (x) in no event shall the Company be required to pay the Company Termination Fee on more than one occasion and (y) in no event shall Parent be entitled, pursuant to this Section 10.03, to receive an amount greater than an amount equal to (A) the Company Termination Fee plus (B) any Collection Expenses. Notwithstanding anything to the contrary in this Agreement, except in the case of Willful Breach, (i) in circumstances where the Company Termination Fee is payable or is paid pursuant to this Section 10.03, such payment shall be the sole and exclusive remedy for damages of Parent or its Subsidiaries and their respective former, current or further partners, stockholders, managers, members, Affiliates and Representatives, as applicable, and none of the Company, any of its Subsidiaries or any of their respective former, current or future partners, stockholders, managers, members, Affiliates or Representatives, as applicable, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and (ii) if Parent, Merger Sub 1 or Merger Sub 2 receives any payments from the Company in respect of any breach of this Agreement and thereafter Parent receives the Company Termination Fee pursuant to this Section 10.03, the amount of such Company Termination Fee shall be reduced by the aggregate amount of such payments made by the Company prior to paying the Company Termination Fee in respect of any such breaches. The parties acknowledge that the agreements contained in this Section 10.03 are an integral part of the Transactions, that, without these agreements, the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 10.03 do not constitute a penalty. Accordingly, if any party fails to promptly pay any amount due pursuant to this Section 10.03, such party shall also pay any reasonable and documented costs and expenses (including reasonable legal fees and expenses) incurred by the party entitled to such payment in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the party failing to promptly pay such amount. Any amount not paid when due pursuant to this Section 10.03 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment (such interest, together with reasonable and documented costs and expenses of enforcement as provided in the immediately preceding sentence, “Collection Expenses”).
ARTICLE 11
Miscellaneous
Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given,

If to the Company, to:

Eaton Vance Corp.
Two International Place
Boston, Massachusetts 02110
Attn:	Frederick S. Marius, Vice President, Secretary and Chief Legal Officer
Email:	FMarius@EatonVance.com

with copies to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attn:	Joseph B. Conahan, Esq.
Email:	joseph.conahan@wilmerhale.com

Wilmer Cutler Pickering Hale and Dorr LLP
2600 El Camino Real, Suite 400
Palo Alto, California 94306
Attn:	Eric P. Hanson, Esq.
Email:	eric.hanson@wilmerhale.com

and

DLA Piper LLP (US)
The Marbury Building 6225 Smith Avenue
Baltimore, Maryland 21209
Attn:	Robert W. Smith, Jr., Esq.
Penny J. Minna, Esq.
Email:	jay.smith@us.dlapiper.com
penny.minna@us.dlapiper.com

If to Parent, Merger Sub 1 or Merger Sub 2 and, post-closing, the Surviving Company, to:

Morgan Stanley
1585 Broadway Avenue
New York, NY 10036
Attention:	Eric F. Grossman, Chief Legal Officer
Email:	Eric.Grossman@morganstanley.com

with a copy to (which shall not constitute notice):

Davis, Polk & Wardwell LLP
450 Lexington Ave.
New York, NY 10017
Attn:	Marc O. Williams, Esq.
Brian Wolfe, Esq.
Email:	marc.williams@davispolk.com
brian.wolfe@davispolk.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.
Section 11.02. Survival. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the covenants and agreements set forth in Article 2, Section 7.03 and this Article 11, which shall survive the Effective Time.
Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Applicable Law without such approval having first been obtained.
(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 11.04. Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, except that expenses incurred with the filing fee for the Registration Statement and the printing and mailing of the Information Statement/Prospectus, the Form of Election and the Registration Statement shall be shared equally by Parent and the Company.
Section 11.05. Disclosure Schedule References and SEC Document References. (a) The parties hereto agree that each section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, shall be deemed to be an exception to and to qualify (or, as applicable, a disclosure for purposes of), the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable. The parties hereto further agree that (other than with respect to any items disclosed in Section 4.20(a) of the Company Disclosure Schedule, for which an explicit reference in any other section shall be required in order to apply to such other section) disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, to which the relevance of such disclosure would be reasonably apparent on its face to a reasonable person without any independent knowledge regarding the matter(s) so disclosed, notwithstanding the omission of a cross-reference to such other section or subsections.
(b) The parties hereto agree that in no event shall any disclosure (other than statements of historical fact) contained in any part of any Company SEC Document or Parent SEC Document entitled “Risk Factors,” “Forward-Looking Statements,” “Cautionary Statement Regarding Forward-Looking Statements,” “Special Note on Forward Looking Statements” or “Forward Looking Information” or containing a description or explanation of “Forward-Looking Statements” or any other disclosures in any Company SEC Document or Parent SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.
Section 11.06. Binding Effect; Benefit; Assignment.
(a) The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto, except for: (i) only following the Effective Time, the right of (x) the Company’s stockholders to receive the applicable Merger Consideration in respect of their shares of Company Stock pursuant to Section 2.04 and to receive the Special Dividend in respect of their shares of Company Stock pursuant to Section 6.07, and (y) the holders of Company Equity Awards to receive the applicable consideration in respect of their Company Equity Awards pursuant to Section 2.07, (ii) the right of the Company Indemnified Parties to enforce the provisions of Section 7.03 and (iii) the right of the holders of Registrable Securities to enforce the provisions of Section 7.06. Except as provided in Section 7.03 and in this Section 11.06, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
(b) No party may assign, delegate or otherwise transfer (by operation of law or otherwise) any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any Person after the Closing; provided that such transfer or assignment shall not relieve Parent, Merger Sub 1 or Merger Sub 2 of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent, Merger Sub 1 or Merger Sub 2. Any assignment in contravention of the preceding sentence shall be null and void ab initio.
Section 11.07. Governing Law. This Agreement and all actions (whether in contract or tort between or among the parties hereto) based on, arising out of or relating to the negotiation, execution or performance of this Agreement or the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the Applicable Law that might otherwise govern under applicable principles of conflicts of law rules thereof (other than with respect to matters that are required to be governed by the MGCL or the LLC Act).
Section 11.08. Jurisdiction/Venue. Each of the parties hereto agrees that any suit, action or proceeding between or among the parties hereto seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought, tried and determined only in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any suit, action or proceeding relating to the Transactions, on behalf of itself or its property, in accordance with Section 11.01 or in such other manner as may be permitted by Applicable Law, and agrees that nothing in this Section 11.08 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any suit, action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) waives any objection that it may now or hereafter have to the venue of any such suit, action or proceeding in any such court or that such suit, action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (v) agrees that it shall not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of Parent, Merger Sub 1, Merger Sub 2 and the Company agrees that a final judgment in any suit, action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
Section 11.09. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGERS OR THE OTHER TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.
Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, including by e-mail with .pdf attachments, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed and delivered (by e-mail or otherwise) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 11.11. Entire Agreement. This Agreement (including, for the avoidance of doubt, the Company Disclosure Schedule and the Parent Disclosure Schedule), the Company Confidentiality Agreement, the Parent Confidentiality Agreement and the Written Consent constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.
Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 11.13. Specific Performance. The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (even if monetary damages were available) (i) for any breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is terminated in accordance with Section 10.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement in the courts referred to in Section 11.08, without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree that (x) by seeking the remedies provided for in this Section 11.13, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including, subject to Section 10.03(c), monetary damages and (y) nothing contained in this Section 11.13 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.13 before exercising any termination right under Section 10.01 or pursuing damages nor shall the commencement of any action pursuant to this Section 11.13 or anything contained in this Section 11.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 10.01 or pursue any other remedies under this Agreement that may be available then or thereafter. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the parties otherwise have an adequate remedy at law.
Section 11.14. Confidential Supervisory Information. Notwithstanding any other provision of this Agreement to the contrary, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that results in the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 4.12(b)(8)) of a Governmental Authority by any party to this Agreement to the extent prohibited by Applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions, which may include the disclosure of underlying facts or circumstances that do not themselves constitute confidential supervisory information, shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
MORGAN STANLEY

By:	/s/ Sebastiano Visentini
	Name:	Sebastiano Visentini
	Title:	Managing Director
[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
MIRROR MERGER SUB 1, INC.

By:	/s/ Sebastiano Visentini
	Name:	Sebastiano Visentini
	Title:	Managing Director

MIRROR MERGER SUB 2, LLC

By:	/s/ Sebastiano Visentini
	Name:	Sebastiano Visentini
	Title:	Title:Managing Director
[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
EATON VANCE CORP.

By:	/s/ Thomas E. Faust, Jr.
	Name:	Thomas E. Faust, Jr.
	Title:	Chairman, Chief Executive
[Signature Page to Agreement and Plan of Merger]

Annex B

Centerview Partners LLC
31 West 52nd Street
New York, NY 10019

October 7, 2020
The Board of Directors
Eaton Vance Corp.
Two International Place
Boston, MA 02110
The Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of non-voting common stock, par value $0.00390625 per share (the “Non-Voting Shares”) (other than Excluded Shares, as defined below), of Eaton Vance Corp., a Maryland corporation (the “Company”), of the Consideration (as defined below) proposed to be paid to such holders pursuant to the Agreement and Plan of Merger proposed to be entered into by and among Morgan Stanley, a Delaware corporation (“Parent”), Mirror Merger Sub 1, Inc., a Maryland corporation and direct wholly owned subsidiary of Parent (“Merger Sub 1”), Mirror Merger Sub 2, LLC, a limited liability company and direct, wholly owned subsidiary of Parent (“Merger Sub 2”) and the Company (the “Agreement”). The Agreement provides that:
(a)
prior to the effective time of the First Merger (as defined below), subject to applicable law, the Company shall declare and pay a special cash dividend (the “Special Dividend”) in an amount per Share equal to $4.25 (the “Special Dividend Per Share Amount”) payable to holders of record of the Non-Voting Shares and the holders of voting common stock, par value $0.00390625 per share of the Company (the “Voting Shares” and, collectively with the Non-Voting Shares, the “Shares”)) and as of immediately prior to the effective time of the First Merger;

(b)
Merger Sub 1 will be merged with and into the Company (the “First Merger”) and then the Company will be merged with and into Merger Sub 2 (the “Second Merger” and together with the First Merger, the “Mergers” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent; and

(c)
each issued and outstanding Share immediately prior to the effective time of the First Merger (other than (i) Shares held by Parent, Merger Sub 1, Merger Sub 2 or by the Company as treasury stock (other than shares held by Parent that are Fiduciary Shares (as defined in the Agreement)), (ii) Shares held by any subsidiary of the Company and (iii) Shares for which dissenters’ or appraisal rights are sought (the Shares referred to in clauses (i), (ii) and (iii), together with any other Shares held by affiliates of the Company or Parent, “Excluded Shares”)) will be converted into the right to receive, at the election of the holder and subject to certain proration procedures set forth in the Agreement (as to which we express no view or opinion): (1) $28.25 in cash (the “Per Share Cash Amount”) and 0.5833 (the “Mixed Election Stock Exchange Ratio”) shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) (the “Per Share Mixed Election Consideration”), (2) an amount of cash equal to the sum of (x) the Per Share Cash Amount plus (y) the product of the Mixed Election Stock Exchange Ratio multiplied by the Parent Common Stock Reference Price (as described below) (the “Per Share Cash Election Consideration”) or (3) a number of shares of Parent Common Stock equal to (x) the Mixed Election Stock Exchange Ratio plus (y) the quotient of the Per Share Cash Amount divided by the Parent Common Stock Reference Price (the “Per Share Stock Election Consideration”).

The Board of Directors
Eaton Vance Corp.
October 7, 2020

The “Parent Common Stock Reference Price” means the volume-weighted average closing price, rounded to four decimal places, of one (1) share of Parent Common Stock on the New York Stock Exchange for the period of ten (10) consecutive trading days ending on the second full trading day preceding the closing date of the Transactions. The aggregate Per Share Mixed Election Consideration, the aggregate Per Share Cash Election Consideration, the aggregate Per Share Stock Election Consideration and the aggregate Special Dividend Per Share Amount to be paid to the holders of Non-Voting Shares (other than Excluded Shares) in the Transaction, taken together (and not separately), is referred to as the “Consideration”. The terms and conditions of the Transaction are more fully set forth in the Agreement.
We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.
We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, we have been engaged to provide financial advisory services to the Company, including in connection with various strategic matters, and we have received compensation from the Company for such services. In the past two years, we have not been engaged to provide financial advisory or other services to Parent, and we have not received any compensation from Parent during such period. We may provide financial advisory and other services to or with respect to the Company or Parent or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent or any of their respective affiliates, or any other party that may be involved in the Transaction.
In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated October 7, 2020 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of the Company for the years ended October 31, 2019, October 31, 2018 and October 31, 2017 and Annual Reports on Form 10-K of Parent for the years ended December 31, 2019, December 31, 2018 and December 31, 2017; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; (iv) certain publicly available research analyst reports for the Company and Parent; (v) certain other communications from the Company and Parent to their respective stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Company Forecasts”) (collectively, the “Company Internal Data”). We have participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Company Internal Data, as appropriate, and the strategic rationale for the Transaction, and we have engaged in discussions with senior management and representatives of Parent regarding the business, operations, and financial condition of Parent. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Company Internal Data (including, without limitation, the Company Forecasts) have been reasonably prepared on bases reflecting the best currently

The Board of Directors
Eaton Vance Corp.
October 7, 2020

available estimates and judgments of the management of the Company as to the matters covered thereby, and we have relied, at your direction, on the Company Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Company Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company or Parent, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company or Parent. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement (including that the Company will pay the Special Dividend in accordance with the Agreement) and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to our analysis or this opinion. We have further assumed, at your direction, that the Mergers will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company or Parent, or the ability of the Company or Parent to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.
We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Non-Voting Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, (i) the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities (including, without limitation, holders of Voting Shares), creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Non-Voting Shares pursuant to the Agreement or otherwise (ii) the allocation of the Consideration as among holders of Non-Voting Shares who receive the Per Share Mixed Election Consideration, the Per Share Cash Election Consideration, the Per Share Stock Election Consideration or (iii) the relative fairness of the Per Share Mixed Election Consideration, the Per Share Cash Election Consideration, the Per Share Stock Election Consideration. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. We express no view or opinion as to what the value of Parent Shares actually will be when issued pursuant to the Transaction or the prices at which the Non-Voting Shares or Parent Shares will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Our opinion does not constitute a recommendation to any stockholder of the

The Board of Directors
Eaton Vance Corp.
October 7, 2020

Company or any other person as to how such stockholder or other person should act with respect to the Transaction or any other matter, without limitation, whether such stockholder should elect to receive the Per Share Mixed Election Consideration, the Per Share Mixed Election Consideration or the Per Share Stock Election Consideration, or make no election, in the Transaction.
Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Non-Voting Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,

/s/ CENTERVIEW PARTNERS LLC

Annex C

October 7, 2020

The Board of Directors of Eaton Vance Corp.
Two International Place
Boston, Massachusetts 02110

Members of the Board of Directors:
We understand that Eaton Vance Corp. (the “Company”), Morgan Stanley (“Parent”), Mirror Merger Sub 1, Inc., a wholly owned subsidiary of Parent (“Merger Sub 1”), and Mirror Merger Sub 2, LLC, a wholly owned subsidiary of Parent (“Merger Sub 2”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, as steps in a single, integrated transaction, (a) Merger Sub 1 will merge with and into the Company (the “First Merger”), Merger Sub 1 will cease to exist and the Company will become a wholly owned subsidiary of Parent, and (b) immediately following the First Merger and as part of the same overall transaction, the Company will merge with and into Merger Sub 2, the Company will cease to exist and Merger Sub 2 will survive as a wholly owned subsidiary of Parent (the “Second Merger” and, collectively with the First Merger, the “Transaction”). In connection with the First Merger, each share of non-voting common stock, par value $0.00390625 per share, of the Company (the “Company Non-Voting Common Stock”) and each share of voting common stock, par value $0.00390625 per share, of the Company (the “Company Voting Common Stock” and, collectively with the Company Non-Voting Common Stock, the “Company Common Stock”), other than shares of Company Common Stock held by Parent, Merger Sub 1 or Merger Sub 2 (other than any such shares that are Fiduciary Shares (as defined in the Merger Agreement)) or held by any subsidiary of the Company, will be converted into the right to receive, in each case as the holder thereof shall have elected or be deemed to have elected, either (i) a combination of (x) $28.25 in cash (the “Per Share Cash Amount”) and (y) 0.5833 (the “Mixed Election Stock Exchange Ratio”) shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) (the “Mixed Election”), (ii) an amount in cash equal to the sum of (x) the Per Share Cash Amount plus (y) the product of the Mixed Election Stock Exchange Ratio multiplied by the Parent Common Stock Reference Price (as defined in the Merger Agreement) (the “Cash Election”), or (iii) a number of shares of Parent Common Stock (the “Exchange Ratio”) equal to (x) the Mixed Election Stock Exchange Ratio plus (y) the quotient (rounded to four decimal places) of the Per Share Cash Amount divided by the Parent Common Stock Reference Price (the “Stock Election”). The cash and shares of Parent Common Stock referred to in clauses (i) – (iii) of the immediately preceding sentence, taken in the aggregate, are referred to herein as the “Merger Consideration”. The Merger Consideration is subject to certain limitations and proration procedures set forth in the Merger Agreement (as to which we express no opinion). We further understand that the Merger Agreement provides that, prior to the effective time of the First Merger, the Company will declare and pay a cash dividend per share of Company Common Stock equal to $4.25 (the “Special Dividend”). The terms and conditions of the Transaction and the Special Dividend are more fully set forth in the Merger Agreement.
The Board of Directors of the Company (the “Board”) has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof and taking into account the Special Dividend, the Merger Consideration to be received by the holders of the Company Non-Voting Common Stock (other than Parent and affiliates of the Company) in the First Merger pursuant to the Merger Agreement is fair to such holders from a financial point of view.

The Board of Directors of Eaton Vance Corp.
October 7, 2020
In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1.	reviewed a draft dated October 7, 2020 of the Merger Agreement;
2.
reviewed certain publicly available business and financial information relating to the Company and Parent that we deemed to be relevant, including certain publicly available research analyst estimates with respect to the future financial performance of the Company and Parent;

3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company and approved for our use by the Company and the Board, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the fiscal years ending 2020 through 2025 (the “Company Forecasts”);

4.
spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company and Parent, the Transaction, the Special Dividend and related matters;

5.	compared the financial and operating performance of the Company and Parent with that of other public companies that we deemed to be relevant;
6.	considered publicly available financial terms of certain transactions that we deemed to be relevant;
7.
reviewed the current and historical market prices and trading volume for certain of the Company’s and Parent’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.
We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the Company Forecasts reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, and we express no opinion with respect to such projections or the assumptions on which they are based. As you are aware, we have not been provided with access to the management of, or advisors to, Parent, and we did not have access to financial forecasts relating to Parent prepared by the management of Parent. We assume that, were we to have access to Parent and its advisors, any information received from such parties would not materially affect or change this Opinion. With respect to the publicly available research analyst estimates for Parent referred to above, we have reviewed and discussed such estimates with the management of the Company, and we have assumed that such estimates are a reasonable basis upon which to evaluate the future financial performance of Parent. We express no opinion with respect to such estimates or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Parent since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.
We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Merger Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner and the Special Dividend will be declared and paid, in each case in accordance with the terms described in the Merger Agreement and such other related documents and instruments,

The Board of Directors of Eaton Vance Corp.
October 7, 2020
without any amendments or modifications thereto. At your direction, we have assumed for purposes of this Opinion that the Company Voting Common Stock and the Company Non-Voting Common Stock have equivalent economic value, notwithstanding the different voting rights and other non-financial terms of such shares that could impact their respective values, and have disregarded the individual circumstances of specific security holders with respect to control, voting or other rights, aspects or relationships which may distinguish such holders. We have also assumed, with the consent of the Company, that the Transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated and the Special Dividend will be declared and paid, in each case, in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction and the declaration and payment of the Special Dividend will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or Parent, or otherwise have an effect on the Transaction, the Special Dividend, the Company or Parent or any expected benefits of the Transaction that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Merger Consideration pursuant to the Merger Agreement will not be material to our analyses or this Opinion, and we express no opinion with respect to such adjustments. In addition, we have relied upon and assumed, without independent verification, that the final form of the Merger Agreement will not differ in any respect from the draft of the Merger Agreement identified above.
Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, Parent or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or Parent is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or Parent is or may be a party or is or may be subject.
We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction or the Special Dividend, (b) negotiate the terms of the Transaction or the Special Dividend, or (c) advise the Board or any other party with respect to alternatives to the Transaction or the Special Dividend. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of the Parent Common Stock actually will be when issued pursuant to the First Merger or the price or range of prices at which the shares of Company Common Stock or Parent Common Stock may be purchased or sold, or otherwise be transferable, at any time. We have assumed that the shares of Parent Common Stock to be issued in the First Merger to the shareholders of the Company will be listed on the New York Stock Exchange.
This Opinion is furnished for the use of the Board (solely in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Transaction, the Special Dividend or otherwise, including, without limitation, whether the holders of the Company Non-Voting Common Stock should elect the Mixed Election, the Cash Election, or the Stock Election.
In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Parent, or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.

The Board of Directors of Eaton Vance Corp.
October 7, 2020
Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to the Company, or one or more security holders or affiliates of, and/or investment funds affiliated or associated with, the Company (collectively, with the Company, the “Eaton Vance Group”) and Parent, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Parent (collectively, with Parent, “Parent Group”), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (i) having acted as financial advisor to lender groups, of which one or more affiliates of the Eaton Vance Group were members, in relation to their interests as lenders to Sheridan Holding Company I, LLC and Sheridan Holding Company II, LLC in connection with their respective chapter 11 bankruptcy proceedings, which concluded in March 2020 and January 2020, respectively, and (ii) having provided and currently providing valuation advisory services for tax and financial reporting and other purposes to one or more members of Parent Group. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, members of the Eaton Vance Group, Parent, members of Parent Group, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by the Company, Parent, other participants in the Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the Eaton Vance Group, members of Parent Group, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, members of the Eaton Vance Group, Parent, members of Parent Group, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
We will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has also agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.
We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Transaction or to declare and pay the Special Dividend, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction, the Special Dividend or otherwise (other than the Merger Consideration to the extent expressly specified herein), including, without limitation, the fairness of the Merger Consideration to be received by the holders of Company Voting Common Stock, the fairness of the aggregate Merger Consideration to be received by the holders of Company Voting Common Stock and the holders of Company Non-Voting Common Stock, or the fairness of the Merger Consideration to be received by any individual holder of Company Non-Voting Common Stock as a result of any election made or deemed to have been made by such holder or as a result of the proration procedures set forth in the Merger Agreement, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction and the Special Dividend as compared to any alternative business strategies or transactions that might be available for the Company, Parent or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the fairness of the Merger Consideration to be received by the holders of Company Non-Voting Common Stock relative to the Merger Consideration to be received by the holders of Company Voting Common Stock, or vice versa, the fairness to the holders of Company Non-Voting Common Stock of the Merger Consideration to be received by the holders of Company Voting Common Stock, or vice versa, the fairness of the allocation of the Merger Consideration between the holders of Company Voting Common Stock and the holders of Company Non-Voting

The Board of Directors of Eaton Vance Corp.
October 7, 2020
Common Stock, or the fairness of the consideration to be received in the Mixed Election, the Cash Election or the Stock Election relative to the consideration to be received in any other election), (vi) whether or not the Company, Parent, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, Parent or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters as a result of the Transaction, the Special Dividend or otherwise, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, the Company and its advisors, as to all legal, regulatory, accounting, tax and other similar matters with respect to the Company, the Transaction and the Special Dividend or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof and taking into account the Special Dividend, the Merger Consideration to be received by the holders of the Company Non-Voting Common Stock (other than Parent and affiliates of the Company) in the First Merger pursuant to the Merger Agreement is fair to such holders from a financial point of view.
Very truly yours,
/s/ Houlihan Lokey Capital, Inc.
HOULIHAN LOKEY CAPITAL, INC.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.	Indemnification of Directors and Officers
Exculpation. Section 102(b)(7) of the Delaware General Corporation law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, (iv) for any transaction from which the director derived an improper personal benefit or (v) any act or omission before the adoption of such a provision in the certificate of incorporation. The Morgan Stanley certificate of incorporation limits the personal liability of a director to Morgan Stanley and its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by law.
Indemnification. Section 145 of the DGCL contains provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel, and related matters. Under Section 145 of the DGCL, a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Expenses incurred by any such person in defending any such proceeding in advance of its final disposition upon receipt (unless Morgan Stanley upon authorization of the board of directors of Morgan Stanley waives such requirement to the extent permitted by applicable law) of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Morgan Stanley as authorized in the Morgan Stanley bylaws or otherwise.
Insurance. The Morgan Stanley bylaws provide that Morgan Stanley may maintain insurance, at its expense, for the benefit of Morgan Stanley and any person who is or was a director, officer, partner, member, employee or agent of Morgan Stanley or Morgan Stanley’s subsidiary or of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Morgan Stanley would have the power to indemnify such person against such expense, liability or loss under the DGCL.
The foregoing statements are subject to the detailed provisions of the DGCL and to the applicable provisions of the Morgan Stanley certificate of incorporation and the Morgan Stanley bylaws.
Item 21.	Exhibits and Financial Statement Schedules
(a)  The following exhibits are filed herewith or incorporated herein by reference:
Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated as of October 7, 2020, among Morgan Stanley, Mirror Merger Sub 1, Inc., Mirror Merger Sub 2, LLC and Eaton Vance Corp. (included as Annex A to the information statement/prospectus that forms a part of this Registration Statement).*

5.1	Opinion of Davis Polk & Wardwell LLP regarding validity of the shares of Morgan Stanley stock being registered hereunder.**
8.1	Tax Opinion of Davis Polk & Wardwell LLP.
8.2	Tax Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.
15.1	Letter of Awareness from Deloitte & Touche LLP concerning interim financial information.
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm of Morgan Stanley.
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm of Eaton Vance Corp.
23.3	Consent of Davis Polk & Wardwell LLP (included in the opinion filed as Exhibit 5.1 to the registration statement).**

Exhibit Number	Description
23.4	Consent of Davis Polk & Wardwell LLP (included in the opinion filed as Exhibit 8.1 to the registration statement).
23.5	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in the opinion filed as Exhibit 8.2 to the registration statement).
24.1	Power of Attorney (included in the signature page to the registration statement).
99.1	Consent of Centerview Partners LLC.
99.2	Consent of Houlihan Lokey Capital, Inc.
99.3	Form of Election
*
The annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Morgan Stanley agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon request.

**	Previously filed.
Item 22.	Undertakings
(a)
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
(1)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)
The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the information statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f)
Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Morgan Stanley has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 19, 2021.
MORGAN STANLEY

By:	/s/ Martin M. Cohen
Name: Martin M. Cohen
Title: Corporate Secretary
POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below, on January 19, 2021.
*	*
James P. Gorman Chairman, Chief Executive Officer and Director	Jonathan M. Pruzan Executive Vice President and Chief Financial Officer

*	*
Elizabeth Corley, Director	Alistair Darling, Director

*	*
Thomas H. Glocer, Director	Robert H. Herz, Director

*	*
Nobuyuki Hirano, Director	Shelley B. Leibowitz, Director

*	*
Stephen J. Luczo, Director	Jami Miscik, Director

*	*
Dennis M. Nally, Director	Takeshi Ogasawara, Director

*	*
Hutham S. Olayan, Director	Mary L. Schapiro, Director

*	*.
Perry M. Traquina, Director	Rayford Wilkins, Jr., Director
*By:	/s/ Martin M. Cohen
Name: Martin M. Cohen
Title: Corporate Secretary
II-4